Exhibit 4.1

EXECUTION VERSION

$300,000,000 U.S. Dollar Revolving Facility

$1,200,000,000 Multicurrency Revolving Facility

$600,000,000 Tranche A Term Loan A Facility (USD)

$200,000,000 Tranche B Term Loan A Facility (USD)

$110,000,000 Tranche C Term Loan A Facility (USD)

$590,000,000 Tranche D Term Loan A Facility (USD)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND SYNDICATED FACILITY
AGREEMENT

Dated June 25, 2019

among

OWENS-ILLINOIS GROUP, INC.
OWENS-BROCKWAY GLASS CONTAINER INC.,
O-I OPERATIONS (AUSTRALIA) PTY LIMITED,
OI EUROPEAN GROUP B.V.,
O-I EUROPE SARL,
O-I CANADA CORP.,
OWENS-ILLINOIS GENERAL INC.,
O-I OPERATIONS (NZ) LTD.,
GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R.

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

and

VARIOUS LENDING INSTITUTIONS

Arranged by

WELLS FARGO SECURITIES, LLC,
DEUTSCHE BANK SECURITIES INC.,
COBANK, ACB,
BOFA SECURITIES, INC.,
THE BANK OF NOVA SCOTIA
BNP PARIBAS SECURITIES CORP.,
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,
and

BARCLAYS BANK PLC,

COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH,

GOLDMAN SACHS LENDING PARTNERS LLC,

HSBC SECURITIES USA, INC.,

and

TD BANK, N.A.,
as Documentation Agents

i

INDEX OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit 2.1(d)	Form of Domestic Overdraft Agreement
Exhibit 2.1(e)	Form of Offshore Overdraft Agreements
Exhibit 2.2(a)(1)	Form of Term Note
Exhibit 2.2(a)(2)	Form of Revolving Note
Exhibit 2.2(a)(3)	Form of Mexican Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.7	Form of Notice of Conversion or Continuation
Exhibit 2.11(c)	Form of Notice of Issuance
Exhibit 4.7(d)-1	Form of U.S. Tax Compliance Certificate
Exhibit 4.7(d)-2	Form of U.S. Tax Compliance Certificate
Exhibit 4.7(d)-3	Form of U.S. Tax Compliance Certificate
Exhibit 4.7(d)-4	Form of U.S. Tax Compliance Certificate
Exhibit 4.7 (d)(iii)	Form of Mexican Tax Invoice
Exhibit 5.1(a)(ii)	Form of Domestic Borrowers’ Guaranty
Exhibit 5.1(j)	Form of Intercreditor Agreement
Exhibit 5.1(j)(i)(A)	Form of Security Agreement
Exhibit 5.1(j)(B)	Form of Pledge Agreement
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 7.9	Form of Subsidiary Guaranty
Exhibit 12.1(c)	Form of Joinder Agreement
Exhibit 12.8(d)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Foreign Subsidiaries
Schedule 1.1(c)	Additional Domestic Subsidiary Borrowers/Additional Foreign Subsidiary Borrowers
Schedule 1.1(d)	Subsidiary Guarantors
Schedule 1.1(e)	Offshore Guarantors
Schedule 2.11(j)	Existing Letters of Credit
Schedule 6.1	Subsidiaries
Schedule 8.1	Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments
Schedule 8.4	Contingent Obligations
Schedule 8.9	Transactions with Affiliates
Schedule 12.8(j)	Voting Participants

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND SYNDICATED FACILITY AGREEMENT is dated as of June 25, 2019 and is made by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Owens-Brockway”), O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia (“O-I Australia”), OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478 (“OIEG”), O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation) (“OI Europe”), O-I CANADA CORP., a Nova Scotia company (“O-I Canada”), O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand (“O-I NZ”), GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico (“O-I Mexico”), and OWENS-ILLINOIS GENERAL INC., a Delaware corporation (“O-I General”), as Borrowers’ Agent (in such capacity “Borrowers’ Agent”), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually a “Lender” and collectively, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), BANK OF AMERICA, N.A. (“BofA”), JPMORGAN CHASE BANK, N.A. (“JPM”), THE BANK OF NOVA SCOTIA (“Scotiabank”), BNP PARIBAS (“BNP”), WELLS FARGO BANK, N.A. (“Wells Fargo”) and CREDIT AGRICOLE CORPORATE & INVESTMENT BANK (“Credit Agricole”) as Issuing Lenders (as defined below), the OVERDRAFT PROVIDERS (as defined below) LISTED ON THE SIGNATURE PAGES HEREOF, DB, as Administrative Agent for the Lenders (“Administrative Agent”) and DB, as Collateral Agent for the Lenders (“Collateral Agent”).

W I T N E S E T H:

WHEREAS, Owens-Brockway, Company, O-I Australia, O-I NZ, OIEG, OI Europe, O-I Canada, O-I Mexico, O-I General, DB as administrative agent and the other lenders and agents party thereto are parties to the Existing Credit Agreement (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), and such Loan Parties, together with each Lenders constituting the “Requisite Lenders” under (and as defined in) the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement pursuant to Section 12.1(e) thereof on the terms and conditions set forth in this Agreement;

WHEREAS, the Lenders, at the request of Company, have agreed to extend certain credit facilities to Borrowers, the proceeds of which will be used (i) to repay the loans under the Existing Credit Agreement and pay related fees and expenses and (ii) to provide financing for general corporate purposes (including working capital requirements) of Company, the Borrowers and their respective Subsidiaries;

WHEREAS, Owens-Brockway will secure all of its Obligations hereunder, and under the other Loan Documents and in respect of Other Lender Guarantied Obligations pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of its personal property, including a pledge of all of the Capital Stock of certain of its Restricted Domestic Subsidiaries;

WHEREAS, Company and certain of the wholly-owned Restricted Domestic Subsidiaries of Company will guarantee the Obligations of Owens-Brockway hereunder and under the other Loan Documents and the Other Lender Guarantied Obligations and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of their respective personal property, including a pledge of all of the Capital Stock of certain of their Restricted Domestic Subsidiaries (other than O-I General FTS Inc.

and the Harbor Capital Subsidiaries) and 65% of the voting Capital Stock of substantially all of the first-tier Restricted Foreign Subsidiaries owned directly by Company or such Restricted Domestic Subsidiary;

WHEREAS, Company and certain of the wholly-owned Restricted Domestic Subsidiaries of Company will guarantee the Obligations of the Offshore Borrowers and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, O-I Australia will secure its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG, O-I NZ, each New Zealand Guarantor, O-I Mexico and each Dutch Guarantor will guarantee the Obligations of O-I Australia hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, O-I Australia, each Australian Guarantor, each Canadian Guarantor, OIEG, O-I NZ, each New Zealand Guarantor, O-I Mexico and each Dutch Guarantor will guarantee the Obligations of O-I Canada hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, OIEG will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, O-I Australia, each Australian Guarantor, O-I Canada, each Canadian Guarantor, O-I NZ, each New Zealand Guarantor, O-I Mexico and each Dutch Guarantor will guarantee the Obligations of OIEG hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, O-I NZ will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, O-I Australia, each Australian Guarantor, each Canadian Guarantor, OIEG, each New Zealand Guarantor, O-I Mexico and each Dutch Guarantor will guarantee the Obligations of O-I NZ hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, O-I Mexico will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, O-I Australia, each Australian Guarantor, each Canadian Guarantor, OIEG, O-I NZ, each New Zealand Guarantor and each Dutch Guarantor will guarantee the Obligations of O-I Mexico hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, O-I Australia, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG, O-I NZ, each New Zealand Guarantor, O-I Mexico and each Dutch Guarantor will guarantee the Obligations of OI Europe hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property; and

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, Company, Borrowers’ Agent, Borrowers, the Lenders, Arrangers and Agents hereby agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.1                               Definitions.  As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“2022 Senior Notes” means Owens-Brockway’s dollar-denominated 5.00% Senior Notes due 2022.

“2023 Senior Notes” means Owens-Brockway’s dollar-denominated 5.875% Senior Notes due 2023.

“2025 Senior Notes” means Owens-Brockway’s dollar-denominated (i) 5.375% Senior Notes due 2025 and (ii) 6.375% Senior Notes due 2025.

“Accordion-Reducing Permitted Secured Debt” has the meaning assigned to that term in Section 4.4(e).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing (i) at the time such Person becomes a Restricted Subsidiary of Company, (ii) at the time it merges or consolidates with Company or any of its Restricted Subsidiaries, or (iii) is assumed by Company or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Company or such acquisition, merger or consolidation.

“Acquisition” has the meaning assigned to that term in Section 8.3.

“Additional Domestic Subsidiary Borrower” means each Domestic Subsidiary listed on Schedule 1.1(c) as amended from time to time in accordance with Section 12.1(c).

“Additional Domestic Subsidiary Borrower Loan” means the extension of credit to an Additional Domestic Subsidiary Borrower pursuant to this Agreement.

“Additional Domestic Subsidiary Borrower Sublimit” means such sublimit made available to an Additional Domestic Subsidiary Borrower in accordance with Section 12.1(c) (for the avoidance of doubt, such Additional Domestic Subsidiary Borrower Sublimit to the extent utilized will reduce dollar-for-dollar (or the equivalent in any other currency) the otherwise available Multicurrency Revolving Commitment or the Dollar Revolving Commitment, as the case may be, available to the other Borrowers hereunder).

“Additional Facilities” has the meaning assigned to that term in Section 2.10(a).

“Additional Foreign Subsidiary Borrower” means each Foreign Subsidiary listed on Schedule 1.1(c) as amended from time to time in accordance with Section 12.1(c); provided that each Additional Foreign Subsidiary Borrower must (a) be incorporated (or similarly organized) in a jurisdiction as to which all applicable Lenders have confirmed to Administrative Agent their ability and willingness to make Loans into such jurisdiction; provided, further, that no such Lender confirmation shall be required with respect to any Additional Foreign Subsidiary Borrower incorporated (or similarly organized) in a jurisdiction (x) in which any Borrower is organized on the Closing Date or (y) in which any then-existing Additional Foreign Subsidiary Borrower is organized and (b) not be prohibited from providing a guaranty of the Obligations and/or granting a security interest in its assets constituting Collateral due to the operation of Section 7.9(e).

“Additional Foreign Subsidiary Borrower Loan” means the extension of credit to an Additional Foreign Subsidiary Borrower pursuant to this Agreement.

“Additional Foreign Subsidiary Borrower Sublimit” means such sublimit made available to an Additional Foreign Subsidiary Borrower in accordance with Section 12.1(c) (for the avoidance of doubt, such Additional Foreign Subsidiary Borrower Sublimit will reduce dollar-for-dollar (or the equivalent in any other currency) the otherwise available Multicurrency Revolving Commitment available to the other Borrowers hereunder).

“Additional Incremental Rights” has the meaning assigned to that term in Section 2.10(a).

“Additional Revolving Commitments” has the meaning assigned to that term in Section 2.10(a).

“Additional Term Loans” has the meaning assigned to that term in Section 2.10(a).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“ADollars” and the sign “A$” mean the lawful currency of Australia.

“Affiliate” of any Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities or by contract or otherwise; provided, that, being an officer or a director of a Person shall not, in, and of itself, be deemed “control” of such Person.  Notwithstanding the foregoing, for purposes of Section 12.8, an “Affiliate” shall be a Person engaged in the business of banking or buying or investing in loans who is controlled by, or under common control with, a Lender.

“Agency Letter” means that certain letter agreement between, inter alia, DB, Company and Owens-Brockway and providing for, inter alia, the payment of certain agency fees in connection with this Agreement.

“Agents” means Administrative Agent and for purposes of Article XI and Article XIV, the Collateral Documents, the Intercreditor Agreement and the Re-Allocation Agreement only, Collateral Agent.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.9(b).

“Agreement” means this Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented and/or otherwise modified in accordance with the terms hereof and in effect.

“Alternative Currency” means, at any time, ADollars, Euro, Canadian Dollars (which shall be available only under the Canadian Overdraft Agreement) and any Agreed Alternative Currency.

“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Borrower and its Affiliates from time to time concerning or relating to bribery or corruption including the United States Foreign Corrupt Practices Act of 1977, as amended and the Corruption of Foreign Public Officials Act (Canada).

“Anti-Terrorism Laws” has the meaning given in Section 6.17(a).

“Applicable Base Rate Margin” means with respect to Term Loans and Revolving Loans, at any date, the applicable percentage rate per annum set forth in the following applicable table under the column Applicable Base Rate Margin opposite the Applicable Leverage Ratio on such date:

Applicable Leverage Ratio	Applicable Base Rate Margin For Base Rate Loans
Less than or equal to 2.75 to 1.00	0.00%
Greater than 2.75 to 1.00 but less than or equal to 3.50 to 1.00	0.25%
Greater than 3.50 to 1.00	0.50%

“Applicable Commitment Fee Percentage” means, at any date, for each Revolving Facility, the applicable percentage rate per annum set forth in the following applicable table under the applicable column opposite the Applicable Leverage Ratio as of such date:

Applicable Leverage Ratio	Applicable Commitment Fee Percentage
Less than or equal to 2.75 to 1.00	0.20%
Greater than 2.75 to 1.00 but less than or equal to 3.50 to 1.00	0.25%
Greater than 3.50 to 1.00	0.30%

“Applicable Currency” means as to any particular payment or Loan, the currency in which it is denominated or is payable (i.e. Dollars, Euro or the applicable Alternative Currency).

“Applicable Eurocurrency Margin” means with respect to Term Loans and Revolving Loans, at any date, the applicable percentage rate per annum set forth in the following applicable table under the column Applicable Eurocurrency Margin opposite the Applicable Leverage Ratio on such date:

Applicable Leverage Ratio	Applicable Eurocurrency Margin
Less than or equal to 2.75 to 1.00	1.00%
Greater than 2.75 to 1.00 but less than or equal to 3.50 to 1.00	1.25%
Greater than 3.50 to 1.00	1.50%

“Applicable Leverage Ratio” means, with respect to any date of determination, the Total Leverage Ratio set forth in the Pricing Certificate (as defined below) in respect of the most recently ended Test Period in which such date of determination occurs.  For purposes of this definition, “Pricing Certificate” means an Officers’ Certificate of Borrowers’ Agent delivered (a) in the case of any of the first three Fiscal Quarters (beginning with the Fiscal Quarter ending March 31, 2020) of any Fiscal Year, within 45 days after the end of such Fiscal Quarter or (b) in the case of the fourth Fiscal Quarter of any Fiscal Year (beginning with the

Fiscal Quarter ending December 31, 2019), within 90 days after the end of such Fiscal Quarter in each case certifying as to the Total Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of such Fiscal Quarter, and setting forth the calculation of such Total Leverage Ratio in reasonable detail, which Officers’ Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Borrowers’ Agent of the Compliance Certificate with respect to the period ending on the last day of the applicable Fiscal Quarter pursuant to Section 7.1(c); provided, that, in the event Borrowers’ Agent fails to deliver to Administrative Agent a Pricing Certificate on or before the 45th day after the end of any of the first three Fiscal Quarters of any Fiscal Year or the 90th day after the end of the fourth Fiscal Quarter of any Fiscal Year (each such deadline, a “Cutoff Date” with respect to any such Fiscal Quarter), Borrowers’ Agent shall be deemed to have delivered to Administrative Agent, on the relevant Cutoff Date, a Pricing Certificate which establishes that the Total Leverage Ratio as of the last day of such Fiscal Quarter or as of the occurrence of the Pro Forma Event, as applicable, was greater than 3.50:1.00.  Any change to the Applicable Eurocurrency Margin as a result of a change to the Applicable Leverage Ratio shall take effect two Business Days after delivery of a Pricing Certificate.  As of the Closing Date, and for the Fiscal Quarters ending June 30, 2019 and September 30, 2019, the Applicable Leverage Ratio shall be deemed to be greater than 3.50:1.00.

“Arranger” means each of Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., CoBank, ACB, BofA Securities, Inc., The Bank of Nova Scotia, BNP Paribas Securities Corp., Crédit Agricole Corporate & Investment Bank and JPMorgan Chase Bank, N.A. each in its capacity as a joint lead arranger and bookrunner under this Agreement.

“Asbestos Reserve” means the aggregate reserve of Holdings and its Subsidiaries for claims (including anticipated claims) of persons against Holdings for exposure to asbestos-containing products and expenses related thereto.

“Asbestos Reserve Increase Addback Amount” means an amount not to exceed $150,000,000 in any Fiscal Year; provided, that, Company may elect, by written notice to Administrative Agent, to increase the maximum Asbestos Reserve Increase Addback Amount for any Fiscal Year by an amount up to the maximum Asbestos Reserve Increase Addback Amount for the immediately succeeding two Fiscal Years, with the amount of such elected increase reducing, on a dollar-for-dollar basis, the Asbestos Reserve Increase Addback Amount for such succeeding Fiscal Year (or Fiscal Years) in forward order.

“Asset Sale” means any sale, transfer or other disposition by Company or any of its Restricted Subsidiaries (including Borrowers) to any other Person (other than sales, transfers or other dispositions (1) to any Loan Party (other than OI Europe), (2) by any Loan Party to OI Europe or to any other Subsidiary of Company that is not a Loan Party of assets the aggregate value of which for all such sales, transfers or other dispositions after the Closing Date less the aggregate value of all sales, transfers or other dispositions from OI Europe or any Subsidiary that is not a Loan Party to any Loan Party after the Closing Date does not exceed $500,000,000, or (3) by a non-Loan Party to Company or any of its Restricted Subsidiaries) in a single transaction or a related series of transactions of (i) any of the stock of any of Company’s Restricted Subsidiaries (including any Restricted Foreign Subsidiary), (ii) substantially all of the assets of any geographic or other division or line of business of Company or any of its Restricted Subsidiaries (including any Restricted Foreign Subsidiary), or (iii) any other assets (including, without limitation, any assets which do not constitute substantially all of the assets of any geographic or other division or line of business but excluding (a) any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business of Company and its Restricted Subsidiaries and (b) any accounts receivable sold by Company or any of its Restricted Subsidiaries in connection with Receivables Sale Indebtedness); provided, that, any sale, transfer or disposition shall not be deemed to be an Asset Sale unless the value of the assets sold in such single transaction or related series of transactions exceeds $25,000,000.  Solely for purposes of Section 8.5(i), the issuance of Capital Stock by Company or any of its Restricted

Domestic Subsidiaries (other than by Owens-Brockway or with respect to employee and executive compensation plans and issuances to qualifying directors of Company or any of its Restricted Subsidiaries) shall be deemed an Asset Sale (except to the extent such issuance, if deemed a disposition or transfer, would not constitute an Asset Sale under clause (1) above).

“Assignee” has the meaning assigned to that term in Section 12.8(e).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(d) annexed hereto and made a part hereof by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Associate” has the meaning given to it in Section 128F(9) of the Tax Act.

“Attorney Costs” means all reasonable, documented and out-of-pocket fees and disbursements of either (i) any law firm or other external counsel or (ii) the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel, which in the absence of an Event of Default which is continuing shall include only the fees and expenses of one joint counsel for Administrative Agent and the Lenders (and one additional special and/or local counsel in each appropriate jurisdiction, to the extent reasonably necessary and, solely in the case of an actual or perceived conflict of interest, an additional counsel in each appropriate jurisdiction for such affected Person or similarly situated Persons).

“AUD LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Australian Guarantors” means Owens-Illinois Holding (Australia) Pty Ltd. (ACN 002 060 059), ACI Packaging Services Pty Ltd. (ACN 004 300 725), O-I International Pty Ltd. (ACN 006 005 929), ACI Glass Packaging Penrith Pty Ltd. (ACN 004 243 725) and each other Australian Subsidiary that becomes an Offshore Guarantor pursuant to Section 7.9(b).

“Australian Overdraft Account” means an account established by O-I Australia with Australian Overdraft Provider and referenced in an Australian Overdraft Agreement.

“Australian Overdraft Agreement” means that certain overdraft agreement between O-I Australia and Westpac Banking Corporation, dated on or about April 22, 2015, and any Offshore Overdraft Agreement between O-I Australia and any successor Australian Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by O-I Australia and such successor Australian Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Australian Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Australian Overdraft Account.

“Australian Overdraft Provider” means Westpac Banking Corporation or any successor Australian Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Australian Overdraft Provider until O-I Australia and such Lender have executed and delivered an Australian Overdraft Agreement to Administrative Agent.

“Australian Subsidiary” means any Subsidiary of O-I Australia incorporated under the laws of Australia.

“Available Dollar Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Dollar Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Dollar Revolving Loans made by such Lender and (ii) such Lender’s Dollar Revolver Pro Rata Share of the Effective Amount of Dollar LC Obligations then outstanding.

“Available Multicurrency Revolving Sublimit” means, as to any Borrower at any time an amount equal to (i) such Borrower’s Multicurrency Revolving Sublimit at such time minus (ii) the sum of (x) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made to such Borrower plus (y) the Effective Amount of such Borrower’s LC Obligations plus (z) the aggregate Effective Amount of then outstanding Overdraft Amounts with respect to such Borrower.

“Available Multicurrency Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made by such Lender and (ii) such Lender’s Multicurrency Revolver Pro Rata Share of the Effective Amount of Multicurrency LC Obligations and Overdraft Amounts then outstanding.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended, the BIA, the CCAA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of any applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate,” which is not necessarily the lowest rate made available by DB, (ii) the Federal Funds Rate plus 1/2 of 1% per annum or (iii) the Eurocurrency Rate for a one-month interest period commencing on such day plus 1.00%.  The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate.  Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Borrower as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB.  DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate.”

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“BNP” has the meaning assigned to that term in the introductory paragraph hereof.

“Board” means the Board of Governors of the Federal Reserve System.

“BofA” has the meaning assigned to that term in the introductory paragraph hereof.

“Borrower” means each of Owens-Brockway, OIEG, O-I Australia, O-I Canada, OI Europe, O-I NZ, O-I Mexico, any Additional Domestic Subsidiary Borrower and any Additional Foreign Subsidiary Borrower, and “Borrowers” means any combination thereof, collectively.

“Borrowers’ Agent” means Owens-Illinois General Inc. pursuant to the appointment made by Borrowers in Section 2.14.

“Borrowing” means a group of Loans of a single currency and Type made by the Lenders on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.6 shall be considered part of any related Borrowing of Eurocurrency Loans.

“Business Day” means (i) for all purposes other than as covered by clause (ii) or (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Ohio or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with a Loan denominated in Dollars, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the European interbank market, (iii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Offshore Currency Loan, any day (A) on which dealings in deposits in the applicable currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and/or the principal financial center for such Alternative Currency, and (C) with respect to any such payment, determination or funding to be made in connection with any Offshore Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open; provided, however that when used in connection with an Obligation denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and when used in connection with an Obligation denominated in ADollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Melbourne, Australia, and (iv) with respect to any borrowings, disbursements, payments, calculations, interest rates and Interest Periods pertaining to any Letter of Credit issued in a currency other than Dollars or an Alternative Currency, a day on which the Issuing Lender is open for business in the location in which such Letter of Credit is issued.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Guarantors” means any Canadian Subsidiary that becomes an Offshore Guarantor pursuant to Section 7.9(b).

“Canadian Overdraft Account” means the account established by O-I Canada with Canadian Overdraft Provider and referenced in the Canadian Overdraft Agreement.

“Canadian Overdraft Agreement” means that certain overdraft agreement between O-I Canada and The Bank of Nova Scotia dated on or about April 22, 2015, and/or any Offshore Overdraft Agreement between O-I Canada and any successor Canadian Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by O-I Canada and such successor Canadian Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Overdraft Amount” means, as at any date of determination, the aggregate amount of outstanding overdrafts (inclusive of principal, interest and fees and other charges thereon) charged to the Canadian Overdraft Account.

“Canadian Overdraft Provider” means The Bank of Nova Scotia or any successor Canadian Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Canadian Overdraft Provider until O-I Canada and such Lender have executed and delivered a Canadian Overdraft Agreement to Administrative Agent.

“Canadian Subsidiary” means any Subsidiary of O-I Canada organized under the federal laws of Canada or any province or territory thereof.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equity interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP (for the avoidance of doubt, subject to Section 1.2(d)).

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, an Alternative Currency or another currency that, in the reasonable opinion of Administrative Agent, is at such time freely transferable and freely convertible into Dollars in a Deposit Account.

“Cash Equivalents” means:

(i)                                     marketable direct obligations issued or unconditionally guarantied by (x) the United States Government, any government of a Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s or issued by any of their respective agencies and (a) backed by the full faith and credit of the United States of America or Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s, as applicable, or (b) having a rating of at least AAA from S&P or at least Aaa from Moody’s, in each case maturing within one year from the date of acquisition thereof;

(ii)                                  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s;

(iii)                               commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(iv)                              certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, or overnight bank deposits, issued by (x) any Lender, (y) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undividended profits of $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(v)                                 Eurodollar time deposits having a maturity of less than one year purchased directly from any Lender or any Affiliate of any Lender (whether such deposit is with such Lender or Affiliate or any other Lender);

(vi)                              repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate of any Lender relating to marketable direct obligations issued or unconditionally guarantied by (x) a government of a Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s or (y) the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; and

(vii)                           shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent.

“CCAA” means the Companies Creditors Arrangement Act (Canada), as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (having the force of law) by any Governmental Authority; provided, however, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Capital Stock, a merger, amalgamation or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings or Company.

“CIMA NZ” means the Corporations (Investigation and Management) Act 1989 (New Zealand).

“Closing Date” means the date on which all of the conditions set forth in Section 5.1 and 5.2 are satisfied or waived and the Term Loans are made hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” (or equivalent term) as defined in any applicable Collateral Document and all other assets pledged pursuant to the Collateral Documents.

“Collateral Account” has the meaning assigned to that term in Section 4.4(a)(i).

“Collateral Agent” means Deutsche Bank AG New York Branch acting in the capacity of collateral agent on behalf of the Lenders and the holders of Other Lender Guarantied Obligations and the other persons (other than Company or its Restricted Subsidiaries) who in each case have executed acknowledgements to the Intercreditor Agreement acknowledged (to the extent necessary) by Borrowers’ Agent or are otherwise entitled to the benefit thereof.  Collateral Agent has designated Deutsche Bank AG, Sydney Branch as its sub-agent to act on its behalf in Australia and New Zealand, Deutsche Bank AG London as its sub-agent to act on its behalf in Switzerland and the Netherlands, and may from time to time designate other sub-agents to act on behalf of Collateral Agent with respect to the Offshore Collateral Documents.  The term “Collateral Agent” shall be deemed to include such sub-agents where appropriate.

“Collateral Documents” means the Domestic Collateral Documents, the Offshore Collateral Documents and the Reaffirmation Agreements, collectively.

“Collateral Reinstatement Event” means, at any time after the satisfaction of the Initial Collateral Release Conditions or the Subsequent Collateral Release Conditions (as applicable), the occurrence of either of the following: (a) Holdings ceases to maintain any of the ratings set forth in clause (i) or (ii) of the definition of Threshold Debt Ratings or (b) Owens Brockway requests that the Liens and security interests in all Collateral consisting of Capital Stock granted by the Loan Parties (as in effect immediately prior to the commencement of the most recent release of such Collateral pursuant to Section 11.10(d)) to secure the Obligations (or any portion thereof) be reinstated.

“Collateral Release Period” means an Initial Collateral Release Period or a Subsequent Collateral Release Period.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of one or more Borrowers pursuant to this Agreement for the purpose of supporting trade obligations of one or more Borrowers or any of their Subsidiaries in the ordinary course of business.

“Commitment” means, with respect to each Lender, the aggregate of the Dollar Revolving Commitment, Multicurrency Revolving Commitment and the Term Loan Commitments of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Commitment Fee” means collectively, Dollar Commitment Fees and Multicurrency Commitment Fees.

“Commitment Period” means, the period from and including the Closing Date to but not including the applicable Revolver Termination Date.

“Commodities Agreement” means any forward commodities contract, commodities option contract, commodities futures contract, commodities futures option, or similar agreement or arrangement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock of a Person.

“Companies Act” means the Companies Act 1993 (New Zealand).

“Company” has the meaning assigned to that term in the introductory paragraph hereof.

“Company Guaranty” means the guaranty by Company contained in Article XIV.

“Compliance Certificate” has the meaning assigned to that term in Section 7.1(c).

“Computation Date” has the meaning assigned to that term in Section 2.9(a).

“Consolidated EBITDA” means, for any period, (1) the remainder of Consolidated Net Income adjusted to exclude (without duplication) the effects of the following (other than clause (xi)), plus (2) the amount set forth in clause (xi):

(i)                                     Consolidated Interest Expense;

(ii)                                  provisions for taxes based on income;

(iii)                               depreciation expense;

(iv)                              amortization expense;

(v)                                 extraordinary, unusual or non-recurring items;

(vi)                              non-recurring gains and non-cash charges (excluding any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto); provided, that, if any non-cash accrual or reserve in respect of a potential future cash disbursement is excluded pursuant to this clause (vi) and a cash disbursement on account of such non-cash accrual or reserve is made in a future period, the amount of such cash disbursement shall be deducted from Consolidated EBITDA in such future period to the extent not already deducted in the calculation of Consolidated Net Income;

(vii)                           non-recurring cash charges (other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $40,000,000 for any such charge individually or $80,000,000 in the aggregate for all such charges in any four Fiscal Quarter period;

(viii)                        fees, costs and expenses in connection with (w) the execution, delivery and performance of any of the Loan Documents, (x) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, investments, acquisitions, asset dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or the foregoing transactions, (y) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses (including non-recurring employee bonuses in connection therewith and the separation and eventual disposal of businesses or lines of business) and (z) fees, costs and expenses with respect to Receivables Sale Indebtedness or Permitted Factoring, to the extent not included in Consolidated Interest Expense;

(ix)                              increases to the Asbestos Reserve in an amount not to exceed the Asbestos Reserve Increase Addback Amount;

(x)                                 minority share owners’ interests in earnings of subsidiaries;

(xi)                              without duplication of any pro forma adjustments in accordance with the definition of “Pro Forma Basis”, the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by Holdings in good faith to result from, actions taken or with respect to which substantial steps have been taken or are expected to be taken by Holdings or any of its Subsidiaries within 24 months after (A) in the case of the Transactions, the Closing Date and (B) in the case of asset sales, investments, asset dispositions, operating improvements, mergers or other business combinations, acquisitions, divestitures, restructurings and cost savings initiatives, the date it is consummated, net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added back pursuant to this clause (xi) (other than in connection with any mergers, business combinations, acquisitions or divestitures) and clause (xii) and pursuant to any pro forma adjustments in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (xi) and clause (xii) and such adjustments); and

(xii)                           costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, stores or distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses (other than in connection with any mergers, business combinations, acquisitions or divestures), together with any amounts added back pursuant to clause (xi) and pursuant to any pro forma adjustment in accordance with the definition of Pro Forma Basis in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (xii) and clause (xi) and such adjustments), all of the foregoing as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense (including, without limitation, any such expense attributable to Capitalized Leases in accordance with GAAP (for the avoidance of doubt, subject to Section 1.2(d)) and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and accounting for net amounts paid or received under Hedging Agreements in respect of interest rate exposure (with cap payments amortized over the life of the cap)) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, plus (ii) any discount, yield and/or interest component in respect of Receivables Sale Indebtedness (regardless of whether such amounts would constitute interest expense in accordance with GAAP).

“Consolidated Net Income” means, respectively, for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded therefrom (i) the income (or loss) of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period and (iii) any net after-tax income (or loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, in each case after the date of disposal.

“Consolidated Tangible Assets” means the total assets of Holdings and its Restricted Subsidiaries, as determined from the consolidated balance sheet of Holdings and its Restricted Subsidiaries most recently delivered pursuant to Section 7.1(a) or (b), but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness of another that such Indebtedness of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedging Agreements (other than Commodities Agreements).  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by another other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Credit Agricole” has the meaning assigned to that term in the introductory paragraph hereof.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).

“CRD IV/CRR” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Criminal Code Section” has the meaning given in Section 3.1(h).

“DB” has the meaning assigned to that term in the introduction to this Agreement.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Bankruptcy Code.

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Overdraft Amounts or (iii) pay over to Administrative Agent, an Overdraft Provider, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Administrative Agent, any Overdraft Provider, any Issuing Lender or any other Lender and the Borrowers in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Borrower, acting in good faith, to provide a written confirmation from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Overdraft Amounts under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s receipt of such certification in form and substance reasonably satisfactory to it and Administrative Agent; or (d) has become the subject of a bankruptcy or insolvency proceeding or become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Determination Date” means with respect to any (A) Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Issuing Lender was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by Administrative Agent in its sole discretion; and (B) Overdraft Amount, (i) the most recent date upon which one of the following shall have occurred: (x) the date of incurrence of any amount under any Overdraft Agreement, and (y) upon receipt of a notice from an Overdraft Provider pursuant to Section 2.1(e)(viii); and (ii) such other date determined by Administrative Agent in its sole discretion.

“Disqualified Institution” means, on any date, (a) any Person that is a competitor of Holdings or any of its Subsidiaries or any of such competitor’s Affiliates, which Person has been designated by the Borrowers’ Agent as a “Disqualified Institution” by written notice to Administrative Agent (including, without limitation, by electronic communication (including e-mail and Internet or intranet websites)) not less than two (2) Business Days prior to such date (or, in the case of Affiliates of a competitor, to the extent that such Person is clearly identifiable as an Affiliate of such competitor on the basis of such Affiliate’s name) and/or (b) any other Person and any Affiliate of such Person, in each case identified by Borrower’s Agent in writing to the Administrative Agent on or prior to the Closing Date, excluding any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business which is managed independently from any competitor of Holdings or any of its Subsidiaries); provided that “Disqualified Institutions” shall exclude any Person that the Borrowers’ Agent has designated as no longer being a “Disqualified Institution” by written notice delivered to Administrative Agent from time to time; provided, further, that any designation of a Disqualified Institution pursuant to clause (b) of this definition on or prior to the Closing Date shall not apply to retroactively disqualify any Person that has previously been allocated a Commitment in connection with the primary syndication of the Facilities.

“Documentation Agent” means each of Barclays Bank PLC, Coöperatieve Rabobank, U.A., New York Branch, Goldman Sachs Lending Partners LLC, HSBC Securities USA, Inc. and TD Bank, N.A. in its capacity as documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States of America.

“Dollar Commercial Letter of Credit” has the meaning assigned to that term in Section 2.11(a)(ii).

“Dollar Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(i).

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, (b) as to any amount denominated in an Alternative Currency or Canadian Dollars, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency or Canadian Dollars (as applicable) on the most recent Computation Date provided for in Section 2.9(a) and (c) as to any amount denominated in any other currency, the equivalent in Dollars of such amount determined by Administrative Agent using the Exchange Rate then in effect.

“Dollar LC Commission” has the meaning assigned to that term in Section 2.11(g)(ii).

“Dollar LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of Unpaid Drawings under the Dollar Letters of Credit which have not then been reimbursed pursuant to Section 2.11(f).  The Dollar LC Obligation of any Dollar Revolving Lender at any time shall mean its Dollar Revolver Pro Rata Share of the aggregate Dollar LC Obligations outstanding at such time.

“Dollar Letters of Credit” means, collectively, the irrevocable Letters of Credit issued pursuant to Section 2.11(a)(ii) in form acceptable to the applicable Issuing Lender, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof, and “Dollar Letter of Credit” means any one of such Dollar Letters of Credit.

“Dollar Revolver Pro Rata Share” means, when used with reference to any Dollar Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Dollar Revolving Lender’s Dollar Revolving Commitment or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of such Dollar Revolving Lender’s then outstanding Dollar Revolving Loans and Dollar LC Obligations and the denominator of which shall be the Dollar Revolving Commitments or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of all then outstanding Dollar Revolving Loans and Dollar LC Obligations.

“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Dollar Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Dollar Revolving Commitments” means such commitments collectively, which commitments equal $300,000,000 in the aggregate as of the Closing Date.

“Dollar Revolving Facility” means the credit facility under this Agreement evidenced by the Dollar Revolving Commitments and the Dollar Revolving Loans.

“Dollar Revolving Lender” means any Lender which has a Dollar Revolving Commitment or is owed an Dollar Revolving Loan (or a portion thereof).

“Dollar Revolving Loan” and “Dollar Revolving Loans” have the meanings given in Section 2.1(b)(i).

“Dollar Standby Letter of Credit” has the meaning given in Section 2.11(a)(ii).

“Domestic Borrowers’ Guaranty” means that certain Amended and Restated Domestic Borrowers’ Guaranty amended and restated as of April 22, 2015, a copy of which is attached hereto as Exhibit 5.1(a)(ii), as amended, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, pursuant to the Reaffirmation Agreements), pursuant to which (x) Owens-Brockway shall guarantee all Obligations of the Offshore Borrowers; and (y) Owens-Brockway shall guarantee the Other Lender Guarantied Obligations.

“Domestic Collateral Documents” means the Pledge Agreement and the Security Agreement.

“Domestic Overdraft Account” means the account established by Owens-Brockway with the applicable Domestic Overdraft Provider and referenced in the Domestic Overdraft Agreement.

“Domestic Overdraft Agreement” means that certain overdraft agreement dated as of April 22, 2015, between Owens-Brockway and Administrative Agent, and any successor Overdraft Agreement substantially in the form attached hereto as Exhibit 2.1(d) with such modifications as may be approved by Administrative Agent, executed and delivered by Owens-Brockway and any successor Administrative Agent pursuant to Section 11.6(f), as any such Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

“Domestic Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Domestic Overdraft Account.

“Domestic Overdraft Provider” means (i) as of the Closing Date and for so long as the Domestic Overdraft Account is effective, Administrative Agent and (ii) thereafter, any other provider of such services that has entered into a Domestic Overdraft Agreement pursuant to the terms hereof.

“Domestic Subsidiaries” means all Subsidiaries of Company other than (A) the Foreign Subsidiaries and (B) Subsidiaries organized under the laws of a state of the United States of America but owned, directly or indirectly, in whole or in part as of the date hereof by a Foreign Subsidiary other than ACI America Holdings, Inc.

“DQ List” has the meaning specified in Section 12.8(k)(D).

“Drawing” has the meaning given in Section 2.11(d)(ii).

“Dutch Collateral Documents” means any of the Collateral Documents governed by the laws of the Netherlands.

“Dutch Guarantors” means OI Canada Holdings B.V. and each other Dutch Subsidiary that becomes an Offshore Guarantor under Section 7.9(b).

“Dutch Overdraft Account” means an account established by OIEG with Dutch Overdraft Provider and referenced in a Dutch Overdraft Agreement.

“Dutch Overdraft Agreement” means that certain overdraft agreement between OIEG and Crédit Agricole Corporate and Investment Bank, dated on or about the date of this Agreement, and any Offshore Overdraft Agreement between OIEG, OI Europe and any successor Dutch Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OIEG and such successor Dutch Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Dutch Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Dutch Overdraft Account.

“Dutch Overdraft Provider” means Crédit Agricole Corporate and Investment Bank or any successor Dutch Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Dutch Overdraft Provider until OIEG and such Lender have executed and delivered a Dutch Overdraft Agreement to Administrative Agent.

“Dutch Parallel Debt” has the meaning given in Section 12.18(a).

“Dutch Secured Parties” means Administrative Agent, Collateral Agent, the Lenders, the Issuing Lenders and any other holders of Obligations owed by any Offshore Borrowers.

“Dutch Subsidiary” means any Subsidiary of OIEG organized under the laws of the Netherlands.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, (b) with respect to any outstanding Multicurrency LC Obligations on any date, the Dollar amount (or, if applicable, the Dollar Equivalent amount) of such Multicurrency LC Obligations on such date after giving effect to any issuances of Multicurrency Letters of Credit occurring on such date and any other changes in the aggregate amount of the Multicurrency LC

Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Multicurrency Letters of Credit or any reductions in the maximum amount available for drawing under Multicurrency Letters of Credit taking effect on such date and (c) with respect to any Overdraft Amount on any date, the Dollar amount (or, if applicable, the Dollar Equivalent amount) of such Overdraft Amount on such date after giving effect to any borrowing under an Overdraft Agreement on such date.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys or invests in loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent and Company; provided, that, “Eligible Assignee” shall not include a natural person, Company, any Borrower or any of their Affiliates. For the avoidance of doubt, any Disqualified Institution is subject to Section 12.8(k).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is or was, within the preceding six (6) years, maintained or contributed to by Holdings, any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates, but excluding, for the avoidance of doubt, any Foreign Plan.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters, including but not limited to CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party or any of their Restricted Subsidiaries directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation or arrangement, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or licenses, authorizations, or directions of any Governmental Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the Environment.

“Environmental Permits” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, or is a member of a “controlled group,” as defined in Section 414(b) of the Code, which includes such Person or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.  Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Holdings or any Subsidiary.

“ERISA Event” means:  (i) a Reportable Event with respect to a Pension Plan; (ii) the failure of any Pension Plan to meet the minimum funding standard of Section 412 or Section 430 of the Code or Section 302 or 303 of ERISA, in each case, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Pension Plan; (iii) a withdrawal by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation which is treated as such a withdrawal under Section 4062(e) of ERISA; (iv) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notification from a Multiemployer Plan that it is in “reorganization” or “insolvency” pursuant to Section 4241 or 4245 of ERISA, respectively; (v) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432(b) of the Code or Section 305(b) of ERISA); (vi) the filing of a notice by the plan administrator of intent to terminate a Pension Plan, the treatment of a plan amendment as a termination of a Pension Plan under Section 4041 of ERISA or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notice of the termination of a Multiemployer Plan under Section 4041A of ERISA; (vii) the institution of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of Holdings, any Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon Holdings, any of its Subsidiaries or any ERISA Affiliate; (ix) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; (x) receipt from the IRS of notice of the failure of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the occurrence of an event substantially similar to any of the foregoing events with respect to a Foreign Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the lawful currency of Participating Member States.

“EURIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means the aggregate of (1) and (2) below:

(1)                                 (a) in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays the ICE Benchmark Administration Limited rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) (the “US LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or, (ii) in the event that the rate referenced in preceding clause (i) is not available for any reason, the rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by Administrative Agent or (iii) in the event that the rates referenced in preceding clause (i) and (ii) are not available in the rate per annum (rounded up to the nearest 1/100th of 1%) at which Administrative Agent could borrow funds in the London interbank market were it to do so by asking for and then accepting offers in Dollars of amounts in immediately available funds with a term equivalent comparable to the Interest Period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; provided that at no time shall the Eurocurrency Rate under this clause (1)(a) be deemed to be less than 0.00% per annum; or

(b)                                 in the case of Euro denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters Screen for Euro (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period (the “EURIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or, (ii) in the event that the rate referenced in preceding clause (i) does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available and, in the event such rate is not available, the rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by Administrative Agent or (iii) in the event that the rates referenced in preceding clauses (i) and (ii) are not available, in the rate per annum (rounded up to the nearest 1/100th of 1%) at which Administrative Agent could borrow funds in the European interbank market were it to do so by asking for and then accepting offers in Euros of amounts in immediately available funds with a term equivalent comparable to the Interest Period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; provided that at no time shall the Eurocurrency Rate under this clause (1)(b) be deemed to be less than 0.00% per annum; or

(c)                                  in the case of ADollar denominated Loans, (i) the rate per annum equal to the average of the bid rates shown on page “BBSY” on the appropriate page of the Reuters Screen (the “AUD LIBOR Screen Rate”) at approximately 11:00 a.m. (Melbourne, Australia time) on the date which is two Business Days prior to the beginning of such Interest Period for a period equal to such Interest Period or (ii) in the event that the rate referenced in preceding clause (i) does not appear on either of such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by

Administrative Agent from time to time in its reasonable discretion, the rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by Administrative Agent or (iii) in the event that the rates referenced in preceding clauses (i) and (ii) are not available, in the rate per annum (rounded up to the nearest 1/100th of 1%) at which Administrative Agent could borrow funds in the European interbank market were it to do so by asking for and then accepting offers in ADollar of amounts in immediately available funds with a term comparable to the Interest Period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (Melbourne, Australia time) on the applicable Interest Rate Determination Date, provided that at no time shall the Eurocurrency Rate under this clause (1)(c) be deemed to be less than 0.00% per annum; or

(d)                                 (i) for any interest calculation with respect to a Base Rate Loan on any date, the US LIBOR Screen Rate, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date for Dollar deposits for a term of one month or, (ii) in the event that the rate referenced in preceding clause (i) is not available for any reason, the rate for such Interest Period shall be the interest rate per annum reasonably determined by Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Administrative Agent and with a term of one month would be offered to Administrative Agent by major banks in the London interbank market for Dollars at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date provided that at no time shall the Eurocurrency Rate under this clause (1)(d) be deemed to be less than 0.00% per annum.

(2)                                 the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.

Notwithstanding the foregoing, the Eurocurrency Rate shall not in any event be less than zero.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Rate” means, on any day, (a) with respect to conversions between any Alternative Currency and Dollars, the Spot Rate and (b) with respect to conversions between Canadian Dollars and Dollars, the spot rate set forth on the Reuters World Currency Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by Administrative Agent) at 12:00

Noon (New York time), on such day; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.  For purposes of determining the Exchange Rate in connection with an Alternative Currency Borrowing, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing.  Administrative Agent shall provide Borrowers’ Agent with the then current Exchange Rate from time to time upon Borrowers’ Agent’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Borrowing, the date which is two Business Days prior to such Borrowing.

“Excluded Swap Obligation” means, with respect to any Guarantor (excluding OI Europe), any Swap Obligation if, and to the extent that, all or a portion of the Obligations guaranteed by such Guarantor or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Obligations guaranteed by such Guarantor thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 14.7 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Obligations guaranteed by such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligations guaranteed by such Guarantor or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document:  (i) Taxes based upon, or measured by, net income (however denominated) or net profits, including franchise Taxes and other Taxes imposed in lieu of net income Taxes and branch profit taxes, in each case (A) imposed as a result of such Recipient being a resident of, organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (B) in the case of each Lender or Issuing Lender imposed as a result of such Recipient having its applicable lending office located in such jurisdiction (or any political subdivision thereof), or (C) imposed as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (ii) in the case of a Lender (other than an assignee pursuant to a request by Borrowers’ Agent or Borrower under Section 3.7(b)), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender, in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower pursuant to a law in effect on the date on which (A) such Lender becomes a party to this Agreement, or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (iii) any Taxes (other than Taxes imposed, levied, collected, withheld or assessed by or within Australia, Canada, Mexico, the Netherlands, New Zealand, Switzerland or any political subdivision thereof), including FATCA, that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of any Loans by such Tax Transferee or the date of and as a result of the change of lending office of such Tax Transferee, as the case may be (provided, however, that a Person shall not be considered a Tax

Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to Section 3.7(a) or as a result of an exchange and reallocation pursuant to the Re-Allocation Agreement), except in each case to the extent that such transferor to such Tax Transferee is entitled at the time of acquisition or the Tax Transferee is entitled at the time of the change in the Tax Transferee’s applicable lending office, as the case may be, to receive additional amounts from any Borrower or any other Person under this Agreement with respect to such Taxes pursuant to Section 4.7, and provided that this clause (iii) shall not apply to treat as an Excluded Tax any Taxes imposed as a result of an Additional Foreign Subsidiary Borrower being organized under the laws of a jurisdiction other than Australia, Canada, Mexico, New Zealand, the Netherlands or Switzerland; (iv) Taxes attributable to a Recipient’s failure to comply with Section 4.7(d) (other than Section 4.7(d)(iii)); (v) with respect to any Loans, Letters of Credit, or Commitments provided to U.S. Borrower, any Taxes imposed pursuant to FATCA; or (vi) any Canadian federal withholding Taxes imposed under the ITA because such Lender, Arranger, Documentation Agent, Senior Managing Agent, Administrative Agent or Tax Transferee is not dealing at arm’s length for purposes of the ITA with the applicable Loan Party at the time of such payment or deemed payment or is a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Loan Party or does not deal at arm’s length for purposes of the ITA with a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Loan Party.

“Executive Order” has the meaning assigned to that term in Section 6.17(a).

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 27, 2018, among Owens-Brockway, Company, O-I Australia, O-I NZ, OIEG, OI Europe, O-I Canada, O-I General, DB as administrative agent thereunder and the other lenders, issuing lenders, overdraft providers and agents party thereto from time to time, as in effect immediately prior to the Closing Date.

“Existing Letters of Credit” has the meaning assigned to that term in Section 2.11(j).

“Existing Owens-Brockway Senior Unsecured Notes” means the 2022 Senior Notes, the 2023 Senior Notes and the 2025 Senior Notes, in each case to the extent not repaid, redeemed or repurchased on the Closing Date (and, for avoidance of doubt, any notes issued in exchange or replacement thereof on substantially identical terms).

“Existing Revolver Tranche” has the meaning set forth in Section 2.15(b).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.15(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.15(b).

“Extended Revolving Loans” means revolving credit under a Revolver Extension Series loans that results from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.15(a).

“Extending Revolving Lender” has the meaning set forth in Section 2.15(c).

“Extending Term Lender” has the meaning set forth in Section 2.15(c).

“Extension Amendment” has the meaning set forth in Section 2.15(d).

“Extension Election” has the meaning set forth in Section 2.15(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Extension” means the establishment of an Extension Series by amending a Loan or Commitment pursuant to the terms of Section 2.15 and the applicable Extension Amendment.

“Facility” means any of the credit facilities established under this Agreement.

“Farm Credit Lender” means any Lender that is a lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System, as published as of such day by the Federal Reserve Bank of New York; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purpose of this Agreement.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer, Controller, or a director having similar responsibilities, of such corporation, partnership or other entity.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and such Lien (other than floating charges with respect to certain Collateral (the use of which with respect to such Collateral has been approved by Administrative Agent)), has priority over any other Lien on such Collateral (other than Liens permitted pursuant to Section 8.2(a)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 8.2(a)) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Restricted Domestic Subsidiaries ending on December 31 of each calendar year.

“Foreign Collateral” means that portion of the Collateral securing the Foreign Obligations.

“Foreign Obligations” means all of the Obligations owing by any Offshore Borrower.

“Foreign Plan” means any plan, agreement, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by a Loan Party or one or more of its Subsidiaries that provides employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, supplemental pension, retirement or savings benefits to any employee of a Loan Party or any of its Subsidiaries, in either case, residing outside of the United States of America.

“Foreign Subsidiary” means, (i) any Subsidiary of Company identified as such on Schedule 1.1(b) annexed hereto, (ii) any Subsidiary of any Subsidiary described in clause (i), (iii) any Foreign Subsidiary

Holdco, and (iv) any Subsidiary acquired, incorporated or otherwise established by Company or any of its Subsidiaries on or after the Closing Date which is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” means any Restricted Subsidiary organized under the laws of a state of the United States of America, substantially all of whose assets consist, directly or indirectly, of equity interests and/or intercompany indebtedness in Foreign Subsidiaries.

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“GAAP” means generally accepted accounting principles in the U.S. and the Netherlands applied on a consistent basis.

“Government Acts” has the meaning assigned to that term in Section 2.11(h).

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any federal, state, provincial, territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank and any supra- national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Ground Leasehold Interest” as applied to any Person, means any lease by which such Person leases the fee interest in real property and owns the improvements thereon (until the termination of the lease).

“Guarantee Agreements” means, collectively, the Company Guaranty, the Domestic Borrowers’ Guaranty, the Subsidiary Guaranty and the Offshore Guaranties.

“Guarantied Obligations” has the meaning assigned to that term in Section 14.1.

“Guarantors” means, collectively, Company, the Subsidiary Guarantors and the Offshore Guarantors.

“Harbor Capital Subsidiaries” means, collectively, OI Advisors, Inc. (f/k/a Harbor Capital Advisors, Inc.), OI Securities, Inc. (f/k/a HCA Securities, Inc.) and OI Transfer, Inc. (f/k/a Harbor Transfer, Inc.).

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and other constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or any other substances, wastes or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Holdings” means Owens Illinois, Inc., a Delaware corporation.

“Holdings Ordinary Course Payments” means dividends or other distributions by, or payments of intercompany indebtedness from, Company to Holdings necessary to permit Holdings to pay any of the following items which are then due and payable: (i) payments in respect of Permitted Holdings Hedging Obligations, (ii) claims of persons for exposure to asbestos-containing products and expenses related thereto, (iii) so long as no Unmatured Event of Default arising under Sections 10.1(a), (i), and (k) or Event of Default shall exist (or shall be caused by such payment), (A) cash dividends on Permitted Preferred Stock after the Closing Date with an aggregate liquidation preference or redemption price not exceeding $250,000,000 used (or the proceeds of which are used directly or indirectly within 180 days of receipt) as consideration for an Acquisition not prohibited hereunder and (B) share repurchases of, or common dividends on, Holdings’ Capital Stock after the Closing Date in an aggregate amount not exceeding $100,000,000, (iv) consolidated Tax liabilities of Holdings and its Restricted Subsidiaries and (v) general administrative costs and other on-going expenses of Holdings in the ordinary course of business.

“Incremental Cap” has the meaning assigned to that term in Section 2.10(a).

“Indebtedness” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capitalized Leases which is properly classified as a liability on a balance sheet in conformity with GAAP (for the avoidance of doubt, subject to Section 1.2(d) hereof), (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of property or services to the extent not constituting Indebtedness pursuant to clause (v) below), (iv) the amount of all honored but unreimbursed drawings under letters of credit, (v) any obligation owed for all or any part of the deferred purchase price of property or services (other than (x) trade payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations unless such earn-out obligations have been liquidated and are not paid when due), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, however, that with respect to any indebtedness of the type described in the foregoing clause (vi) which has not been assumed by that Person or is otherwise nonrecourse to the credit of that Person, the amount of such indebtedness shall be deemed to be the lesser of the outstanding principal amount of such indebtedness and the fair market value of the property or assets of such Person securing such indebtedness.

“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).

“Indemnified Taxes” means (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Industry Standards” has the meaning given in Section 7.4(a).

“Initial Collateral Release Conditions” means, as of any applicable date of determination, (i) Holdings has achieved (and as of such date maintains) the Threshold Debt Ratings specified in clause (i) of the definition thereof, (ii) the indentures or other agreements governing any Permitted Secured Debt provide for the release of all liens securing such notes on the Collateral (other than any such Collateral consisting of Capital Stock) upon the release of the liens on such Collateral securing the Obligations, (iii) no Event of Default is continuing and (iv) Administrative Agent shall have received a certificate from Company certifying to the foregoing in a manner reasonably acceptable to Administrative Agent.

“Initial Collateral Release Period” means each period commencing with the satisfaction of the Initial Collateral Release Conditions and continuing until the occurrence of the next Collateral

Reinstatement Event, if any, immediately following the satisfaction of such Initial Collateral Release Conditions.

“Insolvency Proceeding” means, whether voluntary or involuntary (a) any case, proceeding or other action commenced by the Borrowers or any Guarantor (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, concurso mercantil, insolvency, reorganization, restructuring, power of sale, compromise, foreclosure or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a Receiver, trustee, custodian, conciliador or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against the Borrowers or any Guarantor any such case, proceeding or other action referred to in clause (a) of this definition which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Borrowers or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) in relation to an Offshore Borrower or Offshore Guarantor incorporated in New Zealand, it, or any associated person (as that term is defined in the CIMA NZ) is declared to be at risk pursuant to the CIMA NZ; or it, or any associate person (as that term is defined in the CIMA NZ) becomes subject to a recommendation made by the New Zealand Financial Markets Authority to the Minister (as that term is defined in the CIMA NZ), supporting the appointment of a statutory manager, or that person is declared to be under statutory management pursuant to the CIMA NZ.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, know-how, trade secrets, technology and software, used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means the Fourth Amended and Restated Intercreditor Agreement dated as of June 27, 2018, among Collateral Agent, Administrative Agent, such Lenders or Affiliates of Lenders which are holders of Other Permitted Credit Exposure and have executed appropriate acknowledgments to the Intercreditor Agreement (or predecessor versions thereof) or in the future execute acknowledgments to such Intercreditor Agreement, and, such other Persons who may become parties to the Intercreditor Agreement in accordance with the terms thereof, which in the future execute acknowledgments to the Intercreditor Agreement, in the form attached hereto as Exhibit 5.1(j), and as such Intercreditor Agreement may hereafter be amended, supplemented or modified from time to time (including, without limitation, as contemplated by Section 5.1(k)).

“Interest Payment Date” means (i) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (ii) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (iii) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (A) the date upon which both the Revolving Commitments have been terminated and the Revolving Loans have been paid in full and (B) the applicable Term Loan Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Investment” means, as applied to any Person, (i) any purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any loan or advance to any other Person (other than (v) prepaid expenses or any Receivable created or acquired in the ordinary course of business, (w) advances to employees for moving and travel expenses, (x) drawing accounts, (y) intercompany loans or advances in the ordinary course of business consistent with past practice to the extent that such intercompany loans or advances have a term of 364 days or less (inclusive of any rollover or extension of the term) and (z) other expenditures in the ordinary course of business similar to the expenditures described in the foregoing clauses (v) through (y)) or (iii) any Acquisition.  The amount of any Investment shall be the original cost (which shall not include (i) the amount of any Indebtedness of the Person that is the subject of such Investment that is assumed by the Person making such Investment or (ii) the value of any Common Stock issued as all or a portion of the consideration payable in connection with such Investment) or, in the case of an Investment consisting of non-cash consideration received in connection with an Asset Sale or other sale of assets, the original value of such Investment, plus the cost of all additions thereto, and less returns of capital to the Person making the Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Collateral” means, collectively, the Intellectual Property of Borrower and its Restricted Domestic Subsidiaries that constitutes Collateral under the Collateral Documents.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (i) with respect to Existing Letters of Credit, the issuing lenders set forth on Schedule 2.11(j) and (ii) with respect to any other Letters of Credit, DB, BofA, JPM, Scotiabank, BNP, Wells Fargo and Credit Agricole, each in accordance with their Letter of Credit Issuer Sublimit, and any other Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in Section 2.11(b); provided that, including with respect to the Existing Letters of Credit, an Issuing Lender may delegate the issuance of the applicable Letter of Credit to an Affiliate (DB having done so with respect to Existing Letters of Credit), provided, further, that in the event of any such delegation by an Issuing Lender, an Issuing Lender shall be deemed to be the Issuing Lender for purposes relating to the utilization of the Dollar Revolving Commitments or Multicurrency Revolving Commitments, as the case may be, under this Agreement, although such Affiliate shall be entitled to all rights of reimbursement relating to such Letter of Credit or an Issuing Lender and such Affiliate may apportion all rights and obligations relating to such Letter of Credit as they may agree and such apportionment shall be binding for all purposes hereunder; provided, further, that DB’s resignation as Administrative Agent in accordance with Section 11.6 shall also constitute DB’s resignation as an Issuing Lender with respect to any Letters of Credit (other than Letters of Credit issued by DB prior to such resignation).

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

“JPM” has the meaning assigned to that term in the introductory paragraph hereof.

“LC Obligations” means, at any time, an amount equal to the sum of the aggregate Multicurrency LC Obligations and Dollar LC Obligations.

“LC Participant” has the meaning assigned to that term in Section 2.11(e).

“LC Supportable Indebtedness” means (i) obligations of Holdings or its Restricted Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations, (ii) obligations of Holdings or any of its Restricted Subsidiaries with respect to capital calls or similar requirements in respect of Joint Ventures to which Holdings or such Restricted Subsidiary is a party, (iii) obligations of Holdings or any of its Restricted Subsidiaries imposed by statute or by a court of competent jurisdiction to post appeal bonds or other security in connection with litigation appeals, and other performance, payment, deposit or surety obligations of Holdings or any of its Restricted Subsidiaries, in any such other case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, (iv) obligations of Owens Insurance Limited with respect to certain self-insurance and reinsurance programs, including obligations under insurance treaties, (v) Restricted Standby Letter of Credit Purposes and (vi) such other obligations of Holdings or any of its Restricted Subsidiaries as are reasonably acceptable to Administrative Agent and the respective Issuing Lender and otherwise not restricted pursuant to the terms of this Agreement.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” (i) pursuant to Section 12.8, (ii) in connection with the incurrence of an Additional Facility pursuant to Section 2.10, (iii) in connection with the incurrence of any Refinancing Term Loans pursuant to Section 2.1(c) and (iv) in connection with the incurrence of any Replacement Term Loans pursuant to Section 12.1(g).

“Letters of Credit” means, Multicurrency Letters of Credit and Dollar Letters of Credit, collectively or separately as the context requires, and “Letter of Credit” means any one of such Letters of Credit.

“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.11(c).

“Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the aggregate LC Obligations.

“Letter of Credit Issuer Sublimit” means, with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit as such obligation may be adjusted from time to time pursuant to this Agreement, which obligation as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Letter of Credit Issuer Sublimit” as the same may be adjusted from time to time pursuant to the terms hereof.

“Lien” means any lien, mortgage, pledge, security interest, hypothec, assignment by way of security, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any statutory trust or deemed trust and any security interest or deemed security interest under the PPSA Laws) and any other agreement intended to create any of the foregoing.

“Limited Condition Acquisition” means any Acquisition permitted under Section 8.3 which Company or any of its Restricted Subsidiaries is contractually committed to consummate, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any Term Loan, Dollar Revolving Loan, Multicurrency Revolving Loan, Additional Domestic Subsidiary Borrower Loan, Additional Foreign Subsidiary Borrower Loan, Additional Term Loan Refinancing Term Loan, Extended Term Loan, Extended Revolving Loan, Replacement Term Loan or any combination thereof, and “Loans” means all such Loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Letter of Credit, the Domestic Overdraft Agreement, each Offshore Overdraft Agreement, the Intercreditor Agreement, the Re-Allocation Agreement, each Collateral Document and each Guarantee Agreement.

“Loan Party” means each of the Borrowers, Company, the Guarantors and, upon execution of a Loan Document thereby, any of Company’s other Subsidiaries from time to time executing such Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a materially adverse effect on (i) the business, operations or financial condition, of Company and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents (taken as a whole) or (iii) the rights of or benefits available to Administrative Agent, Collateral Agent or the Lenders taken as a whole to enforce the Obligations.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Company and its Restricted Subsidiaries (other than any Restricted Subsidiary of Holdings that is not a Material Subsidiary), in an individual principal amount of $100,000,000 or more or an aggregate principal amount of $175,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each indirect or direct Restricted Subsidiary of Holdings now existing or hereafter acquired or formed indirectly or directly by Holdings which (x) for the most recent Fiscal Year of Holdings, accounted for more than 7% of the consolidated revenues of Holdings or (y) as at the end of such Fiscal Year, was the owner of more than 8% of the consolidated assets of Holdings.

“Maximum Commitment” means, when used with reference to any Lender, the aggregate of such Lender’s Term Loan Commitments, Dollar Revolving Commitments or Multicurrency Revolving Commitments in the amounts not to exceed those set forth opposite the name of such Lender on Schedule 1.1(a) hereto, subject to reduction from time to time in accordance with the terms of this Agreement.

“Mexican Financial Institution” means an institución de banca múltiple or an institución de banca de desarrollo organized or created, as appropriate, and existing pursuant to and in accordance with the laws of Mexico and authorized to engage in the business of banking by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) or the National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores).

“Mexico” means the United Mexican States (Estados Unidos Mexicanos).

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $5,000,000 and (ii) with respect to Eurocurrency Loans, $5,000,000 in the case of a Borrowing in Dollars, €5,000,000 in the case of a Borrowing in Euros, and A$5,000,000 in the case of a Borrowing in ADollars.

“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Euros, €1,000,000 and (iii) in the case of a Borrowing in ADollars, A$1,000,000.

“MITL” means the Mexican Income Tax Law in force for 2019 or any other successor provision thereof.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MTR” means the Mexican Miscellaneous Tax Resolutions (Resolución Miscelánea Fiscal) in force for 2019 or any other successor provision thereof.

“Multicurrency Commercial Letter of Credit” has the meaning assigned to that term in Section 2.11(a)(i).

“Multicurrency Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(ii).

“Multicurrency LC Commission” has the meaning assigned to that term in Section 2.11(g)(ii).

“Multicurrency LC Obligations” means, at any time, an amount equal to the sum of (i) the aggregate Stated Amount of the then outstanding Multicurrency Letters of Credit and (ii) the aggregate amount of Unpaid Drawings under Multicurrency Letters of Credit which have not then been reimbursed pursuant to Section 2.11(f).  The Multicurrency LC Obligation of any Lender at any time shall mean its Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations outstanding at such time.

“Multicurrency Letters of Credit” means, collectively, all Commercial Letters of Credit and Multicurrency Standby Letters of Credit, in each case, issued pursuant to Section 2.11(a)(i) or listed on Schedule 2.11(j), and “Multicurrency Letter of Credit” means any one of such Letters of Credit.

“Multicurrency Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations.

“Multicurrency Revolver Pro Rata Share” means, when used with reference to any Multicurrency Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of such Multicurrency Revolving Lender’s then outstanding Multicurrency Revolving Loans and Multicurrency LC Obligations and the denominator of which shall be the Multicurrency Revolving Commitments or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of all then outstanding Multicurrency Revolving Loans and Multicurrency LC Obligations.

“Multicurrency Revolving Borrower” means each of Owens-Brockway, OIEG, O-I Australia, O-I Canada, OI Europe, O-I Mexico, any Additional Domestic Subsidiary Borrower and any Additional Foreign Subsidiary Borrower, and “Multicurrency Revolving Borrowers” mean any combination thereof collectively.

“Multicurrency Revolving Commitment” means, with respect to any Multicurrency Revolving Lender, the obligation of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to participate in Multicurrency Letters of Credit and Overdraft Amounts, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) under the caption “Amount of Multicurrency Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Multicurrency Revolving Commitments” means such commitments collectively, which commitments equal $1,200,000,000 in the aggregate as of the Closing Date.

“Multicurrency Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum (without duplication) of (i) the outstanding principal amount of Multicurrency Revolving Loans made by such Revolving Lender, (ii) the Multicurrency Letter of Credit Exposure of such Revolving Lender, (iii) in the case of Administrative Agent (in its capacity as a Lender), the Domestic Overdraft Amount (net of any participations therein purchased by other Lenders), (iv) the aggregate amount of all participations purchased by such Revolving Lender in the Domestic Overdraft Amount, (v) the Dollar Equivalent of all participations purchased by such Revolving Lender in the Offshore Overdraft Amount (net of any participations therein purchased by other Lenders) and (vi) in the case of any Offshore Overdraft Provider with respect to a particular Alternative Currency, the Dollar Equivalent of the relevant Offshore Overdraft Amount (net of any participations therein purchased by other Lenders).

“Multicurrency Revolving Facility” means the credit facility under this Agreement evidenced by the Multicurrency Revolving Commitments and the Multicurrency Revolving Loans.

“Multicurrency Revolving Lender” means any Lender which has a Multicurrency Revolving Commitment or is owed a Multicurrency Revolving Loan (or a portion thereof).

“Multicurrency Revolving Loan” and “Multicurrency Revolving Loans” have the meanings given in Section 2.1(b)(ii).

“Multicurrency Revolving Sublimit” means, (i) when used in reference to Owens-Brockway or an Additional Domestic Subsidiary Borrower, the Total Multicurrency Revolving Commitment and (ii) when used in reference to an Offshore Borrower, the Offshore Sublimit.

“Multicurrency Standby Letters of Credit” means any of the irrevocable standby letters of credit issued pursuant to Section 2.11(a)(i), in form acceptable to the Issuing Lender, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, with respect to which Holdings, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) years, has made or been obligated to make contributions.

“Net Indebtedness” means, at any date and with respect to any Person, Indebtedness of such Person on such date less Cash and Cash Equivalents of such Person on such date, in each case determined by reference to the consolidated balance sheet of such Person determined in accordance with GAAP.

“Net Insurance/Condemnation Proceeds” means, any Cash payments or proceeds received by Company or any of its Restricted Subsidiaries (i) under any casualty insurance policy (but excluding, for the avoidance of doubt, any personal injury insurance or business interruption insurance) in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or other similar event, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof and, in each case, only to the extent such cash payments or proceeds following any single occurrence of the events set forth in (i) and (ii) above, net of the foregoing documented costs, exceed $100,000,000 after the Closing Date; provided, that, for the avoidance of doubt, (x) any insurance proceeds received by Holdings or any Subsidiary for asbestos claims and (y) any O-I Venezuela Proceeds shall not constitute Net Insurance/Condemnation Proceeds hereunder.

“Net Proceeds” means, with respect to the incurrence of any Indebtedness or any Asset Sale (i) the cash proceeds actually received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (ii) the sum of (A) bona fide costs incurred in connection with such event, including reasonable commissions and other fees and expenses (or, if such costs have not yet then been incurred or invoiced, Company’s good faith estimates thereof), (B) the amount of all Taxes (including any Taxes imposed as a result of the actual repatriation of any such proceeds) paid (or reasonably estimated to be payable or held in reserve in accordance with GAAP or other applicable accounting rules) in connection with such event, (C) in the case of an Asset Sale, the amount of all payments required to be made as a result of such event to repay Indebtedness (including any premium or penalty, if any, and interest) (other than Loans, any Other Permitted Credit Exposure, any Permitted Secured Debt or any other Indebtedness secured by a lien that is pari passu with or expressly subordinated to the Liens on the Collateral (or any portion thereof) securing all or any portion of the Obligations) secured on such assets and refinancings thereof permitted hereunder or a Lien permitted by Section 8.2(a)(vi), (D) the amount of any reserves established by Holdings or any of its Subsidiaries to fund contingent liabilities, purchase price adjustment and fixed indemnification payments reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Company); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction, (E) in the case of proceeds arising out of the sublease or sublicense of any property, amounts required to be paid in respect of the lease or license of such property, (F) any liabilities associated with such asset or assets and retained by Holdings or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to Environmental Liabilities or against any indemnification obligations associated with such Asset Sale; provided that any amount by which such reserves are reduced for reasons other than payment of any such liabilities shall be considered “Net Proceeds” upon such reduction, and (G) all distributions and other payments required to be made to minority interest holders in Subsidiaries, Unrestricted Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than Holdings or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale; provided, that, any O-I Venezuela Proceeds shall not constitute Net Proceeds hereunder. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by Company or any Subsidiary of Company.

“New Zealand Guarantors” means any Subsidiary organized under the laws of New Zealand that becomes an Offshore Guarantor pursuant to Section 7.9(b).

“Non-Bank Rules” means the Ten Non-Qualifying Bank Creditor Rule and the Twenty Non-Qualifying Bank Creditor Rule.

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-Public Lender” means any entity that does not belong to the “public” within the meaning of CRD IV/CRR.

“Non-Recourse Receivables Financing Indebtedness” means any Indebtedness with respect to any Permitted Factoring or otherwise constituting Receivables Sale Indebtedness, in each case, solely to the extent that (a) no Loan Party or any Restricted Subsidiary guarantees any obligations (contingent or otherwise) under such transactions, (b) no property or asset (other than Receivables subject to such transactions or the Capital Stock of any special purpose vehicle contemplated by the definition of Receivables Sale Indebtedness (any such special purpose vehicle, a “Receivables Subsidiary”)) of any Loan Party or any Restricted Subsidiary (other than a Receivables Subsidiary) is, directly or indirectly, contingently or otherwise, subject to claims for the satisfaction of obligations for any such transaction and (c) there shall be no recourse to any Loan Party or any Restricted Subsidiary (other than a Receivables Subsidiary) in connection with such transactions, in the case of each of the foregoing clauses (a), (b) or (c), except to the extent customary (as determined by Company in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by any Loan Party or any Restricted Subsidiary (other than a Receivables Subsidiary)).

“Non-refundable Portion” has the meaning given in Section 3.1(i).

“Non-U.S. Lender” means any Lender, Overdraft Provider or Issuing Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Note” means a note substantially in the form of Exhibit 2.2(a)(1), Exhibit 2.2(a)(2) or Exhibit 2.2(a)(3) and “Notes” means all of such Notes collectively.

“Notice Address” means with respect to Administrative Agent, the office of Administrative Agent located at Deutsche Bank AG New York Branch, 5022 Gate Parkway, Suite 400, Jacksonville, FL 32256, Attn: Sheila Lee, email: sheila.lee@db.com; with a copy to: 60 Wall Street, Mail Stop NYC60-0220, New York, New York 10005, Attn: Matthew Snyder, email: matthew.snyder@db.com or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.7.

“Notice of Issuance” has the meaning given in Section 2.11(c).

“NZ PPSA” means the Personal Property Securities Act 1999 (New Zealand).

“Obligations” means all obligations of every nature of any Loan Party from time to time owed to Administrative Agent, the Lenders or any of them under or in respect of this Agreement, the Notes, the Letters of Credit, the Offshore Overdraft Agreements, the Domestic Overdraft Agreement or any of the other Loan Documents whether for principal, interest, premium, fees, indemnification or otherwise (including interest accruing during the pendency of any Insolvency Proceeding, whether or not allowed in such Insolvency Proceeding, excluding, for the avoidance of doubt, all obligations under or in respect of Other Lender Guarantied Obligations and Other Permitted Credit Exposure).  Notwithstanding the foregoing, the “Obligations” exclude Excluded Swap Obligations.

“OFAC” has the meaning assigned to that term in Section 6.17(a).

“OFAC Regulations” has the meaning assigned to that term in Section 6.17(a).

“Officers’ Certificate” means, as applied to any corporation, limited liability company, partnership or trust, a certificate executed on behalf of such entity by any one of its Chairman of the Board (if an officer) or its President or one of its Vice Presidents or, if applicable, its managing member, general partner or trustee or, in the case of any Offshore Borrower or Offshore Guarantor, any director or, except in relation to an Offshore Borrower or Offshore Guarantor incorporated in New Zealand, any attorney appointed by power of attorney, or its Chief Financial Officer, its Treasurer, any of its Assistant Treasurers, its Controller or any of its Assistant Controllers or, in the case of any Offshore Borrower or Offshore Guarantor, any other director or, except in relation to an Offshore Borrower or Offshore Guarantor incorporated in New Zealand, attorney appointed by power of attorney (or such other customary instrument of delegation in the jurisdiction of organization of such Offshore Borrower or Offshore Guarantor).

“Offshore Associate” means an Associate: (i) which is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or (ii) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and which does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

“Offshore Borrower” means O-I Australia, O-I Canada, OIEG, OI Europe, O-I NZ, O-I Mexico and any Additional Foreign Subsidiary Borrower, and “Offshore Borrowers” means O-I Australia, O-I Canada, OIEG, OI Europe, O-I NZ, O-I Mexico and each such Additional Foreign Subsidiary Borrower collectively.

“Offshore Collateral Documents” means the Offshore Security Agreements.

“Offshore Currency Equivalent” means, at any time as to any amount denominated in Dollars, the equivalent amount in the applicable Alternative Currency as determined by Administrative Agent at such time on the basis of the Spot Rate for the purchase of such Alternative Currency with Dollars on the most recent Computation Date.

“Offshore Currency Loan” means any Loan denominated in an Alternative Currency.

“Offshore Guaranties” means the guaranties entered into by each of the Offshore Borrowers (other than OI Europe) of the Obligations of the other Offshore Borrowers and by each of the Offshore Guarantors of the Obligations of the Offshore Borrowers, in each case in a form satisfactory to Administrative Agent, as the same may be amended, amended and restated or otherwise modified from time to time (including, without limitation, pursuant to the Reaffirmation Agreements).

“Offshore Guarantors” means, collectively, the Australian Guarantors, the New Zealand Guarantors, the Canadian Guarantors, the Dutch Guarantors and, if applicable, any Additional Foreign Subsidiary Borrower and any of its Material Subsidiaries which are required to become Offshore Guarantors pursuant to Section 7.9(b).  As of the Closing Date, the Offshore Guarantors are set forth on Schedule 1.1(e).

“Offshore Overdraft Account” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account or the Swiss Overdraft Account, and “Offshore Overdraft Accounts” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account and the Swiss Overdraft Account, collectively.

“Offshore Overdraft Agreement” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, and “Offshore Overdraft Agreements” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, collectively.

“Offshore Overdraft Amount” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount and “Offshore Overdraft Amounts” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount, collectively.

“Offshore Overdraft Provider” means Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, and “Offshore Overdraft Providers” means Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, collectively.

“Offshore Security Agreements” means, collectively, (i) the security agreements executed by O-I Australia, each Australian Guarantor, OIEG, each Dutch Guarantor, O-I NZ, each New Zealand Guarantor and, as applicable, each Additional Foreign Subsidiary Borrower and any Material Subsidiary of such Additional Foreign Subsidiary Borrower which is required to become an Offshore Guarantor under Section 7.9, as executed and delivered, or amended and restated, as the case may be, on or prior to (a) the date of this Agreement or (b) with respect to an Additional Foreign Subsidiary Borrower, the date on which such Additional Foreign Subsidiary Borrower has been designated as such pursuant to Section 12.1(c)(i), (ii) with respect to any Material Subsidiary of an Additional Foreign Subsidiary Borrower which is required to become an Offshore Guarantor under Section 7.9, the date on which such Material Subsidiary executes a counterpart to the applicable Offshore Collateral Document, or (iii) the security agreements executed by O-I Mexico and, where applicable, Owens América, S. de R.L. de C.V., (a sociedad de responsabilidad limitada de capital variable), pursuant to, and in accordance with the timing set out in, Section 7.13, in each case as the same may be amended, amended and restated or otherwise modified in a form satisfactory to Administrative Agent from time to time in accordance with the terms thereof and hereof.

“Offshore Sublimit” means, at any time, (i) as to O-I Australia, the lesser of (a) $300,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (ii) as to O-I Canada, the lesser of (a) $20,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (iii) as to OIEG, the lesser of (a) $600,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (iv) as to OI Europe, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (v) as to O-I Mexico, the lesser of (a) $100,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect and (vi) as to an Additional Foreign Subsidiary Borrower, the lesser of (a) the Additional Foreign Subsidiary Borrower Sublimit designated pursuant to Section 12.1(c)(ii) (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect; provided that such Offshore Sublimits may be from time to time decreased pursuant to Section 4.1 and increased pursuant to Section 2.10.

“O-I Australia” has the meaning assigned to that term in the introductory paragraph hereof.

“O-I Canada” has the meaning assigned to that term in the introductory paragraph hereof.

“OI Europe” has the meaning assigned to that term in the introductory paragraph hereof.

“O-I General” has the meaning assigned to that term in the introductory paragraph hereof.

“O-I Mexico” has the meaning assigned to that term in the introductory paragraph hereof.

“O-I NZ” has the meaning assigned to that term in the introductory paragraph hereof.

“OIEG” has the meaning assigned to that term in the introductory paragraph hereof.

“O-I Venezuela Proceeds” means all proceeds received by Company or any of its Subsidiaries related to the seizure/expropriation by the Venezuelan government of bottling plants in Venezuela.

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Organic Documents” means (i) relative to each Person that is a corporation, its charter, articles of incorporation, articles of amendment, articles of amalgamation, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person, (iii) in respect of any Person incorporated under the laws of Mexico, the escritura constitutiva and estatutos sociales and (iv) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Other Lender Guarantied Obligations” means the obligations owed to the Lenders and their Affiliates pursuant to Other Permitted Credit Exposure which are guaranteed pursuant to one or more of the Guarantee Agreements.

“Other Permitted Credit Exposure” means the obligations of Company or any Restricted Subsidiaries of Company owed to the Lenders or Affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under interest rate agreements, currency agreements and commodities agreements) and other extensions of credit to Company or such Restricted Subsidiaries; provided, that “Other Permitted Credit Exposure” shall not include Excluded Swap Obligations.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes imposed with respect to any assignment.

“Overdraft Agreement” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Domestic Overdraft Agreement, the Dutch Overdraft Agreement or the Swiss Overdraft Agreement, as applicable.

“Overdraft Amount” means a Domestic Overdraft Amount or Offshore Overdraft Amount, as applicable.

“Overdraft Provider” means the Domestic Overdraft Provider or an Offshore Overdraft Provider, as applicable.

“Owens-Brockway” means Owens-Brockway Glass Container Inc., a Delaware corporation.

“Packaging” means Owens-Brockway Packaging, Inc., a Delaware corporation and the parent corporation of Owens-Brockway.

“Participant Register” has the meaning assigned to that term in Section 12.8(c).

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment Office” means the office of Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Pension Plan” means an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is sponsored, maintained, contributed to or required to be contributed to by Company, any of its Subsidiaries or any ERISA Affiliate.

“Permitted Canadian Liens” means all Liens created by applicable statutory law in Canada, including for amounts owing in respect of the Wage Earners Protection Program of Canada or otherwise for salary wages, vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, realty taxes, business taxes, workers’ compensation, employment insurance or Canada Pension Plan or similar obligations, Quebec corporate taxes, pension plan or fund obligations or otherwise under or in respect of any Canadian Foreign Plan and overdue rents.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the applicable Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Encumbrances” means the following types of Liens:

(i)                                     Liens for Taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 7.3 or as to which the grace period has not yet expired (not to exceed 60 days);

(ii)                                  Permitted Canadian Liens and other statutory Liens and rights of set-off of banks, Liens of landlords (including in Quebec, pursuant to any hypothec to secure rent payments) and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business (including title retention agreements arising in the ordinary course of business) for sums not yet delinquent or that are not overdue for a period of more than 60 days or are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP (subject to Section 1.2) shall have been made therefor;

(iii)                               Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or Section 303(k) of ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)                              any attachment or judgment Lien not resulting in an Event of Default under Section 10.1(f);

(v)                                 leases, subleases or licenses of occupancy granted to others not interfering in any material respect with the business of Company and its Restricted Subsidiaries, taken as a whole;

(vi)                              easements, rights-of-way, restrictions (including zoning restrictions), encroachments, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company and its Restricted Subsidiaries, taken as a whole;

(vii)                           any (a) interest or title of a lessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)                        Liens arising from UCC financing statements regarding leases or charges not prohibited by this Agreement or indicated to be “precautionary filings”;

(ix)                              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                 Liens incurred in the ordinary course of business encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Company and its Restricted Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(xi)                              Liens (i) on cash or deposits granted in favor of an Issuing Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit, and (ii) encumbering customary initial deposits and margin deposits securing obligations under Hedging Agreements and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under Hedging Agreements, including, but not limited to, Liens created pursuant to a Credit Support Annex in a form published by International Swaps and Derivatives Association, Inc.;

(xii)                           Liens securing reimbursement obligations under Commercial Letters of Credit or bankers’ acceptance facilities, which Liens encumber documents and other property to be acquired by drawings under such Commercial Letters of Credit or drafts accepted under such bankers’ acceptance facilities;

(xiii)                        Liens arising out of any lease for a term of more than 12 months so long as such Liens do not secure any Indebtedness;

(xiv)                       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business of Company and its Restricted Subsidiaries provided that there has occurred and is continuing no default in the obligations related thereto;

(xv)                          Liens arising in countries other than the United States of America substantially comparable to the foregoing and/or to the Liens described in clauses (xvii), (xviii) or (xix) below;

(xvi)                       Liens created over credit balances in Dutch or Canadian bank accounts of any Restricted Subsidiaries in the ordinary course of their banking arrangements pursuant to the general conditions of such bank;

(xvii)                    licenses and sublicenses of Intellectual Property rights not interfering, individually or in the aggregate, in any material respect, with the conduct of the business of Company or any of its Subsidiaries;

(xviii)                 Liens solely on any earnest money deposits made by any Borrower or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement entered into by it to the extent such acquisition is not prohibited hereunder;

(xix)                       Liens on Cash and Cash and Cash Equivalents arising in respect of any cash pooling, netting or composite account arrangements in the ordinary course of business between any one or more Borrowers and any of their Restricted Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; and

(xx)                          customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction (including, for the avoidance of doubt, any Lien or set-off arrangements entered into by OIEG or any other Dutch Subsidiary which arise pursuant to any general banking conditions (algemene bankvoorwaarden)) or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions at which any Borrower or any of its Restricted Subsidiaries maintains such securities accounts, deposit disbursements, concentration accounts or comparable accounts under the law of any foreign jurisdiction in the ordinary course of business permitted by this Agreement.

“Permitted European Senior Debt” means (i) OI European Group B.V.’s 4 7/8% Senior Notes due 2021 (including guarantees thereof required by the indenture governing the same), (ii) OI European Group B.V.’s 6 3/4% Senior Notes due 2020 (including guarantees thereof required by the indenture governing the same), (iii) OI European Group B.V.’s 4.00% Senior Notes due 2023 (including guarantees thereof required by the indenture governing the same), (iv) OI European Group B.V.’s Euro-denominated 3.125% Senior Notes due 2024 (including guarantees thereof required by the indenture governing the same), and (v) additional Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially similar terms); provided that any additional Indebtedness incurred pursuant to the preceding clause (v) hereof shall have the following characteristics: (w) the sole issuer or borrower shall be OIEG or another Restricted Foreign Subsidiary reasonably acceptable to Administrative Agent, (x) any other obligors (whether guarantors or other credit support parties) shall include only Company, Owens Brockway and/or the Subsidiary Guarantors and no other Persons, (y) such Indebtedness (and any guaranties thereof) shall be unsecured or constitute Subordinated Indebtedness or both and (z) such Indebtedness is at then-prevailing market terms and conditions, in each case, determined by Company in good faith.

“Permitted Factoring” means the factoring or sale at a discount (or any such arrangement similar to the foregoing) of accounts receivable of Company or any of its Restricted Subsidiaries on a non-recourse basis in the ordinary course of business.

“Permitted Holdings Hedging Obligations” means obligations under Hedging Agreements entered into by Holdings which could have been entered into by Owens-Brockway under Section 8.4(iii).

“Permitted Preferred Stock” means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the date that is 91 days after the fifth anniversary of the Closing Date, (iv) do not contain any covenants other than any Permitted Covenant, (v) do not grant the holders thereof any voting rights except for (w) voting rights required to be granted to such holders under applicable law, (x) customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and matters that could adversely affect the rights, preferences, qualifications, limitations or restrictions of such Permitted Preferred Stock and any other voting rights that are customary in the market at the time of issuance of such Permitted Preferred Stock, as determined by Administrative Agent in its reasonable judgment, (y) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (z) voting rights with respect to the election of directors arising from dividends in arrears, and (vi) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, (1) secure Indebtedness or (2) in the reasonable opinion of Administrative Agent, materially impair such real property for the purpose for which it is held by the owner thereof, the marketability thereof or the Lien held by Collateral Agent, (ii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises (iii) landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent, (iv) encumbrances for Taxes, assessments and governmental charges not yet due and payable, and (v) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, amendment, restatement, supplementation or other modification of any Indebtedness by the Person that originally incurred such Indebtedness, provided that:

(i)                                     the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus all accrued interest and premiums and the amounts of all fees, expenses, penalties (including prepayment penalties) and premiums incurred in connection with such replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or modification, plus, without duplication, any additional amount that would otherwise be permitted to be incurred under Section 8.1 (and, if applicable, secured under Section 8.2, so long as any such additional amount complies with the requirements of, and is treated as a utilization of the applicable provisions of Sections 8.1 and 8.2 (as applicable);

(ii)                                  the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being renewed, replaced or refinanced, extended, defeased, restructured, refunded, repaid, amended, restricted, supplemented or modified;

(iii)                               the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(iv)                              such Indebtedness is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(v)                                 such Indebtedness is not secured by any assets other than those securing such originally incurred Indebtedness; and

(vi)                              to the extent such Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified.

“Permitted Secured Debt” means Indebtedness (including Permitted Refinancing Indebtedness) of Company, Owens-Brockway or one or more of the Subsidiary Guarantors having the following characteristics: (v) no collateral (other than all or any portion of the Collateral granted pursuant to the Domestic Collateral Documents) shall secure such Indebtedness and the Liens on the Collateral, if any, shall rank subordinate to or pari passu with the Liens securing the Obligations in accordance with the term of the Intercreditor Agreement, (w) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment in excess of 1% of the outstanding principal amount per year prior to the date that is 91 days after the fifth anniversary of the Closing Date, except for provisions requiring any permitted obligor referred to above to repurchase all or a portion of Permitted Secured Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in documentation governing such Permitted Secured Debt), (y) the Net Proceeds of such Indebtedness shall be applied as required by Section 4.4(e) and (z) such Indebtedness is at then-prevailing market terms and conditions, in each case, determined by Company in good faith.

“Permitted Unsecured Debt” means Indebtedness (including guarantees thereof and Permitted Refinancing Indebtedness) having the following characteristics: (u) the obligors (whether borrowers, issuers, guarantors, pledgors or other support parties) shall include Company, Owens-Brockway and one or more Subsidiary Guarantors (it being understood and agreed that the right of any such obligor to satisfy its obligations in respect of such Indebtedness with, or the rights of any holder thereof to convert or exchange such Indebtedness into, Holdings Common Stock, or any obligation of Holdings, as a party to the indenture governing such Indebtedness, to issue Holdings Common Stock in satisfaction of any such Indebtedness, shall not render Holdings an ‘obligor’ in respect of such Indebtedness for purposes of this clause (u)), (v) such Indebtedness shall be unsecured or constitute Subordinated Indebtedness or both, (w) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment prior to the date that is 91 days after the fifth anniversary of the Closing Date, except for provisions requiring an obligor (A) with respect to any such Indebtedness in the form of a bridge facility, to make such a payment, prepayment or redemption in connection with a refinancing of such bridge facility with Indebtedness that otherwise meets the requirements of this definition or (B) to repurchase all or a portion of Permitted Unsecured Debt from the holders thereof (i) upon the occurrence of a ‘change of control’ or following an ‘asset sale’ or, (ii) in the case of any such Indebtedness that may, in whole or in part, be converted into, exchanged for, or which may, in whole or in part, be satisfied by delivery of Holdings Common Stock upon the occurrence of a conversion or exchange event relating to the price of Holdings Common Stock, the trading price of such Indebtedness, a ‘fundamental change’ or other specified corporate transaction or corporate event, or (iii) upon the occurrence of any special and/or mandatory redemption event (such terms in this clause (B) (or similar or equivalent terms) to be defined in the documentation governing such Permitted Unsecured Debt) and (x) such Indebtedness is at then-prevailing market terms and conditions, in each case, determined by Company in good faith.  Permitted Unsecured Debt shall also mean and include the Existing Owens-Brockway Senior Unsecured Notes and related guaranties.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Pledge Agreement” means the Fourth Amended and Restated Pledge Agreement amended and restated as of April 22, 2015, by and between Company, Packaging and Collateral Agent, a copy of which is attached hereto as Exhibit 5.1(j)(B), as such Pledge Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, pursuant to the Reaffirmation Agreements).

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“PPSA Laws” means the PPSA and/or the NZ PPSA (as applicable).

“Pro Forma Basis” means, as of any date of determination, (a) if the date of determination is not the last day of a Test Period, the Secured Leverage Ratio or Total Leverage Ratio will be calculated based on Consolidated EBITDA for the most recent Test Period, and Net Indebtedness as of such date of determination (other than Revolving Outstandings, which, solely for purposes of calculating the Total Leverage Ratio, shall be calculated in a manner consistent with the definition of Total Leverage Ratio), (b)

any Pro Forma Events that have occurred (or will have occurred) after the first day of the applicable Test Period and on or before such date of determination shall be given pro forma effect in the calculation of Consolidated EBITDA, as if they occurred on the first day of such Test Period, and (c) for purposes of calculating Consolidated EBITDA in connection with any Acquisition, any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses that will not continue after the Acquisition or disposition date may be eliminated and other expenses, and cost reductions, synergies and business optimization expenses may be reflected, in each case, without duplication, (a) on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission, (b) otherwise to the extent factually supportable and identifiable, pro forma cost savings directly attributable to operational efficiencies expected to be created with respect to such Acquisition, which can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the proposed acquisition) and are approved by Administrative Agent in its reasonable discretion or (c) on the basis set forth in clause (xi) of the definition of Consolidated EBITDA.

“Pro Forma Event” means and includes (i) any disposition to third parties by Company and its Restricted Subsidiaries of assets the fair market value of which equals or exceeds $25,000,000 or (ii) any Acquisition in which the aggregate consideration paid or given (including, without limitation, cash paid, Acquired Indebtedness or assumed Indebtedness and the value of any other consideration paid or given) to third parties equals or exceeds $25,000,000.

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding, such Lender’s aggregate Term Loans and Revolving Credit Exposure to the aggregate Term Loans and Revolving Credit Exposure hereunder with respect to such Facility.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Purchase Money Indebtedness” means Indebtedness incurred simultaneously with or within 180 days after the acquisition, construction, leasing or improvement of real property or tangible personal property to finance such acquisition, construction or improvement of such property (in each case, whether directly or through the purchase of equity interests of a Person owning such real property or tangible personal property that is or becomes a Restricted Subsidiary), and any Permitted Refinancing Indebtedness with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Bank” means a person or entity including any commercial bank or financial institution (irrespective of its jurisdiction of organization) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines.

“Qualifying Intragroup Creditors” means creditors of receivables (Guthaben) owed by another member of the same group of companies, all in accordance with article 14a of the Swiss Withholding Tax Ordinance of 19 December 1966, SR 642.211 as amended from time to time.

“Quarterly Payment Date” means March 15, June 15, September 15 and December 15 of each year following the Closing Date.

“Re-Allocation Agreement” means that certain Re-Allocation Agreement dated as of June 27, 2018, between Administrative Agent, Collateral Agent, each Lender and each Issuing Lender, as such Re-Allocation Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, as amended on the date hereof pursuant to that certain First Amendment to Re-Allocation Agreement executed by the Administrative Agent and acknowledged by each other party thereto).

“Re-Allocation Event” means the first date after the Closing Date on which there shall occur (i) any event described in clause (i) of Section 10.1 with respect to any Borrower or (ii) any acceleration of the maturity of the Loans (or any Event of Default under Section 10.1(a) resulting from a failure to pay any Loan or other Obligation at the final maturity thereof).

“Reaffirmation Agreement” has the meaning assigned to that term in Section 5.1(i)(vi).

“Real Property” means all right, title and interest of any Loan Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Subsidiaries together with, in each case, all improvements and, to the extent deemed real property under applicable laws, appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Sale Indebtedness” means Indebtedness incurred or deemed incurred or cash consideration received from the sale of Receivables by Company or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables.  Solely for purposes of Section 8.1(xiv), “Receivables Sale Indebtedness” shall be deemed to include the face amount of any account receivable subject to Permitted Factoring until the earlier of (x) the date on which such account receivable becomes due and payable and (y) the payment in full of such account receivable by the applicable account debtor.

“Receivable(s)” means and includes all of Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Company and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Subsidiary” has the meaning assigned to such term in the definition of “Non-Recourse Receivables Financing Indebtedness”.

“Receiver” means a receiver, interim receiver, receiver and manager, liquidator, trustee in bankruptcy, administrator, or a statutory manager appointed under the CIMA NZ or similar person.

“Recipient” means any Agent, any Issuing Lender, any Lender or any Overdraft Provider, as applicable.

“Recovery Event” means the receipt by Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.4; provided, however, that in no event shall payments made under personal injury or business interruption insurance or rent insurance constitute a Recovery Event.

“Reference Lender” means DB.

“Refinanced Term Loans” has the meaning assigned to that term in Section 12.1(g).

“Refinancing Term Loans” has the meaning assigned to that term in Section 2.1(c).

“Register” has the meaning assigned to that term in Section 12.12.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replaced Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Term Loans” has the meaning assigned to that term in Section 12.1(g).

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Pension Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, criteria, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, at any time of determination, (i) where such term is used with respect to any particular Facility, Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Loans and Commitments under such Facility (or, if after the Commitments under such Facility have been terminated, outstanding Loans and Pro Rata Share of LC Obligations and outstanding Overdraft Amounts, in each case under such Facility) then in effect constitute greater than 50% of the sum of (i) the total

Effective Amount of outstanding Loans under such Facility and (ii) the total Commitments under such Facility less the aggregate Commitments under such Facility of Defaulting Lenders (or, if after the Commitments under such Facility have been terminated, the total Effective Amount of outstanding Loans under such Facility of Non-Defaulting Lenders and the aggregate Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Overdraft Amounts and LC Obligations under such Facility (if applicable to such Facility) at such time) and (ii) in all other cases, Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, Dollar Revolving Commitments and Multicurrency Revolving Commitments (or, if after the Total Dollar Revolving Commitment or Total Multicurrency Revolving Commitment, as applicable, has been terminated (or any Facility thereof), outstanding Dollar Revolving Loans, Dollar Revolver Pro Rata Share of Dollar LC Obligations, Multicurrency Revolving Loans and Multicurrency Revolver Pro Rata Share of outstanding Overdraft Amounts and Multicurrency LC Obligations) then in effect constitute greater than 50% of the sum of (i) the total Effective Amount of outstanding Term Loans and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Overdraft Amounts, Dollar LC Obligations and Multicurrency LC Obligations at such time).

“Reset Date” has the meaning assigned to that term in Section 1.3.

“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of Company, or, if being applied to a Subsidiary, of the applicable Subsidiary.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Company or, if being applied to a Subsidiary, of the Subsidiary.

“Restricted Domestic Subsidiary” means a Restricted Subsidiary which is a Domestic Subsidiary.

“Restricted Foreign Subsidiary” means a Restricted Subsidiary which is a Foreign Subsidiary.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness (other than Permitted Refinancing Indebtedness with respect thereto).

“Restricted Standby Letter of Credit Purposes” means any Standby Letter of Credit issued for the purpose of supporting (i) Indebtedness incurred by any Restricted Foreign Subsidiary or any Joint Venture to which Holdings or any of its Restricted Subsidiaries is a party for working capital and general business purposes, (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of industrial revenue or development bonds or financings, (iii) obligations with respect to leases of Holdings or any of its Restricted Subsidiaries, or (iv) other obligations of Holdings or any of its Restricted Subsidiaries for which letter of credit support would be used in the ordinary course of Holdings’ or such Restricted Subsidiary’s business or otherwise consistent with custom and practice in the industry.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revolver Extension Request” has the meaning set forth in Section 2.15(b).

“Revolver Extension Series” has the meaning set forth in Section 2.15(b).

“Revolver Pro Rata Share” means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender’s Revolving Commitment or, if the Revolver Termination Date for any Revolving Facility has occurred, the Effective Amount of such Revolving Lender’s then outstanding Revolving Loans and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date for any Facility has occurred, the Effective Amount of all then outstanding Revolving Loans for such terminated Facility and LC Obligations.

“Revolver Termination Date” means (i) with respect to the Dollar Revolving Facility and the Multicurrency Revolving Facility, the five-year anniversary of the Closing Date or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement and (ii) with respect to any Revolver Extension Series, the date specified thereof in the applicable Extension Amendment.

“Revolving Commitment” means, with respect to any Revolving Lender, such Lender’s Dollar Revolving Commitment and/or Multicurrency Revolving Commitment and “Revolving Commitments” means such commitments collectively.

“Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum of (i) the outstanding principal amount of the Revolving Loans made by such Revolving Lender, (ii) the Letter of Credit Exposure of such Revolving Lender and (iii) the Overdraft Amount of such Revolving Lender.

“Revolving Facilities” means the Dollar Revolving Facility, the Multicurrency Revolving Facility and any Revolver Extension Series.

“Revolving Lender” means any Lender which has a Revolving Commitment or is owed a Revolving Loan (or a portion thereof).

“Revolving Loan” means a Dollar Revolving Loan or a Multicurrency Revolving Loan as the case may be and “Revolving Loans” means such Loans collectively.

“Revolving Outstandings” means, at any time, the sum of the aggregate Revolving Credit Exposure of all Revolving Lenders then outstanding; provided, however, that (i) the term Revolving Outstandings shall not include any Revolving Credit Exposure the proceeds of which were not used for working capital or other ordinary course corporate purposes (and in any event excluding, without limitation or duplication, any Revolving Credit Exposure then outstanding the proceeds of which were used to finance (A) an Acquisition (other than an Acquisition of a Person that, immediately prior to such Acquisition, is a Restricted Subsidiary) (including to refinance any Indebtedness assumed as part of any such Acquisition), (B) an Investment in a Person (other than an Investment in a Person that, immediately prior to such Investment, is a Restricted Subsidiary), (C) a payment under a Contingent Obligation with respect to any Person other than a Restricted Subsidiary, (D) a Restricted Payment pursuant to Section 8.5(v) or (vi) or (E) a voluntary or optional payment of Subordinated Indebtedness (other than intercompany indebtedness by and among Company and its Restricted Subsidiaries) pursuant to Section 8.12(b)) and (ii) for the period through, and including, December 31, 2018, the Revolving Outstandings amount shall be $0.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive economic or trade Sanctions (which, as of the Closing Date, is Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state or Her Majesty’s Treasury, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person who is at such time subject to Sanctions or (d) any Person owned or controlled by any such Person or Persons described in the foregoing (a) through (c).

“Sanctions” has the meaning assigned to that term in Section 6.17.

“Scotiabank” has the meaning assigned to that term in the introductory paragraph hereof.

“S&P” means S&P Global Ratings, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Scheduled Term Repayments” means, from the Closing Date, with respect to the principal payments on the Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans for each date set forth below, the percentage of the original aggregate principal amount of such Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or Tranche D Term Loans (as applicable) outstanding on the Closing Date set forth opposite thereto, as the amount of such installment may be reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term Loan Repayment Percentage
December 31, 2019	1.25%
December 31, 2020	2.50%
December 31, 2021	3.75%
December 31, 2022	5.00%
December 31, 2023	5.00%
Term Loan Maturity Date	82.50%

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Net Indebtedness as of such date that is then secured by Liens on property or assets of Holdings and its Restricted Subsidiaries to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently completed Test Period.

“Secured Parties” has the meaning provided in the respective Collateral Documents to the extent such term or any equivalent term is defined therein and shall include any Person who is granted a Lien or security interest pursuant to any Loan Document.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Amended and Restated Security Agreement amended and restated as of April 22, 2015, by and among Company, Owens-Brockway, the Subsidiary Guarantors and Collateral Agent, a copy of which is attached hereto as Exhibit 5.1(j)(i)(A), as such Security Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, pursuant to the Reaffirmation Agreements or any amendments effectuating the addition of an Additional Domestic Subsidiary Borrower appointed pursuant to Section 7.9(c) hereof).

“Senior Managing Agents” means each of Credit Industrual et Commercial, New York Branch; Citizens Bank, N.A.; Industrial and Commercial Bank of China Limited, New York; UniCredit Bank AG, New York Branch, Banco de Sabadell, S.A., Miami Branch; Fifth Third Bank, an Ohio Banking Corporation.

“Solvent” means, (A) with respect to any Person organized under the laws of a state of the United States of America, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; (B) with respect to any Person incorporated or organized under the laws of Australia, the Netherlands or Canada means that such Person is able to pay its debts as such debts become due and payable and, in the case of any Person organized under the laws of Canada, is not an “insolvent person” within the meaning of the BIA; (C) with respect to any Person organized under the laws of Switzerland means that as of the date of determination, (i) the value of the assets of such Person is higher than the sum of (a) the liabilities of such Person and (b) half of the share capital of such Person, and (ii) such Person disposes of cash or cash equivalents in an amount that is not less than the total of the short-term liabilities; (D) with respect to any Person incorporated under the laws of New Zealand means (i) such Person is able to pay its debts as they become due in the normal course of business; and (ii) the value of such Person’s assets is greater than the value of its liabilities, including contingent liabilities; and (E) with respect to any Person organized under the laws of Mexico, that such person is not in any of the circumstances provided in articles 9 and 10 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) by which it may be declared in an insolvency proceeding (concurso mercantil) or bankruptcy (quiebra).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties made by Company and the Borrowers, in or pursuant to Sections 6.1 6.2(a), 6.2(b) (solely with respect to the Organic Documents of each Loan Party, the Existing Owens-Brockway Senior Unsecured Notes and the Permitted European Senior Debt), 6.2(d), 6.7, 6.8, 6.13, 6.14, 6.17 and 6.18.

“Standby Letters of Credit” has the meaning given in Section 2.11(a)(ii).

“Spot Rate” means, with respect to any foreign exchange computation in respect of any Alternative Currency or otherwise or, with respect to a Letter of Credit, other non-Dollar currency, the rate quoted by Administrative Agent in accordance with its customary procedures as the spot rate for the purchase by Administrative Agent of Dollars with such currency or the purchase by Administrative Agent of such Alternative Currency with Dollars, as the case may be, through its FX Trading Office at 10:30 A.M. (New

York time) on such date as of which the applicable foreign exchange computation is made for delivery two Business Days later.

“Stated Amount” or “Stated Amounts” means (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.  For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i)                                     any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Issuing Lender actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Issuing Lender receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if a Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Issuing Lender issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(ii)                                  any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Issuing Lender actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Issuing Lender receives the written consent (including by authenticated telex, cable, SWIFT messages or facsimile transmission with, in the case of a facsimile transmission, a follow-up original hard copy) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Issuing Lender purporting to effect such reduction.

“Subordinated Indebtedness” means any Indebtedness of Company or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“Subsequent Collateral Release Conditions” means, as of any applicable date of determination, (i) Holdings has achieved (and as of such date maintains) the Threshold Debt Ratings specified in clause (ii) of the definition thereof, (ii) the indentures or other agreements governing any Permitted Secured Debt provide for the release of all liens securing such notes on the Collateral upon the release of the liens on such Collateral securing the Obligations, (iii) no Event of Default is continuing and (iv) Administrative Agent shall have received a certificate from Company certifying to the foregoing in a manner reasonably acceptable to Administrative Agent.

“Subsequent Collateral Release Period” means each period commencing with the satisfaction of the Subsequent Collateral Release Conditions and continuing until the occurrence of the next Collateral Reinstatement Event, if any, immediately following the satisfaction of such Subsequent Collateral Release Conditions.

“Subsidiary” means, with respect to any Person (i) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership or limited liability company of which more than 50% of the outstanding partnership interests or limited liability company interest, as applicable, having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) or the managing member or members of such limited liability company are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP; (iv) in relation to any entity incorporated or established in the Netherlands shall include a “dochtermaatschappij” within the meaning of section 2:24a of the Dutch Civil Code; and (v) in relation to any Person incorporated in New Zealand shall include a subsidiary as defined in section 5 of the Companies Act; provided, that, notwithstanding the foregoing, Owens-Illinois de Venezuela C.A. and Fabrica de Vidrio Los Andes C.A. shall not constitute Subsidiaries.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Company.

“Subsidiary Guarantor” means any Restricted Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty.  As of the Closing Date, the Subsidiary Guarantors are set forth on Schedule 1.1(d).

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty dated as of April 22, 2015, by and among the Subsidiary Guarantors as of the Closing Date (excluding Owens-Brockway, the Harbor Capital Subsidiaries, Bolivian Investments, Inc., Sovereign Air, LLC, Maumee Air Associates Inc., ACI Ventures, Inc., OI Caribbean Sales and Distributions Inc., OI International Holdings Inc. and O-I US Procurement Company, Inc.), a copy of which is attached hereto as Exhibit 7.9, and as supplemented hereafter under certain circumstances by certain Restricted Domestic Subsidiaries of Company in accordance with Section 7.9, and as such Subsidiary Guaranty may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, pursuant to the Reaffirmation Agreements).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Guidelines” means, collectively, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.122.2 in relation to customer credit balances of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.2 vom April 1999 betreffend “Kundenguthaben”) and S-02.123 in relation to interbank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (“Interbankguthaben”)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), and S-02.130.1 in relation to accounts receivable of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”) and the circular letter no. 15 (1-015-DVS-2017) of October 3, 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Overdraft Account” means an account established by OI Europe with Swiss Overdraft Provider and referenced in a Swiss Overdraft Agreement.

“Swiss Overdraft Agreement” means that certain agreement between OI Europe and Crédit Agricole Corporate and Investment Bank, dated as of April 22, 2015, and any Offshore Overdraft Agreement between OI Europe, OIEG and any successor Swiss Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OI Europe and such successor Swiss Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Swiss Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Swiss Overdraft Account.

“Swiss Overdraft Provider” means Crédit Agricole Corporate and Investment Bank or any successor Swiss Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Swiss Overdraft Provider until OI Europe and such Lender have executed and delivered a Swiss Overdraft Agreement to Administrative Agent.

“Swiss Withholding Tax Statute” means the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21) together with the related regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Withholding Tax Statute, as amended from time to time.

“Tax Act” means the Income Tax Assessment Act 1936 (Commonwealth of Australia).

“Tax Transferee” means any Person who acquires any interest in the Loans (other than any Person listed on Schedule 1.1(a) or Schedule 12.8(j)) (whether or not by operation of law) or the new office to which a Lender or Agent has transferred its Loans for purposes of determining where the Loans are made, accounted for or booked.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by any Governmental Authority, and any and all liabilities (including interest, inflationary adjustments and penalties and other additions to taxes) with respect to the foregoing.

“TCA” has the meaning assigned to that term in Section 1.4(c).

“Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors of OI Europe under any credit facility which are not Qualifying Banks must not exceed 10 (ten), all in accordance within the meaning of the Swiss Guidelines.

“Term Loan” means a loan made pursuant to Section 2.1(a).

“Term Loan Commitments” means, with respect to any Lender, the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment and Tranche D Term Loan Commitment, collectively, which commitments equal $1,500,000,000 in the aggregate as of the Closing Date.

“Term Loan Extension Request” has the meaning set forth in Section 2.15(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.15(a).

“Term Loan Facility” means any term loan facility established under this Agreement (including, as of the Closing Date, the Tranche A Term Loan Facility, the Tranche B Term Loan Facility, the Tranche C Term Loan Facility and the Tranche D Term Loan Facility, as well as any Additional Term Loans, Extended Term Loans, Refinancing Term Loans and Replacement Term Loans, in each case established after the date hereof).

“Term Loan Lender” means any Lender which has a Term Loan Commitment or is owed a Term Loan (or a portion thereof).

“Term Loan Maturity Date” means (i) with respect to the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and the Tranche D Term Loans, the date that is the fifth anniversary of the Closing Date, (ii) with respect to any Term Loan Extension Series, the date specified therefor in the applicable Extension Amendment, (iii) with respect to any Additional Term Loans, the date specified therefor in the applicable amendment executed pursuant to Section 2.10(b), (iv) with respect to any Refinancing Term Loans, the date specified therefor in the applicable amendment executed pursuant to Section 2.1(c)(ii) and (v) with respect to any Replacement Term Loans, the date specified therefor in the applicable amendment executed pursuant to Section 12.1(g).

“Term Loan Pro Rata Share” means, with respect to any Term Loan Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Term Loan Facility and the denominator of which shall be the amount of all then outstanding Loans under such Term Loan Facility.

“Test Period” means the four consecutive Fiscal Quarters of Holdings then last ended.

“Third Australian Acknowledgement Side Deed” means the document entitled Third Australian Acknowledgement Side Deed between O-I Australia, each of the Australian Guarantors, Deutsche Bank AG, Sydney Branch, as sub-agent, Administrative Agent and Collateral Agent.

“Threshold Debt Ratings” means (i) for purpose of the Initial Collateral Release Conditions, a corporate credit rating of Holdings of BB+ or higher by S&P and a corporate family rating of Ba1 or higher by Moody’s and (ii) for purpose of the Subsequent Collateral Release Conditions, a corporate credit rating of Holdings of BBB- or higher by S&P and a corporate family rating of Baa3 or higher by Moody’s.

“Total Available Dollar Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Dollar Revolving Commitments of the Lenders at such time.

“Total Available Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Multicurrency Revolving Commitments of the Lenders at such time.

“Total Available Revolving Commitment” means, at any date, the sum of (i) the Total Available Dollar Revolving Commitment on such date, plus (ii) the Total Available Multicurrency Revolving Commitment on such date.

“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Loan Commitments and the Revolving Commitments of each of the Lenders at such time.

“Total Dollar Revolving Commitment” means, at any time, the sum of the Dollar Revolving Commitments of each of the Lenders at such time.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) the sum of (x) Net Indebtedness of Holdings and its Restricted Subsidiaries (excluding from such calculation the Revolving Outstandings and any Non-Recourse Receivables Financing Indebtedness) as of the last day of such Test Period plus (y) the Revolving Outstandings on the December 31 immediately preceding such date (or, in the case of a Test Period ended on December 31 in any Fiscal Year of Company, the Revolving Outstandings on such December 31), to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Total Multicurrency Revolving Commitment” means, at any time, the sum of the Multicurrency Revolving Commitments of each of the Lenders at such time.

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Trade Date” has the meaning assigned to that term in Section 12.8.

“Tranche A Term Loan” means a loan made pursuant to Section 2.1(a)(i).

“Tranche A Term Loan Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Tranche A Term Loan Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Tranche A Term Loan Commitments” as the same may be adjusted from time to time pursuant to the terms hereof, and “Tranche A Term Loan Commitments” means all such commitments collectively, which commitments equal $600,000,000 in the aggregate as of the Closing Date.

“Tranche A Term Loan Facility” means the credit facility under this Agreement evidenced by the Tranche A Term Loan Commitments and the Tranche A Term Loans.

“Tranche A Term Loan Lender” means any Lender which has a Tranche A Term Loan Commitment or is owed a Tranche A Term Loan (or a portion thereof).

“Tranche B Term Loan” means a loan made pursuant to Section 2.1(a)(ii).

“Tranche B Term Loan Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Tranche B Term Loan Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Tranche B Term Loan Commitments” as the same may be adjusted from time to time pursuant to the terms hereof, and “Tranche B Term Loan Commitments” means all such commitments collectively, which commitments equal $200,000,000 in the aggregate as of the Closing Date.

“Tranche B Term Loan Facility” means the credit facility under this Agreement evidenced by the Tranche B Term Loan Commitments and the Tranche B Term Loans.

“Tranche B Term Loan Lender” means any Lender which has a Tranche B Term Loan Commitment or is owed a Tranche B Term Loan (or a portion thereof).

“Tranche C Term Loan” means a loan made pursuant to Section 2.1(a)(iii).

“Tranche C Term Loan Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Tranche C Term Loan Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Tranche C Term Loan Commitments” as the same may be adjusted from time to time pursuant to the terms hereof, and “Tranche C Term Loan Commitments” means all such commitments collectively, which commitments equal $110,000,000 in the aggregate as of the Closing Date.

“Tranche C Term Loan Facility” means the credit facility under this Agreement evidenced by the Tranche C Term Loan Commitments and the Tranche C Term Loans.

“Tranche C Term Loan Lender” means any Lender which has a Tranche C Term Loan Commitment or is owed a Tranche C Term Loan (or a portion thereof).

“Tranche D Term Loan” means a loan made pursuant to Section 2.1(a)(iv).

“Tranche D Term Loan Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Tranche D Term Loan Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Tranche D Term Loan Commitments” as the same may be adjusted from time to time pursuant to the terms hereof, and “Tranche D Term Loan Commitments” means all such commitments collectively, which commitments equal $590,000,000 in the aggregate as of the Closing Date.

“Tranche D Term Loan Facility” means the credit facility under this Agreement evidenced by the Tranche D Term Loan Commitments and the Tranche D Term Loans.

“Tranche D Term Loan Lender” means any Lender which has a Tranche D Term Loan Commitment or is owed a Tranche D Term Loan (or a portion thereof).

“Transactions” means and includes (i) each of the Credit Events occurring on the Closing Date, (ii) the repayment in full of the loans and other obligations outstanding under the Existing Credit Agreement and (iii) the payment of fees and expenses in connection with the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(g).

“Trigger Quarter” has the meaning assigned to that term in Section 9.1.

“Triggering Asset Sale” means an Asset Sale that generates Net Proceeds equal to or in excess of $100,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Loan.

“Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks and Qualifying Intragroup Creditors, of OI Europe under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20), in each case in accordance with the meaning of the Guidelines.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Unfunded Pension Liability” means, with respect to any Pension Plan, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) of such Pension Plan, determined as of the then most recent actuarial valuation report for such Pension Plan based on the assumption relied on in such actuarial valuation for the applicable plan year.

“Unpaid Drawing” has the meaning set forth in Section 2.11(d).

“Unrestricted Subsidiary” means (i) any Subsidiary of Company designated by the board of directors of Company as an Unrestricted Subsidiary pursuant to Section 7.10 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“USA Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001, P.L. 107-56.

“U.S. Borrower” means Owens-Brockway.

“U.S. Collateral” means that portion of the Collateral securing the U.S. Obligations.

“U.S. Obligations” means all of the Obligations owing by the U.S. Borrower.

“U.S. Tax Compliance Certificate” has the meaning given in Section 4.7(d).

“VAT” means any Tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other Tax of a similar nature imposed by any Governmental Authority and all interest, additions to tax or penalties related thereto.

“Voting Participant” has the meaning assigned to that term in Section 12.8(j).

“Voting Participant Notification” has the meaning assigned to that term in Section 12.8(j).

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wells Fargo” has the meaning assigned to that term in the introductory paragraph hereof.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person; provided that (i) OI Manufacturing Italy SpA shall be deemed a Wholly-Owned Subsidiary of OI Europe and (ii) O-I Glasspack GmbH & Co. KG shall be deemed to be a Wholly-Owned Subsidiary of O-I Glasspack Beteiligungs Verwaltungs GmbH.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In

Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

“WURA” means the Winding-Up and Restructuring Act (Canada), as amended.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  References to “Articles,” “Sections,” “paragraphs,” “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise expressly provided herein, references to constitutive and Organic Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.2                   Terms Generally; Financial Statements.

(a)                                 Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP and on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Sections 7.1(a), 7.1(b) and 7.1(h).  Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation.  Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person.  For purposes of this Agreement, amounts of Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable Obligation (without regard to any election by Holdings or any of its Restricted Subsidiaries to measure an item of indebtedness using fair value or any other discount that may be applicable under GAAP).  In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.3 hereof occur after the Closing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then such changes shall not be given effect for purposes of calculations in connection with the financial covenant, standards or term found in this Article I, Article VII or Article VIII until such time as Company, Administrative Agent and the Lenders shall enter into and diligently pursue negotiations in good faith in order to amend such provisions of this

Agreement so as to equitably reflect such changes so that the criteria for evaluating Holdings’ financial condition will be the same after such changes as if such changes had not occurred.

(b)                                 For purposes of computing ratios in the financial covenants in Article IX, as of the end of any Test Period, all components of such ratios for the applicable Test Period shall be calculated on a Pro Forma Basis as determined in good faith by Company and certified to by a Responsible Officer of Company to Administrative Agent.

(c)                                  For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of Dollar Equivalent.

(d)                                 Notwithstanding any other provision contained herein, any lease that is or would be characterized as an operating lease for purposes of GAAP prior to the issuance of FASB ASU No. 2016-02 shall continue to be accounted for as an operating lease for purposes of this Agreement (whether or not such operating lease was in effect on such date) notwithstanding the fact that such lease is required in accordance with such ASU (on a prospective or retroactive basis or otherwise) to be treated as a Capitalized Lease in the financial statements to be delivered pursuant to Section 7.1.

1.3                   Calculation of Exchange Rate.  On each Exchange Rate Determination Date, Administrative Agent shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to each Borrower and to each Lender that shall have requested such information.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and Canadian Dollars or Alternative Currencies as applicable.

1.4                   Dutch Terms.  In relation to any entity that is incorporated, or where applicable, has its centre of main interest in the Netherlands, and in relation to any assets in the Netherlands a reference to:

(a)                                 a moratorium includes (voorlopige) surseance van betaling;

(b)                                 winding up, liquidation, dissolution and reorganization (and any of those terms) includes an entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht);

(c)                                  any proceedings relation to an insolvency, a moratorium, a winding up, liquidation or dissolution includes an entity having filed (i) for surseance van betaling or voorlopige surseance van betaling or (ii) any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) (“TCA”) or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA;

(d)                                 a Lien includes any privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and any other right created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)                                  a liquidator includes a curator;

(f)                                   an administrator includes a bewindvoerder; and

(g)                                  an attachment includes conservatoir and executoriaal beslag.

1.5                               Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers’ Agent, Administrative Agent and such Lender.

1.6                               Division.  For all purposes under the Loan Documents, in connection with any division or plan of division under any applicable law: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

AMOUNT AND TERMS OF U.S. DOLLAR, EURO AND ALTERNATIVE CURRENCY CREDITS

2.1                   The Commitments.

(a)                                 Term Loans.

(i)                                     Tranche A Term Loans.  Each Tranche A Term Loan Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan to Owens-Brockway on the Closing Date in an aggregate principal amount equal to the Tranche A Term Loan Commitment of such Lender.  The Tranche A Term Loans (i) shall be incurred by Owens-Brockway pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Tranche A Term Loan Commitment, if any, of such Lender at such time.  Each Lender’s Tranche A Term Loan Commitment shall expire immediately and without further action on the Closing Date after giving effect to the Tranche A Term Loans made thereon.  No amount of any Tranche A Term Loan which is repaid or prepaid by Owens-Brockway may be reborrowed hereunder.

(ii)                                  Tranche B Term Loans.  Each Tranche B Term Loan Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan to O-I Australia on the Closing Date in an aggregate principal amount equal to the Tranche B Term Loan Commitment of such Lender.  The Tranche B Term Loans (i) shall be incurred by O-I Australia pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Tranche B Term Loan Commitment, if any, of such Lender at such time.  Each Lender’s Tranche B Term Loan Commitment shall expire immediately and without further action on the Closing Date after giving effect to the Tranche B Term Loans made thereon.  No amount of any Tranche B Term Loan which is repaid or prepaid by O-I Australia may be reborrowed hereunder.

(iii)                               Tranche C Term Loans.               Each Tranche C Term Loan Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan to O-I NZ on the Closing Date in an aggregate principal amount equal to the Tranche C Term Loan Commitment of such Lender.  The Tranche C Term Loans (i) shall be incurred by O-I NZ pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Tranche C Term Loan Commitment, if any, of such Lender at such time.  Each Lender’s Tranche C Term Loan Commitment shall expire immediately and without further action on the Closing Date after giving effect to the Tranche C Term Loans made thereon.  No amount of any Tranche C Term Loan which is repaid or prepaid by O-I NZ may be reborrowed hereunder.

(iv)                              Tranche D Term Loans.               Each Tranche D Term Loan Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan to OIEG on the Closing Date in an aggregate principal amount equal to the Tranche D Term Loan Commitment of such Lender.  The Tranche D Term Loans (i) shall be incurred by OIEG pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Tranche D Term Loan Commitment, if any, of such Lender at such time.  Each Lender’s Tranche D Term Loan Commitment shall expire immediately and without further action on the Closing Date after giving effect to the Tranche D Term Loans made thereon.  No amount of any Tranche D Term Loan which is repaid or prepaid by OIEG may be reborrowed hereunder.

(b)                                 Revolving Loans.

(i)                                     Dollar Revolving Loan Facility.  Each Dollar Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Owens-Brockway or an Additional Domestic Subsidiary Borrower, as the case may be, denominated in Dollars on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Dollar Revolver Pro Rata Share of the Total Available Dollar Revolving Commitment (each such loan by any Lender, a “Dollar Revolving Loan” and collectively, the “Dollar Revolving Loans”); provided, that no such Dollar Revolving Loan shall be made if after giving effect thereto, the Total Available Dollar Revolving Commitments would equal less than zero.  All Dollar Revolving Loans comprising the same Borrowing hereunder shall be made by the Dollar Revolving Lenders simultaneously and in proportion to their respective Dollar Revolving Commitments.  Prior to the Revolver Termination Date for the Dollar Revolving Facility, Dollar Revolving Loans may be repaid and reborrowed by U.S. Borrower or an Additional Domestic Subsidiary Borrower (if applicable) in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(ii)                                  Multicurrency Revolving Loan Facility.  Each Multicurrency Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to any Multicurrency Revolving Borrower, denominated in Dollars or an Alternative Currency as set forth below, on a revolving basis from time to time during the Commitment Period for the Multicurrency Revolving Facility, in an amount not to exceed its Multicurrency Revolver Pro Rata Share of (a) with respect to all Borrowers the Total Available Multicurrency Revolving Commitment and (b) with respect to any applicable Borrower, such Borrower’s Available Multicurrency Revolving Sublimit (each such loan by any Lender, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”); provided, that (v) no such Multicurrency Revolving Loan shall be made if after giving effect thereto, the Total Available Multicurrency Revolving Commitments would equal less than zero, (v) Multicurrency Revolving Loans made to O-I Australia shall be made in ADollars or Euro, (w) Multicurrency Revolving Loans made to OIEG shall be made in Dollars, ADollars or Euro, (x) Multicurrency Revolving Loans made to OI Europe shall be made in Euro, (y) Multicurrency Revolving Loans made to O-I Mexico shall be made in Dollars and (z) Multicurrency Revolving Loans made to O-I Canada shall be made in Dollars (provided that Lenders shall not be obligated to make Multicurrency Revolving Loans to O-I Canada, and O-I Canada may not request any such Multicurrency Revolving Loans at any time a Canadian Overdraft Agreement is in effect, except to repay the Canadian Overdraft Amount upon notice from the Canadian Overdraft Provider pursuant to Section 2.1(e)).  All Multicurrency Revolving Loans comprising the same Borrowing hereunder shall be made by the Multicurrency Revolving Lenders simultaneously and in proportion to their respective Multicurrency Revolving Commitments.  Prior to the Revolver Termination Date for the Multicurrency Revolving Commitment, Multicurrency Revolving Loans may be repaid and reborrowed by a Multicurrency Revolving Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6 all Multicurrency Revolving Loans comprising the same Borrowing shall at all times be of the same Type.  For the avoidance of doubt, the aggregate principal amount of Multicurrency Revolving Loans made to Offshore Borrowers shall reduce the availability of Multicurrency Revolving Loans made to Owens-Brockway and other Additional Domestic Subsidiary Borrowers on a dollar-for-dollar basis to the extent of the Dollar Equivalent of the Multicurrency Revolving Loans outstanding.

(c)                                  Refinancing Term Loans. (i) Owens-Brockway, O-I Australia, O-I NZ and OIEG shall have the right at any time (so long as (x) no Unmatured Event of Default or Event of Default then exists and (y) Borrowers’ Agent shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner consistent with the requirements of Section 7.1(c) giving pro forma effect to such incurrence and evidencing compliance with the covenants referred to in such Compliance Certificate)), to incur loans from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans and commitments to make loans to Owens-Brockway, O-I Australia, O-I NZ or OIEG as applicable (the “Refinancing Term Loans”) in an aggregate principal amount not to exceed the aggregate amount (together with accrued interest, premium and fees in respect thereof) of Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans theretofore made to such Borrower and thereafter repaid (or to be repaid with the proceeds of such Refinancing Term Loans).  Refinancing Term Loans may be incurred as one or more tranches (of at least $150,000,000, or if less, the aggregate principal amount of the Term Loans to be refinanced) of Refinancing Term Loans as determined by Administrative Agent that are pari passu in all respects with, have a Weighted Average Life to Maturity of not less than, have a final maturity no earlier than and shall otherwise be (except as to pricing and fees) on terms and conditions substantially similar to, the applicable tranche of Term Loans such tranche of Refinancing Term Loans is to replace or refinance.

(ii)                                  If Owens-Brockway, O-I Australia, O-I NZ or OIEG desires to incur Refinancing Term Loans, Owens-Brockway, O-I Australia, O-I NZ or OIEG, as applicable, will enter into an amendment with the applicable lenders (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Refinancing Term Loans, which amendment shall set forth any terms and conditions of the Refinancing Term Loans not covered by this Agreement as agreed by Owens-Brockway, O-I Australia, O-I NZ or OIEG, as applicable, and such Lenders, and shall provide for the issuance of promissory notes to evidence the Refinancing Term Loans if requested by the lenders advancing Refinancing Term Loans (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Agents and consistent with the terms of this Section 2.1(c)(ii) and of the other provisions of this Agreement.  Borrowers shall, and shall cause the other Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with the Refinancing Term Loans. In addition, any Lenders providing Refinancing Term Loans shall become bound by the Re-Allocation Agreement in a manner satisfactory to Administrative Agent, and the Lenders and Issuing Lenders hereby authorize Administrative Agent and Collateral Agent to enter into any amendment or supplement to the Re-Allocation Agreement as Administrative Agent deem necessary or appropriate in order to give effect to the foregoing.  No consent of any Lender (other than any Lender making Refinancing Term Loans) is required to permit the Loans contemplated by this Section 2.1(c)(ii) or the aforesaid amendment to effectuate the Refinancing Term Loans.  No Lender shall have any obligation, whether express or implied, to commit to provide any Refinancing Term Loans.  This Section 2.1 shall supersede any provisions contained in this Agreement, including, without limitation, Section 12.1.

(d)                                 Domestic Overdraft Account. (i) The Lenders agree that Owens-Brockway and Administrative Agent may establish and maintain the Domestic Overdraft Account to be established pursuant to the Domestic Overdraft Agreement; provided that (x) the Domestic Overdraft Amount shall not exceed at any time $100,000,000, and (y) no extension of credit under the Domestic Overdraft Agreement shall be made if the Total Available Multicurrency Revolving Commitments equal less than zero.  Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in Section 2.1(b)(ii) with respect to the making of Multicurrency Revolving Loans), the Lenders and Owens-Brockway further agree that Administrative Agent at any time in its sole and absolute discretion may, upon notice to Owens-Brockway and Multicurrency Revolving Lenders, require each Multicurrency Revolving Lender (including Administrative Agent) on one Business Day’s notice to make a Multicurrency Revolving Loan on behalf of Owens-Brockway in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share, or, in the sole and absolute discretion of Administrative Agent, require each other Multicurrency Revolving Lender to purchase a participation in amounts due with respect to the Domestic Overdraft Amount in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share of the Domestic Overdraft Amount; provided, however, that the obligation of each such Lender to make each such Multicurrency Revolving Loan on behalf of Owens-Brockway is subject to the condition that at the time such extension of credit under the Domestic Overdraft Agreement was made the duly authorized officer of Administrative Agent responsible for the administration of Administrative Agent’s credit relationship with Owens-Brockway believed in good faith that (x) no Event of Default had occurred and was continuing or (y) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under Section 12.1, all Lenders or all Lenders directly affected, as applicable) at the time such extension of credit under the Domestic Overdraft Agreement was made.

(ii)                                  In the case of Multicurrency Revolving Loans made by Lenders other than Administrative Agent under Section 2.1(d)(i), each such Lender shall make the amount of its Multicurrency Revolving Loan available to Administrative Agent in accordance with Section 2.8.  The proceeds of such Multicurrency Revolving Loans shall be immediately delivered to Administrative Agent (and not to Owens-Brockway or any other Loan Party) and applied to repay the Domestic Overdraft Amount.  On the day such Multicurrency Revolving Loans are made, Administrative Agent’s Multicurrency Revolver Pro Rata Share of the Domestic Overdraft Amount being refunded shall be deemed to be paid with the proceeds of a Multicurrency Revolving Loan made by Administrative Agent and such portion of the Domestic Overdraft Amount deemed to be so paid shall no longer be outstanding.

(iii)                               Owens-Brockway authorizes Administrative Agent to charge its account with Administrative Agent (up to the amount available in such account) in order to immediately pay Administrative Agent the amount of the Domestic Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from Administrative Agent, are not sufficient to repay in full the Domestic Overdraft Amount to be refunded and provided further that Administrative Agent shall give Owens-Brockway notice of such charges prior thereto or as soon as reasonably practicable thereafter.

(iv)                              Each Multicurrency Revolving Loan made in accordance with this Section 2.1(d) shall be made as a Base Rate Loan.  If any portion of any such amount paid to Administrative Agent should be recovered by or on behalf of Owens-Brockway from Administrative Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Multicurrency Revolving Lenders in the manner contemplated by Section 4.5.

(v)                                 In the event that Administrative Agent requires the other Multicurrency Revolving Lenders to purchase participations in the Domestic Overdraft Amount, payment for such participations shall be made directly to Administrative Agent at the applicable Payment Office not later than 1:00 P.M. (New York time) on the Business Day next succeeding the date notice to purchase such participations is given.  Except as provided above in this Section 2.1(d) (and, in the case of the obligation to make Multicurrency Revolving Loans, except for the satisfaction of the conditions specified in Section 5.1 and 5.2) each Lender’s obligation to make Multicurrency Revolving Loans pursuant to this Section 2.1(d) and to purchase participations in the Domestic Overdraft Amount pursuant to this Section 2.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (v) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, any Loan Party or any other Person for any reason whatsoever; (w) the occurrence or continuance of an Event of Default or an Unmatured Event of Default; (x) any adverse change in the condition (financial or otherwise) of any Loan Party; (y) any breach of this Agreement by any Loan Party or any other Multicurrency Revolving Lender; or (z) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Multicurrency Revolving Loans are terminated in accordance with Article X, Lenders having a Multicurrency Revolving Commitment shall thereafter only be obligated to purchase participations in the Domestic Overdraft Amount as provided in this Section 2.1(d).  In the event that any Lender fails to make available to Administrative Agent the amount of any of such Lender’s Multicurrency Revolving Loans required to be made pursuant to this Section 2.1(d) or the amount of any participations in the Domestic Overdraft Amount which are required to be purchased from Administrative Agent by such Lender pursuant to this Section 2.1(d), Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this Section 2.1(d) shall be deemed to prejudice the right of any Lender to recover from Administrative Agent any amounts made available by such Lender to Administrative Agent pursuant to this Section 2.1(d) in respect of any extension of credit by Administrative Agent under the Domestic Overdraft Agreement in the event that it is determined by a court of competent jurisdiction in a final and non-appealable judgment that such extension of credit by Administrative Agent constituted gross negligence or willful misconduct on the part of Administrative Agent.

(vi)                              Any notice given by Administrative Agent to Lenders pursuant to the immediately preceding paragraph shall be concurrently given by Administrative Agent to Owens-Brockway or Borrowers’ Agent.

(e)                                  Offshore Overdraft Accounts. (i) The Lenders agree that O-I Australia, O-I Canada, OIEG, O-I Mexico and OI Europe may each establish and maintain an Offshore Overdraft Account with an Offshore Overdraft Provider pursuant to an Offshore Overdraft Agreement; provided that (a) (1) the Australian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $30,000,000, (2) the Canadian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $20,000,000 and (3) the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $60,000,000, and (b) in no event shall an Offshore Borrower request an extension of credit under an Offshore Overdraft Agreement (and no Offshore Overdraft Provider shall be obligated to extend credit under an Offshore Overdraft Agreement) if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments or such Borrower’s Available Multicurrency Revolving Sublimit would equal less than zero.

(ii)                                  Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in Section 2.1(b)(ii) with respect to the making of Multicurrency Revolving Loans), Lenders and each Offshore Borrower further agree that any Offshore Overdraft Provider at any time in its sole and absolute discretion may, upon notice to the relevant Offshore Borrower, Administrative Agent and the Lenders, require each Multicurrency Revolving Lender (including such Offshore Overdraft Provider) on three Business Days’ notice to (a) make a Multicurrency Revolving Loan in Dollars (in the case of such a Loan to O-I Canada), ADollars (in the case of such a Loan to O-I Australia) or Euro (in the case of such a Loan to OIEG or OI Europe) in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share (determined with respect to such type of Multicurrency Revolving Commitments) of the relevant Offshore Overdraft Amount (calculated in the case of such a Loan to O-I Canada by reference to the applicable Spot Rate on the date such Multicurrency Revolving Loan is to be made) or, (b) in the event the relevant type of Multicurrency Revolving Commitment has terminated or the conditions for the making of such Multicurrency Revolving Loans under Section 5.2 are not satisfied, require each Multicurrency Revolving Lender to purchase a participation in Dollars (in the case of the Canadian Overdraft Amount), ADollars (in the case of the Australian Overdraft Amount) or Euro (in the case of the Dutch Overdraft Amount or Swiss Overdraft Amount) in amounts due with respect to the relevant Offshore Overdraft Account in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share of the relevant Offshore Overdraft Amount (calculated in the case of a participation in the Canadian Overdraft Amount by reference to the applicable Spot Rate on the date such participation is to be purchased); provided, however, that the obligation of each Multicurrency Revolving Lender to make each such Multicurrency Revolving Loan is subject to the condition that at the time such extension of credit under the applicable Offshore Overdraft Agreement was made the duly authorized officer of such Offshore Overdraft Provider responsible for the administration of such Offshore Overdraft Provider’s credit relationship with the relevant Offshore Borrower believed in good faith that (a) no Event of Default had occurred and was continuing, or (b) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under Section 12.1, all Lenders or all Lenders with Obligations directly affected, as applicable) at the time such extension of credit under such Offshore Overdraft Agreement was made.

(iii)                               In the case of Multicurrency Revolving Loans or participation purchases made by Lenders other than Administrative Agent under Section 2.1(e)(ii), each such Lender shall make the amount of its Multicurrency Revolving Loan or the amount of its participation, as applicable, available to Administrative Agent in accordance with Section 2.8.  The proceeds of such Multicurrency Revolving Loans or participation purchases shall be delivered by Administrative Agent to such Offshore Overdraft Provider (and not to any Borrower or other Loan Party) as soon as practicable and applied to repay the relevant Offshore Overdraft Amount.  On the day such Multicurrency Revolving Loans are made or such participations are purchased, such Offshore Overdraft Provider’s Multicurrency Revolver Pro Rata Share of the Offshore Overdraft Amount being refunded shall be deemed to be paid with the proceeds of a Multicurrency Revolving Loan made by such Offshore Overdraft Provider and such portion of the Offshore Overdraft Amount deemed to be so paid shall no longer be outstanding.

(iv)                              Each Offshore Borrower authorizes the Offshore Overdraft Provider to charge such Offshore Borrower’s accounts with such Offshore Overdraft Provider (up to the amount available in each such account) in order to immediately pay such Offshore Overdraft Provider the amount of the Offshore Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from such Offshore Overdraft Provider, are not sufficient to repay in full the Offshore Overdraft Amount to be refunded; provided that such Offshore Overdraft Provider shall give such Offshore Borrower notice of such charges prior thereto or as soon as reasonably practicable thereafter.

(v)                                 Each Multicurrency Revolving Loan made in accordance with the foregoing shall be made (x) if denominated in Dollars, as a Base Rate Loan or (y) if denominated in any other Alternative Currency, as a Eurocurrency Loan.  If any portion of any such amount paid to any Offshore Overdraft Provider should be recovered by or on behalf of such Offshore Borrower from such Offshore Overdraft Provider in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 4.5.

(vi)                              Except as provided above in this Section 2.1(e) (and, in the case of the obligation to make Multicurrency Revolving Loans, except for the satisfaction of the conditions specified in Sections 5.1 and 5.2), each Lender’s obligation to make Multicurrency Revolving Loans pursuant to this Section 2.1(e) and the obligation of each Multicurrency Revolving Lender to purchase participations in any Offshore Overdraft Amount pursuant to this Section 2.1(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Offshore Overdraft Provider, any Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or an Unmatured Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Loan Party; (d) any breach of this Agreement by any Borrower or any other Lender; or (e) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Multicurrency Revolving Loans are terminated in accordance with Article X, Multicurrency Revolving Lenders shall thereafter only be obligated to purchase participations in the relevant Offshore Overdraft Amount as provided in this Section 2.1(e).  In the event that any Lender fails to make available to the relevant Administrative Agent the amount of any of such Lender’s Multicurrency Revolving Loans required to be made pursuant to this Section 2.1(e) or to Administrative Agent the amount of any participations in the relevant Offshore Overdraft Amount which are required to be purchased from such Offshore Overdraft Provider by such Lender pursuant to this Section 2.1(e), such Offshore Overdraft Provider shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by such Offshore Overdraft Provider for the correction of errors among banks in the relevant jurisdiction for three Business Days and thereafter at the Base Rate.  Nothing in this Section 2.1(e) shall be deemed to prejudice the right of any Lender to recover from any Offshore

Overdraft Provider any amounts made available by such Lender to such Offshore Overdraft Provider pursuant to this Section 2.1(e) in respect of any extension of credit by such Offshore Overdraft Provider under the relevant Offshore Overdraft Agreement in the event that it is determined by a court of competent jurisdiction in a final and non-appealable judgment that such extension of credit by such Offshore Overdraft Provider constituted gross negligence or willful misconduct on the part of such Offshore Overdraft Provider.

(vii)                           Any notice given by any Offshore Overdraft Provider to the relevant Lenders pursuant to Section 2.1(e)(ii) shall be concurrently given by such Offshore Overdraft Provider to Administrative Agent and the applicable Offshore Borrower or Borrowers’ Agent.

(viii)                        Not later than the end of the first and third week of each month, and promptly upon request by Administrative Agent, each Offshore Overdraft Provider shall deliver to Administrative Agent a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Account since the last such report and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report.

(ix)                              Anything contained in this Agreement to the contrary notwithstanding, no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by any Borrower therefrom, shall modify, terminate or waive in any manner adverse to any Offshore Overdraft Provider any provision of this Section 2.1(e) or any other provision of this Agreement directly relating to the Offshore Overdraft Accounts or the Offshore Overdraft Amounts (including any provision directly relating to the repayment of the Offshore Overdraft Amounts with the proceeds of Multicurrency Revolving Loans or directly relating to the obligations of Lenders to purchase participations in the Offshore Overdraft Amounts) without the written concurrence of the applicable Offshore Overdraft Providers.

2.2                   Evidence of Indebtedness; Repayment of Loans.

(a)                                 Evidence of Indebtedness.  At the request of any Lender (which request shall be made to Administrative Agent), each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to it by such Lender shall be evidenced, (1) if Term Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith, (2) if Revolving Loans (other than Revolving Loans made or to be made to O-I Mexico), by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith and (3) if Revolving Loans made or to be made to O-I Mexico, by a non-negotiable promissory note (pagaré no negociable) duly issued by O-I Mexico substantially in the form of Exhibit 2.2(a)(3) hereto. In the event that O-I Mexico has issued a Note pursuant to clause (3) of the immediately preceding sentence with respect to a Loan and the terms and conditions of such Loan change in any way (including as a result of a conversion or continuation pursuant to Section 2.7 or a change in the Applicable Base Rate Margin or the Applicable Eurocurrency Margin), O-I Mexico shall issue the applicable Lender a new Note that reflects such new terms (and which shall otherwise be issued in accordance with clause (3) of the immediately preceding sentence) within three (3) Business Days following the date in which such change becomes effective.

(b)                                 Notation of Payments.  Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency and tranche of such Loan and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect any Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

(c)                                  Repayment of Loans.  Each Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Loans of such Borrower, on the applicable Revolver Termination Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Revolving Loan made to it by each such Revolving Lender, in the Applicable Currency and (ii) in respect of Term Loans of such Borrower under a particular Term Loan Facility, on the applicable Term Loan Maturity Date (or such earlier date as, and to the extent that, such Term Loan Facility becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Term Loan made to it under such Term Loan Facility by each such Term Loan Lender, in the applicable Currency.  Each Borrower hereby further agrees to pay interest in immediately available funds (in the Applicable Currency) at the applicable Payment Office on the unpaid principal amount of the Revolving Loans and Term Loans made to it from time to time from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

2.3                   Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples above such minimum (or, if less, the then Total Available Dollar Revolving Commitment or the Total Available Multicurrency Revolving Commitment).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than (i) six (6) Borrowings of Eurocurrency Loans with weekly Interest Periods in the aggregate by any Borrower (other than Owens-Brockway or any Additional Domestic Subsidiary Borrower) nor more than one (1) Borrowing of Eurocurrency Loans with a weekly Interest Period by Owens-Brockway or any Additional Domestic Subsidiary Borrower nor (ii) unless approved by Administrative Agent in its reasonable discretion, twenty-five (25) Borrowings of Eurocurrency Loans at any time.

2.4                   Borrowing Options.  The Term Loans and the Revolving Loans shall, at the option of the applicable Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans.  Notwithstanding anything to the contrary herein, Base Rate Loans may only be incurred with respect to Loans denominated in Dollars, and the Term Loans and Revolving Loans denominated in Alternative Currencies shall be Eurocurrency Loans.  Any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate with reasonable and appropriate capacities to fund the applicable currency and without any increased cost to Borrowers to make or continue any Loan, provided that in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligations of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5                   Notice of Borrowing.  Whenever any Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder, (ii) in the case of Alternative Currency Loans (other than ADollar denominated Loans), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time); or (iii) in the case of ADollar Loans, at least four Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (Melbourne, Australia time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Closing Date may, at the discretion of Administrative Agent, be delivered later than the time specified above but no later than 10:00 a.m. (New York City time) on the Business Day prior to the Closing Date.  Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by such Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the relevant currency, (ii) the date of Borrowing (which shall be a Business Day), (iii) the Facility under which the Loans being made pursuant to such Borrowing are to be Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Dollar Revolving Loans or Multicurrency Revolving Loans, as applicable, (iv) whether such Loans are to be Base Rate Loans or Eurocurrency Loans and (v) with respect to Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto.  Administrative Agent shall as promptly as practicable give each Lender that would be required to fund a portion of a proposed Borrowing written or telephonic notice (promptly confirmed in writing) of such proposed Borrowing, such Lender’s Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing.  Without in any way limiting any Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent or the respective Issuing Lender (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of such Borrower prior to receipt of written confirmation.  Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on each Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing.  Each Borrower hereby agrees not to dispute Administrative Agent’s or such Issuing Lender’s record of the time of telephonic notice.

2.6             Public Offer.

(a)                                 Arrangers’ Representations, Warranties and Undertakings.  The Arrangers undertake, represent and warrant to O-I Australia as follows:

(i)                                     on behalf of O-I Australia, the Arrangers have made invitations (in the form of a Lender Presentation) to become a Lender under the Tranche B Term Loan Facility and the Multicurrency Revolving Facility to at least ten parties, each of whom, as at the date the relevant invitation is made, the Arrangers’ relevant officers involved in the transaction contemplated by this Agreement on a day-to-day basis believe carries on the business of providing finance or investing or dealing in securities in the course of operating in financial markets for the purposes of Section 128F(3A)(a)(i) of the Tax Act;

(ii)                                  at least 10 of the parties to whom the Arrangers have made invitations referred to in clause (i) above are not, as at the date the invitations are made, to the knowledge of the relevant officers of the Arrangers involved in the transaction contemplated by this Agreement, Associates of any of those 10 offerees or the Arrangers; and

(iii)                               the Arrangers have not made and will not make offers or invitations referred to in clause (i) to parties whom its relevant officers involved in the transaction contemplated by this Agreement on a day-to-day basis are aware are Offshore Associates of O-I Australia.

(b)                                 Lender’s Representations and Warranties.  Each Person that is a Lender under the Tranche B Term Loan Facility and/or the Multicurrency Revolving Facility as of the Closing Date represents and warrants to O-I Australia that if it received an invitation to become a Lender under the Tranche B Term Loan Facility and/or the Multicurrency Revolving Facility, at the time it received such invitation it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

(c)                                  Information.  Each Arranger, and each Lender under the Tranche B Term Loan Facility and/or Multicurrency Revolving Facility, agrees to provide to O-I Australia when reasonably requested by O-I Australia any factual information in its possession or which it is reasonably able to provide to assist O-I Australia to demonstrate (based upon tax advice received by O-I Australia) that Section 128F of the Tax Act has been satisfied with respect to the Tranche B Term Loan Facility and/or the Multicurrency Revolving Facility where to do so will not in such Arranger’s or Lender’s reasonable opinion breach any law or regulation or any duty of confidence.

(d)                                 Co-Operation if Section 128F requirements not satisfied.  If, for any reason, the requirements of Section 128F of the Tax Act have not been satisfied in relation to interest payable on Loans by O-I Australia (except to an Offshore Associate of O-I Australia), then on request by the Agent, an Arranger or O-I Australia, each party shall co-operate and take steps reasonably requested with a view to satisfying those requirements.

(e)                                  Certain Tax Provisions.  Non-compliance by any Lender with this Section 2.6 will not relieve O-I Australia of its obligations under Section 4.7(a).

2.7                   Conversion or Continuation.  Any Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Loans and (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue Loans denominated in an Alternative Currency for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof.  Each conversion or continuation of Loans of a Facility shall be allocated among the Loans of the Lenders in such Facility in accordance with their respective Pro Rata Shares.  Each such election shall be in substantially the form of Exhibit 2.7 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day).  Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans other than Loans denominated in Alternative Currencies, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing.  Borrowers shall not be entitled to specify an Interest Period in excess of one month for any Alternative Currency Loan if an Unmatured Event of Default or an Event of Default has occurred and is continuing.  If, within the time period required under the terms of this

Section 2.7, Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans or, in the case of an Alternative Currency Loan, Eurocurrency Loans in the same Applicable Currency with an Interest Period of one month.  Each Notice of Conversion or Continuation shall be irrevocable.

2.8                   Disbursement of Funds.  No later than 9:00 a.m. (New York time) on the date specified in each Notice of Borrowing, each applicable Lender will make available its Pro Rata Share of Loans, of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 10:00 a.m. (New York time).  Unless Administrative Agent shall have been notified by any Lender at least one (1) Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent.  Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such Lender under Section 3.1 in respect of such corresponding amount.  Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent’s standard interbank processing fee.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.8 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise).  Such Lender shall not have recourse against such Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against such Borrower to the extent of the amount of such Loans it has so been deemed to have made.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which such Borrower may have against the Lender as a result of any default by such Lender hereunder.

2.9                   Utilization of Revolving Commitments in an Alternative Currency.

(a)                                 Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Credit Event comprised of a borrowing of Revolving Loans denominated in an Alternative Currency as of the requested Credit Event date, (ii) outstanding Revolving Loans denominated in an Alternative Currency as of the last Business Day of each Interest Period for such Loan, (iii) Multicurrency Letters of Credit denominated in an Alternative Currency, as of each Determination Date, (iv) outstanding Revolving Loans and Unpaid Drawings denominated in an Alternative Currency as of any redenomination date pursuant to this Agreement, and (v) the Offshore Overdraft Amount as of receipt of any notice with regard to any Overdraft Agreement (other than the Domestic Overdraft Agreement) pursuant to Section 2.1(e)(viii) (each such date under clauses (i) through (v) a “Computation Date”).  Upon receipt of any Notice of Borrowing, with respect to any Revolving Loans, Administrative Agent shall, as promptly as practicable, notify each applicable Revolving Lender thereof and of the amount of such Lender’s Revolver Pro Rata Share of the Borrowing.  In the case of a Borrowing comprised of Revolving Loans denominated in an Alternative Currency, such notice will provide the approximate amount of each Lender’s Revolver Pro Rata Share of the Borrowing, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Revolver Pro Rata Share of the Borrowing.

(b)                                 A Borrower shall be entitled to request that Multicurrency Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of “Alternative Currency” herein, that in the reasonable opinion of each of the Multicurrency Revolving Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”).  The applicable Borrower shall deliver to Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.3, to be received by Administrative Agent not later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency.  Upon receipt of any such request Administrative Agent will promptly notify the applicable Multicurrency Revolving Lenders thereof, and each applicable Multicurrency Revolving Lender will use commercially reasonable efforts to respond to such request within two (2) Business Days of receipt thereof.  Each Multicurrency Revolving Lender may grant or accept such request in its sole discretion.  Administrative Agent will promptly notify Borrowers’ Agent of the acceptance or rejection of any such request.

(c)                                  In the case of a proposed Borrowing comprised of Multicurrency Revolving Loans denominated in an Agreed Alternative Currency, the Multicurrency Revolving Lenders shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency (or if any Multicurrency Revolving Lender has failed to respond to a request for an Agreed Alternative Currency pursuant to clause (b) above), in which event Administrative Agent will give notice to Borrowers’ Agent no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by

Administrative Agent to the Multicurrency Revolving Lenders.  If Administrative Agent shall have so notified Borrowers’ Agent that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing.  If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and Administrative Agent will promptly so notify each Multicurrency Revolving Lender.  If such Borrower does not so withdraw such Notice of Borrowing, Administrative Agent will promptly so notify each Multicurrency Revolving Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and in such notice by Administrative Agent to each Lender will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(d)                                 In the case of a proposed continuation of Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.7, the Multicurrency Revolving Lenders shall be under no obligation to continue such Loans if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event Administrative Agent will give notice to Borrowers’ Agent not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders.  If Administrative Agent shall have so notified Borrowers’ Agent that any such continuation of Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans.  Administrative Agent will promptly notify Borrowers’ Agent and the Multicurrency Revolving Lenders of any such redenomination and in such notice by Administrative Agent to each Lender will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof.

2.10            Additional Facility.

(a)                                 Any Borrower (other than OI Europe or O-I Canada) shall have the right at any time (so long as (x) no Unmatured Event of Default or Event of Default then exists; provided, that, in the case of Additional Facilities (as defined below) incurred to consummate an Acquisition permitted pursuant to Section 8.3, no Event of Default under Section 10.1(a) or Section 10.1(i) then exists and (y) Company shall have delivered to Administrative Agent a Compliance Certificate for the period of four (4) full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1) giving pro forma effect to such incurrence and the application of the proceeds thereof (excluding the cash proceeds of such incurrence and, with respect to any Additional Revolving Commitment, assuming a borrowing of the maximum amount of Loans available thereunder) and evidencing compliance with the covenant set forth in Article IX); provided, that, in the case of Additional Facilities (as defined below) incurred to consummate an Acquisition permitted pursuant to Section 8.3, such Compliance Certificate may, at Company’s election, be delivered at the time of entry into definitive documentation for an Acquisition permitted pursuant to Section 8.3 evidencing compliance with the covenant set forth in Article IX (on a Pro Forma Basis giving pro forma effect to such incurrence and the application of the proceeds thereof (excluding the cash proceeds of such incurrence and, with respect to any Additional Revolving Commitment, assuming a borrowing of the maximum amount of Loans available thereunder)) as of the last day of the Fiscal Quarter immediately preceding the entry into such definitive documentation, and from time to time after the Closing Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such commitments and loans to such Borrower, in Dollars or in an Alternative Currency, in an aggregate principal amount not to exceed an amount equal to the sum of (A)(i) $1,500,000,000 (or the Dollar Equivalent thereof in an Alternative Currency at the time of funding) minus (ii) the total amount of Accordion-Reducing Permitted Secured Debt incurred through such date plus (B) the amount of any optional prepayment of any Loan, including any Loan under any Additional Facility (other than, in each case, incurred pursuant to clause (C) below) (accompanied, to the extent such prepayments are of Loans under any Revolving Facility and/or any Additional Revolving Commitments, by a permanent commitment reduction in the like amount under such Revolving Facility and/or Additional Revolving Commitments) so long as, in the case of any such optional prepayment, such prepayment was not funded with the proceeds of a contemporaneous refinancing with new long-term Indebtedness plus (C) an amount such that, at the time of the incurrence of the applicable Additional Facility (after giving effect to the full utilization of the applicable Additional Facility and the application of the proceeds thereof, excluding the cash proceeds of such incurrence) the Secured Leverage Ratio (calculated as though the total amount of Accordion-Reducing Permitted Secured Debt incurred through such date was outstanding on such date) does not exceed 2.00:1.00 (such amount, the “Incremental Cap”) (it being acknowledged that each Additional Facility under this Section shall be incurred under clause (C) if clause (C) is available at the time of such incurrence up to the maximum amount available, and any additional amounts incurred at any time that clause (C) is unavailable shall be incurred under clauses (A) and/or (B), and any simultaneous incurrence under clauses (A) and/or (B) shall not be given pro forma effect for purposes of determining the Secured Leverage Ratio with respect to any incurrence under clause (C)), which may be incurred as (i) commitments to increase any tranche of Revolving Commitments (“Additional Revolving Commitments”), (ii) one or more tranches of additional term loans substantially similar to the Term Loans of a particular Term Loan Facility (the “Additional Term Loans”) that are pari passu in all respects to the Term Loans made under such Term Loan Facility that would provide that the Additional Term Loans would have a Weighted Average Life to Maturity of not less than the Term Loans with the then longest Weighted Average Life to Maturity and a final maturity date no earlier than the latest Term Loan Maturity Date and/or (iii) increases to one or more existing Term Loan Facilities (collectively, “Additional Facilities”); provided, that no Additional Term Loans, Additional Revolving Commitments or Additional Facilities shall be guaranteed by entities other than the Loan Parties (other than OI Europe) and the terms and conditions of any Additional Term Loans shall be substantially similar to those applicable to the existing Term Loan Facilities (other than as to pricing, fees and other economic terms, and provided, that the applicable Borrower shall have the right to unilaterally provide the existing Term Loan Lenders with additional rights and benefits (such rights and benefits “Additional Incremental Rights”) and the “substantially similar” requirement of this proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits); provided further, that any existing Lender approached to provide all or a portion of the Additional Facilities may elect or decline, in its sole discretion, to provide such Additional Facilities.

(b)                                 In the event that a Borrower desires to create an Additional Facility or Additional Revolving Commitments, such Borrower will enter into an amendment with the lenders (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility or Additional Revolving Commitments, which amendment shall set forth any terms and conditions of the Additional Facility or Additional Revolving Commitments not covered by this Agreement as agreed by the applicable Borrower and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility or Additional Revolving Commitments if requested by the Lenders making advances under the Additional Facility or providing Additional Revolving Commitments (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent to the extent the terms thereof are inconsistent with the terms of this Section 2.10(b) and of the other provisions of this Agreement. In addition, any Lenders providing commitments or Term Loans under any Additional Facility or Additional Revolving Commitment shall become bound by the Re-Allocation Agreement in a manner satisfactory to Administrative Agent, and the Lenders and Issuing Lenders hereby authorize Administrative Agent and Collateral Agent to enter into any amendment or supplement to the Re-Allocation Agreement as Administrative Agent deems necessary or appropriate in order to give effect to the foregoing.  Notwithstanding anything herein to the contrary, no consent of any Lender (other than any Lender making loans or whose commitment is increased under the Additional Facility or Additional Revolving Commitments) is required to permit the Loans or commitments contemplated by this Section 2.10(b) or the aforesaid amendment to effectuate the Additional Facility or Additional Revolving Commitments.  No Lender shall have any obligation, whether express or implied, to commit to provide any Additional Facility or Additional Revolving Commitments.

(c)                                  On the effective date of any Additional Revolving Commitments, the participations held by the Revolving Lenders in the LC Obligations, with respect to the applicable tranche of Revolving Commitments immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Revolving Commitment percentages after giving effect to such Additional Revolving Commitments.  If, on the date of an Additional Revolving Commitment, there are any Revolving Loans outstanding under the applicable tranche of the Revolving Commitments, the applicable Borrowers shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Additional Revolving Commitment (but the applicable Borrowers may finance such prepayment with a concurrent borrowing of Revolving Loans under the applicable tranche of the Revolving Commitments from the Revolving Lenders in accordance with their Revolver Pro Rata Share after giving effect to such Additional Revolving Commitment).

(d)                                 Notwithstanding the foregoing provisions of this Section 2.10(a), (b) or (c) or any other provision of any Loan Document:

(i)                                     If the proceeds of any Additional Facility are intended to be applied to finance a Limited Condition Acquisition, (A) the requirements of clause (x) of Section 2.10(a) above shall, at the election of Company, be determined as of the date the definitive agreements for such Limited Condition Acquisition are entered into, (B) the representations and warranties required to be made in connection with the initial Loans made under such Additional Facility pursuant to Section 5.2(b)(i) shall, at the election of Company, be limited to the Specified Representations and (C) to the extent that such Additional Facilities are to be incurred in reliance on clause (C) of Section 2.10(a) above, the Secured Leverage Ratio test specified therein shall, at the election of Company, be determined as of the date the definitive agreements for such Limited Condition Acquisition are entered into.

(ii)                                  If Company has made an election under clause (i)(C) of this Section 2.10(d) for any Limited Condition Acquisition permitted pursuant to Section 8.3, then in connection with any subsequent calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, dispositions, Investments, the prepayment, redemption, purchase, defeasance or other satisfaction of Subordinated Debt, or the designation of an Unrestricted Subsidiary on or following the relevant date of determination and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated except to the extent such calculation on a Pro Forma Basis would result in a lower ratio than if calculated without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

2.11            Letters of Credit.

(a)                                 Letter of Credit Commitments.

(i)                                     Multicurrency Letters of Credit.  Subject to and upon the terms and conditions herein set forth, Borrowers’ Agent may request, on behalf of itself or any Multicurrency Revolving Borrower (other than O-I Canada; provided, however, that Borrowers’ Agent may request that a Letter of Credit be issued for the account of Owens-Brockway which will support an obligation of O-I Canada), that any Issuing Lender issue (and the Issuing Lenders hereby agree to issue), at any time and from time to time on and after the Closing Date, and prior to the 30th Business Day preceding the Revolver Termination Date for the Multicurrency Revolving Facility (x) for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of such Borrower or any of its Subsidiaries, an irrevocable standby letter of credit in Dollars or an Alternative Currency, in a form customarily used by such Issuing Lender, or in such other form as has been approved by such Issuing Lender (each such standby letter of credit, a “Multicurrency Standby Letter of Credit”), in support of LC Supportable Indebtedness and (y) for the account of such Borrower and in support of trade obligations of such Borrower or any of its Subsidiaries, an irrevocable sight letter of credit in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such commercial letter of credit, a “Multicurrency Commercial Letter of Credit,” and together with the Multicurrency Standby Letters of Credit, the “Multicurrency Letters of Credit”) in support of commercial transactions of Company and its Subsidiaries; provided, however, no Multicurrency Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, (i) when added to the Effective Amount of all Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Letter of Credit at such time), would exceed either (x) when aggregated with all Dollar Letters of Credit issued pursuant to Section 2.11(a)(ii) below, $350,000,000 (or, in the case of Multicurrency Standby Letters of Credit, when aggregated with all Dollar Standby Letters of Credit issued pursuant to Section 2.11(a)(ii) below for Restricted Standby Letter of Credit Purposes, $200,000,000), (y) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Overdraft Amounts and Multicurrency LC Obligations then outstanding with respect to all Borrowers, the Total Multicurrency Revolving Commitment at such time, or (z) without the consent of the applicable Issuing Lender (other than with respect to the Existing Letters of Credit on the Closing Date), with respect to Letters of Credit issued by such Issuing Lender, the Letter of Credit Issuer Sublimit of such Issuing Lender or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Multicurrency LC Obligations and Overdraft Amounts of such Borrower, such Borrower’s Multicurrency Revolving Sublimit.

(ii)                                  Dollar Letters of Credit.  Subject to and upon the terms and conditions herein set forth, Owens-Brockway may request, on behalf of itself, that an Issuing Lender issue, at any time and from time to time on and after the Closing Date, and prior to the 30th Business Day preceding the Revolver Termination Date, (x) for the account of Owens-Brockway and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of Owens-Brockway or any of its Subsidiaries, an irrevocable standby letter of credit in Dollars, in a form customarily used and as provided from time to time by such Issuing Lender, or in such other form as has been approved by such Issuing Lender (each such standby letter of credit, a “Dollar Standby Letter of Credit” and, together with any Multicurrency Standby Letters of Credit, the “Standby Letters of Credit”), in support of LC Supportable Indebtedness and (y) for the account of Owens-Brockway and in support of trade obligations of Owens-Brockway or any of its Subsidiaries, an irrevocable sight letter of credit in a form customarily used and as provided from time to time by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such commercial letter of credit, a “Dollar Commercial Letter of Credit,” and, together with any Multicurrency Commercial Letters of Credit, the “Commercial Letters of Credit”) in support of commercial transactions of Company and its Subsidiaries; provided, however, no Dollar Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Effective Amount of all Dollar LC Obligations (exclusive of Unpaid Drawings relating to Dollar Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Dollar Letter of Credit at such time), would exceed either (x) when aggregated with all Multicurrency Letters of Credit issued pursuant to Section 2.11(a)(i) above, $350,000,000 (or, in the case of Standby Letters of Credit, when aggregated with all Multicurrency Letters of Credit issued pursuant to Section 2.11(a)(i) above for Restricted Standby Letter of Credit Purposes, $200,000,000), (y) when added to the Dollar Equivalent of the aggregate principal amount of all Dollar Revolving Loans and Dollar LC Obligations then outstanding with respect to all Borrowers, the Total Dollar Revolving Commitment at such time or (z) without the consent of the applicable Issuing Lender (other than with respect to the Existing Letters of Credit on the Closing Date; provided, that the consent of DB will be required for any modification, extension, renewal or other change to the term or tenor of any of the Existing Letters of Credit after the Closing Date), with respect to Letters of Credit issued by such Issuing Lender, the Letter of Credit Issuer Sublimit of such Issuing Lender.

(iii)                               Borrowers’ Agent shall identify in the request for the issuance of a Letter of Credit under which of the Multicurrency Revolving Facility or the Dollar Revolving Facility such Letter of Credit shall be issued; provided that Letters of Credit denominated in a currency other than Dollars may only be requested to be issued under the Multicurrency Revolving Facility (and, for the avoidance of doubt, Letters of Credit in Dollars may be issued under either the Dollar Revolving Facility or the Multicurrency Revolving Facility).

(b)                                 Obligation of Issuing Lender to Issue Letter of Credit.  Each Issuing Lender agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time on or after the Closing Date and prior to the Revolver Termination Date for the Revolving Facilities, following its receipt of the respective Notice of Issuance, issue for the account of the applicable Borrower one or more Letters of Credit under either the Multicurrency Revolving Facility or the Dollar Revolving Facility, as applicable (x) in the case of Standby Letters of Credit, in support of such LC Supportable Indebtedness of the applicable Borrower or any of its Subsidiaries as is permitted to remain outstanding without giving rise to an Event of Default or Unmatured Event of Default hereunder and (y) in the case of Commercial Letters of Credit, in support of trade obligations as referenced in Section 2.11(a)(i) or Section 2.11(a)(ii), provided, that the respective

Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Lender from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii)                                  such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in Section 2.11(b)(ii)(A)(v).

(A)                               Notwithstanding the foregoing, (i) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided, that (x) any Standby Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Issuing Lender retains an option, satisfactory to such Issuing Lender, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date and (y) each Commercial Letter of Credit shall have an expiry date occurring not later than 180 days after such Commercial Letter of Credit’s date of issuance; (ii) (x) no Standby Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date for the Revolving Facilities and (y) no Commercial Letter of Credit shall have an expiry date occurring later than 30 days prior to the Revolver Termination Date for the applicable Revolving Facility; (iii) each Multicurrency Letter of Credit shall be denominated in Dollars, or in the respective Issuing Lender’s sole discretion, an Alternative Currency, and be payable on a sight basis and each Dollar Letter of Credit shall be denominated in Dollars and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Issuing Lender; and (v) no Issuing Lender will issue any Letter of Credit after it has received written notice from the applicable Borrower or the Requisite Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Issuing Lender shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Requisite Lenders (or all the Lenders to the extent required by Section 12.1).

(B)                               Notwithstanding the foregoing, in the event there is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit unless the respective Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in a manner satisfactory to it and Company to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of the applicable LC Obligations, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.13(a)(i) (and such Defaulting Lender shall not participate therein).

(c)                                  Procedures for Issuance and Amendments of Letter of Credit.  Whenever a Borrower desires that a Letter of Credit be issued, such Borrower shall give Administrative Agent and the respective Issuing Lender written notice thereof prior to 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as may be acceptable to such Issuing Lender) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit 2.11(c) (each, a “Notice of Issuance”) and may be submitted via facsimile to the respective Issuing Lender (who may rely upon such facsimile if it were an original thereof).  Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the applicable Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be acceptable to the applicable Issuing Lender), (E) the Stated Amount in Dollars or, if applicable, the Alternative Currency, of such proposed Letter of Credit, (F) whether such Letter of Credit is to be a Standby Letter of Credit or Commercial Letter of Credit and (G) the purpose of such Letter of Credit, which must be a purpose permitted by Section 2.11(a) and such other information as such Issuing Lender may reasonably request.  In addition, each Letter of Credit request shall contain a general description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Issuing Lender).  Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations as in effect on the date of issuance of such Letter of Credit.  Each Notice of Issuance shall include any other documents as the respective Issuing Lender customarily requires in connection therewith.  From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date for the applicable Revolving Facility, the applicable Issuing Lender will, upon written request received by the Issuing Lender (with a copy sent by Borrower to Administrative Agent) at least three (3) Business Days (or such shorter time as the Issuing Lender and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it.  Each such request for amendment of a Letter of Credit shall be made by facsimile or other method permitted by Section 12.3, confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require.  The Issuing Lender shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.  In the case of Standby Letters of Credit, each Issuing Lender shall, promptly after the issuance of or amendment or modification to such a Letter of Credit, give Administrative Agent and the applicable Borrower written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification.  Promptly upon receipt of such notice, Administrative Agent shall give each Multicurrency Revolving Lender or Dollar Revolving Lender, as applicable, written notice of such issuance, amendment or modification, and if so requested by any such Lender, Administrative Agent shall provide such Lender with copies of such issuance, amendment or modification.  As to any Letters of Credit issued by an Issuing Lender other than DB, the respective Issuing Lender shall furnish to Administrative Agent, on the first Business Day of each week, by facsimile or other method permitted by Section 12.3 a report detailing the aggregate daily total outstanding Commercial Letters of Credit for such Issuing Lender during the prior week.

(d)                                 Agreement to Repay Letter of Credit Payments.

(i)                                     The applicable Borrower hereby agrees to reimburse the respective Issuing Lender, by making payment to Administrative Agent in immediately available funds in Dollars at the Payment Office, for the Dollar Equivalent of any payment or disbursement made by such Issuing Lender under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than one Business Day after the date on which such Borrower receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency, then in the Dollar Equivalent amount of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender is reimbursed therefor by such Borrower at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans with respect to Multicurrency Letters of Credit in Dollars, provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent and the applicable Issuing Lender prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Issuing Lender will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans such Borrower shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting each Multicurrency Revolving Lender or Dollar Revolving Lender, as applicable, to make Multicurrency Revolving Loans or Dollar Revolving Loans, as applicable, which are Base Rate Loans, on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent shall, if such Notice of Borrowing is deemed given, promptly notify the applicable Lenders thereof and (ii) unless any of the events described in Section 10.1(i) shall have occurred (in which event the procedures of Section 2.11(e) shall apply), each such Multicurrency Revolving Lender or Dollar Revolving Lender, as applicable, shall, on the date such drawing is honored, make Multicurrency Revolving Loans or Dollar Revolving Loans, as applicable, which are Base Rate Loans in the amount of its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Issuing Lender for the amount of such Unpaid Drawing; and provided, further, that, if for any reason, proceeds of Multicurrency Revolving Loans or Dollar Revolving Loans are not received by the applicable Issuing Lender on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the applicable Borrower shall reimburse the applicable Issuing Lender, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Multicurrency Revolving Loans or Dollar Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a) or (g), as applicable; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the applicable Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin (plus an additional 2% per annum), such interest also to be payable on demand.  The respective Issuing Lender shall give the applicable Borrower prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish any Loan Party’s obligations hereunder.

(ii)                                  The obligations of each Borrower under this Section 2.11(d) to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against any Issuing Lender, Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Borrower or any other Loan Party.

(e)                                  Letter of Credit Participations.  Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to (i) each Multicurrency Revolving Lender with respect to each Multicurrency Letter of Credit and (ii) each Dollar Revolving Lender with respect to each Dollar Letter of Credit, in each case, other than such Issuing Lender (each such Lender, in its capacity under this Section 2.11(e), an “LC Participant”), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Multicurrency Revolver Pro Rata Share (with respect to Multicurrency Letters of Credit) and such Dollar Revolver Lender’s Dollar Revolver Pro Rata Share (with respect to Dollar Letters of Credit), as the case may be, in such Letter of Credit, each substitute Letter of Credit, each Drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.11(g) and the LC Participants shall have no right to receive any portion of the issuing fees), and any security therefor or guaranty pertaining thereto.  Upon any change in the Multicurrency Revolving Commitments of the Multicurrency Revolving Lenders or the Dollar Revolving Commitments of the Dollar Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.11(e) to reflect the new Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the assignor and assignee Lender or of all Lenders with Multicurrency Revolving Commitments or Dollar Revolving Commitments, as the case may be.  In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Loan Party or any Lender.

(f)                                   Draws Upon Letter of Credit; Reimbursement Obligations.  In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.11(d), such Issuing Lender shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to Administrative Agent for the account of such Issuing Lender, the amount of such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of such payment in Dollars or, in the case of a Letter of Credit denominated in an Alternative Currency, in such Alternative Currency and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of such unreimbursed amount for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Issuing Lender.  If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit denominated in an Alternative Currency, 11:00 a.m. (London time) on any Business Day, such LC Participant shall make available to Administrative Agent for the account of the respective Issuing Lender such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the amount of such payment on such Business Day in same day funds.  If and to the extent such LC Participant shall not have so made its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the amount of such payment available to Administrative Agent for the account of the respective Issuing Lender, such LC Participant agrees to pay to Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Issuing Lender at the Federal Funds Rate.  The failure of any LC Participant to make available to Administrative Agent for the account of the respective Issuing Lender its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Issuing Lender its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Administrative Agent for the account of such Issuing Lender such other LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of any such payment.

(i)                                     Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Issuing Lender any payments from the LC Participants pursuant to this Section 2.11(f), such Issuing Lender shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds, an amount equal to such LC Participant’s Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(ii)                                  The obligations of the LC Participants to make payments to each Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)                               any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                               The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a

Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Company or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(C)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                the occurrence of any Event of Default or Unmatured Event of Default.

(g)                                  Fees for Letters of Credit.

(i)                                     Issuing Lender Fees.  The applicable Borrower agrees to pay the following amount to the respective Issuing Lender with respect to the Letters of Credit issued by it for the account of any Borrower or any of its Subsidiaries:

(A)                               with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such payment from the date of the payments through the date such amount is reimbursed by such Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.11(c)) at a rate determined in accordance with the terms of Section 2.11(d)(i);

(B)                               with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(C)                               an issuing fee equal to one-eighth of one percent (0.125%) per annum of the Stated Amount outstanding and undrawn LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date and thereafter, on demand together with customary issuance and payment charges.

(ii)                                  Participating Lender Fees.  Each Borrower agrees to pay to Administrative Agent in the currency in which such Letter of Credit is denominated for distribution to each LC Participant (A) in respect of all Multicurrency Letters of Credit issued for the account of such Borrower outstanding such Lender’s Multicurrency Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Multicurrency Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Multicurrency LC Commission”) payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date for the Multicurrency Revolving Facility and thereafter, on demand and (B) in respect of all Dollar Letters of Credit issued for the account of such Borrower outstanding such Lender’s Dollar Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Dollar Revolving Loans with respect to the amount outstanding under such Letters of Credit (the “Dollar LC Commission”) payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand.  Each of the Multicurrency LC Commission and the Dollar LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by the respective Issuing Lender or Administrative Agent of any amount described in clause (i)(A) or (ii) of this Section 2.11(g), such Issuing Lender or Administrative Agent shall distribute to each Lender that has reimbursed such Issuing Lender in accordance with Section 2.11(d) its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of such amount.  Amounts payable under clause (i)(B) and (C) of this Section 2.11(g) shall be paid directly to such Issuing Lender.

(h)                                 Indemnification.  In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to protect, indemnify, pay and hold each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction with respect to such Issuing Lender or (ii) the failure of the applicable Issuing Lender to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”), provided that OI Europe shall only be responsible to so indemnify with respect to Letters of Credit issued for its own account.  As between any Borrower and each Issuing Lender, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of any of the applicable Issuing Lender’s rights or powers hereunder.  For the avoidance of doubt, this Section 2.11(h) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, and in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Issuing Lender under any resulting liability to any Borrower or any other Loan Party.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation to indemnify any Issuing Lender in respect of any liability incurred by such

Issuing Lender to the extent arising out of the gross negligence or willful misconduct of such Issuing Lender as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction.  The right of indemnification in the first paragraph of this Section 2.11(h) shall not prejudice any rights that any Borrower may otherwise have against each Issuing Lender with respect to a Letter of Credit issued hereunder.

(i)                                     [Reserved.]

(j)                                    Existing Letters of Credit.  The letters of credit set forth under the caption “Letters of Credit Outstanding on the Closing Date” on Schedule 2.11(j) annexed hereto and made a part hereof which were issued pursuant to the Existing Credit Agreement and which remain outstanding as of the Closing Date are referred to as the “Existing Letters of Credit”.  Each Borrower, each Issuing Lender and each of the Lenders hereby agree with respect to the Existing Letters of Credit that such Existing Letters of Credit, for all purposes under this Agreement shall be deemed to be Letters of Credit (as indicated on Schedule 2.11(j)), governed by the terms and conditions of this Agreement.  Each Lender agrees to participate in each Existing Letter of Credit issued by any Issuing Lender in an amount equal to its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the Stated Amount of such Existing Letter of Credit.

(k)                                 Provisions Related to Extended Revolving Commitments.  If the expiration date with respect to Letters of Credit in respect of a particular Revolving Facility occurs prior to the expiry date of any Letter of Credit issued under such Revolving Facility, then, at Company’s option, (i) if one or more classes of Extended Revolving Commitments in respect of which the expiration date applicable to Letters of Credit issued thereunder shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other class or classes of Extended Revolving Commitments in accordance with the terms of this Agreement at such time, automatically be deemed to have been issued (including for purposes of the obligations of the applicable Lenders to purchase participations therein and to make Loans and fund participations in respect thereof pursuant to Sections 2.11(d) and (f)) under (and ratably participated in by the applicable Lenders pursuant to) the Commitments in respect of such non-terminating class or classes of Extended Revolving Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and subject to the other applicable requirements of this Section 2.11 and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), Company shall cash collateralize any such Letter of Credit on terms reasonably acceptable to the applicable Issuing Lenders.  The sublimit for Letters of Credit under a Revolver Extension Series shall be agreed solely with each Issuing Lender and set forth in the applicable Extension Amendment.

2.12            Pro Rata Borrowings.  Borrowings of Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their applicable Commitments under the applicable Facility.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

2.13            Defaulting Lenders.

(a)                                 Reallocation of Defaulting Lender Commitment, Etc.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender:

(i)                                     so long as no Event of Default has occurred and is continuing, the Letter of Credit Exposure and obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments under the applicable Revolving Facility; provided that (a) after giving effect to such reallocation, (x) the sum of each Non-Defaulting Lender’s total of the Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (y) the sum of each Non-Defaulting Lender’s total of the Multicurrency Revolving Credit Exposure may not in any event exceed the Multicurrency Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (z) the sum of each Non-Defaulting Lender’s total of the Dollar Revolving Credit Exposure may not in any event exceed the Dollar Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) subject to Section 12.20, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, Administrative Agent, the Issuing Lenders, the Overdraft Providers or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)                                  to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the applicable Borrower will, not later than two Business Days after demand by Administrative Agent (at the direction of any Issuing Lender and/or any Overdraft Provider, as the case may be), (a) cash collateralize the obligations of the Borrower to the Issuing Lenders and the Overdraft Providers in respect of such Letter of Credit Exposure and the obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure and obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts or (b) in the case of such obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts, prepay in full the unreallocated portion of the obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender.

(b)                                 Fees.

(i)                                     Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Commitment Fee accruing during such period pursuant to Section 3.2(b) and the Borrowers shall no longer be required to pay the portion of the Commitment Fee accruing during such period that would have been payable to such Defaulting Lender.

(ii)                                  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Letter of Credit fees accruing during such period (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees to the extent provided herein); provided that (x) to the extent that all or a portion of the Letter of Credit Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.13(a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such Letter of Credit Exposure cannot be so reallocated, such Letter of Credit fees will instead accrue for the benefit of and be payable to the Issuing Lenders based on their pro rata share of the undrawn face amount of Letters of Credit outstanding; provided that if at any time and so long as the Borrowers shall have cash collateralized Letter of Credit Exposure of a Defaulting Lender as required pursuant to Section 2.13(a)(ii), then the Borrower shall no longer be required to pay Letter of Credit fees in respect of such cash collateralized amounts in respect of the Letter of Credit Exposure of such Defaulting Lender.

(c)                                  Termination of Defaulting Lender Commitment.  So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to Administrative Agent (which will promptly notify the Lenders thereof); provided that (i) prior to any such termination, the Borrower shall have repaid in full all outstanding Revolving Loans (without any reduction of the Revolving Commitments) and all accrued but unpaid interest and fees hereunder owing to all Lenders and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrowers, Administrative Agent, the Issuing Lenders, the Overdraft Providers or any Lender may have against such Defaulting Lender; provided further that in the case of the termination of a Defaulting Lender’s Revolving Commitment, if such Defaulting Lender is a Issuing Lender with one or more outstanding Letters of Credit, then the Borrowers shall be required to fully cash collateralize such Letters of Credit.

(d)                                 Reallocation of Payments.  If a Lender becomes, and during the period it remains, a Defaulting Lender, except in connection with a termination of such Defaulting Lender’s Revolving Commitments pursuant to Section 2.13(c) above, any amount paid by the Borrowers for the account of such Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.13(e)) the earlier of (x) termination of the applicable Revolving Commitments and payment in full of all obligations of the Borrowers under such Revolving Facility and (y) the Revolver Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrowers under such Revolving Facility to all Lenders owing on such Revolver Termination Date and will be applied by Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Overdraft Providers (pro rata as to the respective amounts owing to each of them) under this Agreement, third as the Borrowers’ Agent may request (so long as no Unmatured Event of Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, and fourth after the earlier of (x) termination of the applicable Revolving Commitments and payment in full of all obligations of the Borrowers under such Revolving Facility and (y) the Revolver Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrowers under such Revolving Facility to all Lenders owing on such Revolver Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.  For the sake of clarity, it is understood and agreed that any payment by the Borrowers on account of the obligations of a Defaulting Lender shall be and be deemed to be a payment by the Borrowers to such Defaulting Lender (and no interest will thereafter accrue on such amount) whether or not such payment is paid to such Defaulting Lender or deposited in the above- referenced non-interest bearing account.

(e)                                  Cure.  If Borrowers’ Agent, Administrative Agent, the Issuing Lenders and the Overdraft Providers agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.13(d)), such Lender will, to the extent applicable, purchase such portion of the outstanding Revolving Loans of the other Lenders (together with any break funding incurred by such other Lenders) and/or make such other adjustments as Administrative Agent may determine to be necessary to cause the total Multicurrency Revolving Commitments, Dollar Revolving Commitments, Revolving Commitments, Multicurrency Revolving Loans, Dollar Revolving Loans, Revolving Loans, Letter of Credit participation obligations and Overdraft Amount participation obligations of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments under the applicable Revolving Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f)                                   New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no unreallocated portion after giving effect thereto.

2.14            Borrowers’ Agent.  O-I General is hereby appointed Borrowers’ agent and in the case of O-I NZ, as its attorney, hereunder by each Borrower (in such capacity “Borrowers’ Agent”).  Each Borrower hereby authorizes, directs and empowers O-I General to act for and in the name of such Borrower and as its agent hereunder and under the other instruments and agreements referred to herein (including, without limitation, with respect to any service of process to be effected with respect to such Borrower).  O-I General hereby accepts each such appointment.  Each Borrower hereby irrevocably authorizes O-I General to take such action on such Borrower’s behalf and to exercise such powers hereunder, under the other Loan Documents, and under the other agreements and instruments referred to herein or therein as may be contemplated being taken or exercised by such Borrower by the terms hereof and thereof, together with such powers as may be incidental thereto, including, without limitation, to borrow hereunder and deliver Notices of Borrowing, Notices of Conversion or Continuation and Compliance Certificates hereunder, to convert, continue, repay or prepay Loans made hereunder, to reduce the Commitments, to pay interest, fees, costs and expenses incurred in connection with the Loans, this Agreement, the other Loan Documents, and the other agreements and instruments referred to herein or therein, to receive from or deliver to any Agent any notices, statements, reports, certificates or other documents or instruments contemplated herein, in the other Loan Documents or in any other agreement or instrument referred to herein and to receive from or transmit to any Agent any Loan proceeds or payments and to enter into any amendments or waivers of this Agreement (except to the extent that the execution of any such amendment or waiver by any Borrower is reasonably requested by Administrative Agent, acting on the advice of local counsel, where applicable).  Each Agent, each Lender and each Issuing Lender shall be entitled to rely on the appointment and authorization of O-I General with respect to all matters related to this Agreement, the other Loan Documents and any other agreements or instruments referred to herein or therein whether or not any particular provision hereof or thereof specifies that such matters may or shall be undertaken by Borrowers’ Agent.  In reliance hereon, each Agent, each Lender and each Issuing Lender may deal with O-I General alone with the same effect as if such Agent, such Lender or such Issuing Lender had dealt with each Borrower separately and individually.

2.15            Extension of Term Loans; Extension of Revolving Loans.

(a)                                             Extension of Term Loans.                                       The Borrowers’ Agent may at any time and from time to time request that all or a portion of the Term Loans of a given Term Loan Facility (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Term Loan Maturity Date with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15.  In order to establish any Extended Term Loans, the applicable Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, optional prepayments and redemptions, mandatory repayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the applicable Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the latest Term Loan Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans)) (as reasonably determined by the applicable Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Term Loan Facilities hereunder (including Additional Term Loans, Refinancing Term Loans, Replacement Term Loans and Extended Term Loans) which have more than five different Term Loan Maturity Dates; (ii) pricing, optional prepayment and redemptions and mandatory repayments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than pricing, optional prepayments and redemptions and mandatory repayments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest Term Loan Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the applicable Borrower and the Lenders thereof; provided that no Extended Term Loans incurred by the applicable Borrower with respect to Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans may be optionally or mandatorily prepaid prior to the date on which all such Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or Tranche D Term Loans, and all other additional Term Loans, Refinancing Term Loans, Replacement Term Loans, Extended Term Loans incurred by the applicable Borrower, in each case with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional or mandatory prepayment is accompanied by a pro rata optional or mandatory prepayment of such other Term Loan Facility; provided, further, that (A) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Term Loan Maturity Date of the applicable Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, and (E) any Extended Term Loans incurred with respect to Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or Tranche D Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder with respect to any Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or Tranche D Term Loans, and any other Additional Term Loans, Refinancing Term Loans, Replacement Term Loans and Extended Term Loans, incurred by the applicable Borrower, in each case as specified in the respective Term Loan Extension Request.  Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased).  Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $100,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.15(a)).

(b)                                             Extension of Revolving Commitments.  The Borrowers’ Agent may, at any time and from time to time, request that all or a portion of any Revolving Facility (each, an “Existing Revolver Tranche”) be amended to extend the Revolver Termination Date with respect to all or a portion of any principal amount of the Revolving Commitments under such Revolving Facility (any such Revolving Commitments under a Revolving Facility which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.11(k).  In order to establish any Extended Revolving Commitments, Company shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by Company and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a “Revolving Facility” (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Lenders, as those applicable to the Existing Revolver Tranche subject to such Revolver Extension Request (and related outstandings) (as reasonably determined by Company), including: (i)   pricing, optional prepayment or redemption terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the pricing, optional redemption or prepayment terms, for extensions of credit under any Revolving Facility of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants (as determined by Company and Extending Revolving Lenders) and terms that apply solely to any period after the latest Revolver Termination Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended

Revolving Commitments); and (iii) (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the Revolver Termination Date of such Revolving Facility (and related outstandings) or the Extended Revolving Commitments of a given Extension Series (and related outstandings), in each case having an earlier Revolver Termination Date and (C) repayments made in connection with a permanent repayment and termination of commitments under such Revolving Facility or the Extended Revolving Commitments of a given Extension Series, in each case having an earlier Revolver Termination Date (subject to clause (3) below)) of Loans with respect to Extended Revolving Commitments of a given Extension Series after the date of obtaining such Extended Revolving Commitments shall be made on a pro rata basis with the Existing Revolver Tranche, (2) subject to the provisions of Section 2.11 to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments of a given Extension Series, all Letters of Credit issued under the Existing Revolver Tranche shall be participated on a pro rata basis by all Lenders with Revolving Commitments under the Existing Revolver Tranche and Extended Revolving Commitments in accordance with their percentage of the Commitments under the applicable Revolving Facilities (and except as provided in Section 2.1, without giving effect to changes thereto on an earlier Revolver Termination Date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Loans under, and termination of, Extended Revolving Commitments of a given Extension Series after the date of obtaining such Extended Revolving Commitments shall be made on a pro rata basis with the Existing Revolver Tranche, except that Company shall be permitted to permanently repay and terminate commitments of the Existing Revolver Tranche on a greater than a pro rata basis as compared to any other such Revolving Facility with a later Revolver Termination Date and (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to the Existing Revolver Tranche (and related outstandings); provided, further, that (A) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the Revolver Termination Date of the applicable Existing Revolver Tranche, (C) at no time shall there be Commitments under revolving credit facilities hereunder (including the Revolving Commitments and Extended Revolving Commitments of each Extension Series) which have more than five different Revolver Termination Dates and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing.  Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche.  Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $100,000,000 (or, if less, the entire principal amount of the Revolving Commitments being extended pursuant to this Section 2.15(b)).

(c)                                              Extension Request.  The Borrowers’ Agent shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, Administrative Agent and the applicable Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.15.  Subject to Section 3.7(b), no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request.  Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under an Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under an Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by Administrative Agent).  In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)                                             Extension Amendment.  Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.15(a) or 2.15(b) above, respectively (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 5.2 and, to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents.  Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments (and related outstandings), as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 4.4(b) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans of the applicable Term Loan Facility thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 4.4(b)), (iii) modify the prepayments set forth in Section 4.3 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15 (including, without limitation, such amendments as may be considered necessary or appropriate to integrate any Extended Term Loan as a new Term Loan Facility or any Extended Revolving Commitments as a new Revolving Facility), and the Requisite Lenders hereby expressly authorize Administrative Agent to enter into any such Extension Amendment.  In addition, any Extended Term Lender or Extended Revolving Lender shall become bound by the Re-Allocation Agreement in a manner satisfactory to Administrative Agent, and the Lenders and Issuing Lenders hereby authorize Administrative Agent and Collateral Agent to enter into any amendment or supplement to the Re-Allocation Agreement as Administrative Agent deemed as appropriate, in order to give effect to the foregoing.

(e)                                              No Prepayment.  No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.15 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement.  This Section 2.15 shall supersede any provisions in Section 4.5 or 12.1 to the contrary.

ARTICLE III
INTEREST AND FEES

3.1                   Interest.

(a)                                 Base Rate Loans.  Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.7 at a rate per annum equal to the relevant Base Rate plus the Applicable Base Rate Margin.

(b)                                 Eurocurrency Loans.  Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.7 at a rate per annum equal to the relevant Eurocurrency Rate plus the Applicable Eurocurrency Margin.

(c)                                  [Reserved.]

(d)                                 [Reserved.]

(e)                                  Payment of Interest.  Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(g) shall be payable from time to time on demand.  Interest shall also be payable on all then outstanding Revolving Loans on the applicable Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the applicable Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans.  During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(f)                                   Notification of Rate.  Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify the applicable Borrowers and the applicable Lenders thereof.  Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(g)                                  Default Interest.  Notwithstanding the rates of interest specified herein, effective immediately upon any failure to make principal payments on any Loans, whether by acceleration or otherwise, the principal balance of each Loan then due and outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(h)                                 Maximum Interest.  If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.  To the extent necessary to comply with applicable usury law, provisions of any Collateral Documents related to maximum rates of interest are incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary.  In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section.  Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the applicable Lender and the applicable Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the applicable Lender of interest at a rate not in contravention of the Criminal Code Section.

(i)                                     Minimum Interest.  The rates of interest provided for in this Agreement, including, without limitation, in this Section 3.1, are minimum interest rates.  When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 3.1 or in other sections of this Agreement is not and will not become subject to Swiss Withholding Tax.  Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by an obligor and if Section 4.7(a) is unenforceable for any reason, the payment of interest due by such obligor shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required.  For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.  For the purposes of this Section 3.1(i), “Non-refundable Portion” of Swiss Withholding Tax shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35 per cent.) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.  If requested by a Lender, the relevant obligor shall provide to Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Withholding Tax so deducted.

(j)                                    Interest Act (Canada) Disclosure.  For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained (365 or 366, as applicable) and divided by 360 or such other period of time, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.  Each applicable Borrower confirms that it understands and is able to calculate the rate of interest applicable to Loans based on methodology for calculating per annum rates provided for in this Agreement. Each applicable Borrower irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any transaction documents, that interest payable under this Agreement and the calculation thereof has not been adequately disclosed to each applicable Borrower as required pursuant to Section 4 of the Interest Act (Canada).

3.2                   Fees.

(a)                                 Upfront Fees.  Each of Company and Owens-Brockway shall pay (or cause to be paid) such fees as have been separately agreed between them and the Arrangers (or any of them) at the times and otherwise in accordance with any such agreement.

(b)                                 Commitment Fees; Agency Fees.

(i)                                     Commitment Fees.  U.S. Borrower agrees to pay (or cause to be paid) to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Dollar Revolving Commitment (based on its Dollar Revolver Pro Rata Share) a commitment fee in Dollars (the “Dollar Commitment Fee”) for the period commencing on the Closing Date to and including the Revolver Termination Date for the Dollar Revolving Facility or the earlier termination of the Dollar Revolving Commitments (and, in either case, repayment in full of the Dollar Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Issuing Lenders, of the Dollar LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Dollar Revolving Commitment.  Unless otherwise specified, accrued Dollar Commitment Fees shall be due and payable in arrears (A) on each Quarterly Payment Date, (B) on the Revolver Termination Date for the Dollar Revolving Facility and (C) upon any reduction or termination in whole or in part of the Dollar Revolving Commitments (but only, in the case of a reduction, on the portion of the Dollar Revolving Commitments then being reduced); and

(ii)                                  U.S. Borrower agrees to pay (or cause to be paid) to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Multicurrency Revolving Commitment (based on its Multicurrency Revolver Pro Rata Share) a commitment fee in Dollars (the “Multicurrency Commitment Fee”) for the period commending on the Closing Date to and including the Revolver Termination Date for the Multicurrency Revolving Facility or the earlier termination of the Multicurrency Revolving Commitments (and, in either case, repayment in full of the Multicurrency Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Issuing Lenders, of the Multicurrency LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Multicurrency Revolving Commitment.  Unless otherwise specified, accrued Multicurrency Commitment Fees shall be due and payable (A) on each Quarterly Payment Date, (B) on the Revolver Termination Date for the Multicurrency Revolving Facility and (C) upon any reduction or termination in whole or in part of the Multicurrency Revolving Commitments (but only, in the case of a reduction, on the portion of the Multicurrency Revolving Commitments then being reduced).

(c)                                  Agency Fees.  U.S. Borrower shall pay or cause to be paid to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the Agency Fee Letter.

3.3                   Computation of Interest and Fees.  Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that (i) interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable and (ii) interest on all Loans denominated in ADollars shall be computed on the basis of the actual number of days elapsed over a year of 365 days.  Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.  Administrative Agent shall, at any time and from time to time upon request of Borrowers’ Agent, deliver to Borrowers’ Agent a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.  Each change in the Applicable Base Rate Margin or Applicable Eurocurrency Margin or the Applicable Commitment Fee Percentage as a result of a change in the Applicable Leverage Ratio shall become effective on the date upon which such change in such ratio occurs.

3.4                   Interest Periods.  At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans, the applicable Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of the applicable Borrower, be (x) one, two or three weeks (provided that such Interest Periods shall only be available in the case of Eurocurrency Loans made to O-I NZ if requested by O-I NZ in order to accommodate a refinancing event), (y) one, two, three or six months or, (z) if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a twelve-month period; provided that:

(a)                                 all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)                                 the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

(c)                                  if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)                                 if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)                                  no Interest Period may be selected at any time when an Event of Default is then in existence; provided, that Alternative Currency Loans shall continue with Interest Periods of one month if any Event of Default is then in existence;

(f)                                   no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan or the applicable Revolver Termination Date for any Revolving Loan;

(g)                                  no Interest Period in respect of any Borrowing of Term Loans of any Facility shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loan Facility will be required to be made under Section 4.4(b) or (c) as the case may be, if the aggregate principal amount of Term Loans of such Facility, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Facility then outstanding less the aggregate amount of such required prepayment; and

(h)                                 if any Borrower requests any Eurocurrency Loan having an Interest Period with a duration other than one week or one, two, three or six months (but not longer than twelve months), the applicable interest rate for such period shall be the rate determined by Administrative Agent by means of straight-line interpolation (rounded upwards, if necessary to the next 1/100th of 1%) of (i) the rate that would be applicable for the next closest Interest Period otherwise available with a duration shorter than the requested period and (ii) the rate that would be applicable for the next closest Interest Period otherwise available with a duration longer than the requested period; provided that if the requested Interest Period extends over any year-end, the higher of the two rates will apply.

3.5                   Compensation for Funding Losses.  The applicable Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans but excluding Excluded Taxes and loss of anticipated profits and any loss of the Applicable Eurocurrency Margin on the relevant Loans) which such Lender may sustain as a result of:

(a)                                 for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn);

(b)                                 any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever (including as a result of an Event of Default or any mandatory prepayment) on a date which is not the last day of an Interest Period applicable thereto;

(c)                                  any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by such Borrower; or

(d)                                 (i) any other failure by such Borrower to repay such Borrower’s Eurocurrency Loans by the terms of this Agreement or (ii) an election made by Borrower pursuant to Section 3.7.  A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest or demonstrable error, be final, conclusive and binding for all purposes.  Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

(e)                                  For the avoidance of doubt, this Section 3.5 shall not apply to Taxes, except any Taxes that represent losses, expenses and liabilities arising from any non-Tax claim.

3.6                               Increased Costs, Illegality, Etc.

(a)                                 In the event that any Lender or Issuing Lender shall have determined (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

(i)                                     on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)                                  at any time, that any Recipient shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders or Issuing Lenders within the jurisdiction in which such Lender or Issuing Lender operates since the date of this Agreement such as, for example, but not limited to:  (A) the imposition of any Tax of any kind with respect to this Agreement or any Loan (other than (I) Indemnified Taxes and (II) Excluded Taxes); provided, that, if such increased costs are determined by a court of competent jurisdiction in a final non-appealable judgment to have been imposed as a result of a Lender’s or Issuing Lender’s gross negligence or willful misconduct, such Lender or Issuing Lender will promptly repay to the applicable Borrower the amount of any increased costs paid to such Lender or Issuing Lender by such Borrower under this Section 3.6, or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or Issuing Lender or the interbank Eurocurrency market or the position of such Lender or Issuing Lender in such market (excluding, however, differences in a Lender’s or Issuing Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender or Issuing Lender and Administrative Agent); provided, that, any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Eurocurrency Loans; or

(iii)                               at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y)

impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, and in any such event, such Lender or Issuing Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrowers.  Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Borrowers’ Agent and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans, which shall be calculated without regard to clause (iii) of the definition thereof) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and, in the case of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender or Issuing Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Issuing Lender in its sole discretion shall determine) as shall be required to compensate such Lender or Issuing Lender for such increased costs or reductions in amounts received or receivable hereunder (any written notice as to the additional amounts owed to such Lender or Issuing Lender, showing in reasonable detail the reasonable basis for the calculation thereof, submitted to Borrowers’ Agent by such Lender or Issuing Lender shall, absent manifest or demonstrable error, be final and conclusive and binding; provided, that, no Lender or Issuing Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice, except that if the Change in Law giving rise to such additional amounts is retroactive, then the 135 day period referred to above shall be extended to include the period of retroactive effect thereof); and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender and Issuing Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s or Issuing Lender’s loans or letters of credit in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by or Letters of Credit participated, such Lender or Letters of Credit issued by such Issuing Lender whether or not the loan documentation for such other loans or letters of credit permits the Lender to receive increased costs of the type described in this Section 3.6(a).

(b)                                 Eurocurrency Loans.  (i) At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), any Borrower may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (A) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrowers’ Agent or the applicable Borrower was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (B) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, (A) if such Eurocurrency Loan is denominated in Dollars, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan (which shall be calculated without regard to clause (iii) of the definition thereof) or (B) if such Eurocurrency Loan is denominated in an Alternative Currency, prepay such Eurocurrency Loan in accordance with

Section 4.3, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(ii)   If at any time Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.6(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.6(a)(i) have not arisen but the supervisor for the administrator of the US LIBOR Screen Rate, the EURIBOR Screen Rate, the AUD LIBOR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the US LIBOR Screen Rate, the EURIBOR Screen Rate or the AUD LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then Administrative Agent and the applicable Borrowers shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate for each applicable currency that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in each such currency in the United States (or such other applicable jurisdiction applicable to the currency in which such Loans are denominated pursuant to the definition of “Eurocurrency Rate”) at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Eurocurrency Margin).  Notwithstanding anything to the contrary in Section 12.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Lenders with respect to each applicable Facility stating that such Requisite Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any Notice of Borrowing or Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (y) if any Notice of Borrowing or Notice of Conversion or Continuation requests a Eurocurrency Borrowing, such Borrowing shall (A) if denominated in Dollars, be made as a Base Rate Borrowing (calculated without regard to clause (iii) of the definition thereof) and (B) if denominated in any Alternative Currency, shall be deemed to be ineffective; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)                                  Capital Requirements.  Without duplication of Section 3.6(a), if any Lender determines that any Change in Law concerning capital adequacy or liquidity requirements by any Governmental Authority will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender, within fifteen days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity provided,  that, such additional amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans to Persons similarly situated to Company in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith.

(d)                                 Certificates for Reimbursement.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Borrowers’ Agent and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of any Borrower’s obligations to pay additional amounts pursuant to this Section 3.6; provided, that, no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 (other than pursuant to Section 3.6(a)(ii)) for periods occurring prior to the 135th day before the giving of such notice, except that if the Change in Law giving rise to such increased costs is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6.  Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(d), will give prompt written notice thereof to Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

3.7                   Mitigation Obligations; Replacement of Affected Lenders.

(a)                                 Change of Lending Office.  Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c), Section 4.7(a) or (c) will, if requested by Borrowers’ Agent, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous in any significant respect to such Lender.  Company hereby agrees to pay, or to cause the applicable Borrower to pay, all reasonable and documented costs and expenses incurred by any Lender in connection with such designation or assignment.  Nothing in this Section 3.7(a) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided for herein.

(b)                                 Replacement of Lenders.  If (x) any Revolving Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(a), (b) or (c) materially in excess of increased costs owed to the other Lenders or (z) as provided in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, Company shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender or a Disqualified Institution at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to Administrative Agent, provided that (i) in the case of any replacement made pursuant to clause (y), such replacement will reduce the amount of any compensation payable by the Loan Parties under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(a), (b), or (c), (ii) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit and Overdraft Amounts by, the Replaced Lender (or, at the option of Borrowers’ Agent if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (iii) Company shall have paid, or shall have caused the applicable Borrower to pay, to Administrative Agent the assignment fee specified in Section 12.8, and (iv) all obligations of all Loan Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (ii), (iii) and (iv) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each applicable Borrowers, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including under Section 4.7), which shall survive as to such Replaced Lender.  Notwithstanding anything to the contrary contained above, no Lender that acts as a Issuing Lender may be replaced hereunder at any time when it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender (including the furnishing of a Letter of Credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV
REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1                   Voluntary Reduction of Commitments. Upon at least three (3) Business Days’ prior written notice (or telephonic notice confirmed in writing) (which notice may be conditioned upon the happening of a future event) to Administrative Agent at the Notice Address (which notice Administrative Agent shall promptly transmit to each Lender), Borrowers’ Agent shall have the right, without premium or penalty, to terminate the unutilized portion of the Dollar Revolving Commitments or the Multicurrency Revolving Commitment in part or in whole, provided that (x) any such voluntary termination of the Dollar Revolving Commitment or Multicurrency Revolving Commitment shall apply to proportionately and permanently reduce the Dollar Revolving Commitment or Multicurrency Revolving Commitment of each Dollar Revolving Lender or Multicurrency Revolving Lender, as the case may be, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (z) any such voluntary termination of the Dollar Revolving Commitment or Multicurrency Revolving Commitment shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 to the extent necessary such that the Total Dollar Revolving Commitment or Total Multicurrency Revolving Commitment, as applicable, shall not be reduced below (1) the aggregate principal amount of outstanding Dollar Revolving Loans plus the aggregate amount of outstanding Dollar LC Obligations in the case of the Dollar Revolving Commitment or (2) the Effective Amount of the aggregate principal amount of outstanding Multicurrency Revolving Loans plus the aggregate Effective Amount of Multicurrency LC Obligations and Overdraft Amounts, in the case of Multicurrency Revolving Commitments.

4.2                   Mandatory Reductions of Term Loan Commitments. Each of the Term Loan Commitments shall automatically and permanently terminate on the Closing Date after giving effect to the Borrowing of such Term Loans.

4.3                   Voluntary Prepayments.  Each Borrower shall have the right to prepay the Loans without premium or penalty in whole or in part from time to time on the following terms and conditions:

(a)                                 the applicable Borrower shall give Administrative Agent irrevocable written notice (which notice may be conditioned upon the happening of an event) at its Notice Address (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans (and if so, the applicable Term Loan Facilities), Dollar Revolving Loans or Multicurrency Revolving Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by the applicable Borrower to Administrative Agent by 12:00 Noon (New York City time) at least three (3) Business Days prior in the case of Eurocurrency Loans and at least one (1) Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b)                                 each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 or €1,000,000 (or the Dollar Equivalent thereof in any other Alternative Currency); provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c)                                  Eurocurrency Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

(d)                                 each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Pro Rata Share of all Loans then outstanding; and

(e)                                  each voluntary prepayment of Term Loans pursuant to this Section 4.3 shall be applied (i) to the particular Term Loan Facilities as specified by the applicable Borrower in the notice delivered pursuant to Section 4.3(a) (or in the absence of such direction, among the Term Loan Facilities on a pro rata basis) and (ii) within each Term Loan Facility, as directed by the applicable Borrower to any or all of the remaining Scheduled Term Repayments with respect to such Term Loan Facility (in the amounts designated by such Borrower); provided that in the absence of direction from the applicable Borrower, Administrative Agent shall apply such prepayment to the remaining Scheduled Term Repayments with respect to such Term Loan Facility in direct order of maturity.  Unless otherwise specified by the applicable Borrower, such prepayment under a Term Loan Facility shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurocurrency Loans under such Term Loan Facility.

The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived or modified unilaterally by Administrative Agent.

4.4                   Mandatory Prepayments.

(a)                                 Prepayment Upon Overadvance.

(i)                                     U.S. Borrower and/or any applicable Additional Domestic Subsidiary Borrower shall prepay the outstanding principal amount of the Loans under the Dollar Revolving Facility on any date on which the aggregate Effective Amount of such Loans and all Dollar LC Obligations exceeds the aggregate Dollar Revolving Commitment, in the amount of such excess.  If, after giving effect to the prepayment of all outstanding Dollar Revolving Loans, the aggregate Effective Amount of Dollar LC Obligations exceeds the aggregate Dollar Revolving Commitments then in effect, such Borrower shall cash collateralize Dollar LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Dollar LC Obligations and the aggregate Dollar Revolving Commitments then in effect.  Administrative Agent shall establish in its name for the benefit of the Dollar Revolving Lenders a cash collateral account (the “Collateral Account”) into which it shall deposit such cash to hold as collateral security for the Dollar LC Obligations.

(ii)                                  Each applicable Multicurrency Revolving Borrower shall prepay the outstanding principal amount of the Loans under the Multicurrency Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Multicurrency LC Obligations and Effective Amount of Overdraft Amounts exceeds the aggregate Multicurrency Revolving Commitments, in the amount of such excess.  If, after giving effect to the prepayment of all outstanding Multicurrency Revolving Loans, the aggregate Effective Amount of Multicurrency LC Obligations, plus the aggregate Effective Amount of Overdraft Amounts exceeds the aggregate Multicurrency Revolving Commitments then in effect, each applicable Borrower shall cash collateralize Multicurrency LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Multicurrency LC Obligations and the aggregate Multicurrency Revolving Commitments then in effect.  Administrative Agent shall establish in its name for the benefit of the Multicurrency Revolving Lenders a cash collateral account into which it shall deposit such cash to hold as collateral security for the Multicurrency LC Obligations.

(b)                                 Scheduled Term Repayments.  The applicable Borrower shall cause to be paid Scheduled Term Repayments for the Term Loans under each Term Loan Facility until the Term Loans are paid in full in the amounts and currencies and at the times specified in each of the Scheduled Term Repayment definition to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c)                                  Mandatory Prepayment Upon Asset Sale.  From and after the Closing Date, (i) on the tenth Business Day after the date of receipt thereof by Company or any of the other Loan Parties of any Net Proceeds in respect of any Triggering Asset Sale pursuant to Section 8.7(iv) or Section 8.7(xiv) by Company or any such other Loan Parties, except to the extent that the Net Proceeds of such Triggering Asset Sale, when combined with the Net Proceeds of all such Triggering Asset Sales, do not exceed $250,000,000 on or after the Closing Date (the “Excluded Asset Sale Amount”), the Borrowers shall (A) prepay Term Loans in an amount equal to the remainder of (such amount to not be less than zero) (1) the lesser of (x) the portion of the Net Proceeds permitted to be applied to the Term Loans under the terms of the Intercreditor Agreement, and (y) the aggregate amount of Term Loans outstanding, minus (2) the Excluded Asset Sale Amount, and/or (B) if and to the extent required hereunder, permanently reduce the Dollar Revolving Commitments and the Multicurrency Revolving Commitments on a pro rata basis by an amount equal to the respective Dollar Revolving Commitments and Multicurrency Revolving Commitments, as the case may be, multiplied by the positive difference (if any) between the Net Proceeds in excess of the Excluded Asset Sale Amount permitted to be applied to the Term Loans under the terms of the Intercreditor Agreement and amounts applied to the Term Loans under clause (i)(A) of this clause (c), and (ii) in the event of a Triggering Asset Sale by a foreign Wholly-Owned Subsidiary of Company that is not an Offshore Borrower or Offshore Guarantor, not later than the tenth Business Day after receipt by such Restricted Foreign Subsidiary of any Net Proceeds in excess of the Excluded Asset Sale Amount, if and to the extent such Net Proceeds may be repatriated or otherwise transferred (by reason of payment of intercompany note or otherwise) to a Borrower or Borrowers with Term Loans outstanding without (in the reasonable judgment of Company) resulting in a material tax or other liability to Company or its Restricted Subsidiaries, such Net Proceeds shall be applied pursuant to clause (i) above; provided, that, in the case of each of the foregoing clauses (i) and (ii), any such Net Proceeds therefrom in excess of the Excluded Asset Sale Amount shall not be required to be so applied on such date to the extent that (A) no Loan Party would be obligated to make an offer to purchase any Indebtedness if such Net Proceeds were not used to repay Term Loans and (B) no Event of Default under Section 10.01(a), Section 10.1(c) (solely for failure to comply with Section 9.1) or Section 10.1(i) then exists and is continuing and such Loan Party uses such Net Proceeds to make Investments in Restricted Subsidiaries, purchase assets or reinvest in the business of Company and its Restricted Subsidiaries within 365 days of the date of such Asset Sale (or if such Net Proceeds are contractually committed to be used within 365 days after the date of such Asset Sale, within 180 days after the end of such 365-day period); provided, further, that (A) if all or any portion of such Net Proceeds in excess of the Excluded Asset Sale Amount not so applied to the repayment of Term Loans are not so used within such 365 day period (or if contractually committed to be used within 365 days of the date of such Asset Sale, not actually used within 180 days after the end of such 365-day period), such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.4(c) and (B) if all or any portion of such Net Proceeds in excess of the Excluded Asset Sale Amount are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used (or if such portion is not so used within 180 days after the end of such 365-day period), then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(c).

(d)                                 [Reserved].

(e)                                  Mandatory Prepayment with Proceeds of Indebtedness.  From and after the Closing Date, promptly on receipt of Net Proceeds by Company, Owens-Brockway or any or the Subsidiary Guarantors from the issuance of Permitted Secured Debt issued following the Closing Date, (i) the Borrowers of Term Loans shall prepay the Term Loans in an amount equal to 100% of such Net Proceeds and (ii) if, and to the extent required hereunder, the Dollar Revolving Commitments and the Multicurrency Revolving Commitments shall be permanently reduced on a pro rata basis by an amount equal to the positive difference (if any) between the Net Proceeds and the amounts thereof applied to the Term Loans under clause (i) of this clause (e); provided, that the Borrowers’ Agent may elect by written notice to Administrative Agent following receipt of such Net Proceeds with respect to Permitted Secured Debt, to reduce the amount of any required prepayment or commitment reduction, as the case may be, under this clause (e) by up to the maximum amount of Loans and Commitments permitted to be added to this Agreement pursuant to Section 2.10 (any Permitted Secured Debt for which such election is made being referred to as “Accordion-Reducing

Permitted Secured Debt”).  Any mandatory prepayment under this clause (e) shall be applied in the order set forth in Section 4.5.

(f)                                   Mandatory Prepayment Upon Recovery Event.  From and after the Closing Date, within ten (10) Business Days following each date on which Company or any other Loan Party receives any Net Insurance/Condemnation Proceeds from any Recovery Event, except to the extent that the Net Proceeds of such Recovery Event, when combined with the Net Proceeds of all such Recovery Events, do not exceed $250,000,000 on or after the Closing Date (the “Excluded Recovery Event Amount”), the Borrowers shall prepay the Term Loans in an amount equal to the remainder of (such amount to not be less than zero) (1) the lesser of (A) the portion of the Net Insurance/Condemnation Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and (B) the aggregate amount of Term Loans outstanding, minus (2) the Excluded Recovery Event Amount; provided that any such Net Insurance/Condemnation Proceeds therefrom in excess of the Excluded Recovery Event Amount shall not be required to be so applied on such date to the extent that (A) no Loan Party would be obligated to make an offer to purchase any Indebtedness if such Net Insurance/Condemnation Proceeds in excess of the Excluded Recovery Event Amount were not used to repay Term Loans and (B) no Event of Default under Section 10.1(a), Section 10.1(c) (solely for failure to comply with Section 9.1) or Section 10.1(i) then exists and is continuing and such Loan Party uses such Net Proceeds in excess of the Excluded Recovery Event Amount to make Investments in Restricted Subsidiaries, purchase assets or reinvest in the business of Company and its Restricted Subsidiaries within 365 days of the date on which Company or any Loan Party receives such Net Insurance/Condemnation Proceeds in excess of the Excluded Recovery Event Amount (or if such Net Insurance/Condemnation Proceeds are contractually committed to be used within 365 days after the date of such Recovery Event, within 180 days after the end of such 365-day period); and, provided, further, that:

(i)                                     if all or any portion of such Net Insurance/Condemnation Proceeds in excess of the Excluded Recovery Event Amount not required to be applied to the repayment of Term Loans pursuant to the first proviso of this Section 4.4(f) are not so used within 365 days after the day of the receipt of such proceeds in excess of the Excluded Recovery Event Amount (or if contractually committed to be used within 365 days after the date of such Recovery Event, not actually used within 180 days after the end of such 365-day period), such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Term Loans provided in this Section 4.4(f); and

(ii)                                  if all or any portion of such Net Insurance/Condemnation Proceeds in excess of the Excluded Recovery Event Amount are not required to be applied on the 365th day referred to in clause (i) above because such amount in excess of the Excluded Recovery Event Amounts is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion in excess of the Excluded Recovery Event Amount being so used (or if such portion is not so used within 180 days after the end of such 365 day period), then such remaining portion in excess of the Excluded Recovery Event Amounts shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(f).

(g)                                  Repatriation of Proceeds. Notwithstanding any other provisions of Sections 4.4(c), 4.4(e) or 4.4(f) to the extent that any of or all the Net Proceeds of any applicable Asset Sale or Net Insurance/Condemnation Proceeds of any Recovery Event are received by a Foreign Subsidiary (in each case, “Foreign Proceeds”) and the repatriation of such Foreign Proceeds to a Borrower would (x) result in material adverse Tax consequences to Company or any other Subsidiary that are not de minimis or (y) would be prohibited or restricted by applicable law, rule or regulation or contract

(each, a “Repatriation Limitation”), the portion of such Foreign Proceeds so affected will not be required to be applied by such Borrower to repay Loans or reduce any Commitments hereunder but may be retained by the applicable Foreign Subsidiary so long as such Repatriation Limitation exists (provided that (x) to the extent such Foreign Subsidiary is itself a Borrower, such Foreign Subsidiary shall comply with its own obligations to make any prepayments hereunder notwithstanding any such Repatriation Limitation and (y) Company hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take commercially reasonable actions required by the applicable law, rule or regulation to overcome or mitigate the effect of the Repatriation Limitation so as to permit such repatriation to the applicable Borrower or to any other Borrower not subject to such Repatriation Limitation) and once such Repatriation Limitation no longer exists, such Subsidiary shall promptly repatriate an amount equal to such Foreign Proceeds to the applicable Borrower which shall promptly (and in any event not later than 10 Business Days after such repatriation) apply such amount to the repayment of the Loans to the extent it would have otherwise been required pursuant to Section 4.4(c) and/or Section 4.4(e) and/or Section 4.4(f).

4.5                   Application of Prepayments; Waiver of Certain Prepayments.

(a)                                 Prepayments.  Except as expressly provided in this Agreement, all prepayments of principal made by Borrowers pursuant to Section 4.4 shall be applied (i) first to the payment of the unpaid principal amount of all outstanding Term Loans until paid in full, and second, if an Event of Default then exists and is continuing, to the payment of the then outstanding balance of the Revolving Loans, and the cash collateralization of LC Obligations and to the payment of the then outstanding balance of Overdraft Amounts, on a pro rata basis, with any excess being retained by the applicable Borrower; (ii) within each of the foregoing Loans under a particular Facility, first to the payment of Base Rate Loans under such Facility and second to the payment of Eurocurrency Loans under such Facility; and (iii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine).  Each prepayment of Term Loans made pursuant to Section 4.4(c), (e) and (f) shall be applied (x) if no Event of Default under Section 10.1(a), Section 10.1(c) (solely for failure to comply with Section 9.1) or Section 10.1(i) has occurred and is continuing, to the Term Loans of any or all Term Loan Facilities as may be elected by the Borrower’s Agent and notified in writing to the Administrative Agent (or in the absence of such election, to the Term Loans of each Term Loan Facility pro rata according to the respective outstanding principal amounts of the Term Loans of each Term Loan Facility) and (y) if an Event of Default under Section 10.1(a), Section 10.1(c) (solely for failure to comply with Section 9.1) or Section 10.1(i) has occurred and is continuing, to the Term Loans of each Term Loan Facility pro rata according to the respective outstanding principal amounts of the Term Loans of each Term Loan Facility (in each case under preceding clauses (x) and (y), within each Term Loan Facility ratably to the remaining Scheduled Term Repayments thereof in forward order of maturity).  If any prepayment of Eurocurrency Loans, denominated in Dollars, made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans denominated in Dollars.  All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(b)                                 Payments.  All regular installment payments of principal on the Term Loans under a particular Term Loan Facility shall be applied (i) first to the payment of Base Rate Loans under such Term Loan Facility (if any) and second to the payment of Eurocurrency Loans under such Term Loan Facility and (ii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine).  All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.6                   Method and Place of Payment.

(a)                                 Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in immediately available funds in the Applicable Currency and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by U.S. Borrower to Administrative Agent to make a payment from the funds in U.S. Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement.  If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(b)                                 Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c)                                  Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lenders hereunder that the applicable Borrower will not make such payment, Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Lenders, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal

Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%.

4.7                   Net Payments.

(a)                                 All payments made by or on account of any obligation of any Loan Party under any Loan Document will be made without recoupment, setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments under any Loan Document (including, without limitation, payments on account of principal and interest, and fees) shall be made by or on account of any obligation of any Loan Party free and clear of and without deduction or withholding for, or on account of, any Taxes.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires an applicable Withholding Agent to deduct or withhold any Tax from any payment by or on account of any obligation of any Loan Party under any Loan Document, then the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, to the extent such Tax is an Indemnified Tax, then the applicable Loan Party shall pay such additional amounts as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.7(a)), the applicable Recipient receives, in aggregate, an amount equal to the sum it would have received had no such deduction or withholding been made.  Each Loan Party shall deliver to Administrative Agent within 30 days after it has made any such payment to the applicable Governmental Authority an original or certified receipt issued by such Governmental Authority (or other evidence reasonably satisfactory to Administrative Agent) evidencing the payment to such Governmental Authority of all amounts so required to be deducted or withheld from such payment.

(b)                                 The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  The Loan Parties shall severally indemnify and hold harmless each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if a Recipient does not notify the applicable Borrower of any indemnification claim under this Section 4.7(c) within 120 days after such Recipient has received written notice of the claim of a Governmental Authority giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the applicable Borrower within such 120-day period.  A certificate delivered to the applicable Borrower (showing in reasonable detail the basis for such calculation) as to the amount of such payment by a Recipient (with a copy to Administrative Agent if such Recipient is not Administrative Agent), absent manifest error, shall be final, conclusive, and binding upon on all parties.

(d)                                 (i) Subject to Section 4.7(e), each Lender shall deliver to the applicable Borrower and Administrative Agent, at such times as are reasonably requested by such Borrower or Administrative Agent, any documentation prescribed by law or information required under any administrative policy or any relevant Governmental Authority, or reasonably requested by such

Borrower or Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document or otherwise required or reasonably necessary to establish such Lender’s status for withholding tax or information reporting purposes in an applicable jurisdiction.  Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in this Section 4.7(d) or (e) or information expired, obsolete or inaccurate in any material respect, deliver promptly to the applicable Borrower and Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Borrower and Administrative Agent of its inability to do so.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.7(d)(ii)(A), (B) and (C) below or of any documentation requested pursuant to clause (d)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                                                                  Without limiting the generality of the foregoing, with respect to each Lender receiving payments in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower:

(A)                               each such Lender, other than a Non-U.S. Lender, shall deliver to U.S. Borrower and Administrative Agent on or before the date on which it becomes a party to this Agreement, two duly executed, properly completed originals or copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax,

(B)                               each such Lender that is a Non-U.S. Lender entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to U.S. Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement, whichever of the following is applicable:

(I)                                   duly executed, properly completed originals of IRS Form W-8BEN or W-8BEN-E or any successor thereto claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(II)                              duly executed, properly completed originals of IRS Form W-8ECI or any successor thereto;

(III)                         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “U.S. Tax Compliance Certificate”), in substantially the form of Exhibit 4.7(d)-1, to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) interest payments on the Loans are not effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business, and (y) duly executed, properly completed copies of IRS Form W-8BEN or W-8BEN-E;

(IV)                          to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), duly executed, properly completed originals of IRS Form W-8IMY, or any successor thereto, of the Non-U.S. Lender, accompanied by IRS Form W-9, Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.7(d)-2 or Exhibit 4.7(d)-3, Form W-8IMY, or any other required information, or any successor forms, from each beneficial owner that would be required under this Section 4.7(d) if such beneficial owner were a Lender, as applicable (provided that, if the Non-U.S. Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.7(d)-4 may be provided by such Non-U.S. Lender on behalf of such beneficial owners, provided such certificates are duly executed and properly completed originals), or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made; or

(V)                               any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made.

(C)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to U.S. Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by U.S. Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by U.S. Borrower or Administrative Agent as may be necessary for U.S. Borrower or Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Lender has complied with such Lender’s obligations under FATCA or to determine or, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 4.7(d), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(iii)                               The Administrative Agent (acting in the name of and on behalf of the applicable Lenders) shall, upon written request by O-I Mexico, deliver to O-I Mexico: (A) a tax invoice evidencing any payment made by O-I Mexico under this Agreement or any other Loan Document pursuant to the Mexican Federal Fiscal Code and rule 2.7.1.16 of the MTR (or any successor provision thereof) and any other applicable Mexican tax provision (which invoice shall be in substantially the form set forth in Exhibit 4.7(d)(iii) or such other form as may be reasonably agreed by the Administrative Agent and O-I Mexico, which in any case shall include the relevant information related to interest owing or paid to each of the applicable Lenders and the tax information of each of the applicable Lenders); and (B) in the case of any interest that has accrued with respect to any Multicurrency Revolving Loan made to O-I Mexico but which has not and will not become payable prior to December 31st of any given calendar year, a tax invoice for such unpaid but accrued interest (which invoice shall be substantially in the form of Exhibit 4.7(d)(iii) or such other form as may be reasonably agreed by the Administrative Agent and O-I Mexico, which in any case shall include the relevant information related to interest owing or paid to each of the applicable Lenders and the tax information of each of the applicable Lenders). Any tax invoice issued pursuant to clause (B) of the immediately preceding sentence shall not be considered in any case as a payment receipt and any such tax invoice shall not (subject to any requirements of applicable law) generate any withholding obligation on the part of O-I Mexico at its issuance date. If and to the extent that a payment of interest occurs with respect to interest that was the subject of a tax invoice issued pursuant to clause (B) of the second preceding sentence, O-I Mexico shall be entitled to request a tax invoice for such payment pursuant to clause (A) of the second preceding sentence and such second tax invoice shall constitute evidence for such payment and (subject to any requirements of applicable law) shall give rise to a withholding obligation on the part of O-I Mexico for the amount of such interest.  Any failure or delay on the part of the Administrative Agent to deliver any tax invoice pursuant to this clause (iii) (or any inaccuracy or deficiency in any such tax invoice) shall not affect the obligations of O-I Mexico under this Agreement and the other Loan Documents (including, without limitation, its obligations under Sections 4.7(a) or 4.7(c)). The Lenders shall provide the Administrative Agent with any tax information reasonably requested by it to enable it to complete any tax invoice requested pursuant to this clause (iii). O-I Mexico shall provide the Administrative Agent with any tax information of O-I Mexico reasonably requested by it and at disposal of O-I Mexico to enable it to complete any tax invoice requested pursuant to this clause (iii).

(e)                                                                                  Each Agent, Lender, Documentation Agent and Arranger will cooperate with O-I Australia, and will do or provide such other things as may be reasonably requested from time to time by O-I Australia, to demonstrate that the requirements of section 128F of the Income Tax Assessment Act of 1936 (Commonwealth of Australia) were satisfied in relation to the issues of Tranche B Term Loans and Revolving Loans made to O-I Australia and Notes issued by O-I Australia under this Agreement, so that payment of interest under each of the above-mentioned Loans will be exempt from withholding tax under the Income Tax Assessment Act of 1936 (Commonwealth of Australia).  Non-compliance by any Arranger or Documentation Agent with this paragraph shall not relieve O-I Australia of its obligations under Sections 4.7(a) or 4.7(c).

(f)                                                                                   Each Lender under the Tranche C Term Loan Facility represents and warrants to O-I NZ that as of the Closing Date and on any date that any interest (or any payment deemed by applicable law to be interest) is payable in respect of the Tranche C Term Loans that if it receives any such payment under this Agreement subject to the New Zealand resident withholding tax rules, it holds an “RWT exemption certificate” (as defined in the New Zealand Income Tax Act 2007 (New Zealand)) or otherwise has exempt status in respect of New Zealand resident withholding tax. Non-compliance by any Lender with this clause (f) shall not relieve O-I NZ of its obligations under Section 4.7(a).

(g)                                                                                  O-I NZ or any other Loan Party who makes a payment under this Agreement subject to the New Zealand non-resident withholding tax rules may at any time, and shall if requested by any Lender under the Tranche C Term Loan Facility:

(i)                                                                                     if permitted by applicable law, register as an “Approved Issuer” (as defined in the New Zealand Income Tax Act 2007 (New Zealand)) and register this document with the New Zealand Inland Revenue Department under section 86H of the Stamp and Cheque Duties Act 1971 (New Zealand); and

(ii)                                                                                  in respect of each payment of interest (or any payment deemed by applicable law to be interest) in respect of the Tranche C Term Loans to a Lender that receives such payments subject to the New Zealand non-resident withholding tax rules, make the relevant payment of “Approved Issuer Levy” (as defined in the Stamp and Cheque Duties Act 1971 (New

Zealand)) in accordance with section 86K of the Stamp and Cheque Duties Act 1971 (New Zealand) in order to reduce (to the extent permitted by law) the applicable level of non-resident withholding tax to zero per cent.

(h)                                                                                 Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (f).

(i)                                                                                     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.7 (including by the payment of additional amounts pursuant to this Section 4.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)                                                                                    For purposes of this Section 4.7, the term “Lender” shall include any Overdraft Provider or Issuing Lender, and the term “applicable law” shall include FATCA.

(k)                                                                                 Each party’s obligations under this Section 4.7 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender.

ARTICLE V
CONDITIONS OF CREDIT

5.1                   Conditions to Closing Date.  In addition to the conditions precedent specified in Sections 5.2 and 5.3, as applicable, the obligations of Lenders to make the Loans and to issue Letters of Credit hereunder is subject to the prior or concurrent satisfaction of the following conditions:

(a)                                 Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent and Wells Fargo (with such number of originally executed copies as Administrative Agent or Wells Fargo may request which originals shall be delivered promptly after the Closing Date) the following with respect to Company or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                                     Copies of the Organic Documents (with respect to OI Europe, being its certified excerpt of the commercial register of the canton of Vaud and its certified copy of the articles of association) of such Person, certified by the Secretary of State of its jurisdiction of organization (or other applicable authority) or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, together with a good standing certificate from the Secretary of State (or other applicable authority) of its jurisdiction of organization (if available from such jurisdiction) and, to the extent generally available and customary in its jurisdiction of organization, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)                                  Other than for O-I NZ and each New Zealand Guarantor, resolutions of the board of directors or, if required, the shareholders of such Person (with respect to OI Europe, being its resolution of the board of gérants, and its resolution of the partners’ meeting) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or in the case of foreign Loan Parties, a similar officer of such Person as being in full force and effect without modification or amendment and to the extent required a shareholders resolution in relation to each Dutch Borrower and Dutch Guarantor;

(iii)                               For O-I NZ and each New Zealand Guarantor, a certificate signed by a director of the relevant company confirming, among other things, that the execution, delivery and performance of the Loan Documents to which it is a party has been approved and authorized, accompanied by an entitled persons agreement executed by O-I International Pty Ltd. (as sole shareholder of O-I NZ);

(iv)                              Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(v)                                 Executed copies of the Loan Documents to which such Person is a party and which are to be executed on the Closing Date, including (without limitation) this Agreement, duly executed by each Loan Party hereto and each Lender (which shall constitute the “Requisite Lenders” under, and as defined in, the Existing Credit Agreement) and each Issuing Lender; and

(vi)                              Such other customary documents as Administrative Agent or Wells Fargo may reasonably request with sufficient notice to the relevant Loan Parties prior to the Closing Date.

(b)                                 Fees.  Owens-Brockway shall have paid, or caused to have been paid, to Administrative Agent, for distribution to (as appropriate) Lenders, Agents and Arrangers, the fees payable on the Closing Date referred to in Section 3.2.

(c)                                  Refinancing of Existing Credit Agreement.  On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full all Indebtedness and other amounts outstanding under the Existing Credit Agreement (other than Existing Letters of Credit, which shall be subject to Section 2.11(j)) and (ii) terminated any commitments to lend or make other extensions of credit thereunder, in each case in accordance with the terms thereof.

(d)                                 Representations and Warranties; Performance of Agreements.  Company and each Borrower shall have delivered to Administrative Agent and Wells Fargo a certificate executed by a Financial Officer of each of the Borrowers, in form and substance reasonably satisfactory to Agents and Wells Fargo, to the effect that the representations and warranties in Article VI, are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the appropriate Loan Party or Loan Parties shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agents and Wells Fargo and except that no certification need be made as to Administrative Agent’s or Wells Fargo satisfaction with any documents, instrument or other matters.

(e)                                  Opinions of Counsel to Loan Parties.  Administrative Agent and Wells Fargo shall have received executed copies of one or more favorable written opinions of Latham & Watkins LLP, special counsel to Company, in form and substance reasonably satisfactory to Agents and Wells Fargo and their counsel, dated as of the Closing Date (this Agreement constituting a written request by Loan Parties to such counsel to deliver such opinions to Lenders).

(f)                                   Opinions of Foreign Counsel.  Administrative Agent and Wells Fargo shall have received executed copies of one or more favorable written opinions of Clayton Utz, Australian counsel to O-I Australia, Stewart McKelvey or Osler, Hoskin & Harcourt LLP, as applicable, Canadian counsel to O-I Canada, Houthoff London B.V., Dutch counsel to Administrative Agent, Minter Ellison Rudd Watts, New Zealand counsel to Administrative Agent, Creel, García-Cuéllar, Aiza y Enriquez, S.C., Mexican counsel to O-I Mexico and Deloitte SA, Swiss counsel to OI Europe, in each case dated as of the Closing Date as to such matters as Agents and Wells Fargo acting on behalf of Lenders may reasonably request.

(g)                                  Solvency Assurances.  On the Closing Date, Administrative Agent and the Lenders shall have received a certificate executed by a Financial Officer of Company dated the Closing Date, in form and substance reasonably satisfactory to Administrative Agent and Wells Fargo and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, Company and its Subsidiaries on a consolidated basis will be Solvent.

(h)                                 Evidence of Insurance.  Administrative Agent and Wells Fargo shall have received a certificate from Company’s and/or Borrowers’ respective insurance brokers or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 7.4 with respect to Company and its Restricted Domestic Subsidiaries is in full force and effect and that Collateral Agent on behalf of Lenders has been named as additional insured and/or lender’s loss payee thereunder to the extent required under Section 7.4.

(i)                                     Security Interests in Personal Property.  Administrative Agent and Wells Fargo shall have received evidence satisfactory to it that the Loan Parties shall have taken or caused to be taken (or will have taken within applicable perfection periods) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, made or caused to be made all such filings and made (or substantially concurrently with the Closing Date will make) any related payments of filing fees, taxes or similar expenditures that may be necessary or, in the opinion of Agents and Wells Fargo, desirable in order to create or reaffirm in favor of Collateral Agent, for the benefit of Lenders, and holders of the Other Lender Guarantied

Obligations as of the Closing Date, a valid and (upon such filing and recording or other means of perfection) perfected First Priority security interest in substantially all present and after acquired personal property Collateral.  Such actions shall include the following:

(i)                                     Stock Certificates and Instruments.  Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent and Wells Fargo (or the equivalent thereof in any applicable jurisdiction including, in the case of O-I NZ, a certified copy of the share registers for each such entity, in each case noting the interests of Collateral Agent)) representing all Capital Stock of Subsidiaries required to be pledged pursuant to the Pledge Agreement, the Security Agreement and, if required thereby, the Offshore Security Agreements and (b) all intercompany notes (which intercompany notes shall be accompanied by irrevocable undated instruments of transfer, duly executed in blank and otherwise in form and substance reasonably satisfactory to Collateral Agent and Wells Fargo (or the equivalent thereof in any applicable jurisdiction)) required to be pledged pursuant to the Pledge Agreement or Security Agreement.

(ii)                                  Lien Searches and UCC Termination Statements.  Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent and Wells Fargo, of all effective UCC financing statements and fixture filings which may have been made with respect to any personal or mixed property of any Company or any Domestic Subsidiary that is a Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens created by the Collateral Documents or otherwise permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)                               UCC Financing Statements.  Delivery to Collateral Agent of UCC financing statements and, where appropriate fixture filings, duly authorized by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions deemed necessary by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(iv)                              PPSA Laws and Other Financing Statements.  Financing statements (or the equivalent thereof in any applicable jurisdiction) with respect to all present and after acquired personal property Collateral of any Loan Party (other than O-I Canada and OI Europe) shall have been filed in all jurisdictions deemed necessary or advisable by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(v)                                 Intellectual Property Filing.  To the extent required by Agents or Wells Fargo, delivery to Collateral Agent of all cover sheets or other documents or instruments required to be filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(vi)                              Reaffirmation Agreement. Each Loan Party shall have executed and delivered to Administrative Agent a reaffirmation agreement with respect to its applicable Guarantee Agreement and Collateral Documents in form and substance reasonably satisfactory to Administrative Agent and Wells Fargo (each such agreement, a “Reaffirmation Agreement”).

(j)                              Australian Acknowledgment Side Deed. Administrative Agent shall have received a duly executed and delivered copy of the Third Australian Acknowledgment Side Deed, in form and substance reasonably satisfactory to Administrative Agent and Wells Fargo.

(k)                           Intercreditor Agreement. An amendment to the Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent and Wells Fargo, shall have been fully executed and delivered and shall be in full force and effect.

(l)                               Offshore Collateral Documents and Offshore Guaranties.  Administrative Agent shall have received duly executed and delivered copies of the Offshore Collateral Documents and the Offshore Guaranties and all related documentation, all in form, substance and scope satisfactory to Agents.  In the case of Offshore Collateral Documents to which any Mexican Loan Parties are a party, such Offshore Collateral Documents shall be registered with the Sole Registry of Movable Assets (Registro Único de Garantías Mobiliarias), or any other applicable public registry required by the Administrative Agent for perfection purposes.

(m)                       Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents and Wells Fargo, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents, Wells Fargo and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

(n)                                 Material Adverse Effect.  Since December 31, 2018, except as publicly disclosed in filings by Holdings or any Borrower with the SEC prior to the Closing Date, there has been no Material Adverse Effect with respect to any Loan Party.

(o)                                 KYC Information.

(i)                                     Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act, in each case at least five days prior to the Closing Date.

(ii)                                  At least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

5.2                   Conditions Precedent to All Loans.  The obligations of Lenders to make Loans on the date the Loan is funded are subject to the following further conditions precedent:

(a)                                 Prior to making each Loan, Administrative Agent shall have received, in accordance with the provisions of Section 2.5, an executed Notice of Borrowing, in each case signed by a duly authorized officer of the applicable Borrower.

(b)                                 As of that time the Loan is funded:

(i)                                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects (provided, that if a representation is qualified as to “materiality”, Material Adverse Effect, “material adverse effect” or similar language, such representation shall be true, correct and complete in all respects) on and as of that time the Loan is funded to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, in the case of any Loan made pursuant to an Additional Facility in order to consummate a Limited Condition Acquisition, the foregoing requirement shall be limited as specified in Section 2.10(d)(i); and

(ii)                                  Subject to Section 2.10(a), no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or an Unmatured Event of Default.

5.3                   Conditions to Letters of Credit.  The issuance of any Letter of Credit (or amendment to any Letter of Credit that increases the Stated Amount of such Letter of Credit) (other than Existing Letters of Credit) hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

(a)                                 On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

(b)                                 On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 2.11(c), an executed Notice of Issuance (or a facsimile copy thereof) in each case signed by a duly authorized officer of the Borrower requesting the Letter of Credit, together with all other information specified in Section 2.11(c) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

(c)                                  On the date of issuance of such Letter of Credit, all conditions precedent described in Section 5.2(b) shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were the date the Loan was funded.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, to induce the Lenders to thereafter make Term Loans, Dollar Revolving Loans, Multicurrency Revolving Loans hereunder, to induce Administrative Agent to make overdrafts under the Domestic Overdraft Account, to induce the Offshore Overdraft Providers to make overdrafts under the Offshore Overdraft Accounts, to induce Issuing Lenders to issue Letters of Credit and to induce Lenders to purchase participations in Letters of Credit, in the Domestic Overdraft Amount and in the Offshore Overdraft Amounts, Company and each Borrower makes the following representations and warranties to each Lender, on the Closing Date, and on the date of each Credit Event, in each case, except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date only (which representations and warranties made by an Offshore Borrower shall be limited to such Offshore Borrower and its Subsidiaries):

6.1                   Organization, Powers, Good Standing, Business and Subsidiaries.

(a)                                 Organization and Powers.  Each of the Loan Parties is a company, duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation.  Each of the Loan Parties has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated hereby and thereby, and, in the case of Borrowers, to issue the Notes.

(b)                                 Good Standing.  Each of the Loan Parties is (to the extent such concept is relevant) in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have, in the aggregate, a Material Adverse Effect.

(c)                                  Subsidiaries.  All of the Subsidiaries of Company and their jurisdictions of organization or incorporation are identified in Schedule 6.1 annexed hereto, as said Schedule 6.1 may be supplemented from time to time pursuant to the provisions of Section 7.1(i).  The Capital Stock of each of the Subsidiaries of Company identified in Schedule 6.1 annexed hereto (as so supplemented), is duly authorized, validly issued, fully paid and nonassessable and as of the Closing Date none of such Capital Stock constitutes Margin Stock.  Each of the Subsidiaries of Company identified in Schedule 6.1 annexed hereto (as so supplemented) is a company duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and (to the extent such concept is relevant) in good standing where applicable in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 6.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

6.2                   Authorization of Borrowing, Etc.

(a)                                 Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary organizational action by each Loan Party which is a party thereto.

(b)                                 No Conflict.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not (i) violate any provision of law applicable to such Loan Party, the Organic Documents of such Loan Party, or any order, judgment or decree of any court or other agency of government binding on such Loan Party, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of such Loan Party, (iii) result in or require the creation or imposition of any Lien (other than Liens in favor of Collateral Agent) upon any of the properties or assets of such Loan Party, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Loan Party, other than those approvals and consents which have been obtained or where the failure to obtain any such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Governmental Consents.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body except for filings, consents or notices that have been or will be made during the period in which they are required to be made or where the failure of which could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Binding Obligations.  This Agreement and the other Loan Documents executed prior to the date of this Agreement are, and the other Loan Documents and the Notes that are executed on and subsequent to the date of this Agreement, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e)                                  Request for Borrowing. O-I NZ confirms and acknowledges that its entry into this Agreement and each other Loan Document is as a result of either it or its holding company on its behalf independently and proactively requesting financial accommodation from one or more of the Lenders.

6.3                   Financial Condition.  Borrowers have heretofore delivered to Lenders, at Lenders’ request, the audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2018 and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended and the unaudited consolidated balance sheet of Holdings and its Subsidiaries and the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 2019 and the related unaudited consolidated statements of income and cash flows of Company and its Subsidiaries for the periods then ended.  All such statements were prepared in conformity with GAAP.  All such consolidated financial statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the period covered thereby subject to, in the case of quarterly financial statements, year-end adjustments and the absence of footnotes.

6.4                   No Adverse Material Effect.  Since December 31, 2018, except as publicly disclosed in filings by Holdings or any Borrower with the SEC prior to the Closing Date, there has been no Material Adverse Effect.

6.5                   Litigation; Adverse Facts.  Except as disclosed in Holdings’ annual report on Form 10-K for the Fiscal Year ended December 31, 2018, there is no action, suit, proceeding, governmental investigation or arbitration of which Company has knowledge (whether or not purportedly on behalf of Company or any of its Restricted Subsidiaries) at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

6.6                   Payment of Taxes.  Except to the extent permitted by Section 7.3, all material Tax returns and reports of Holdings and each of its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable.

6.7                   Governmental Regulation.  Neither Holdings nor any of its Subsidiaries an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

6.8                   Securities Activities.

(a)                                 Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of any Borrowing will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U or X of the Board.

(b)                                 Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of Sections 8.2 or 8.7 or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Material Indebtedness and within the scope of Section 10.1(e), was or will be attributable to Margin Stock.

6.9                   Employee Benefit Plans.

(a)                                 Each Employee Benefit Plan (other than a Multiemployer Plan) is in compliance with all applicable provisions of ERISA, the Code and other applicable federal or state law, and each of Holdings and its Subsidiaries has performed all of its obligations under each Employee Benefit Plan, in each case, except to the extent that such noncompliance or failure to perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no application for a funding waiver or extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)                                 (i) No ERISA Event has occurred or is reasonably expected to occur, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan which is reasonably likely to be terminated within the next twelve (12) months has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), would reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) none of Holdings, any of its Subsidiaries or, to the Company’s knowledge, any ERISA Affiliate has engaged in a transaction subject to Section 4069 or 4212(c) of ERISA that, in any case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)                                  With respect to any Foreign Plan, (i) such Foreign Plan is in compliance with all applicable foreign law, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) as of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to such Foreign Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10            Disclosure.  (a)                             No representation or warranty of any Loan Party contained in this Agreement, any Loan Document or any other document, certificate or written statement (other than any projections, budgets delivered pursuant to Section 7.1(h), general industry information and pro forma financial information) furnished to Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to such Loan Party in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Loan Parties to be reasonable at the time made, it being recognized by Lenders that uncertainty is inherent in any such projection and pro forma financial information, such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

(b)                                 As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

6.11            Environmental Protection.  Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership, lease, occupation, and operation of property, except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

(a)                                 neither Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of any Environmental Liability, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(b)                                 except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect, to the best of Company’s knowledge there are no environmental, health or safety conditions or Releases of any Hazardous Materials existing at (i) any real property currently owned, operated or leased by Company or any of its Subsidiaries, or (ii) any off-site treatment or disposal facilities used by Company or any of its Subsidiaries for waste treatment or disposal, which in the case of (i) or (ii) would reasonably be expected to require any construction or other capital costs or Environmental Liability to be incurred by Company or any its Subsidiaries (or any Person for whom Company or any of its Subsidiaries may have liability by law or contract) prior to the final scheduled maturity of the Obligations in order to assure compliance with any Environmental Law, including provisions regarding clean-up.

6.12            Title to Properties; Liens; Intellectual Property.

(a)                                 Title to Properties; Liens.  Company and its Material Subsidiaries have (i) good and legal title to (in the case of fee or freehold interests in Real Property), (ii) valid leasehold interests in (in the case of Ground Leasehold Interests, or other leasehold interests in Real Property or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 6.3 or in the most recent financial statements delivered pursuant to Section 7.1, in each case except for (x) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 8.7 and (y) such defects that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 Intellectual Property.  As of the Closing Date, Company and its Restricted Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and Loan Parties do not know of any valid basis for any such claim except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Company and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.13            Solvency.  As of the Closing Date, Company and its Subsidiaries on a consolidated basis are, and upon the incurrence of any Obligations by any Loan Party on the Closing Date, will be, Solvent.

6.14            Matters Relating to Collateral.

(a)                                 Creation, Perfection and Priority of Liens.  Subject to Section 7.13, as of the Closing Date, the execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to or after the date hereof pursuant to Section 7.9, and (ii) the delivery to Collateral Agent of any Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Collateral has been so delivered) are effective to create in favor of Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as such term or any equivalent term is defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral (except for Collateral for which the absence or failure of the Lien on such Collateral would not constitute an Event of Default under Section 10.1(k)), and all filings and other actions necessary to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the periodic filing of UCC continuation statements and such other ongoing filings as may be required in the other jurisdictions in which Collateral is located, in each case, subject to the limitations set forth in the Collateral Documents and only to the extent any such actions are required pursuant to the terms of the Collateral Documents.

(b)                                 Governmental Authorizations.  As of the Closing Date, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 6.14(a) and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

(c)                                  Absence of Third-Party Filings.  Except such as may have been filed in favor of Collateral Agent as contemplated by Section 6.14(a) or to evidence permitted lease obligations and other Liens permitted pursuant to Section 8.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO or the U.S. Copyright Office (or analogous foreign agencies with respect to Collateral secured by the Offshore Collateral Documents), and (iii) no effective filings, registrations or other notices of Liens exist in relation to any of the Loan Parties or any of the Collateral at any agencies, registries offices or relevant governmental or other regulatory bodies outside the United States of America.

6.15            Credit Agreement Under Indentures.  This Agreement is the “Credit Agreement” as described in (a) the indentures governing the Existing Owens-Brockway Senior Unsecured Notes and (b) the Permitted European Senior Debt (as applicable), and in each case, Borrowers’ Agent hereby designates this Agreement as such.

6.16            Non-Bank Rules.  In so far as it is a Borrower, OI Europe is at all times in compliance with the Non-Bank Rules.  For the purpose of its compliance with the Non-Bank Rules under this Section 6.16, OI Europe shall assume that in relation to the Multicurrency Revolving Facility or any Additional Facility the aggregate maximum number of lenders which are not Qualifying Banks or Qualifying Intragroup Creditors is 10 (irrespective of whether or not there are, at any time, any such lenders).

6.17            Anti-Terrorism and Sanctions Laws.

(a)                                 None of the Loan Parties and, to the knowledge of the Loan Parties, none of their Affiliates or their respective directors, officers, or employees are in material violation of any Anti-Corruption Laws or any applicable laws relating to terrorism, money laundering or economic sanctions (“Anti-Terrorism Laws”), including (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA Patriot Act, (ii) the economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) and its regulations at 31 C.F.R. Subtitle B, Chapter V (“OFAC Regulations”) or the U.S. Department of State, (iii) any anti-terror or economic sanctions legislation of Canada, including those provided for pursuant to the Special Economic Measures Act (Canada) or the United Nations Act (Canada), or published regulations under the foregoing or (iv) economic or financial sanctions or trade embargoes imposed, administered or enforced by the United Nations Security Council, the European Union, the Netherlands, Her Majesty’s Treasury of the United Kingdom (collectively, the “Sanctions”).  No part of the proceeds of the Loans or Letters of Credit or any Overdraft Amount will be used directly or indirectly by any Borrower for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions applicable to any party hereto.

(b)                                 No Loan Party or, to the knowledge of the Loan Parties, any of its directors, officers, employees or Affiliates is any of the following:

(A)                               a Sanctioned Person; or

(B)                               a Person or entity owned or controlled by, or acting for or on behalf of, any Sanctioned Person.

6.18            USA Patriot Act; Foreign Corrupt Practices Act. To the extent applicable, each of the Borrowers and to the Borrowers’ knowledge, each of their respective Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, the OFAC Regulations, and any other enabling legislation or executive order relating thereto, (b) the USA Patriot Act, and (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly by any Borrower, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada).

6.19            Mexican Withholding Tax.  As of the Closing Date, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof or therein either (a) on or by virtue of the execution or delivery of the Loan Documents; or (b) on any payment to be made pursuant to the Loan Documents to any Person, except that payments considered interest pursuant to the MITL under this Agreement or the Notes (including fees payable hereunder and under the Engagement Letter) will be subject to a Mexican withholding tax at a 4.9% rate.

ARTICLE VII
AFFIRMATIVE COVENANTS

From and after the Closing Date, Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all of the Loans, the Offshore Overdraft Amounts and the Domestic Overdraft Amount, the cancellation or expiration of all Letters of Credit and the reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and to the extent expressly provided for in this Article VII shall cause each of their respective Restricted Subsidiaries to perform, all covenants in this Article VII.

7.1                   Financial Statements.  Company and Borrowers will maintain, and cause Holdings and each of their respective Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of Holdings and Company in conformity with GAAP (except as approved by the accountants preparing such statements or the Chief Financial Officer of Company or Holdings, as the case may be, and disclosed therein).  Company and Borrowers will deliver, or cause to be delivered, to Administrative Agent (for distribution to the Lenders):

(a)                                 Quarterly Financial Statements. as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter, other than quarters which are the last quarter in a Fiscal Year, the consolidated balance sheets of Holdings and Company as at the end of such period and the related consolidated statements of income and cash flows of Holdings and Company for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by any of the chief accounting officer, the chief financial officer, the treasurer, an assistant treasurer, the controller or an assistant controller of Company that they fairly present in all material respects the consolidated financial condition of Holdings and Company as at the dates indicated and the consolidated results of operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(b)                                 Annual Financial Statements. as soon as practicable and in any event within 90 days after the end of each Fiscal Year of Company the audited consolidated balance sheets of Holdings and Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and Company for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous year, all in reasonable detail, each accompanied by a report thereon of an independent registered public accounting firm of recognized national standing selected by Company which report shall be unqualified as to going concern and scope of audit (other than a going concern statement, explanatory note or like qualification resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or any actual, prospective or anticipated breach of any financial covenant in any agreement governing indebtedness of the Borrower or any Subsidiary) and shall state that such financial statements fairly present in all material respects the consolidated financial position of Holdings and Company, respectively, at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP;

(c)                                  Compliance Certificates. together with each delivery of financial statements of Holdings and/or Company pursuant to clauses (a) and (b) above, (i) a compliance certificate of Company substantially in the form attached hereto as Exhibit 7.1(c) (the “Compliance Certificate”) (A) stating that no Event of Default or Unmatured Event of Default exists or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto and (B) certifying compliance (as determined in accordance with GAAP) during and at the end of such accounting periods with respect to Section 9.1 and, in addition (ii) a written statement of the chief accounting officer, chief financial officer, treasurer, any assistant treasurer, controller or any assistant controller of Company describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to Company’s compliance with Section 9.1;

(d)                                 [Reserved]

(e)                                  SEC Filings and Press Releases. promptly after the sending or filing thereof, copies of (i) all annual reports and proxy statements sent or made available generally by Holdings to its security holders or by any Restricted Subsidiary of Holdings to its security holders other than Holdings or another Restricted Subsidiary and (ii) all reports (including, without limitation, its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q) and all registration statements of Holdings and Borrowers filed with the SEC on Forms S-2, S-3, S-4 and 8-K provided that such materials filed with the SEC shall be deemed delivered when posted to the SEC website;

(f)                                   Events of Default. promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of any condition or event which constitutes an Event of Default or Unmatured Event of Default, an Officers’ Certificate specifying the nature and the period of existence of any such condition or event, and what action Company or such Borrower has taken, is taking and proposes to take with respect thereto;

(g)                                  Litigation or Other Proceedings. promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries not previously disclosed by Company or a Borrower to Lenders, or (ii) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in the case of either (i) or (ii), if adversely determined, would reasonably be expected to cause a Material Adverse Effect, written notice thereof to Lenders and provide such other information as may be reasonably available to it to enable Lenders and their counsel to evaluate such matters;

(h)                                 Financial Plans. as soon as practicable and in any event within 90 days after the beginning of each Fiscal Year of Company, a consolidated plan and financial forecast, prepared in accordance with Company’s normal accounting procedures applied on a consistent basis, for such Fiscal Year of Company and its Subsidiaries, including, without limitation, (i) a forecasted consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of Company for such Fiscal Year, and (ii) the amount of forecasted capital expenditures for such Fiscal Year;

(i)                                     New Subsidiaries. within 90 days of the end of each Fiscal Year, a written notice setting forth with respect to all Persons that became Subsidiaries of Company during the previous Fiscal Year, (i) the date on which such Person became a Subsidiary of Company and (ii) all of the data required to be set forth in Schedule 6.1 annexed hereto with respect to all Subsidiaries of

Company (it being understood that such written notice shall be deemed to supplement Schedule 6.1 annexed hereto for all purposes of this Agreement);

(j)                                    Overdraft Reporting. promptly upon request by Administrative Agent, if any Offshore Overdraft Provider has not provided the information required pursuant to Section 2.1(e) in a timely manner, a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Accounts for the requested period and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report; and

(k)                                 Other Information. with reasonable promptness, (i) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent; (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; or (iii) such information and documentation for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws as the Administrative Agent or any Lender may from time to time reasonably request.

Company and Borrowers shall be deemed to have delivered reports referred to in clauses (a), (b), (c) or (e) of this Section 7.1 when (A) such reports or other information have been posted on the SEC website (http://www.sec.gov) or on its own Internet website as previously identified to Agents and Lenders, and (B) Company and Borrowers have notified Administrative Agent by electronic mail of such posting; provided that if any Agent or any Lender reasonably requests such information to be delivered in hard copies, Company and/or any Borrower, as applicable, shall furnish to such Agent or Lender, as applicable, such information accordingly.

7.2                   Corporate Existence, Etc.  Company and each Borrower will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and the businesses of each of its Restricted Subsidiaries, except, in each case with respect to any Restricted Subsidiary, as would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution or other transaction permitted under Section 8.3 or Section 8.7.

7.3                   Payment of Taxes and Claims; Tax Consolidation.

(a)                                 Company and each Borrower will, and will cause each of its Material Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP (or its equivalent in the relevant jurisdiction of the taxing authority with respect thereto) shall have been made therefor, or to the extent that failure to pay such obligations would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries or such other Person as may be reasonably acceptable to Administrative Agent).

7.4                   Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

(a)                                 Company and Borrowers will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Company and Borrowers will each maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business, and the material properties and business of its Material Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations (“Industry Standards”) and may self-insure to the extent, and only to the extent, consistent with Industry Standards; provided that nothing in this Section 7.4(a) shall prevent Company and Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of Company or Borrowers, as the case may be, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained with financially sound and reputable insurance companies replacement value casualty insurance on the Collateral against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Each such policy of insurance shall (i) name Collateral Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent (it being agreed and acknowledged by Collateral Agent that the loss payable clause or endorsement in effect on the Closing Date is satisfactory to Collateral Agent), that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $25,000,000 and provides for at least 30 days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

(b)                                 Application of Net Insurance/Condemnation Proceeds.  Upon receipt by Company or any other Loan Party, or by Collateral Agent as lender’s loss payee, of any Net Insurance/Condemnation Proceeds, Company or such other Loan Party shall comply with the requirements of Section 4.4(f), provided that the Net Insurance/Condemnation Proceeds received by OI Europe shall only be applied in connection with Loans drawn for its own account.

7.5                   Inspection.  Company and Borrowers shall permit any authorized representatives designated by any Lender, at the expense of such Lender, to visit and inspect any of the properties of Company or any of its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and, if an Event of Default has occurred and is continuing, independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours; provided, that, notwithstanding anything to the contrary in this Section 7.5, none of the Borrowers or any of their Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to Administrative Agent, Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that any Borrower or any of their Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this proviso, Company and Borrowers shall use commercially reasonable efforts to provide notice to Administrative Agent promptly upon obtaining knowledge that such information is being withheld and to provide such information in a manner that does not violate such confidentiality obligations or without waiving such attorney-client or similar privilege (as applicable).

7.6                   Compliance with Laws.  Company, Borrowers and their Restricted Subsidiaries shall exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of any Governmental Authority, noncompliance with which in any case or in the aggregate would reasonably be expected to result in a Material Adverse Effect.  The Loan Parties will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each of the Loan Parties, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

7.7                   Securities Activities.  Following the application of the proceeds of any Loans, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.2 or 8.7, or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Material Indebtedness and within the scope of Section 10.1(e), will be attributable to Margin Stock.

7.8                   Environmental Matters.

(a)                                 Company will, and will cause each of its Subsidiaries to:

(i)                                     use and operate all of its facilities and properties and conduct all operations in compliance with all Environmental Laws, keep all Environmental Permits in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)                                  promptly notify Administrative Agent and provide copies of all written inquiries, claims, complaints, notices or other communications from any Person relating to any Environmental Liability or the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and promptly cure and, if applicable, have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(iii)                               promptly notify Administrative Agent of any of the following that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Liability, (b) any incident or circumstance that could affect the ability of Company or any of its Subsidiaries to maintain in full force and effect each and all material Environmental Permits for their respective operations and properties, and (c) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws or Environmental Liabilities; and

(iv)                              provide such information and certifications which Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.8.

(b)                                 Company and each of its Subsidiaries shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or any of their Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any allegation of Environmental Liability against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

7.9                   Execution of Subsidiary Guaranty and Security Agreement After the Closing Date.

(a)                                 Execution of Subsidiary Guaranty and Security Agreement.  If (i) (x) any wholly-owned Restricted Domestic Subsidiary of Company existing on the Closing Date (other than the Harbor Capital Subsidiaries, Owens-Brockway, Bolivian Investments, Inc., Sovereign Air, LLC, and Maumee Air Associates Inc.) that has not previously executed the Subsidiary Guaranty or (y) any Person becomes a wholly-owned Restricted Domestic Subsidiary of Company after the Closing Date (other than, in the case of each of the foregoing clauses (x) and (y), (A) a Receivables Subsidiary, (B) a Restricted Domestic Subsidiary (1) that owns or acquires assets with an aggregate fair market value (without netting such fair market value against any liability of such Restricted Domestic Subsidiary) not exceeding $50,000,000, (2) subject to a restriction permitted under Section 8.2(b) or any other contractual, legal or regulatory restriction prohibiting such Restricted Domestic Subsidiary’s execution of the Subsidiary Guaranty or the Security Agreement (in each case, not entered into in contemplation of this clause (2)), or (3) whose execution of the Subsidiary Guaranty or the Security Agreement would require any governmental or regulatory consent, approval, license or authorization (including from any supervisory board, works council, regulator or supervisory board (or equivalent), or other external body) (unless such consent, approval, license or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (C) any special purpose vehicle, project finance entity or captive insurance subsidiary, (D) solely in the case of any obligation under any hedging arrangement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of Company that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act or (E) any Subsidiary of Company that, in accordance with Section 7.9(e), is not required to guarantee the Obligations or pledge or grant a security interest in its assets (including Capital Stock) on the Closing Date (or, if later, on the date such Subsidiary is formed or acquired) or (ii) either OI International Holdings Inc. or O-I Holding LLC cease to be a Foreign Subsidiary Holdco and would otherwise meet the requirements set forth in clause (i)(B) of this Section 7.9(a), Borrowers’ Agent will promptly notify Administrative Agent of that fact and cause such Restricted Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and (except during a Collateral Release Period) a counterpart of the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Restricted Domestic Subsidiary to the extent required by the applicable forms of Collateral Documents.  To the extent any such Restricted Domestic Subsidiary is owned by a Subsidiary Guarantor, unless a Subsequent Collateral Release Period is then in effect, the Capital Stock of such Restricted Domestic Subsidiary shall be pledged pursuant to the Security Agreement.

(b)                                 Restricted Foreign Subsidiaries.  If (i) any Restricted Foreign Subsidiary that is a direct Wholly-Owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized under the laws of the jurisdiction of such Offshore Borrower or Offshore Guarantor, or (ii) any Person becomes a direct Wholly-Owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized in the jurisdiction of such Offshore Borrower (other than the jurisdiction of organization of OI Europe) or Offshore Guarantor (other than (A) a Receivables Subsidiary, (B) a Restricted Foreign Subsidiary (x) subject to a restriction permitted under Section 8.2(b) or any other contractual, legal or regulatory restriction prohibiting such Restricted Foreign Subsidiary’s execution of the applicable Offshore Guaranty or the applicable Offshore Security Agreement (in each case, not entered into in contemplation of this clause (x)) or (y) whose execution of the applicable Offshore Guaranty or the applicable Offshore Security Agreement would require any governmental or regulatory consent, approval, license or authorization (including from any supervisory board, works council, regulator or supervisory board (or equivalent), or other external body) (unless such consent, approval, license or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (C) any special purpose vehicle, project finance entity or captive insurance subsidiary, (D) solely in the case of any obligation under any hedging arrangement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of Company that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, (E) any Subsidiary of Company that, in accordance with Section 7.9(e), is not required to guarantee the Obligations or pledge or grant a security interest in its assets (including Capital Stock) on the Closing Date (or, if later, on the date such Subsidiary is formed or acquired) or (F) a Restricted Foreign Subsidiary which is not a Material Subsidiary), Borrowers’ Agent will promptly notify Collateral Agent of that fact and cause such Restricted Foreign Subsidiary, to the extent legally permissible, to execute and deliver to Collateral Agent a counterpart of the applicable Offshore Guaranty and (except during a Collateral Release Period) a counterpart of (or accession document to) the applicable Offshore Security Agreement and such other documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of Collateral Agent, desirable but, in each case, consistent with market practice in the relevant jurisdiction for like companies in the context of like credit facilities, to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Restricted Foreign Subsidiary described in the applicable forms of Collateral Documents.  If, on or after the Closing Date, a wholly-owned Restricted Foreign Subsidiary becomes a Restricted Foreign Subsidiary which is a Subsidiary directly owned by a Subsidiary Guarantor, unless a Subsequent Collateral Release Period is then in effect, the Capital Stock of such Restricted Foreign Subsidiary shall be pledged pursuant to the Security Agreement unless (1) such Restricted Foreign Subsidiary is Receivables Subsidiary (2) such Restricted Foreign Subsidiary or the Subsidiary Guarantor which is its direct parent is (x) subject to a restriction permitted under Section 8.2(b) or any other contractual, legal or regulatory restriction prohibiting such Restricted Foreign Subsidiary’s or Subsidiary Guarantors’ execution of a stock pledge (in each case, not entered into in contemplation of this clause (x)) or (y) whose execution of a stock pledge would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (3) in the reasonable judgment of Administrative Agent and Company, the burden or cost or other consequences (including any material adverse Tax consequences) of executing the stock pledge shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or (4) such Restricted Foreign Subsidiary is a special purpose securitization vehicle or captive insurance subsidiary.

(c)                                  Additional Domestic Subsidiary Borrower and/or Additional Foreign Subsidiary Borrower.

(i)                                     At any time at which an Additional Domestic Subsidiary Borrower is designated as such pursuant to Section 12.1(c), such Additional Domestic Subsidiary Borrower, if not already a Subsidiary Guarantor, shall execute a counterpart of the Subsidiary Guaranty and (except during a Collateral Release Period) a counterpart of the Security Agreement and take all such further actions and execute all such further documents required to be taken pursuant to the terms of the Subsidiary Guaranty and Security Agreement to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Additional Domestic Subsidiary Borrower described in the applicable form of the Collateral Documents. Unless a Subsequent Collateral Release Period is then in effect, the Capital Stock of such Additional Domestic Subsidiary Borrower shall be pledged pursuant to the Security Agreement.

(ii)                                  At any time an Additional Foreign Subsidiary Borrower is designated pursuant to Section 12.1(c), such Additional Foreign Subsidiary Borrower, if not already an Offshore Guarantor, shall execute a guaranty agreement (or, as applicable, a counterpart of an existing Offshore Guaranty), and (except during a Collateral Release Period) a security agreement (or, as applicable, a counterpart of an existing Offshore Security Agreement), in each case, together with all such other documents and instruments as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Additional Foreign Subsidiary Borrower and to take all such further actions as Collateral Agent deem desirable in order to effectuate the guaranty and the First Priority Lien as per this subclause.  If such Additional Foreign Subsidiary Borrower is, or at any time becomes a directly Wholly-Owned Subsidiary of a Subsidiary Guarantor, unless a Subsequent Collateral Release Period is then in effect, the Capital Stock of such Additional Foreign Subsidiary Borrower shall be pledged pursuant to the Security Agreement unless Collateral Agent agrees otherwise due to the illegality or impracticability of such pledge or because the costs of obtaining such pledge are excessive in relation to the value of the security to be afforded thereby; provided that in no circumstances shall a pledge of shares in the Common Stock or share capital of a Person organized in the Netherlands be required to the extent, and only for so long as, such Common Stock is held by another Person organized in the Netherlands.

(d)                                 Subsidiary Organic Documents, Legal Opinions, Etc.  Company and Borrowers shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Restricted Subsidiary’s Organic Documents, together with, if such Subsidiary is a Restricted Domestic Subsidiary or a Subsidiary organized in a jurisdiction where same (or its equivalent) is generally available and customary, a good standing certificate from the Secretary of State (or other applicable authority) of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or, in the case of a Foreign Subsidiary, similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if such Subsidiary is a Material Subsidiary, a customary opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (A) the due organization and (where applicable) good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel, subject to customary exceptions and qualifications.

(e)                                  Agreed Guaranty and Security Principles.  With respect to any Subsidiary incorporated or formed under the laws of any jurisdiction after the Closing Date, that a guaranty of any of the Obligations or a pledge or grant of a security interest in an asset (including Capital Stock) otherwise would be required to be pledged under this Agreement or any other Loan Document, in each case shall not be required to be given by such Subsidiary to the extent that such guaranty, pledge or grant:

(i)                                     is prohibited by or in breach of or could reasonably be expected to be in breach of (i) any Requirement of Law (including, but not limited to, any exchange control, financial assistance, corporate benefit, corporate interest, minimum capitalization, fraudulent conveyance, “interest stripping”, transfer pricing, thin capitalization, retention of title or similar laws, rules or regulations) or (ii) any contractual obligation (including pursuant to any joint venture or similar agreement) in effect as of the Closing Date (or, if later, the date such Subsidiary is formed or acquired so long as not entered into in contemplation  of such formation or acquisition other than pursuant to customary terms in the acquisition agreement pursuant to which such Subsidiary was acquired) or otherwise entered into with a third party that is not prohibited by this Agreement (and not entered into in contemplation of this Agreement), or contractual obligations not more restrictive than any of the foregoing in any material respect and not entered into in contemplation of this Agreement;

(ii)                                  except in the case of a Domestic Subsidiary, could reasonably be expected to result in a risk of (a) breach of the fiduciary duties of, or personal civil or criminal liability on the part of, any of any Foreign Subsidiary’s officers, directors, employees or similar persons or (b) criminal liability on the part of any Foreign Subsidiary;

(iii)                               could reasonably be expected to result in material adverse tax consequences (including adverse effects in relation to interest deductibility, stamp duty and the possibility to form a fiscal unity) to Company or any of its Subsidiaries as determined in good faith by Company (acting reasonably) in consultation with the Administrative Agent (acting reasonably); or

(iv)                              could reasonably be expected to result in costs (including stamp duty, VAT, notarization and registration fees) or other consequences that would be excessive in relation to the benefits afforded thereby, as determined in good faith by Company (acting reasonably) in consultation with the Administrative Agent (acting reasonably).

Notwithstanding the foregoing, in no event shall (z) any Loan Party as of the Closing Date or (y) any Subsidiary of the Company that is an issuer or guarantor of the Existing Owens-Brockway Senior Unsecured Notes and/or the Permitted European Senior Debt, in each case be excluded from providing a guaranty of the Obligations and/or granting a security interest in its assets constituting Collateral due to the operation of this clause (e).

7.10            Designation of Unrestricted Subsidiaries.

The Borrowers’ Agent may at any time after the Closing Date designate any Restricted Subsidiary (other than a Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no

Unmatured Event of Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, Company shall be in compliance with the covenants set forth in Sections 8.3 and 9.1, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter, in each case, as if such designation had occurred on the last day of such fiscal quarter of Company and, as a condition precedent to the effectiveness of any such designation, Company shall deliver to Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (d) Company shall cause each Unrestricted Subsidiary to simultaneously be designated as an “Unrestricted Subsidiary” under the Existing Owens-Brockway Senior Unsecured Notes, any Permitted Secured Debt, any Permitted Unsecured Debt, any Permitted European Senior Debt or any other Indebtedness the terms of which permits a similar designation.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary.  Notwithstanding the foregoing, no existing or future Borrower shall be permitted to be an Unrestricted Subsidiary.

7.11            Personal Property Securities Act.

(a)                                 PPSA Laws Further Steps.  If Administrative Agent and/or Collateral Agent determines that a Collateral Document (or a transaction in connection with it) is or contains a security interest for the purposes of the PPSA Laws, the Loan Parties party hereto agree to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information) which Administrative Agent asks and considers necessary (acting reasonably) for the purposes of:

(i)                                     ensuring that such security interest is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective;

(ii)                                  enabling Administrative Agent and/or Collateral Agent to apply for any registration, or give any notification, in connection with the security interest so that such security interest has the same priority which it had prior to the introduction of the PPSA Laws; or

(iii)                               enabling Administrative Agent and/or Collateral Agent to exercise rights in connection with such security interest.

(b)                                 PPSA Laws Undertaking.  If any Loan Party has granted any security interest for the purposes of the PPSA Laws and if a failure by such Loan Party to perfect some or all of such security interest would materially adversely affect the business, operation, property, condition (financial or otherwise), or prospects of the Loan Parties (taken as a whole), the Loan Parties party hereto agree to implement, maintain and comply in all material respects with, procedures for the perfection of those security interests.  These procedures shall include procedures designed to ensure that the applicable Loan Parties take all reasonable steps under the PPSA Laws to perfect any such security interest with the highest ranking priority reasonably possible (such as perfecting a purchase money security interest, perfecting a security interest by control (to the extent applicable) or including the serial number in a financing statement for personal property that may or must be described by a serial number).  If Administrative Agent reasonably requests, each Loan Party party hereto agrees to arrange at its expense an audit of the PPSA Laws procedures.  Administrative Agent may only make a request of a Loan Party pursuant to the immediately preceding sentence if it reasonably suspects that such Loan Party is not complying with this clause.

(c)                                  No PPSA Laws Notice Required Unless Mandatory.  Administrative Agent and/or Collateral Agent (as applicable) need not give any notice under the PPSA Laws (including a notice of a verification statement or financing change statement) unless the notice is required by the PPSA Laws and cannot be excluded.

(d)                                 NZ PPSA waivers. Each Borrower, on behalf of itself and the Guarantors, and Collateral Agent agree that, to the extent permitted by law and in respect of each Collateral Document and each Lien created under a Collateral Document:

(i)        each Borrower and Guarantor and Collateral Agent contract out of sections 114(1)(a), 133 and 134 of the NZ PPSA; and

(ii)       each Borrower and Guarantor and Collateral Agent contract out of the Loan Party’s rights to (and each Loan Party waives its rights to):

(A)      receive a statement of account under section 116 of the NZ PPSA;

(B)      receive notice of Collateral Agent’s proposal to retain personal property (as defined in the NZ PPSA) under section 120(2) of the NZ PPSA;

(C)      object to Collateral Agent’s proposal to retain any personal property (as defined in the NZ PPSA) under section 121 of the NZ PPSA;

(D)      not have goods damaged when Collateral Agent (or any person on its behalf) removes an accession under section 125 of the NZ PPSA;

(E)       be reimbursed for damage caused when Collateral Agent (or any person on its behalf) removes an accession under section 126 of the NZ PPSA;

(F)       refuse permission to remove an accession under section 127 of the NZ PPSA;

(G)      receive notice of the removal of an accession under section 129 of the NZ PPSA; and

(H)      apply to the applicable court for an order concerning the removal of an accession under section 131 of the NZ PPSA.

7.12            Use of Proceeds.  Borrowers will use all proceeds of the Loans as provided in Sections 6.8, 6.17 and 6.18. In addition, Borrowers will use all proceeds of the Tranche A Term Loan Facility, the Tranche B Term Loan Facility, the Tranche C Term Loan Facility, the Tranche D Term Loan Facility, the Dollar Revolving Facility and the Multicurrency Revolving Facility (i) to repay the loans under the Existing Credit Agreement and pay related fees and expenses and (ii) to provide financing for general corporate purpose (including working capital requirements) of Company, the Borrowers and their respective Subsidiaries.

7.13                                                Post-Closing Matters.          Company and Borrowers shall on or prior to the date occurring ten (10) Business Days after the Closing Date (or such later date as Administrative Agent may approve in its sole discretion), deliver to Administrative Agent (a)(i) an equity interest pledge agreement duly executed by O-I Mexico, as pledgor, and Collateral Agent, as pledgee,  with the Capital Stock of Owens América, S. de R.L. de C.V. to be pledged thereunder, in form and substance reasonably satisfactory to Administrative Agent and (ii) a non-possessory pledge agreement duly executed by O-I Mexico, as Pledgor, and Collateral Agent, as Pledgee, in form and substance reasonably satisfactory to Administrative Agent, and (b) a copy of a favorable written opinion of Creel, García-Cuéllar, Aiza y Enriquez, S.C., Mexican counsel to O-I Mexico with respect to capacity, validity and enforceability in relation to the documents set forth in clause (a) hereof, in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE VIII
NEGATIVE COVENANTS

Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, the Notes, the Offshore Overdraft Amounts, the Domestic Overdraft Amount and other Obligations (other than contingent indemnification obligations not then due) and the cancellation or expiration of all Letters of Credit and reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and shall cause each of its respective Restricted Subsidiaries (or Material Subsidiaries in the case of Section 8.2(b) and Section 8.7(a)) to perform, all covenants in this Article VIII.  Notwithstanding anything to the contrary contained in this Agreement, any usage under any “basket” set forth in any covenant or exception in the Existing Credit Agreement shall not be included in the determination of baskets set forth in this Article VIII or any other covenant or exception in this Agreement (it being understood, for the avoidance of doubt, that any Indebtedness or Liens incurred pursuant to the Existing Credit Agreement shall still be taken into account in any determination of the Total Leverage Ratio and Secured Leverage Ratio hereunder).

8.1                   Indebtedness.

Company and each Borrower shall not, and shall not permit any of its Restricted Subsidiaries to create, incur, assume or guaranty, or otherwise become or remain liable with respect to, any Indebtedness or any Receivables Sale Indebtedness, except:

(i)                                     Loan Parties may become and remain liable with respect to the Obligations and may guaranty the Obligations and the Other Lender Guarantied Obligations pursuant to their respective Guarantee Agreements;

(ii)                                  Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 8.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)                               Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capitalized Leases and Purchase Money Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (a) $700,000,000 and (b) 9.50% of Consolidated Tangible Assets;

(iv)                              Company may become and remain liable with respect to Indebtedness to any of its Restricted Subsidiaries, and any Restricted Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Restricted Subsidiary of Company; provided that, all such intercompany Indebtedness owed by Company or any Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and Company may become and remain liable with respect to Indebtedness to Holdings;

(v)                                 Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Indebtedness or the commitments therefor described in Schedule 8.1 annexed hereto and any extensions, renewals and refinancing of such Indebtedness and/or commitments therefor described in Part I of Schedule 8.1 to the extent that such extension, renewal or refinancing does not result in an increase in the aggregate principal amount or commitment amount (other than an increase in respect of accrued interest, fees or premium payable with respect thereto) of such Indebtedness as described in such Part I;

(vi)                              [Reserved];

(vii)                           Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and remain liable with respect to Permitted Secured Debt;

(viii)                        Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(ix)                              Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and remain liable with respect to Permitted Unsecured Debt on a subordinated or unsecured basis or both;

(x)                                 OIEG or another Restricted Foreign Subsidiary reasonably acceptable to Administrative Agent may become and remain liable with respect to Permitted European Senior Debt;

(xi)                              In addition to Indebtedness permitted by the other clauses of this Section, Restricted Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $700,000,000 and (b) 9.50% of Consolidated Tangible Assets (inclusive of amounts outstanding or committed under Schedule 8.1, Part II);

(xii)                           In addition to Indebtedness permitted by the other clauses of this Section, Company and its Restricted Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $400,000,000 and (b) 5.50% of Consolidated Tangible Assets;

(xiii)                        Company and its Restricted Subsidiaries may become and remain liable with respect to Acquired Indebtedness and Permitted Refinancing Indebtedness thereof;

(xiv)                       Company and its Restricted Subsidiaries may become and remain liable with respect to Receivables Sale Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $1,250,000,000 and (b) 17.0% of Consolidated Tangible Assets;

(xv)                          A Subsidiary may remain liable for Indebtedness deemed incurred by such Subsidiary as a result of a redesignation of such Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary pursuant to Section 7.10; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the fiscal quarter for which financial statements were delivered under Section 7.1(a) or (b)) on a Pro Forma Basis,

Company and its Restricted Subsidiaries would be in compliance with the financial covenant in Article IX, and any Permitted Refinancing Indebtedness thereof;

(xvi)                       Company and its Restricted Subsidiaries may become and remain liable for Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations; and

(xvii)                    Company and its Restricted Subsidiaries may become and remain liable for Indebtedness arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds or overdraft protections in respect of same, provided that such Indebtedness is covered by Company or any of its Restricted Subsidiaries within ten Business Days.

For purposes of determining compliance with this Section 8.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xvii) above, Company and its Restricted Subsidiaries, in their sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify such item of Indebtedness, in any manner that complies with this Section 8.1, so long as such Indebtedness (or any portion thereof) is permitted to be incurred pursuant to such provision at the time of reclassification.  Notwithstanding the foregoing, Indebtedness incurred (a) under the Loan Documents (including in respect of any Additional Facility, Additional Revolving Commitments, Additional Term Loans, Extended Revolving Commitments, Extended Term Loans, Refinancing Term Loans, Replacement Term Loans and any other Obligations incurred under Sections 2.10 and 2.15 (and any extension thereof pursuant to Section 2.15)) shall only be classified as incurred under Section 8.1(i), and (b) pursuant to Section 8.1(v) and any permitted refinancing thereof shall only be classified as incurred under Section 8.1(v).

8.2                   Liens and Related Matters.

(a)                                             Prohibition on Liens.  Company and each Borrower shall not, and shall not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, any Borrower or any of their Restricted Subsidiaries, whether now owned or hereafter acquired except:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens granted pursuant to the Collateral Documents;

(iii)                               Liens described in Schedule 8.2 annexed hereto and any extensions, refinancings or renewals thereof, provided that (i) the property covered thereby is not changed in any material respect, (ii) the amount secured thereby is not increased and (iii) the direct and contingent obligors with respect thereto are not changed (other than ceasing to be obligors);

(iv)                              Liens securing Purchase Money Indebtedness permitted by Section 8.1(iii) and arising from the giving, simultaneously with or within 180 days after the acquisition, construction or improvement of real property or tangible personal property, of any purchase money Lien (including vendors’ rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on real property or tangible personal property acquired, constructed or improved and not theretofore owned by Company, any Borrower or any of its Restricted Subsidiaries, or from the acquiring of real property or tangible personal property not theretofore owned by Company, any Borrower or any of its Restricted Subsidiaries subject to any then-existing Lien (whether or not assumed), or from the extension, renewal or replacement of any Indebtedness secured by any of the foregoing Liens so long as the aggregate principal amount thereof and the security therefor is not thereby increased; provided, however, that in each case (a) such Lien is limited to such acquired, constructed or improved real or tangible personal property and fixed improvements, if any, then existing or thereafter erected thereon, and (b) the principal amount of the Indebtedness secured by such Lien, together (without duplication) with the principal amount of all other Indebtedness secured by Liens on such property, shall not exceed the cost (which shall be deemed to include, without duplication, the amount of Indebtedness secured by Liens, including existing Liens, on such property) of such property to Company, any Borrower or its applicable Restricted Subsidiary;

(v)                                 Permitted Real Property Encumbrances;

(vi)                              Liens on acquired assets securing Acquired Indebtedness; and Liens on any assets of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into Company or another Restricted Subsidiary of Company (so long as such Lien does not attach to any assets of the surviving Person other than those assets subject to such Liens prior to such amalgamation or merger); provided that such Liens were created prior to and not in anticipation of the acquisition of such acquired assets or acquired Restricted Subsidiary; or such merger or amalgamation;

(vii)                           In addition to Liens permitted by the other clauses of this Section, Liens on the assets of Restricted Foreign Subsidiaries securing Indebtedness or other obligations of such Restricted Foreign Subsidiaries (other than O-I Australia, O-I Canada, OIEG, O-I NZ, OI Europe, O-I Mexico any of the Offshore Guarantors and/or, as applicable, an Additional Foreign Subsidiary Borrower);

(viii)                        In addition to Liens permitted by the other clauses of this Section, Liens securing Indebtedness or other obligations of Company and any of its Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed the greater of (A) $500,000,000 or (B) 7.50% of Consolidated Tangible Assets;

(ix)                              Liens securing Receivables Sale Indebtedness; provided that such Liens encumber solely the receivables so sold and customary related assets (including cash reserves and deposit accounts established in connection therewith);

(x)                                 Liens on deposits of cash or Cash Equivalents securing bona-fide hedging arrangements with Lenders or Affiliates thereof;

(xi)                              Liens in respect of Indebtedness permitted under Section 8.1(xv) to the extent such Lien exists at the time of redesignation of the applicable Person; and

(xii)                           Liens incurred in connection with the issuance of letters of credit permitted under Section 8.4(ii)(y).

(b)                                 No Restrictions on Restricted Subsidiary Distributions to Company or Other Restricted Subsidiaries.  Company and Borrowers will not, and will not permit any of its or their Material Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Company or any other Restricted Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Company or any other Restricted Subsidiary of Company, (iii) make loans or advances to Company or any other Material Subsidiary, or (iv) transfer any of its property or assets to Company or any other Material Subsidiary (any such consensual encumbrance or restriction, a “Restriction”), except for such Restrictions existing by reason of (a) any Restrictions existing under any of the Loan Documents or any other agreements or contracts in effect on the Closing Date, (b) any Restrictions with respect to any Person that becomes a Restricted Subsidiary of Company after the Closing Date under any agreement in existence at the time such Person becomes such a Restricted Subsidiary (so long as such Restriction was not entered into in contemplation of this clause (b)), (c) any Restrictions with respect to any Restricted Subsidiary of Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (d) any Restrictions with respect to any Restricted Subsidiary of Company all or substantially all of whose assets are property encumbered by Liens permitted under Section 8.2(a), (e) Restrictions imposed by applicable laws, (f) Restrictions under licenses or other contracts governing Intellectual Property rights, joint venture agreements, leases of, or mortgages and other agreements relating to Liens on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens, subletting, sublicensing or other similar transfers of property or assets), (g) any Restrictions under (1) indentures governing Permitted Unsecured Debt, Permitted Secured Debt or Permitted European Senior Debt or (2) any agreement evidencing Indebtedness pursuant to Sections 8.1(xi) or (xii) which Restrictions (taken as a whole) are either not materially more restrictive as those under this Agreement or clause (h) below or are Restrictions similar to comparable transactions in the market at the time such Indebtedness is issued, (h) any Restrictions under the indentures governing the Existing Owens-Brockway Senior Unsecured Notes or the Permitted European Senior Debt, (i) any Restrictions under any agreements evidencing or relating to Acquired Indebtedness; (j) any Restrictions with respect to Receivables Sale Indebtedness (including in connection with the creation of any Receivables Subsidiary to purchase and sell accounts receivable), provided that such Restrictions apply only to the accounts receivable which are the subject of any accounts receivable transaction; and (k) any Restrictions existing under any agreement (including in respect of Permitted Refinancing Indebtedness) that amends, refinances, supplements, restates, renews or replaces any agreement containing Restrictions permitted under the preceding clauses (a) through (j); provided that the terms and conditions of any such agreement, as they relate to any such Restrictions, are not materially more restrictive to Company, Borrowers and such Restricted Subsidiaries, as applicable, taken as a whole, than those under the agreement so amended, refinanced, supplemented, restated, renewed or replaced.

8.3                   Investments; Acquisitions.

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person (each such acquisition, an “Acquisition”) except:

(i)                                     Company and its Restricted Domestic Subsidiaries may make and own Investments in Cash Equivalents and the Restricted Foreign Subsidiaries may make and own Investments in Cash Equivalents and short term investments similar to Cash Equivalents customarily used in the countries in which they are located;

(ii)                                  Company and its Restricted Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Restricted Subsidiaries of Company, and Company and its Restricted Subsidiaries may make and own additional equity Investments in Loan Parties (other than OI Europe or O-I Canada), and Restricted Subsidiaries that are not Loan Parties may make and own additional equity investments in other non-Loan Parties;

(iii)                               Company and its Restricted Subsidiaries may make intercompany loans to the extent permitted under Section 8.1(iv);

(iv)                              Company and its Restricted Subsidiaries may continue to own the Investments owned by them and described in Schedule 8.3 annexed hereto;

(v)                                 Company and its Restricted Subsidiaries may make Acquisitions (and Company and its Restricted Domestic Subsidiaries may make Investments in Restricted Foreign Subsidiaries necessary to consummate any such Acquisition) so long as immediately after giving effect to such Acquisition, (i) the Borrowers are in compliance with the financial covenant set forth in Article IX as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis after giving effect to such Acquisition; provided, that the determination of compliance for this Section 8.3(v)(i) may be made as of either the signing of the acquisition or purchase agreement or the closing of such Acquisition at the Borrowers’ option; and (ii) with respect to any Acquisition for which the purchase consideration is in excess of $100,000,000, the Total Available Revolving Commitment is at least $150,000,000;

(vi)                              Company and its Restricted Subsidiaries may make additional Investments in their respective Restricted Foreign Subsidiaries;

(vii)                           Company and its Restricted Subsidiaries may make and own Investments arising in connection with Commodities Agreements entered into in accordance with current industry practice (at the time of making any such Investment) or the past practices of Company and its Restricted Subsidiaries;

(viii)                        Company may acquire and hold obligations of one or more officers or other employees of Company or its Restricted Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings’ common stock, so long as no cash is actually advanced by Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(ix)                              Company and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale or other sales of assets permitted by Section 8.7;

(x)                                 Company and its Restricted Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(xi)                              In addition to Investments permitted by the other clauses of this Section, Company and its Restricted Subsidiaries may make and own other Investments (including Investments in Unrestricted Subsidiaries) after the Closing Date so long as (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and (b) Company and its Restricted Subsidiaries are in compliance with the covenant set forth in Article IX (but without giving effect to any increase in the level set forth therein in any Trigger Quarter or any subsequent Fiscal Quarter in which such increase applies) as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis after giving effect to such Investment; provided that during a Trigger Quarter and any subsequent Fiscal Quarter in which an increase to the financial covenant level set forth in Article IX applies, Investments permitted by this clause (xi) shall increase by $250,000,000 less the aggregate amount of Restricted Payments made as of such date of determination pursuant to the proviso to Section 8.5(vi);

(xii)                           other Investments made after the Closing Date not constituting Acquisitions not in excess of $250,000,000 at any time outstanding; and

(xiii)                        Company and its Restricted Subsidiaries may enter into and consummate transactions described in Sections 8.7(i) and (ix).

8.4                   Contingent Obligations.

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to create or become or remain liable with respect to any Contingent Obligation, except:

(i)                                     Loan Parties may become and remain liable with respect to Contingent Obligations under their respective Guarantee Agreements;

(ii)                                  Company, Borrowers and its and their Restricted Subsidiaries may become and remain liable with respect to (x) Contingent Obligations in respect of Letters of Credit in an aggregate amount not to exceed at any time $350,000,000 and (y) Contingent Obligations in respect of other letters of credit and surety bonds in an aggregate amount not to exceed at any time $300,000,000;

(iii)                               Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedging Agreements (other than Commodities Agreements) with respect to Indebtedness or other obligations of Company and its Restricted Subsidiaries;

(iv)                              Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets of Company and its Restricted Subsidiaries;

(v)                                 Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Restricted Subsidiaries in an aggregate amount not to exceed at any time $200,000,000;

(vi)                              Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Restricted Subsidiaries to the extent such Indebtedness is specifically permitted by Section 8.1 (other than Permitted Secured Debt, Permitted Unsecured Debt and except to the extent the obligors for any particular issuance of Indebtedness are otherwise specifically restricted by this Agreement);

(vii)                           Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 8.4 annexed hereto and Permitted Refinancing Indebtedness thereof;

(viii)                        Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any of its Restricted Subsidiaries not prohibited under this Agreement (other than any obligation with respect to Indebtedness);

(ix)                              [Reserved];

(x)                                 Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and/or remain liable with respect to Contingent Obligations in respect of Permitted Unsecured Debt, Permitted Secured Debt and Permitted European Senior Debt;

(xi)                              Company and its Restricted Subsidiaries may become and remain liable for any performance guaranties or bonds, statutory bonds, appeal bonds, bid bonds or similar obligations (including any reimbursement or indemnity obligations entered into with respect thereto) incurred by Company and its Restricted Subsidiaries in the ordinary course of business;

(xii)                           OIEG and the Dutch Guarantors may become and remain liable for any joint and several liability arising as a result of the establishment of a fiscal unity (fiscale eenheid); and

(xiii)                        in addition to Contingent Obligations permitted by the other clauses of this Section, Company and its Restricted Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate principal liability, contingent or otherwise, of Company and its Restricted Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $400,000,000.

8.5                   Restricted Payments.

Company and Borrowers shall not, and shall not permit any of its and their Restricted Subsidiaries to declare, order, pay, make or set apart any sum for any Restricted Payment; provided that Company and its Restricted Subsidiaries may (i) make Holdings Ordinary Course Payments, so long as Holdings applies the amount of any such Restricted Payment for such purpose; (ii) make Restricted Payments to Holdings for purchases of Common Stock of Holdings in connection with the administration of Holdings’ employee benefits program and repurchases of employee shares; (iii) make regularly scheduled payments of principal and interest (including any customary AHYDO catch up payments) in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent not prohibited by Section 8.12(a); provided, in the case of Company’s intercompany notes to Holdings, such payments of interest shall be limited to non-cash payments on a basis consistent with past practices; (iv) make payments of intercompany indebtedness other than payments of Company’s intercompany Indebtedness to Holdings or any other direct or indirect parent company of Company; and (v) otherwise make Restricted Payments so long as (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and (b) Company and its Restricted Subsidiaries are in compliance with the covenant set forth in Article IX (but without giving effect to any increase in the level set forth therein in any Trigger Quarter or any subsequent Fiscal Quarter in which such increase applies) as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis, after giving effect to such Restricted Payment; provided that during a Trigger Quarter and any subsequent Fiscal Quarter in which an increase to the financial covenant level set forth in Article IX applies, Restricted Payments permitted by this clause (v) shall increase by $250,000,000 less the aggregate amount of Investments made as of such date of determination pursuant to the proviso to Section 8.3(xi). The provisions of this Section 8.5 shall not be breached by the payment of any Restricted Payments to Holdings for the purposes of Holdings making a dividend payment under clause (iii) of the Holdings Ordinary Course Payments definition within 60 days after the declaration of the dividend by Holdings, if at such date of declaration, the making of such payment would not have been in violation of this Section.

8.6                   [Reserved]

8.7                   Restriction on Fundamental Changes; Asset Sales.

Company and Borrowers shall not, and shall not permit (a) any of its and their Material Subsidiaries to enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (b) any of its and their Restricted Subsidiaries to convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                                     (x) any Restricted Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions, to Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor; provided that, in the case of such a merger or amalgamation, Company, such Borrower, such Subsidiary Guarantor or such Offshore Guarantor shall be the continuing or surviving Person and (y) a Borrower (other than Owens-Brockway) may merge with and into any other Borrower incorporated or otherwise organized in the same jurisdiction as the Borrower with or into which such Borrower is merging if (a) the aggregate amount of outstanding Loans of the surviving Borrower will not exceed such Borrower’s Multicurrency Revolving Sublimit and (b) Administrative Agent determines that such merger would not be materially adverse to the interests of the Lenders;

(ii)                                  Company and its Restricted Subsidiaries may sell, lease, sublease or otherwise dispose of assets in transactions that do not constitute Asset Sales and sell inventory and other personal and real property held for resale in the ordinary course of business;

(iii)                               Company and its Restricted Subsidiaries may dispose of obsolete, worn out, uneconomical, unmerchantable, unsaleable or surplus property in the ordinary course of business;

(iv)                              Company and its Restricted Subsidiaries may make Asset Sales of assets having an aggregate book value (at the time of disposition) not in excess of 15% of Consolidated Tangible Assets in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the Net Proceeds arising from such Asset Sales shall be applied as required under Section 4.4(c); provided, however, to the extent that the Net Proceeds of any Asset Sale that are not required to be used to prepay the Loans pursuant to Section 4.4(c) are reinvested in the manner and in the time periods prescribed in Section 4.4(c), and if Company or such Restricted Subsidiary has complied (to the extent applicable) with the provisions of Section 7.9 with respect to any assets purchased with such reinvested proceeds, such Asset Sale shall be disregarded for purposes of calculations pursuant to this Section 8.7(iv) (and shall otherwise be deemed to be permitted under this Section 8.7(iv)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 7.9 with respect to the acquisition of such other property;

(v)                                 in order to resolve disputes that occur in the ordinary course of business, Company and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable in accordance with past practice and Company and Restricted Subsidiaries may sell accounts receivable in connection with Receivables Sale Indebtedness permitted under Section 8.1(xiv);

(vi)                              Company and its Restricted Subsidiaries may make Acquisitions and Investments permitted by Section 8.3;

(vii)                           Company or a Restricted Subsidiary may sell or dispose of shares of Capital Stock of any of its Restricted Subsidiaries in order to qualify members of the Governing Body of the Restricted Subsidiary if required by applicable law;

(viii)                        any Person (other than Holdings or a Borrower) may be merged or amalgamated with or into Company or any Restricted Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Restricted Subsidiary would not be prohibited pursuant to Section 8.3; provided that (a) in the case of Company or a Borrower, Company or such Borrower shall be the continuing or surviving Person, (b) if a Restricted Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Restricted Subsidiary and complies with the provisions of Sections 7.9 and 7.10 and (c) no Unmatured Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)                              any Restricted Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into any other Restricted Subsidiary of Company (other than a Borrower) or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions to any other Restricted Subsidiary of Company (other than a Borrower), so long as, at the time of such event, neither Restricted Subsidiary is a Subsidiary Guarantor or an Offshore Guarantor;

(x)                                 Company and its Restricted Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business (except in connection with a sale and lease back transaction);

(xi)                              Company and its Restricted Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(xii)                           Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of any award, judgment or other rights related to the O-I Venezuela Proceeds;

(xiii)                        Company and its Restricted Subsidiaries may (y) enter into licenses or sublicenses of Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person and (z) abandon or dispose of intellectual property or other proprietary rights of such Person that, in the reasonable business judgment of such Person, is no longer practical to maintain or useful in the conduct of its business;

(xiv)                       Company and its Restricted Subsidiaries may enter into sale and leaseback transactions permitted under Section 8.10;

(xv)                          Company and its Restricted Subsidiaries may make Restricted Payments permitted pursuant to Section 8.5;

(xvi)                       Company and its Restricted Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(xvii)                    Company and its Restricted Subsidiaries may make dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any their respective property or assets; and

(xviii)                 Company and its Restricted Subsidiaries may surrender or waive contractual rights to settle, release or surrender any contract or litigation claims in the ordinary course of business; provided, that, notwithstanding any of the foregoing clauses or anything else in this Agreement to the contrary, (i) Owens-Brockway may not issue any new Capital Stock to any Person other than to Packaging, and (ii) Packaging may not convey, sell, transfer or otherwise dispose of any Capital Stock in Owens-Brockway, other than the security interest therein pledged to Collateral Agent pursuant to the Pledge Agreement.

8.8                   [Reserved].

8.9                   Transactions with Shareholders and Affiliates.

(i)                                     Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company or Holdings, on terms (taken as a whole) that are materially less favorable to Company or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (A) any transaction between Company and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries, (B) customary fees and compensation paid to officers and members of the Board of Directors of Company and its Restricted Subsidiaries, and customary indemnities provided on behalf of officers, directors, employees or consultants of Company or any of its Restricted Subsidiaries, (C) transactions approved by a majority of the disinterested members of the Board of Directors or other similar governing body of Company or the applicable Restricted Subsidiary, (D) transactions permitted under Sections 8.3, 8.5 and 8.7, (E) the payment by Owens Insurance, Ltd. to Holdings of insurance settlement amounts received, (F) any transaction between or among Holdings, Company, any Borrower or any other Restricted Subsidiary, subject to the restrictions of Section 8.9(ii) below, and (G) any agreements in existence on the Closing Date and disclosed in the Form 10-K for the period ended December 31, 2018, or the Form 10-Q for the period ended March 31, 2019, or otherwise set forth on Schedule 8.9 hereto (as such agreements may be amended, modified, restated, renewed, supplemented, refunded, replaced, refinanced or otherwise continued in effect, in all cases, on terms no less favorable to such Borrower or such Restricted Subsidiaries than on the date of this Agreement).

(ii)                                  Except any transactions expressly permitted hereunder, Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange or any property or the rendering of any service) between such Person and Holdings that is materially adverse to the interests of the Lenders.

8.10            Sales and Lease Backs.

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to become or remain liable as lessee or as a guarantor or other surety with respect to any lease entered into after the date hereof, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Restricted Subsidiaries) or (ii) that Company or any of its Restricted Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Restricted Subsidiaries to any Person (other than Company or any of its Restricted Subsidiaries) in connection with such lease; provided that Company and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 8.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

8.11            Conduct of Business.

From and after the Closing Date, Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, fundamentally or substantively alter the character of its business from that conducted by Company and its Restricted Subsidiaries, taken as a whole, as of the Closing Date.

8.12            Amendments of Documents Relating to Subordinated Indebtedness; No Prepayments of Subordinated Indebtedness.

(a)                                             Amendments of Documents Relating to Subordinated Indebtedness.  Company and Borrowers shall not, and shall not permit Holdings or any of its or their Restricted Subsidiaries to, amend or otherwise change, or consent to any amendment or change to, the terms of any Subordinated Indebtedness (other than intercompany indebtedness among any of Company and its Restricted Subsidiaries), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change, taken as a whole, is materially adverse to the interests of the Lenders.

(b)                                             No Prepayments of Subordinated Indebtedness.  Company and Borrowers shall not make, and shall not permit any of its or their Restricted Subsidiaries to make, any voluntary or optional payment on Subordinated Indebtedness or to make any Restricted Payment to Holdings to permit Holdings to make any voluntary or optional payment on Subordinated Indebtedness, except in each case as permitted under Section 8.5.

ARTICLE IX
FINANCIAL COVENANT

9.1                   Total Leverage Ratio.  Each Loan Party will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter (other than a Trigger Quarter and the following three (3) succeeding Fiscal Quarters as provided below) to exceed the ratio set forth below opposite the last day of such Fiscal Quarter.

Fiscal Quarter Ending	Ratio
June 30, 2019 through (and including) March 31, 2020	5.00:1.00

June 30, 2020 and September 30, 2020	4.75:1.00

December 31, 2020 and thereafter	4.50:1.00

Notwithstanding anything to the contrary contained herein, at Company’s election (which shall be evidenced by delivery of a written notice by Borrowers’ Agent to Administrative Agent), if (x) in any Fiscal Quarter ending December 31, 2020 and thereafter, an Acquisition or series of related Acquisitions, or (y) in any Test Period, any other Acquisitions, in each case of the foregoing clauses (x) and (y), permitted by Section 8.3 with total consideration (including any Indebtedness assumed in connection therewith), in excess of $250,000,000 for any such individual Acquisition or series of related Acquisitions, or in the aggregate for any other Acquisitions in a Test Period, is consummated by Company or any of its Restricted Subsidiaries (the Fiscal Quarter in which any such individual Acquisition or series of related Acquisitions is consummated, or the Fiscal Quarter in which any other Acquisition occurs that results in the total consideration for all Acquisitions in a Test Period exceeding $250,000,000, a “Trigger Quarter”), each Loan Party will not permit the Total Leverage Ratio for any Test Period to exceed 5.00:1.00 for such Fiscal Quarter and for the next three (3) succeeding Fiscal Quarters; provided, further, that (a) following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless the Total Leverage Ratio is less than or equal to 4.50:1.00 as of the end of any Fiscal Quarter following the occurrence of such initial Trigger Quarter, and (b) Company may not make an election pursuant to this paragraph unless at the time of such election the Total Leverage Ratio is equal to or less than 4.50:1.00.  For the avoidance of doubt, in no event shall the Fiscal Quarters ending June 30, 2019, through (and including) September 30, 2020 be Trigger Quarters or be deemed to be Trigger Quarters for purposes of this Agreement (including, without limitation, for purposes of Sections 8.3(xi) or 8.5(v)).

ARTICLE X
EVENTS OF DEFAULT

10.1            Listing of Events of Default.  Each of the following events or occurrences described in this Section 10.1 shall constitute an “Event of Default” from and after the Closing Date:

(a)                                             Failure to Make Payments When Due.  Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by operation of Section 4.4, by notice of prepayment or otherwise; failure to make reimbursement with respect to any Letter of Credit when due; or failure to pay any interest on any Loan or any other amount (which other amount has been previously invoiced) due under this Agreement (other than with respect to any Other Permitted Credit Exposure guaranteed under Article XIV) within five (5) Business Days after the date due.

(b)                                             Representations and Warranties.  Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or certificate furnished by or on behalf of any Loan Party to Administrative Agent, Collateral Agent, any Issuing Lender or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made, and the circumstances which gave rise to such representation or warranty having become false in any material respect shall not have been rectified within ten (10) Business Days so as to make such representation or warranty true in all material respects as if it had been made on the date on which it was originally made or deemed to have been made.

(c)                                              Certain Covenants.  Any Loan Party shall default in the due performance and observance of any of its obligations under Section 7.1(f), Section 7.2 (with respect to the maintenance and preservation of Company’s or any Borrower’s legal existence), Article VIII or Article IX.

(d)                                             Other Covenants, Default Under Other Loan Documents.  Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice from Administrative Agent.

(e)                                              Default Under Other Agreements.  A default by Company, any Borrower or any Material Subsidiary shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness, or any guarantee thereof, or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness, or any guarantee thereof, if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness, or any guarantee thereof, or is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness, or any guarantee thereof, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that no Event of Default under this clause (ii) shall occur or be continuing if (x) such failure, default or breach has been waived by such holder or holders or trustee on behalf of such holder or holders or (y) if the applicable failure, breach or default is in respect of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness which is paid.

(f)                                               Judgments.  Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $75,000,000 individually or $150,000,000 in the aggregate shall be rendered against Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any Material Subsidiary (or any combination thereof) and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; (ii) such judgment has not been stayed, bonded, vacated or discharged within sixty (60) days of entry or in any event later than five (5) days prior to the date of any proposed sale thereunder; or (iii) there shall be any period (after any applicable statutory grace period) of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance or bonded (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of Holdings.

(g)                                              Employee Benefit Plans.  An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan, or, with respect to clause (xi) of the definition of ERISA Event, with respect to a Foreign Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA, that either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(h)                                             Change of Control.  Any Change of Control shall occur.

(i)                                                 Insolvency.  Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries shall:  (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, Receiver, administrator, sequestrator or other custodian (including, without limitation, a conciliador or síndico under Mexican law) for Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, Receiver, administrator, sequestrator (including, without limitation, to a conciliador or síndico under Mexican law) or other custodian for Holdings, Company, Owens-Brockway, any Additional

Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided that Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any Insolvency Proceeding, bankruptcy, reorganization, concurso mercantil, administration, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, and, if any such case or proceeding is not commenced by Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, such case or proceeding shall be consented to or acquiesced in by Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed and unstayed, provided that Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing; provided, however, that no Event of Default shall be deemed to have occurred for purposes of this Section 10.1(i) in the event that any Australian Subsidiary other than O-I Australia, with the consent of Administrative Agent (which consent shall not be unreasonably withheld), commences a voluntary winding up with respect to itself for the purposes of a solvent reconstruction or amalgamation under Australian law.

(j)                                                Guaranties.  The obligations of Company under Article XIV or the obligations of any other Loan Party under the Guarantee Agreements shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or any Guarantor shall repudiate in writing its obligations thereunder.

(k)                                             Collateral Documents.  Any Lien purported to be created under any Collateral Document shall fail or cease to be (other than by termination of such Collateral Document in accordance with the terms hereof or thereof) in any material respect, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral individually or in the aggregate having a fair market value in excess of $250,000,000, except as a result of (i)  Collateral Agent’s failure to take any action (x) reasonably requested by any Borrower in order to maintain a valid and perfected Lien on any Collateral or (y) solely within Collateral Agent’s control or (ii) any action taken by Collateral Agent to release any Lien on any Collateral in accordance with the terms of this Agreement, the applicable Collateral Document and the Intercreditor Agreement.

(l)                                                 Invalidity of Loan Documents.  Any assertion in writing by any Borrower or Guarantor of the invalidity of any Loan Document to which it is party.

(m)                                         Activities of Holdings.  Holdings shall engage in any activity other than the ownership of the Capital Stock and intercompany debt of Company, activities related to the administration of claims for asbestos-related liabilities, other activities constituting substantially the same business conducted by Holdings as of the Closing Date and activities reasonably incidental to the foregoing or which could not reasonably be expected to have a Material Adverse Effect.

10.2            Action if Bankruptcy.  If any Event of Default described in clauses (i) through (v) of Section 10.1(i) shall occur with respect to Company or any Borrower, (i) the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers, and (ii) the Borrowers shall immediately cash collateralize all outstanding Letters of Credit by depositing cash with Collateral Agent, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent.

10.3            Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 10.1(i) with respect to Company or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction of the Requisite Lenders shall by written notice to Borrowers and each Lender (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate or (b) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(i) with respect to such Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent for the benefit of the Secured Parties, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit then outstanding and (b) the aggregate amount of all Unpaid Drawings, provided that, at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.15, the balance, if any, of the amount held pursuant to this clause (b) shall be returned to the Borrowers and (c) enforce, or cause Collateral Agent to enforce, the Guarantee Agreement, the provisions of Article XIV, and all of the Liens and security interests created pursuant to the Collateral Documents in accordance with their terms.

10.4            [Reserved].

10.5            Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

10.6            Application of Proceeds.

(a)                                             Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof, but subject to Section 10.6(d)), all payments and proceeds (including the proceeds of any Asset Sale or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations or after the occurrence of any Event of Default under Section 10.1(a) resulting from a failure to pay any Loan or other Obligation at the final maturity thereof in respect of any sale of, collection from, or realization upon all or any part of the Foreign Collateral shall be applied:  first, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agent and any Lender with respect to this

Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Foreign Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to all other Foreign Obligations outstanding and to cash collateralize outstanding Letters of Credit issued for the account of any Offshore Borrower or Offshore Guarantor (pro rata among all such Foreign Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among each Term Loan Facility, and within each Term Loan Facility, pro rata among all remaining Scheduled Term Repayments thereof).  Any balance remaining shall be delivered to the applicable Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(b)                                             Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof, but subject to Section 10.6(d)), all payments and proceeds (including the proceeds of any Asset Sale or other sale of, or other realization upon, all or any part of the U.S. Collateral) received after acceleration of the Obligations or after the occurrence of any Event of Default under Section 10.1(a) resulting from a failure to pay any Loan or other Obligation at the final maturity thereof in respect of any sale of, collection from, or realization upon all or any part of the U.S. Collateral shall be applied:  first, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to all other Obligations outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among each Term Loan Facility, and within each Term Loan Facility, pro rata among all remaining Scheduled Term Repayments thereof).  Any balance remaining shall be delivered to the applicable Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(c)                                              Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(d)                                             Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that (i) no payments from the proceeds arising out of Offshore Collateral Documents (except to the extent providing for the pledge of up to 65% of the Capital Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco, in each case that is directly owned by one or more of Company, the U.S. Borrower or a Subsidiary Guarantor) shall be applied to pay any U.S. Obligations and (ii) no Offshore Borrower or Offshore Guarantor shall guarantee, be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees or other Obligations of the U.S. Borrower or any Loan Party party to the Subsidiary Guaranty as a result of the exercise of remedies by the Agents and the Lenders under Section 10.3 or otherwise, provided further that OI Europe shall not be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees and other Obligations of the other Loan Parties as a result of the exercise of remedies by the Agents and the Lenders under Section 10.3 or otherwise; provided that any Net Insurance/Condemnation Proceeds received by OI Europe shall only be applied in connection with Loans drawn for its own account.

(e)                                              Anything in this Article X to the contrary notwithstanding, Administrative Agent shall, at the request of the Requisite Lenders, rescind and annul any acceleration (other than an acceleration pursuant to Section 10.2) of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled:  (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

ARTICLE XI
THE AGENTS

11.1            Appointment.

(a)                                             Each of the Lenders and each Overdraft Provider in such capacity hereby (i) appoints DB to act on its behalf as Administrative Agent hereunder, as Collateral Agent under all Collateral Documents (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as Collateral Agent pursuant to the Collateral Documents) to act as herein specified herein and in the other Loan Documents, including amending the Loan Documents pursuant to Section 12.1.  Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent and Collateral Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Requisite Lenders as are consented to in writing by the Requisite Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent or Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates.  The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                             Each Lender and each Overdraft Provider in such capacity hereby authorizes Collateral Agent to enter into each Collateral Document on behalf of such Lender or such Overdraft Provider and to exercise its rights and perform its obligations thereunder.

11.2            Administrative Agent in Its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Requisite Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include Administrative Agent in its respective individual capacities.  Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.3            Nature of Duties.

(a)                                             Administrative Agent, Collateral Agent, the Arrangers, Documentation Agents and Senior Managing Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents.  Neither Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of Administrative Agent shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b)                                             Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger, Documentation Agent and Senior Managing Agent is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger, Documentation Agent and Senior Managing Agent shall be entitled to all indemnification and reimbursement rights in favor of Administrative Agent as, and to the extent, provided for under Section 12.4.  Without limitation of the foregoing, each Arranger, Documentation Agent and Senior Managing Agent shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c)                                              If Administrative Agent requests instructions from the Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Requisite Lenders; and Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Requisite Lenders.

(d)           Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

11.4            Reliance.  Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by Administrative Agent.

11.5            Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub- agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article XI, as well as the indemnification provision of Section 12.4(b), shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6            Resignation by Administrative Agent.

(a)                                             Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving thirty (30) days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.1(a) or 10.1(i) then exists, Borrowers’ Agent.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                             Upon any such notice of resignation by Administrative Agent, the Requisite Lenders shall, upon five (5) days’ notice to Company and Borrowers’ Agent, appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust and such appointment shall be subject to the consent of Borrowers’ Agent, which consent shall not be unreasonably withheld (provided that approval by Borrowers’ Agent shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists).

(c)                                              If a successor Administrative Agent shall not have been so appointed within such thirty (30) day period, Administrative Agent, with the consent of Borrowers’ Agent (which consent shall not be unreasonably withheld or delayed, provided that the consent of Borrowers’ Agent shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Requisite Lenders (with the consent of Borrowers’ Agent as provided above) appoint a successor Administrative Agent as provided above.

(d)                                             If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the thirtieth (30th) day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall nonetheless become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Requisite Lenders (with the consent of the Borrower as provided above) appoint a successor Administrative Agent as provided above.  However, in the case of any Collateral held by Collateral Agent on behalf of the Lenders, or in the case of Dutch Collateral Documents on its own behalf, the retiring Collateral Agent shall continue to hold such collateral security until such time as a replacement Collateral Agent has been appointed and until all legal steps and formalities to ensure the Collateral is validly held by such replacement Collateral Agent have been fulfilled.

(e)                                              Upon a resignation of Administrative Agent pursuant to this Section 11.6, Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article XI (and the analogous provisions of the other Loan Documents) and Section 12.4 shall continue in effect for the benefit of Administrative Agent for all of its actions and inactions while serving as Administrative Agent.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(f)                                               Any resignation of Administrative Agent pursuant to this Section 11.6 shall also constitute the resignation of Administrative Agent as the provider of the Domestic Overdraft Account and the resignation or removal of Administrative Agent or its Affiliate as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 11.6 shall, upon its acceptance of, and as a condition to, such appointment, become the successor provider of the Domestic Overdraft Account and Collateral Agent for all purposes hereunder.  In the event of any such resignation (i) Owens-Brockway shall repay in full the Domestic Overdraft Amount and all other amounts owing to the retiring Administrative Agent under the Domestic Overdraft Agreement, and (ii) Borrowers and the retiring Administrative Agent shall terminate the Domestic Overdraft Agreement to which they are a party and Company and the successor Administrative Agent shall enter into a successor Domestic Overdraft Agreement.

11.7            Lack of Reliance on Administrative Agent.  Independently and without reliance upon Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Company, the Borrowers and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Company, the Borrowers and the Restricted Subsidiaries and, except as expressly provided in this Agreement, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Company, the Borrowers or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Company, the Borrowers or any of the Restricted Subsidiaries or the existence or possible existence of any Unmatured Event of Default or Event of Default.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit (as applicable).  Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.8            No Other Duties, Etc.

(a)                                             Anything herein to the contrary notwithstanding, none of Administrative Agent, the Arrangers, Documentation Agents or Senior Managing Agents identified herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

(b)                                             Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from any Loan Party, any Subsidiary, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.9            Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)                                             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 3.2 and 12.4) allowed in such judicial proceeding; and

(b)                                             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, Receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.2 and 12.4.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

11.10     Intercreditor Agreements, Collateral and Guaranty Matters.

(a)                                             Each Lender and Issuing Lender authorizes and directs Collateral Agent to enter into an amendment to the Intercreditor Agreement as contemplated in Section 5.1(k) on behalf of and for the benefit of that Lender and Issuing Lender, and agrees to be bound by the terms of the Intercreditor Agreement in the form of Exhibit 5.1(j) attached hereto.  Each Lender hereby authorizes Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties, including (without limitation) any Reaffirmation Agreement and each other Collateral Document described in Sections 5.1(i) and (l).  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Collateral Agent is hereby authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from any Secured Party, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b)                                             The Lenders (and, by their acceptance of the benefit of the applicable Collateral Documents and certain other Loan Documents, the Secured Parties) hereby authorize and direct Collateral Agent, in accordance with the terms hereof, (1) to release any Lien granted to or held by Collateral Agent upon any Collateral (i) automatically upon termination of the Commitments and payment and satisfaction in full of all of the Obligations as provided in Section 12.15 (other than indemnification or other contingent obligations in respect of which no claim has been made), (ii) constituting property being sold or otherwise disposed of (to Persons other than any Loan Party) automatically upon the sale or other disposition thereof in compliance with Section 8.7, (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or all of the Lenders hereunder, to the extent required by Section 12.1), (iv) automatically upon an Initial Collateral Release Period or a Subsequent Collateral Release Period, as applicable, as provided in this Section 11.10, (v) constituting property acquired by any Loan Party after the Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(a)(vi), (vi) constituting property held by an Unrestricted Subsidiary upon the designation of a Subsidiary of Holdings as an Unrestricted Subsidiary in accordance with the terms hereof, (vii) if the property subject to such Lien is owned by a Guarantor, automatically upon release of such Guarantor from its obligations under its Guarantee Agreements hereunder or under any other Loan Document as a result of a transaction permitted hereunder, (viii) constituting a Deposit Account in respect of which a Loan Party has granted a Lien permitted under Section 8.2(a) upon receipt of a certificate by the applicable Loan Party delivered in accordance with Section 20 of the Security Agreement or (ix) as otherwise may be expressly provided in the relevant documentation granting such Lien, (2) to release or subordinate any Lien on any property granted to or held by Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.10 and required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens, (3) to subordinate any Lien on any property granted to or held by Collateral Agent under any Loan Document in respect of which a Loan Party has granted a Lien pursuant to Section 8.2(a)(i) (to the extent incurred in reliance on clause (vi) of the definition of “Permitted Encumbrances”) or Section 8.2(a)(v) and required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens and (4) to release any Loan Party from its obligations under the applicable Guarantee Agreement or other Loan Document if such Person ceases to be a Restricted Subsidiary or becomes an Unrestricted Subsidiary, in each case, as a result of a transaction or designation permitted hereunder.  Upon request by Collateral Agent at any time, the Requisite Lenders will confirm in writing Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 11.10.  In each case as specified in this Section 11.10, Collateral Agent will (and each Lender (and each other Secured Party) irrevocably authorizes Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreements, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(c)                                              Administrative Agent and Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent and Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent and Collateral Agent in this Section 11.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent and Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s and Collateral Agent’s own interest in the Collateral as Lenders and that Administrative Agent and Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)                                             (i) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if at any time an Initial Collateral Release Period shall have occurred and be continuing, then all Collateral (other than Collateral consisting of Capital Stock) shall be released automatically and the provisions in the Collateral Documents with respect to such Collateral shall be terminated without any further action. In connection with the foregoing, Collateral Agent shall, at Borrowers’ sole expense and at Borrowers’ Agent’s request, promptly (A) execute and file in the appropriate location and deliver to Borrowers’ Agent such termination and release statements or confirmation thereof, as applicable, and (B) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including after a Collateral Reinstatement Event shall have previously occurred), if at any time a Subsequent Collateral Release Period shall have occurred and be continuing, then all Collateral and the Collateral Documents shall be released automatically and the provisions in the Collateral Documents with respect to such Collateral shall be terminated without any further action. In connection with the foregoing, Collateral Agent shall, at Borrowers’ Agent’s sole expense and at Borrowers’ Agent’s request, promptly (A) return to Borrowers’ Agent all certificates and instruments evidencing Collateral consisting of Capital Stock, (B) execute and file in the appropriate location and deliver to Borrowers’ Agent such termination and full or partial release statements or confirmation thereof, as applicable, and (C) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(iii)                               Notwithstanding clause (ii) above, if a Collateral Reinstatement Event shall have occurred, all Collateral consisting of Capital Stock and Collateral Documents to the extent related thereto shall, at Borrowers’ Agent’s sole cost and expense, be reinstated and all actions reasonably necessary, or reasonably requested by Collateral Agent to provide to Collateral Agent for the benefit of the applicable Secured Parties valid, perfected, first priority security interests (subject to Liens permitted under Section 8.2) in such Collateral (including without limitation the delivery of applicable documentation and taking of applicable actions described in Section 7.9 to the extent applicable to such Collateral) shall be taken within sixty (60) days (or such longer period as agreed to by Collateral Agent) after such Collateral Reinstatement Event.

(e)                                  Any execution and delivery of documents by Collateral Agent pursuant to this Section 11.10 shall be without recourse to or warranty by Administrative Agent.

11.11     Intercreditor Agreement.  The Lenders hereby authorize, with the consent of the Requisite Lenders at the time of execution of such agreement or arrangement, Administrative Agent and Collateral Agent to enter into any intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders; provided, that, the consent of the Requisite Lenders shall not be required for the execution of any acknowledgment or other document in connection with the Intercreditor Agreement.

11.12     Withholding Tax Indemnity.  To the extent required by any applicable law, the applicable Agent may withhold from any payment to any Lender or Issuing Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 4.7(a) or (c), each Lender and each Issuing Lender shall, and does hereby, indemnify each Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Agent) incurred by or asserted against Agent by the IRS or any other Governmental Authority as a result of the failure of Agent to properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or Issuing Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the applicable Agent shall be conclusive absent manifest or demonstrable error.  Each Lender and each Issuing Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender under this Agreement or any other Loan Document against any amount due such Agent under this Section 11.12.  The agreements in this Section 11.12 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For purposes of this Section 11.12, the term “Lender” shall include any Overdraft Provider.

11.13     Holders.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.14     Certain ERISA Considerations.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Collateral Agent, the Arrangers, the Documentation Agents, the Senior Managing Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Collateral Agent, the Arrangers, the Documentation Agents and the Senior Managing Agents, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of Administrative Agent, Collateral Agent, the Arrangers, the Documentation Agents or the Senior Managing Agents, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent or Collateral Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).

11.15     Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Section 2.11(h) or Section 12.4(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any other Indemnified Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Indemnified Party, as the case may be, such Lender’s Pro Rata Share with respect to all Facilities (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share with respect to all Facilities at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payments to be made severally among them based on such Revolving Lenders’ Pro Rata Shares with respect to the Revolving Facilities (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any other Indemnified Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.

ARTICLE XII
MISCELLANEOUS

12.1            No Waiver; Modifications in Writing.

(a)                                             No failure or delay on the part of any Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Agent or any Lender at law or in equity or otherwise.  Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Loan Parties party thereto and the Requisite Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender affected thereby (other than, subject to clause (h) below, a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)),

(i)                                     extend the Commitment Period or the final scheduled maturity of any Loan or Note (or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date), or reduce the rate or extend the time of payment of interest or fees thereon (except payment of interest at the Default Rate, and it being understood that the waiver of any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees), or reduce the principal amount thereof,

(ii)                                  release Company as a Guarantor or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Collateral Documents or pursuant to Section 11.10(d)),

(iii)                               amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of “Requisite Lenders” or amend, modify or waive any other provision of any Loan Document (other than the Collateral Documents, which are governed by Section 12.17), specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (except, in each case, for technical amendments with respect to additional extensions of credit pursuant to Section 2.1, 2.10 and 2.15 which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Closing Date),

(iv)                              amend or modify the definition of “Pro Rata Share” or any component thereof,

(v)                                 change Section 12.8(e) in a manner that further restricts assignments thereunder; or

(vi)                              amend or modify the provisions of Sections 4.5(a) or (b), 10.6, 12.6(a) or 14.3 in a manner that would by its terms alter the pro rata sharing of payments required thereby;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:

(A)                               increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of Multicurrency Revolving Sublimit, conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),

(B)                               without the consent of Administrative Agent and each Issuing Lender, amend, modify or waive any provision of Section 2.11 or alter the rights or obligations of any Issuing Lender with respect to Letters of Credit,

(C)                               without the consent of Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent or Collateral Agent or any other provisions as same relates to the rights or obligations of Administrative Agent or Collateral Agent,

(D)                               without the consent of Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent or Collateral Agent under the other Loan Documents,

(E)                                amend, modify, terminate or waive any provision of Section 2.1(d) or any other provision of this Agreement directly affecting the Domestic Overdraft Account or the Domestic Overdraft Amount (including any provision relating to the repayment of the Domestic Overdraft Amount with the proceeds of Multicurrency Revolving Loans or relating to the obligations of Lenders to purchase participations in the Domestic Overdraft Amount) without the consent of Administrative Agent,

(F)                                 amend, modify, terminate or waive any provision of this Agreement directly affecting an Offshore Overdraft Account or an Offshore Overdraft Amount (including any provision relating to the repayment of such Offshore Overdraft Amount with the proceeds of Multicurrency Revolving Loans or relating to the obligations of Lenders to purchase participations in such Offshore Overdraft Amount) without the consent of the applicable Offshore Overdraft Provider,

(G)                               without the consent of the Requisite Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to Section 4.5(a) (except for technical amendments with respect to additional facilities, replacements loans or commitments, or maturity extensions pursuant to Sections 2.1, 2.10 and 2.15) (although the Requisite Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), or

(H)                              without the consent of the Requisite Lenders of the applicable Facility, waive any Scheduled Term Repayment under such Facility or amend the definition of Scheduled Term Repayments for such Facility in a manner that decreases or delays any Scheduled Term Repayment (except for technical amendments with respect to additional facilities, replacements loans or commitments, or maturity extensions pursuant to Sections 2.1, 2.10 and 2.15).

(b)                                             If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (G) through (H) of the second proviso to such sentence, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

(c)                                              In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedule 1.1(c) may be amended as follows:

(i)                                     to add Wholly-Owned Subsidiaries of Company as an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, upon (A) execution by Company, any such Additional Domestic Subsidiary Borrower or Additional Foreign Subsidiary Borrower, as the case may be, and Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(c), providing for an Additional Domestic Subsidiary Borrower Sublimit or Additional Foreign Subsidiary Borrower Sublimit, as the case may be, acceptable to Administrative Agent, (B) delivery to Administrative Agent of (1) to the extent not previously delivered, the pledge and security agreements required pursuant to Section 7.9(c), (2) an opinion of counsel which covers such matters related to such agreements as Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to Administrative Agent, and (3) such other documents with respect thereto as Administrative Agent or any Lender shall reasonably request (including, without limitation, USA Patriot Act and “know your customer” related documentation); or

(ii)                                  to remove any Subsidiary as an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, upon (A) execution and delivery by Company of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Additional Domestic Subsidiary Borrower or Additional Foreign Subsidiary Borrower, as the case may be.

(d)                                             Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to (x) Section 2.10 in connection with an Additional Facility, (y) Section 2.1(c) in connection with any Refinancing Term Loans and (z) Section 2.15 in connection with any Extension Series, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, any new Lenders and technical and conforming amendments to reflect the terms of such Additional Facility, Refinancing Term Loan or Extension Series (as applicable) and (in the case of any Additional Facility) any documentation to evidence any Additional Incremental Rights.

(e)                                              Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Loan Parties party hereto, the Requisite Lenders and Administrative Agent (and, if their rights or obligations are affected thereby, each other Agent and each Issuing Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(f)                                               A Revolving Lender may allocate any proportion of its Revolving Credit Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 12.1 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(g)                                              In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Company, Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all Term Loans outstanding under one or more Term Loan Facilities (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall constitute Term Loans hereunder under a new Term Loan Facility (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and the final maturity date of such Replacement Term Loans shall be no earlier than the final maturity date of such Refinanced Term Loan and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Term Loans in effect immediately prior to such refinancing.  In addition, any Lender providing Replacement Term Loans shall become bound by the Re-Allocation Agreement in a manner satisfactory to Administrative Agent, and the Lenders and Issuing Lenders hereby authorize Administrative Agent and Collateral Agent to enter into any amendments or supplements to the Re-Allocation Agreement as Administrative Agent deem necessary or appropriate in order to give effect to the foregoing.

(h)                                             Notwithstanding the foregoing, with respect to amendments under Section 12.1(a) requiring the approval of all of the Lenders under the Revolving Facility adversely affected thereby, if all such Lenders other than one or more Defaulting Lenders approve such amendment, the failure of such Defaulting Lenders to approve such amendment shall not prevent such amendment from becoming effective with respect to such Lenders approving such amendment (it being understood that such amendment will not be effective with respect to such Defaulting Lenders that do not approve such amendment).

(i)                                                 In addition, notwithstanding the foregoing, this Agreement or any other Loan Document may be amended with the written consent of Administrative Agent, Company and the Borrowers to make any changes to this Agreement or any other Loan Document deemed in the best interest of the Lenders, in consultation with counsel, in connection with the joinder or addition of any Borrower or Guarantor that was not a Loan Party on the Closing Date, including in connection with the creation or perfection of a security interest in any Collateral located in a jurisdiction under which Collateral was not secured or perfected in connection with the Closing Date under the Offshore Collateral Documents, upon delivery to Administrative Agent of (1) to the extent not previously delivered, the pledge and security agreements required pursuant to Section 7.9(c), (2) an opinion of counsel which covers such matters related to such agreements as Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to Administrative Agent, and (3) such other documents with respect thereto as Administrative Agent shall reasonably request.

(j)                                                Notwithstanding anything to the contrary contained in this Section 12.1, if Administrative Agent and Company shall have jointly identified an obvious error or any error, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then Administrative Agent and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(k)                                             Notwithstanding anything to the contrary contained in this Section 12.1, the Re-Allocation Agreement shall not be amended, restated, amended and restated, supplemented and/or otherwise modified in any manner that would be materially adverse to the Loan Parties without the prior written consent of the Borrowers’ Agent.

12.2            Further Assurances.  Company agrees to, and to cause its Subsidiaries to, do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto any Agent its rights, powers and remedies hereunder or thereunder.

12.3            Notices, Etc.

(a)                                             Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party as follows:

(i)                                     if to Company, any Borrower or Borrowers’ Agent, to it at One Michael Owens Way, Perrysburg, OH 43551, attention:  Anand Patel and Corporate Treasury, e-mail:  anand.patel@o-i.com and corp.tr@o-i.com;

(ii)                                  if to Administrative Agent, to it at the Notice Address; and

(iii)                               if to a Lender or any other Issuing Lender, to it at its address (or telecopy number) set forth on its most recent administrative questionnaire delivered to Administrative Agent or in the Assignment and Assumption Agreement pursuant to which such Lender shall have become a party hereto.

(b)                                             Notices and other communications to or by any Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Issuing Lender.  Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e- mail address or by facsimile transmission shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e- mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  Each Loan Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.

12.4            Costs and Expenses; Indemnification.

(a)                                             Generally.  Owens-Brockway agrees to pay promptly upon request by any Agent (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution, delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and the Arrangers and of White & Case LLP, counsel to Administrative Agent and the Arrangers, and any local counsel retained by Administrative Agent and the Arrangers relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by any Agent, any Lender or any Issuing Lender, including the fees, charges and Attorney Costs in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                             Indemnification.  Owens-Brockway will indemnify and hold harmless each Agent and each Lender and each director, officer, employee, agent, attorney and Affiliate of each Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, or liabilities and related reasonable, documented and out-of-pocket expenses, including Attorney Costs, charges and disbursements to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Loan Party, insofar as such losses, claims, damages, penalties, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not an Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release or threatened Release of any Hazardous Materials into the Environment for which any Loan Party or any of their Subsidiaries has any liability or which is related to any property currently or formerly owned, leased, occupied or operated by or on behalf of any Loan Party or any of their Subsidiaries, any Environmental Lien, any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries or any liability which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Loan Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i)                                     that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction or (y) any dispute solely between the Indemnified Persons other than claims against an Indemnified Person in its capacity in fulfilling its role as an Arranger, Documentation Agent, Senior Managing Agent or Agent under a Loan Document and other than any claims arising out of any act or omission by any Loan Party or any of its Affiliates (as finally determined by a court of competent jurisdiction); and

(ii)                                  that nothing contained herein shall affect the express contractual obligations of the Lenders to any Loan Party contained herein or in the other Loan Documents.

For the avoidance of doubt, this Section 12.4(b) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Company or the applicable Borrower will, if requested by any Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified.  Each Indemnified Person shall, unless an Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, the Loan Parties shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Loan Parties to the extent that (i) Company or any other Loan Party shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Company that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.

Any and all amounts so expended by any Agent shall be repaid to it by the Loan Parties promptly upon such Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by such Agent to the date of repayment.  To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Loan Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law, provided that OI Europe shall not be liable to indemnify, pay or hold harmless any Indemnified Person, in whole or in part, for obligations of the other Loan Parties as a result of the exercise of remedies by the Agents and the Lenders under this Section 12.4 or otherwise.  The obligations of the Loan Parties under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Loan Party’s other Obligations hereunder.

(c)                                              To the extent permitted by applicable law, no party hereto, no Indemnified Person, and no Loan Party or any Affiliate of any Loan Party, shall assert, and each hereby waive, any claim against any party hereto, Indemnified Person, or Loan Party or any Affiliate of any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the extension of credit under any Domestic Overdraft Account or Offshore Overdraft Account, or, in each case, the use of the proceeds thereof (other than, in the case of a Loan Party or an Affiliate of a Loan Party, in respect of any such damages incurred or paid by an Indemnified Person to a third party, or which are included in a third party claim, and for out-of-pocket expenses related thereto).

(d)                                             Foreign Exchange Indemnity.  If any sum due from any Loan Party or any of its Subsidiaries under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against any Loan Party with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, such Loan Party shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof, provided that OI Europe shall not be liable to indemnify, pay or hold harmless any Indemnified Person, in whole or in part, for obligations of the other Loan Parties as a result of the exercise of remedies by the Agents and the Lenders under this Section 12.4 or otherwise.  The foregoing indemnity shall constitute a separate obligation of each Loan Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

12.5            Confirmations.  Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6            Adjustment; Setoff.

(a)                                             If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(i) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each other applicable Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Loan Party or any Subsidiary thereof.  Each Loan Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                             In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to any Loan Party or any of its

Subsidiaries, any such notice being expressly waived by Company, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Company or any Loan Party to such Lender, any amount owing from such Lender to Company or any of its Subsidiaries, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Company or any Loan Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative Receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Company or any Loan Party, or against anyone else claiming through or against, Company or any Loan Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Company and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.  In the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.13(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the applicable Issuing Lender, the Overdraft Providers and the Lenders and (y) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c)                                              Company expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Company or any other Loan Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state, provincial or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7            Execution in Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8            Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)                                             This Agreement shall be binding upon, and inure to the benefit of, Company, U.S. Borrower, O-I Canada, O-I Australia, OIEG, OI Europe, O-I NZ, O-I Mexico and each other Loan Party hereto, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, except pursuant to a transaction permitted under Section 8.7, none of Company, U.S. Borrower, O-I Canada, O-I Australia, OIEG, OI Europe,

O-I NZ, O-I Mexico or any other Loan Party may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b)                                             Each Lender may at any time sell to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Company or any of Company’s Subsidiaries or other Affiliates) (“Participants”) participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”).  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Loan Parties and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Company, U.S. Borrower, O-I Australia, OIEG, OI Europe, O-I NZ, O-I Mexico and each other Loan Party hereto agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff vis-à-vis OI Europe shall only be exercised in connection with Loans drawn for its own account and shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6.  Company, U.S. Borrower, O-I Australia, OIEG, OI Europe, O-I NZ,  O-I Mexico and each other Loan Party hereto also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 (subject to the requirements and limitations of such Sections, including the requirements of Section 4.7(d), (e) or (f)) with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that a participant shall not be entitled to receive any greater payment, under Section 3.6 or Section 4.7 than the participating Lender would have been entitled to receive under Section 3.6 or Section 4.7 with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in any law after the sale of the participation takes place.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the foregoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than any Term Loan Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii)

consent to the assignment or transfer by any Borrower or any other Loan Party of any of its rights and obligations under this Agreement or (iii) release Company as a Guarantor or release all or substantially all of the Collateral under all of the Collateral Documents (other than any such release in accordance with Section 11.10(d) or as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating.

(c)                                              Each Lender that sells a participation to a Participant pursuant to Section 12.8(b) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor version).  This Section 12.8(c) shall be construed so that the participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                             Successor Offshore Overdraft Providers.  Any Offshore Overdraft Provider may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the relevant Offshore Borrower, Borrowers’ Agent and Administrative Agent.  Upon (i) any such notice of resignation, upon five days’ notice to Lenders and Administrative Agent, or (ii) an assignment by such Offshore Overdraft Provider of all of its Multicurrency Revolving Commitment, such Offshore Borrower shall have the right to appoint a Lender with Multicurrency Revolving Credit Exposure as successor Offshore Overdraft Provider with respect to the applicable Borrower; provided that such appointment shall be subject to the consent of Administrative Agent, which consent shall not be unreasonably withheld.  Upon the acceptance of any such appointment as an Offshore Overdraft Provider hereunder by a successor Offshore Overdraft Provider, the relevant Offshore Borrower shall repay in full the relevant Offshore Overdraft Amount and all other amounts owing to the resigning Offshore Overdraft Provider under the relevant Offshore Overdraft Agreement, and such Borrower and the resigning Offshore Overdraft Provider shall terminate such Offshore Overdraft Agreement and the successor Offshore Overdraft Provider shall (x) enter into a successor Offshore Overdraft Agreement and (y) become bound by the Re-Allocation Agreement in a manner satisfactory to Administrative Agent, and the Lenders and Issuing Lenders hereby authorize Administrative Agent and Collateral Agent to enter into any amendment or supplement to the Re-Allocation Agreement as Administrative Agent deems necessary or appropriate in order to give effect to the foregoing.

(e)                                              Subject to Sections 12.8(f) and 12.8(k) below, any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than $5,000,000 (or the Effective Amount thereof for any amounts denominated in Alternative

Currency) for the Dollar Revolving Facility or Multicurrency Revolving Facility and $1,000,000 for the Term Loan Facilities (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility), and (ii) shall require the prior written consent of Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, Borrowers’ Agent (the consent of Borrowers’ Agent not to be unreasonably withheld or delayed provided further, that it shall be reasonable for Borrowers’ Agent to withhold consent to an assignment or transfer, if the proposed assignment or transfer would lead to a breach of the Ten Non-Qualifying Bank Creditor Rule; provided that Borrowers’ Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof); provided, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender that is a Qualifying Bank or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender that is a Qualifying Bank).  In addition to the foregoing, the consent of the applicable Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).  Upon execution of an Assignment and Assumption Agreement and the payment of a non-refundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds and that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) in immediately available funds to such Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by such Administrative Agent of such assignment in the Register and the resulting effect upon the Loans and Dollar Revolving Commitment or Multicurrency Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that each Borrower, each other Loan Party hereto and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the applicable Borrower and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of any Borrower or any other Loan Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by any Borrower, the Lenders or Administrative Agent shall be required.  At the time of each assignment pursuant to this Section 12.8(e) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to the applicable Borrowers and Administrative Agent the appropriate forms, certificates and information as provided in Section 4.7(d), (e) or (f), if applicable.  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto (or, with respect to Term Loans, the Register), to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Loan Pro Rata Share or Revolver Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at the applicable Borrower’s expense, to such Assignee, and no further consent or action by any Loan Party or the Lenders shall be required to effect such amendments.  Notwithstanding anything contained in any of the Loan Documents to the contrary, the Issuing Lenders shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder.  Each Assignment and Assumption Agreement shall require the applicable Assignee to acknowledge and agree that, upon the effectiveness of such assignment, such Assignee shall become bound by the Re-Allocation Agreement.

(f)                                               No such assignment will be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions hereto set forth herein, the parties to the assignment make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, each Overdraft Provider and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Overdraft Amounts in accordance with its applicable Revolving Commitments.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(g)                                              Company and each Borrower authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Company, such Borrower and any of their Subsidiaries which has been delivered to such Lender by Company or any Borrower pursuant to this Agreement or which has been delivered to such Lender by Company or any Borrower in connection with such Lender’s credit evaluation of Company or any Borrower prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.

(h)                                             A Lender can and may only assign or transfer any of its rights or obligations to a Transferee if such Transferee is a Non-Public Lender.

(i)                                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents to secure its obligations (including, without limitation, the Notes held by it), including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central banking authority in accordance with Regulation A of the Federal Reserve Board, without notice to, or the consent of, any Loan Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(i) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations owed or securities issued by such Lender including any to its trustee for or representative of such holders.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(j)                                                Notwithstanding anything in this Section 12.8 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrowers’ Agent and Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrowers’ Agent and Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the selling Lender to Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (j), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 12.8(j) shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers’ Agent and Administrative Agent.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit 12.8(d).  The selling Lender and the Voting Participant shall notify Administrative Agent and the Borrowers’ Agent of the dollar (or equivalent) amount of the participation of such Voting Participant within three (3) Business Days request therefor, or reduction or increase in the amount of, such participation and shall promptly upon request of Administrative Agent update or confirm there has been no change in the information set forth in Schedule 12.8(j) or delivered in connection with any Voting Participant Notification.  The Borrowers and Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 12.8(j), delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (j) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar (or equivalent) amount of participations, the contact information of the participants or any other information furnished to the Borrowers or Administrative Agent pursuant to this clause (j).  The Administrative Agent shall have no liability hereunder in connection with any failure by any selling Lender or Voting Participant to provide information when requested pursuant to this clause (j).  The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

(k)                                             (A) No assignment or participation shall be made to, and no Additional Facilities, Refinancing Term Loans or Replacement Term Loans shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable effective date of the Additional Facility, Refinancing Term Loans or Replacement Term Loans, as the case may be (unless the applicable

Borrower has consented to such assignment or to such Person providing such Additional Facility, Refinancing Term Loans or Replacement Term Loans (as applicable) in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation or providing such Additional Facility, Refinancing Term Loans or Replacement Term Loans (as applicable)).  For the avoidance of doubt, with respect to any assignee or Lender with respect to any Additional Facility, Refinancing Term Loans or Replacement Term Loans (as applicable) that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Lender with respect to any Additional Facility Refinancing Term Loans or Replacement Term Loans (as applicable) shall not retroactively be disqualified from becoming a Lender and (y) the execution by the applicable Borrower of an Assignment and Assumption Agreement or other applicable amendment with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation or provision of any or Additional Facility, Refinancing Term Loans or Replacement Term Loans (as applicable) in violation of this clause (k)(A) shall not be void, but the other provisions of this clause (A) shall apply.

(B)                               If any assignment or participation is made to, or any commitments under an Additional Facility or with respect to any Refinancing Term Loans or Replacement Term Loans is provided by, any Disqualified Institution without the applicable Borrower’s prior written consent in violation of clause (A) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, such Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(C)                               Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Code), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Code) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(D)                               Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes Administrative Agent, to post the list of Disqualified Institutions provided by the Borrowers’ Agent and any updates thereto from time to time (collectively, the “DQ List”) to each Lender requesting the same.

12.9            CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a)                                             ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, AND HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND ACCORDINGLY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING ANY SUCH LEGAL ACTION OR PROCEEDING BY VIRTUE OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE.  EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS BORROWERS’ AGENT AS ITS DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH LOAN PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY, AT ITS ADDRESS SET FORTH IN AND IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH LOAN PARTY IN ANY OTHER JURISDICTION.

(b)                                             EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY

SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                              EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(d)                                             THIS AGREEMENT AND EACH NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(e)                                              EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3, SUBJECT TO SUCH OTHER FORM OF NOTICE AS MAY BE REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO THE GERMAN BORROWERS.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(f)                                               BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OFFSHORE BORROWER ACKNOWLEDGES THAT IT HAS BY SEPARATE WRITTEN INSTRUMENT, DESIGNATED AND APPOINTED BORROWERS’ AGENT (AND ANY SUCCESSOR ENTITY), AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS THAT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

(g)                                              EACH OFFSHORE BORROWER, TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SETOFF OR ANY LEGAL PROCESS (WHETHER SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY OR ASSETS, HEREBY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (IT BEING UNDERSTOOD THAT THE WAIVERS CONTAINED IN THIS PARAGRAPH (G) SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976, AS AMENDED, AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR THE PURPOSES OF SUCH ACT).

(h)                                             EACH LOAN PARTY ORGANIZED UNDER THE LAWS OF MEXICO SHALL GRANT AND MAINTAIN DURING THE TERM OF THIS AGREEMENT AND FOR SO LONG AS THERE ARE OBLIGATIONS OUTSTANDING HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, A GENERAL POWER OF ATTORNEY FOR LAWSUITS

AND COLLECTIONS (PLEITOS Y COBRANZAS) FOR SERVICE OF PROCESS IN FAVOR OF THE BORROWERS’ AGENT (AND ANY SUCCESSOR ENTITY) DULY GRANTED PURSUANT TO APPLICABLE LAW.

12.10     Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11     Transfers of Notes.  In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and the applicable Borrower of such transfer, and Administrative Agent and Borrowers shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and the applicable Borrower shall have received written notice to the contrary.  Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Borrowers shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.12     Registry.  Borrowers hereby designate Administrative Agent to serve as Borrowers’ non-fiduciary agent, solely for purposes of this Section 12.12 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount (and interest amounts) of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect any Loan Party’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by such Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8.  The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary.  Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.13     Amendment and Restatement.  This Agreement amends, restates, supersedes, and replaces in its entirety the Existing Credit Agreement.  Except as expressly provided hereunder, the Obligations (as defined in the Existing Credit Agreement) by the Borrowers under the Existing Credit Agreement continue without interruption under this Agreement and such Obligations (as defined in the Existing Credit Agreement) are hereby ratified and confirmed in all respects.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Agreement shall be construed as a release or discharge of Borrowers under the Existing Credit Agreement. Any payment or performance of any Obligation under the Existing Credit Agreement or any Obligation described in this Agreement during any period prior to the Closing Date shall constitute payment or performance of such Obligation under this Agreement.  Any usage under any “basket” set forth in any covenant or exception in the Existing Credit Agreement shall not be included in the determination of baskets under this Agreement. For the avoidance of doubt, in no event shall the amendment and restatement of the Existing Credit Agreement hereunder constitute a termination of the Multicurrency Revolving Commitments for purposes of any Overdraft Agreement.

12.14     Headings.  The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15     Termination of Agreement.  This Agreement shall terminate when the Commitment of each Lender has terminated and all outstanding Loans and other Obligations (as well as all Other Permitted Credit Exposure, other than any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of such Other Permitted Credit Exposure shall have been made) have been paid in full and all Letters of Credit have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to each applicable Issuing Lender); provided, however, that the rights and remedies of each Agent and each Lender with respect to any representation and warranty made by any Loan Party pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16     Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices and procedures for handling such information and in a prudent fashion, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Company or any other Loan Party and its obligations, (g) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (h) with the consent of Company, (i) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (j) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to any Agent, any Lender or any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Company or (k) to any credit insurance provider relating to the Borrowers and their obligations hereunder.  Nothing in this provision shall imply that any party has waived any privilege that it may have with respect to advice it has received.

For purposes of this Section, “Information” means all information received from Company or any of its Subsidiaries relating to Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by Company or any of its Subsidiaries.  In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement but not the Schedules hereto), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of information and instructed to make available in the course of its business of assigning identification numbers.

12.17     Concerning the Collateral and the Loan Documents.

(a)                                             Authority.  Each Lender and each other Secured Party hereby irrevocably (for itself and its assignees, Participants and successors) authorizes Administrative Agent and/or Collateral Agent to enter into the each Collateral Document on behalf of and for the benefit of that Lender or other Secured Party and its assignees, Participants and successors, and agrees to be bound by the terms of each Collateral Document.  Unless expressly provided for in Section 12.1(i) and (j), each Lender and each other Secured Party irrevocably (for itself and its assignees, Participants and successors) agrees that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents without the prior consent of the Requisite Lenders.  Each Lender and each other Secured Party agrees irrevocably (for itself and its assignees, Participants and successors) that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised by Collateral Agent for the benefit of Administrative Agent, the Lenders and the other Secured Parties upon the terms of the Collateral Documents.

(b)                                             Notwithstanding anything herein to the contrary, no provision of this Agreement shall render any Offshore Borrower liable for the Obligations of Company, Owens-Brockway or any Additional Domestic Subsidiary Borrower.

(c)                                              Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then O-I Canada’s and any Canadian Guarantor’s Obligations, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

(d)                                             Each Lender and each other Secured Party agrees that any action taken by Administrative Agent or the Requisite Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by any Agent, Collateral Agent or the Requisite Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and each other Secured Party.  Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and each other Secured Party with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Company or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders and each other Secured Party for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, Administrative Agent hereby appoints, authorizes and directs each Lender and each other Secured Party to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Company’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender and each other Secured Party; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to any Agent or the Lenders and each other Secured Party with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

12.18     Dutch Parallel Debt

(a)                                             For the purpose of ensuring the validity and enforceability of any Dutch Collateral Documents and notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to Collateral Agent (the “Dutch Parallel Debt”), as creditor in its own right and not as representative of the other Dutch Secured Parties, sums equal to and in the currency of each amount payable by the Offshore Borrowers under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document.

(b)                                             Any amount due and payable by a Loan Party to Collateral Agent under this Section 12.18 shall be decreased to the extent that the Dutch Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the Dutch Secured Parties under those provisions shall be decreased to the extent that Collateral Agent has received (and is able to retain) payment of the Dutch Parallel Debt under this Section 12.18.

(c)                                              Collateral Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 12.18 and shall not act as not as agent, trustee or representative of any other Dutch Secured Party.

(d)                                             The rights of the Dutch Secured Parties (other than Collateral Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of Collateral Agent to receive payment under this Section 12.18.

(e)                                              If Collateral Agent resigns, each Loan Party shall execute such documents and take all such other action as is necessary or (in the opinion of Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Collateral Agent as creditor of the Dutch Parallel Debt and as beneficiary of any Collateral securing the Dutch Parallel Debt.

(f)                                               Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debt and any Dutch Collateral Document the rights, powers and authorities vested in Collateral Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

12.19     No Fiduciary Duty.  Each Agent, each Lender, each Overdraft Provider, each Issuing Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other, in connection with the Loan Documents.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the entry into the Loan Documents or the process leading thereto.

12.20     Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.21                 USA Patriot Act.  Each Lender that is subject to the USA Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and Administrative Agent.

12.22                 Acknowledgment Regarding Any Supported QFCs.  (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)               In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)                As used in this Section 12.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII
SPECIAL PROVISIONS RELATING TO A RE-ALLOCATION EVENT

13.1                        Conversion.  On the date of the occurrence of a Re-Allocation Event, automatically (and without the taking of any action), (i) all then outstanding Loans denominated in an Alternative Currency and all Unpaid Drawings in respect of Letters of Credit owed in an Alternative Currency, shall be automatically converted into Loans maintained in, and Unpaid Drawings owing by the applicable Borrower in, Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the respective Loans or Unpaid Drawings on the date such Re-Allocation Event first occurred, which Loans or Unpaid Drawings (x) shall continue to be owed by the applicable Loan Parties, (y) shall at all times thereafter be deemed to be Base Rate Loans and (z) shall be immediately due and payable on the date such Re-Allocation Event has occurred) and (ii) all principal, accrued and unpaid interest and other amounts owing with respect to such Loans and Unpaid Drawings shall be immediately due and payable in Dollars, taking the Dollar Equivalent of such principal amount, accrued and unpaid interest and other amounts. The occurrence of any conversion of Loans or Unpaid Drawings to Base Rate Loans as provided above in this Article XIII shall be deemed to constitute, for purposes of Section 3.5, a prepayment of Loans before the last day of any Interest Period relating thereto.

13.2                        Payment and Distribution.  Upon and after the occurrence of a Re-Allocation Event, all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in an Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Re-Allocation Event) and Unpaid Drawings owing in an Alternative Currency shall be payable in Dollars (taking the Dollar Equivalents of all such amounts on the date of the occurrence of the respective Re-Allocation Event, with all calculations for periods after the Re-Allocation Event being made as if the respective such Loan or Unpaid Drawing had originally been made in Dollars) and shall be distributed by Administrative Agent for the account of appropriate Lenders which made such Loans or are participating therein.

ARTICLE XIV
COMPANY GUARANTY

14.1                        Guaranty.  Company hereby irrevocably and unconditionally guaranties the due and punctual payment of all Obligations of all Borrowers hereunder and any Other Permitted Credit Exposure, when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent, Agents or Lenders or their Affiliates party to such Other Permitted Credit Exposure (each, a “Guarantied Party” and collectively, the “Guarantied Parties”) in enforcing or preserving any rights under this Guaranty (all such obligations collectively (excluding any Excluded Swap Obligations), the “Guarantied Obligations”); provided, that, in order to enjoy the benefit of the foregoing guaranty any such Lender or Affiliate thereof party to any such Other Permitted Credit Exposure shall execute and deliver to Collateral Agent, during such time as such Lender is a Lender under this Agreement, an acknowledgment to the Intercreditor Agreement agreeing to be bound thereby and acknowledged by Borrowers’ Agent.  Any Lender or Affiliate thereof obtaining the benefit of the foregoing guaranty with respect to Other Permitted Credit Exposure shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under this Agreement.

14.2                        Waivers.

(a)                                 Company agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that Company will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

(b)                                 Company waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment.  The obligations of Company under this Guaranty shall not be affected by:

(i)                                     the failure of any Guarantied Party or any other Person to assert any claim or demand or to enforce any right or remedy against Company, any Borrower or any Subsidiary under the provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement or otherwise.

(ii)                                  any extension or renewal of any provision of any thereof,

(iii)                               any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any instrument or agreement executed pursuant hereto or thereto,

(iv)                              the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent, any other Agent or any other Person for any of the Guarantied Obligations, or

(v)                                 the failure of any Guarantied Party or any other Person to exercise any right or remedy against any Borrower or any guarantor of any of the Guarantied Obligations.

(c)                                  Company further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party or any other Person to any of the security held for payment of any of the

Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party or any other Person in favor of a Borrower or any other Person.

(d)                                 The obligations of Company under this Article XIV shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other guarantor from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise (including due to any expropriation, confiscation, nationalization or requisition by any Governmental Authority).  Without limiting the generality of the foregoing, the obligations of Company under this Article XIV shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent, any other Agent or any other Person to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any hereof or thereof, by any default, or any other act or thing or event or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Company or which would otherwise operate as a discharge of Company as a matter of law or equity.

(e)                                  Company further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent, any other Agent or any other Person upon the bankruptcy or reorganization of Company, any other Person or otherwise.

14.3                        Payment.  Company further agrees, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent, any other Agent or any other Person may have at law or in equity against Company by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Company will forthwith pay, or cause to be paid, in cash, to Collateral Agent for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to any Borrower, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

(a)                                 First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

(b)                                 Second, (i) upon and during the effectiveness of the Intercreditor Agreement, to the payment of the Guarantied Obligations as provided in Section 3 of the Intercreditor Agreement and (ii) except as set forth in clause (i), to the payment of the Guarantied Obligations for the ratable benefit of the holders thereof in accordance with Section 10.6; and

(c)                                  Third, after payment in full of all Guarantied Obligations, to the payment to Company, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

14.4                        Waiver of Subrogation, Etc.

Company hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against any Borrower or any of its other Subsidiaries or any of its assets in connection with this Article XIV or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any Borrower or Subsidiary thereof, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any other Guarantied Party now has or may hereafter have against any Borrower or a Subsidiary thereof, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any other Guarantied Party.  In addition, until the Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of such Other Permitted Credit Exposure shall have been made) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), Company shall withhold exercise of any right of contribution it may have against any other guarantor of the Guarantied Obligations as a result of any payment hereunder.  Company further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Company may have against any Borrower or any of its other Subsidiaries or against any collateral or security, and any such rights of contribution a guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against any Borrower or other guarantor, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of Other Permitted Credit Exposure shall have been made) shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

Collateral Agent has been appointed to act on behalf of Guarantied Parties hereunder by Lenders for their benefit and, by their acceptance of the benefits hereof, the holders of any Other Lender Guarantied Obligations.  Except as otherwise provided in the next succeeding paragraph, Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and this Agreement; provided that, except as otherwise provided in the Intercreditor Agreement, Collateral Agent shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of Requisite Lenders.  In furtherance of the foregoing provisions of this paragraph, each holder of Other Lender Guarantied Obligations, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Article XIV, it being understood and agreed by such holder that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of the Guarantied Parties in accordance with the terms of this paragraph and that all decisions of the Requisite Lenders shall be binding on such holders.

Anything contained in this Guaranty to the contrary notwithstanding, upon and during the effectiveness of the Intercreditor Agreement no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through Collateral Agent in accordance with the terms of the Intercreditor Agreement.

14.5                        Termination.  At such time as all Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of such Other Permitted Credit Exposure shall have been made) have been paid in full and all Commitments have terminated and all Letters of Credit have expired or have been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), the provisions of this Article XIV shall be of no further force and effect as to any Guarantied Obligations guaranteed hereby.

14.6                        Security.  The obligations of Company under this Article XIV are secured pursuant to the Pledge Agreement and the Security Agreement.

14.7                        Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by Company to honor all of its obligations under this Company Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.7, or otherwise under this Company Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a repayment in full and termination of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 14.7 constitute, and this Section 14.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

14.8                        Reaffirmation of Overdraft Agreements.  Each of the Domestic Overdraft Provider, Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, in each case as of the Closing Date, hereby (a) acknowledges the final sentence of Section 12.13 hereof and (b) reaffirms its obligations under (and acknowledges the continued existence of) the Domestic Overdraft Agreement, Australian Overdraft Agreement, Canadian Overdraft Agreement, Dutch Overdraft Agreement and Swiss Overdraft Agreement, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

OWENS-ILLINOIS GROUP, INC.

By:	/s/Anand Patel
Name: Anand Patel
Title: Treasurer

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ Anand Patel
Name: Anand Patel
Title: Vice President and Treasurer

O-I OPERATIONS (AUSTRALIA) PTY LTD
ACN 004 230 326

By:	/s/ Paul Vine
Name: Paul Vine
Title: General Manager

O-I CANADA CORP.

By:	/s/ Scott Gedris
Name: Scott Gedris
Title: Vice President

O-I EUROPEAN GROUP B.V

By:	/s/ Scott Gedris
Name: Scott Gedris
Title: Director

O-I EUROPE SÀRL

By:	/s/ Volker Tiemann
Name: Volker Tiemann
Title: President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

O-I OPERATIONS (NZ) LTD.

By:	/s/ Paul Vine
Name: Paul Vine
Title: General Manager

GLASS INTERNATIONAL OISPV, S.A.P.I. de
C.V., S.O.F.O.M., E.N.R.

By:	/s/ Rafael Eduardo Freire Ponce
Name: Rafael Eduardo Freire Ponce
Title: Director of Finance

OWENS-ILLINOIS GENERAL INC.
As Borrowers’ Agent

By:	/s/ Anand Patel
Name: Anand Patel
Title: Treasurer

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

AGENTS AND LENDERS:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Collateral Agent, Issuing Bank, Domestic Overdraft Provider, Revolving Lender and Term Loan Lender

By:	/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President

By:	/s/ Yumi Okabe
Name: Yumi Okabe
Title: Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

WELLS FARGO SECURITIES, LLC,
as Arranger

By:	/s/ Andrew Konstand
Name: Andrew Konstand
Title: Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Term Loan Lender, Revolving Lender, and Issuing Lender

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Managing Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

BOFA SECURITIES, INC.,
as Arranger

By:	/s/ James Dallas
Name: James Dallas
Title: Managing Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as Term Loan Lender, Revolving Lender, and Issuing Lender

By:	/s/ Jason Yakabu
Name: Jason Yakabu
Title: Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

BNP Paribas,
as Arranger, Term Loan Lender, Revolving Lender, and Issuing Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

Credit Agricole Corporate And Investment Bank,
as Arranger, Term Loan Lender, Revolving Lender, Issuing Lender and Offshore Overdraft Provider

By:	/s/ Mark Koneval
Name: Mark Koneval
Title: Managing Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Arranger, Term Loan Lender, Revolving Lender and
Issuing Lender

By:	/s/ Christopher A. Salek
Name: Christopher A. Salek
Title: Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, NA — NEW ZELAND BRANCH,
as Term Loan Lender

By:	/s/ Warren Davis
	Name:	Warren Davis
	Title:	Managing Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

The Bank of Nova Scotia,
as Arranger, Term Loan Lender, Revolving Lender

By:	/s/ Michael Grad
	Name:	Michael Grad
	Title:	Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

CoBank, ACB,
as Arranger, Term Loan Lender, Revolving Lender

By:	/s/ Robert Prickett
	Name:	Robert Prickett
	Title:	Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as Term Loan Lender,
Revolving Lender

By:	/s/ Sean Duggan
	Name:	Sean Duggan
	Title:	Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Term Loan Lender and Revolving Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as Term Loan Lender and Revolving Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as Term Loan Lender and Revolving Lender

By:	/s/ Peggy Yip
	Name:	Peggy Yip
	Title:	Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

COÖPERTIEVE RABOBANK U.A., NEW YORK BRANCH, as Term Loan Lender and Revolving Lender

By:	/s/ Piet Hein Knook
	Name:	Piet Hein Knook
	Title:	Vice President

By:	/s/ Timothy J. Devane
	Name:	Timothy J. Devane
	Title:	Executive Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

TD Bank, N.A.,
as Term Loan Lender and Revolving Lender

By:	/s/ Michele Dragonetti
	Name:	Michele Dragonetti
	Title:	Senior Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

Citizens Bank, N.A.,
as Term Loan Lender, Revolving Lender

By:	/s/ Jonathan Gleis
	Name:	Jonathan Gleis
	Title:	Senior Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

CRÉDIT INDUSTRIEL ET COMMERCIAL NEW YORK BRANCH,
as Term Loan Lender

By:	/s/ Garry Weiss
	Name:	Garry Weiss
	Title:	Managing Director

By:	/s/ Clifford Abramsky
	Name:	Clifford Abramsky
	Title:	Managing Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

CRÉDIT INDUSTRIEL ET COMMERCIAL NEW YORK BRANCH,
as Revolving Lender

By:	/s/ Gary Weiss
	Name:	Gary Weiss
	Title:	Managing Director

By:	/s/ Clifford Abramsky
	Name:	Clifford Abramsky
	Title:	Managing Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as Term Loan Lender and Revolving Lender

By:	/s/ Brian Foley
	Name:	Brian Foley
	Title:	Director

By:	/s/ Gang Duan
	Name:	Gang Duan
	Title:	Executive Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH,
As Term Loan Lender and Revolving Lender

By:	/s/ Douglas Riahi
	Name:	Douglas Riahi
	Title:	Senior Banker

By:	/s/ Bryon Korutz
	Name:	Bryon Korutz
	Title:	Associate Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

BANCO DE SABADELL, S.A., MIAMI BRANCH,
as Term Loan Lender and Revolving Lender

By:	/s/ Maurici Llado
	Name:	Maurici Llado
	Title:	Managing Director

By:	/s/ Pierre Dulin
	Name:	Pierre Dulin
	Title:	Chief Commercial Officer Americas

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

Fifth Third Bank,
as Term Loan Lender and Revolving Lender

By:	/s/ Mike Gifford
Name: Mike Gifford
Title: Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

The Huntington National Bank
as Term Loan Lender and Revolving Lender

By:	/s/ Steven J. McCormack
Name: Steven J. McCormack
Title: Senior Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

WESTPAC BANKING CORPORATION,
as Term Loan Lender, Revolving Lender, Offshore Overdraft Provider

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Director

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

BANK HAPOALIM B.M.
as Term Loan Lender, Revolving Lender

By:	/s/ Helen H. Gateson
Name: Helen H. Gateson
Title: Vice President

By:	/s/ Steven Caligor
Name: Steven Caligor
Title: Executive Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

The Bank of East Asia, Limited, New York Branch,
as Term Loan Lender and Revolving Lender

By:	/s/ James Hua
Name: James Hua
Title: Senior Vice President

By:	/s/ Kitty Sin
Name: Kitty Sin
Title: Senior Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Term Loan Lender and Revolving Lender

By:	/s/ Rodney J. Winters
Name: Rodney J. Winters
Title: Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

FIRST COMMERCIAL BANK, LTD., NEW YORK BRANCH,
as Term Loan Lender and Revolving Lender

By:	/s/ Terry Y. G. Ju
Name: Terry Y. G. Ju
Title: Senior Vice President & General Manager

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

Mega International Commercial Bank Co., Ltd., Chicago Branch,
as Term Loan Lender and Revolving Lender

By:	/s/ Hung-Hui Chen
Name: Hung-Hui Chen
Title: Senior Vice President & General Manager

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

CHANG HWA COMMERCIAL BANK, LTD.
NEW YORK BRANCH,
as Term Loan Lender and Revolving Lender

By:	/s/ Joel W.Y. Chou
Name: Joel W.Y. Chou
Title: A.V.P & A.G.M

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

E.Sun Commercial Bank, Ltd., Los Angeles Branch,
as Term Loan Lender and Revolving Lender

By:	/s/ Mandy Yeh
Name: Mandy Yeh
Title: Vice President & General Manager

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

CATHAY BANK,
as Term Loan Lender and Revolving Lender

By:	/s/ Ashok Kumar
Name: Ashok Kumar
Title: FVP

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

TriState Capital Bank

as Revolving Lender

By:	/s/ Ellen Frank
Name: Ellen Frank
Title: Senior Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

TriState Capital Bank

as Term Loan Lender

By:	/s/ Ellen Frank
Name: Ellen Frank
Title: Senior Vice President

[Signature Page to Owens-Illinois Third Amended and Restated Credit Agreement]

Exhibit 2.1(d)

FORM OF

DOMESTIC OVERDRAFT AGREEMENT

This DOMESTIC OVERDRAFT AGREEMENT is dated as of [•] and entered into by and between OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, (“Owens-Brockway”), and [•] (“Bank”).

RECITALS

WHEREAS, Owens-Brockway and Bank are parties to that certain Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, O-I Operations (Australia) Pty Limited, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, O-I European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sàrl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company, O-I Operations (NZ) Ltd., a limited liability company incorporated under the laws of New Zealand, Glass International OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and Issuing Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG New York Branch, as Collateral Agent. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(d) of the Credit Agreement, Owens-Brockway and Bank are permitted to establish and maintain an overdraft facility to facilitate Owens-Brockway’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.                                      Upon presentment to Bank for payment of an item drawn by Owens-Brockway on its account (the “Domestic Overdraft Account”; such Domestic Overdraft Account is identified on Schedule 1 of this agreement attached hereto) with Bank in an amount that, when charged against the Domestic Overdraft Account, creates an overdraft in the Domestic Overdraft Account, Bank shall pay such item (subject to Section 2 hereof); provided, that, after giving effect to such overdraft (i) the Domestic Overdraft Amount shall not exceed $100,000,000, and (ii) the Total Available Multicurrency Revolving Commitments shall not equal less than zero.

2.                                      Bank may elect not to pay any item that would create an overdraft, with or without notice to Owens-Brockway, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(d) of the Credit Agreement, to require each other Multicurrency

Revolving Lender to make a Multicurrency Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.                                      Owens-Brockway shall pay to Bank on demand an amount equal to the Domestic Overdraft Amount then outstanding in respect of such overdraft. In addition, Owens-Brockway shall pay, on demand or, if no demand is made, on the last Business Day of each month, interest on the Domestic Overdraft Amount applicable to the Domestic Overdraft Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed) equal to [the Base Rate]; provided, that, if the Domestic Overdraft Amount or interest thereon is not paid when due, the Domestic Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to [the Base Rate plus 2.00% per annum]; and provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day. Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans as provided in subsection 2.1(d) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Domestic Overdraft Amount as set forth above.

4.                                      Owens-Brockway shall make each payment hereunder to Bank in lawful money of the United States of America and in same day funds at the office of Bank located at [•].

5.                                      Promptly after the last day of each month, Bank will prepare and send to Borrowers’ Agent (with a copy to Administrative Agent) copies of the statement of the Domestic Overdraft Account showing the charges made thereto and the Domestic Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month. Such statement, and any photocopies of items and other records held by Bank relating to the Domestic Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Owens-Brockway hereunder.

6.                                      Without prejudice to Bank’s other rights, Owens-Brockway hereby authorizes Bank to charge against any balance in the Domestic Overdraft Account and/or in any of Owens-Brockway’s other accounts with Bank and/or against any other debt owing by Bank to Owens-Brockway any amount owing by Owens-Brockway to Bank hereunder; provided, that, Bank shall give Borrowers’ Agent notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Domestic Overdraft Account if such payment would be an extension of credit to Owens-Brockway in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.                                      This Agreement shall terminate upon the termination of the Multicurrency Revolving Commitments. In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Borrowers’ Agent may, upon at least thirty (30) days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Owens-Brockway’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts. This Agreement is not for the benefit of any party other than Owens-Brockway and Bank.

2

9.                                      THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by fax or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.                               Owens-Brockway hereby submits to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in Section 12.9(a) of the Credit Agreement and Section 12.9(a) of the Credit Agreement is hereby incorporated herein by this reference.

12.                               The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(c) of the Credit Agreement and Section 12.9(c) of the Credit Agreement is hereby incorporated herein by this reference.

13.                               [This Agreement supersedes and replaces in its entirety the Domestic Overdraft Agreement dated as of [•] between Owens-Brockway and [•], as amended to date and any moneys outstanding on the Domestic Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.](1)

[Remainder of page intentionally left blank]

(1)  Insert if applicable.

3

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

[BANK]

By:
Name:
Title:

Notice Address:

[Bank]
[•]
[•]
Attention:
E-mail:

With a copy to:

[Bank]
[•]
[•]
Attention:
E-mail:

OWENS-BROCKWAY GLASS CONTAINER INC.

By:
Name:
Title:

SCHEDULE 1

DOMESTIC OVERDRAFT AGREEMENT

DOMESTIC BORROWER	DOMESTIC OVERDRAFT ACCOUNT

Owens-Brockway Glass Container Inc.	[•]

6

Exhibit 2.1(e)

FORM OF

OFFSHORE OVERDRAFT AGREEMENTS

[•](1)OVERDRAFT AGREEMENT

This [•](2) OVERDRAFT AGREEMENT is dated as of [•] and entered into by and between [•](3), a [•] organized under the laws of [•] (“Offshore Borrower”) and [•] (“Bank”).

RECITALS

WHEREAS, Offshore Borrower and Bank are parties to that certain Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, O-I Operations (Australia) Pty Limited, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, O-I European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sàrl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company, O-I Operations (NZ) Ltd., a limited liability company incorporated under the laws of New Zealand, Glass International OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and Issuing Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG New York Branch, as Collateral Agent. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(e) of the Credit Agreement, Offshore Borrower and Bank are permitted to establish and maintain an overdraft facility to facilitate Offshore Borrower’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

(1)  Insert appropriate jurisdiction.

(2)  Insert appropriate jurisdiction.

(3)  To be either O-I Operations (Australia) Pty Limited, O-I European Group B.V., O-I Europe Sàrl, OI Canada Corp. or Glass International OISPV S.A.P.I de C.V., S.O.F.O.M., E.N.R.

1

1.                                      Upon presentment to Bank for payment of an item drawn by Offshore Borrower on Offshore Borrower’s account[s] [•] and [•] (the “Overdraft Account”) with Bank in an amount that, when charged against the Overdraft Account, creates an overdraft in the Overdraft Account, Bank shall pay such item (subject to Section 2 hereof); provided, that, after giving effect to such overdraft (i) the Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of [•], and (ii) in no event shall Offshore Borrower request an extension of credit hereunder nor shall Bank be obligated to extend credit hereunder if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments would equal less than zero.

2.                                      Bank may elect not to pay any item that would create an overdraft, with or without notice to Offshore Borrower, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(e) of the Credit Agreement, to require each other Lender having Multicurrency Revolving Credit Exposure to make a Multicurrency Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.                                      Offshore Borrower shall pay to Bank on demand an amount equal to the Overdraft Amount then outstanding in respect of such overdraft in the currency in which such overdraft was paid by Bank. In addition, Offshore Borrower shall pay, on demand or, if no demand is made, on the last Business Day of each month, interest on the Overdraft Amount applicable to the Overdraft Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) equal to [applicable lending rate]; provided that if the Overdraft Amount or interest thereon is not paid when due, the Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to [applicable lending rate] plus 2.00% per annum; provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day; and provided further that [insert appropriate local law qualifications].  Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans to the Offshore Borrower as provided in subsection 2.1(e) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Overdraft Amount as set forth above.

4.                                      Offshore Borrower shall make each payment hereunder to Bank in the currency in which such overdraft was paid by Bank and in same day funds at the office of Bank located at [•].

5.                                      Promptly after the last day of each month, Bank will prepare and send to Offshore Borrower and Administrative Agent copies of the statement of the Overdraft Account showing the charges made thereto and the Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month. Such statement, and any photocopies of items and other records held by Bank relating to the Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Offshore Borrower hereunder.

6.                                      Without prejudice to Bank’s other rights, Offshore Borrower hereby authorizes Bank to charge against any balance in the Overdraft Account and/or in any of Offshore Borrower’s other accounts with Bank and/or against any other debt owing by Bank to Offshore Borrower any amount owing by Offshore Borrower to Bank hereunder; provided, that, Bank shall give Offshore Borrower notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

2

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Overdraft Account if such payment would be an extension of credit to Offshore Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.                                      This Agreement shall terminate upon the termination of the Multicurrency Revolving Commitments. In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Offshore Borrower may, upon at least thirty (30) days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Offshore Borrower’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts. This Agreement is not for the benefit of any party other than Offshore Borrower and Bank.

9.                                      THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.                               Offshore Borrower undertakes to promptly serve Bank with notice of the occurrence of any Event of Default but in any event such notice must be served on Bank no later than any similar notice which Offshore Borrower is required to serve on Administrative Agent or any other person under the Credit Agreement.

11.                               Any notices, demands, statements, consents, requests, requirements and certificates hereunder must be in writing. They must be sent by facsimile, post or other means to the address or number notified to the sender by the recipient.

In respect of any notice received by Bank pursuant to Section 10 hereof: (i) such notice must be signed by an authorized signatory of Offshore Borrower and sent by email (to the address below) or post (to the address below) to Bank; and (ii) if such notice is received by Bank later than [•][a.m.][p.m.] on a Business Day then it will deemed to have been received by Bank on the next Business Day.

[Bank]
[•]
[•]
Attention:
E-mail:

If Bank receives a notice on a day other than a Business Day, the notice will be deemed to have been received on the next Business Day.

All notices required to be signed by Offshore Borrower must be signed by one or more authorized signatories referred to in an Offshore Borrower’s certificate, or any other or additional signatories subsequently appointed, whose names and specimen signatures have been notified to Bank.

3

12.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

13.                               Offshore Borrower hereby submits to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(a) of the Credit Agreement and such subsection 12.9(a) of the Credit Agreement is hereby incorporated herein by this reference.

14.                               The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(c) of the Credit Agreement and such subsection 12.9(c) of the Credit Agreement is hereby incorporated herein by this reference.

15.                               [This Agreement supersedes and replaces in its entirety the Overdraft Agreement dated as of [•] between [•] and [•], as amended to date and any moneys outstanding on the Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.](4)

[Remainder of page intentionally left blank]

(4)  Insert if applicable.

4

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

[•]

By:

Name:

Title:

5

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

[BANK]

By:

Name:

Title:

6

Exhibit 2.2(a)(1)

FORM OF

TERM NOTE

New York, New York

                             ,

FOR VALUE RECEIVED, the undersigned, [OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Owens-Brockway”)] [O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia (“O-I Australia”)] [O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand (“O-I NZ”)] [OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands and registered under number 24291478 (“OIEG”)], hereby unconditionally promises to pay to                (the “Lender”) at the Payment Office (as defined in the Credit Agreement referenced below) in Dollars and in immediately available funds on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of             (         ) or, if less, the then unpaid principal amount of all          [Tranche A Term Loans][Tranche B Term Loans][Tranche C Term Loans][Tranche D Term Loans] (as defined in the Credit Agreement) made by the Lender to [Owens-Brockway] [O-I Australia] [O-I NZ] [OIEG] pursuant to Section 2.1(a) of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. [Owens-Brockway] [O-I Australia] [O-I NZ] [OIEG] further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Notes referred to in the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and

1

mandatory prepayment prior to the Term Loan Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTES OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) WITH RESPECT TO THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[OWENS-BROCKWAY GLASS CONTAINER INC.]

[OI OPERATIONS (AUSTRALIA) PTY LIMITED]

[O-I OPERATIONS (NZ) LTD.]

[O-I EUROPEAN GROUP B.V.]

By:
Name:
Title:

2

Exhibit 2.2(a)(2)

FORM OF

REVOLVING NOTE

New York, New York

                             ,

FOR VALUE RECEIVED, [each of] the undersigned ([each, a] “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) at the Payment Office (as defined in the Credit Agreement referred to below) in [Dollars][the Applicable Currencies] and in immediately available funds, the principal amount of                 (         ), or, if less, the aggregate unpaid principal amount of all [Dollar] [Multicurrency] Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to [such] Borrower pursuant to Section 2.1(b) of the Credit Agreement referred to below. The principal amount of each [Dollar] [Multicurrency] Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the [Dollar] [Multicurrency] Revolving Loans made by the Lender being payable on the Revolver Termination Date (as defined in the Credit Agreement). [Each] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount [made to such Borrower] from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Notes referred to in the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the Revolver Termination Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTES OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) WITH RESPECT TO THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[OWENS-BROCKWAY GLASS CONTAINER INC.]

By:

Name:

Title:

[O-I OPERATIONS (AUSTRALIA) PTY. LTD.]

By:

Name:

Title:

[O-I CANADA CORP.]

By:

Name:

Title:

[OI EUROPEAN GROUP B.V.]

By:

Name:

Title:

2

[O-I EUROPE SÀRL]

By:

Name:

Title:

3

Exhibit 2.2(a)(3)

FORM OF

MEXICAN NOTE

1

Exhibit 2.5

FORM OF

NOTICE OF BORROWING(1)

Date:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

[ ]
[ ], [ ] [ ]
Attention:

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.5 of the Credit Agreement of their request for the Lenders to make a Loan as follows.

(1)         Whenever any Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder, (ii) in the case of Alternate Currency Loans (other than ADollar denominated Loans), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time) or (iii) in the case of ADollar Loans, at least four Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (Melbourne, Australia time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Closing Date may, at the discretion of Administrative Agent, be delivered later than the time specified above but no later than 10:00 a.m. (New York City time) on the Business Day prior to the Closing Date.

1.                                      Amount to be borrowed (denominated in Dollars or the Alternative Currency desired)(2) and Facility of Borrowing               .

2.                                      The Business Day of the Borrowing is                    (the “Borrowing Date”).

3.                                      Specify type of Loan or combination thereof:

[4.                                  If Borrowing is to include Eurocurrency Loans indicate:

Initial Interest Period                               ]

[5.                               Specify whether Borrowing is a Tranche A Term Loan, Tranche B Term Loan, Tranche C Term Loan, Tranche D Term Loan, Dollar Revolving Loan or Multicurrency Revolving Loan.]

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true on the date hereof, and will be true on the Borrowing Date:

[(A) the representation and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (provided, that if a representation is qualified as to “materiality”, Material Adverse Effect, “material adverse effect” or similar language, such representation shall be true, correct and complete in all respects), at and as of such time, as though made on and as of such time, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and](3)

(B) [no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to the consummation of the borrowing contemplated by this Notice of Borrowing.](4)

Very truly yours,

(2)         Each Borrowing shall be in an amount equal to (i) with respect to Base Rate Loans made in Dollars, at least $5,000,000 and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (ii) with respect to Eurocurrency Loans, (a) at least $5,000,000 in the case of a Borrowing in Dollars and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (b) in the case of a Borrowing in Euros, at least €5,000,000 and, if greater, shall be in integral multiples of €1,000,000 above such minimum and (c) in the case of a Borrowing in ADollars, at least A$5,000,000 and, if greater, shall be in integral multiples of A$1,000,000 above such minimum.

(3)         In the case of a borrowing under an Additional Facility that is intended to be applied to finance a Limited Condition Acquisition, reps to be limited as specified in Section 2.10(d)(i).

(4)         Use for borrowings requested after the Closing Date (subject to Section 2.10(a) and 2.10(d)(i)).

[ ](5)

By:

Name:

Title:

(5)         Specify Borrower making the request.

Exhibit 2.7

FORM OF

NOTICE OF CONVERSION OR CONTINUATION

Deutsche Bank AG New York Branch	Date:

as Administrative Agent

[ ]

[ ], [ ] [ ]

Attention:

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.7 of the Credit Agreement that they (a) elect to convert Base Rate Loans or any portion thereof into Eurocurrency Loans denominated in Dollars; (b) elect to convert Eurocurrency Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans under the Credit Agreement; or (c) elect to continue Loans

1

denominated in an Alternative Currency or any portion thereof under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:(1)

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of Eurocurrency Loans, which date is the last day of the Interest Period therefor):

2.	Aggregate Amount (denominated in Dollars or the applicable Alternative Currency) of Eurocurrency Loans or Base Rate Loans to be converted or continued(2):

3.	Type and Facility of the proposed Conversion or Continuation:

4.	Interest Period (in the case of a conversion to or a continuation of Eurocurrency Loans)(3):

5.

Such conversion or continuation is made with respect to [Dollar Revolving Loans] [Multicurrency Revolving Loans] [Tranche A Term Loans][Tranche B Term Loans][Tranche C Term Loans] [Tranche D Term Loans]

(1)         This written notice must be given to Administrative Agent at least three Business Days’ prior to the conversion/continuation to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan).

(2)         When (i) converting any Base Rate Loans into Eurocurrency Loans or continuing any Eurocurrency Loans or any part thereof in an aggregate amount not less than (x) $5,000,000, in the case of a Borrowing in Dollars, or in an integral multiple of $1,000,000 in excess thereof, (y)  €5,000,000 in the case of a Borrowing in Euros, or that is an integral multiple of €1,000,000 in excess thereof and (z) A$5,000,000 in the case of a Borrowing in ADollars, or an integral multiple of A$1,000,000 in excess thereof; or (ii) converting any Eurocurrency Loans into Base Rate Loans or any part thereof, such conversion rate shall be in an aggregate amount not less than $1,000,000 or that is in an integral multiple of $1,000,000 in excess thereof.

(3)         Which shall be subject to the definition of “Interest Period” set forth in the Credit Agreement and shall end on or before the Revolver Termination Date for any Revolving Loans or the Term Loan Maturity Date, for any Term Loan, respectively.

2

Very truly yours,

[ ](4)

By:

Name:

Title:

(4)         Specify Borrower making the request.

3

Exhibit 2.11(c)

FORM OF

NOTICE OF ISSUANCE

Deutsche Bank AG New York Branch,	Date:

as Administrative Agent

[Issuing Lender]

Ladies and Gentlemen:

The undersigned, [BORROWER] refers to the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.(1)

(1)         At least five Business Days’ (or such shorter period as may be acceptable to the Issuing Lender) prior written notice is required and such notice must be given prior to 1:00 p.m. (New York City time).

1

The undersigned hereby requests that the Issuing Lender named above issue a Letter of Credit for the account of             (2) on               ,      (the “Date of Issuance”) in the aggregate Stated Amount of              in the following currency:        (3).

The Letter of Credit is to be a [Dollar][Multicurrency][Standby][Commercial] Letter of Credit.

The beneficiary of the requested Letter of Credit will be                (4), and such Letter of Credit will include the following terms and conditions                (5) and will have a stated expiration date of                       .(6)

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true and correct on the date hereof, and will be true and correct on the date of issuance:

(A) The representations and warranties contained in the Credit Agreement or the other Loan Documents are and will be true and correct in all material respects (provided, that if a representation is qualified as to “materiality”, Material Adverse Effect, “material adverse effect” or similar language, such representation shall be true, correct and complete in all respects), at and as of such time, as though made on the Date of Issuance, except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date; and

(B) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would result after giving effect to such Credit Event.

A statement of the purpose of the requested Letter of Credit and copies of all documentation that the Issuing Lender has reasonably requested with respect to the supported transaction are attached hereto.

(2)         Insert name of applicable Borrower.

(3)         Insert Stated Amount of Letter of Credit in Dollars or the applicable Alternative Currency.

(4)         Insert name and address of beneficiary.

(5)         Insert description of the terms and conditions of the Letter of Credit.

(6)         Expiration date must be (i) one year or less from date of issuance for any Letter of Credit, in the case of a Standby Letter of Credit; provided, that, any Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Issuing Lender retains an option, satisfactory to such Issuing Lender, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date and (ii) 180 days from the date of issuance for any Letter of Credit, in the case of a Commercial Letter of Credit.

2

Very truly yours,

[BORROWER]

By:

Name:

Title:

3

Exhibit 4.7(d)-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and Owens-Brockway with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Owens-Brockway and Administrative Agent in writing and deliver promptly to Owens-Brockway and Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Owens-Brockway or Administrative Agent) or promptly notify Owens-Brockway and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished Owens-Brockway and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by Owens-Brockway or Administrative Agent.

1

[NAME OF NON-U.S. LENDER]

By:

Name:

Title:

Date:	, 20[ ]

2

Exhibit 4.7(d)-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

1

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

2

Exhibit 4.7(d)-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the

1

undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

2

Exhibit 4.7(d)-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished Administrative Agent and Owens-Brockway with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Owens-Brockway and Administrative Agent in writing and deliver promptly to U.S. Borrower and Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Owens-Brockway or Administrative Agent) or promptly notify Owens-Brockway and Administrative Agent in writing of its

1

inability to do so, and (2) the undersigned shall have at all times furnished Owens-Brockway and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by Owens-Brockway or Administrative Agent.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:	, 20[ ]

2

Exhibit 4.7(d)(iii)

FORM OF MEXICAN TAX INVOICE

(see attached)

Exhibit 5.1(a)(ii)

FORM OF DOMESTIC BORROWERS’ GUARANTY

(see attached)

1

Exhibit 5.1(j)

FORM OF INTERCREDITOR AGREEMENT

(see attached)

1

Exhibit 5.1(j)(i)(A)

FORM OF SECURITY AGREEMENT

(see attached)

1

Exhibit 5.1(j)(B)

FORM OF PLEDGE AGREEMENT

(see attached)

1

Exhibit 7.1(c)

FORM OF

COMPLIANCE CERTIFICATE

To:                             Each of the Lenders and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
[      ]
[      ]
Attention:

OWENS-ILLINOIS GROUP, INC.

Ladies and Gentlemen:

This Compliance Certificate is being delivered pursuant to Section 7.1(c) of the Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (the “Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby certifies, represents and warrants that as of [ ]:(1)

(a)    The Total Leverage Ratio was   :1.00, and Attachment 1 hereto sets forth a detailed computation of Consolidated EBITDA, and such ratio [complies] [does not comply] with the provisions of Section 9.1 of the Credit Agreement, and set forth below are detailed descriptions of the differences between the financial information contained in the financial statements most recently delivered pursuant to Section 7.1 of the Credit Agreement and the information contained in Attachment 1:

(1)         Date should be date of most recent financial statements delivered under Section 7.1 of the Credit Agreement.

1

[Insert detailed description].

(b)    No Unmatured Event of Default or Event of Default has occurred and is continuing [other than as follows:].

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Company has caused this Compliance Certificate to be executed and delivered by its Responsible Officer on this       day of                  .

OWENS-ILLINOIS GROUP, INC.

By:
Name:
Title: [Financial Officer]

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ATTACHMENT 1

A.                                    Total Leverage Ratio for the period ending [  ] (Pro Forma Basis):

1.              The sum of (x) Net Indebtedness of Holdings and its Restricted Subsidiaries (excluding from such calculation the Revolving Outstandings and any Non-Recourse Receivables Financing Indebtedness) as of the last day of such Test Period, plus (y) the Revolving Outstandings on the December 31 immediately preceding such date (or, in the case of a Test Period ended on December 31 in any Fiscal Year, the Revolving Outstandings on such December 31).

$

2. Consolidated Net Income	$

3. Consolidated Interest Expense	$

4. Provisions for taxes based on income	$

5. Depreciation expense	$

6. Amortization expense	$

7. Extraordinary, unusual or non-recurring items	$

8.              Non-recurring gains and non-cash charges (excluding any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto); provided, that, if any non-cash accrual or reserve in respect of a potential future cash disbursement is excluded pursuant to this clause 8 and a cash disbursement on account of such non-cash accrual or reserve is made in a future period, the amount of such cash disbursement shall be deducted from Consolidated EBITDA in such future period to the extent not already deducted in the calculation of Consolidated Net Income;

$

9.              Non-recurring cash charges (other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $40,000,000 for any such charge individually or $80,000,000 in the aggregate for all such charges in any four Fiscal Quarter period;

$

10.       Fees, costs and expenses in connection with (w) the execution, delivery and performance of any of the Loan Documents, (x) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, investments, acquisitions, asset dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or the foregoing transactions, (y) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses (including non-recurring employee bonuses in connection therewith and the

4

separation and eventual disposal of businesses or lines of business) and (z) fees, costs and expenses with respect to Receivables Sale Indebtedness or Permitted Factoring, to the extent not included in Consolidated Interest Expense;

$

11. Increases to the Asbestos Reserve in an amount not to exceed the Asbestos Reserve Increase Addback Amount;	$

12. Minority share owners’ interests in earnings of subsidiaries;	$

13.       Without duplication of any pro forma adjustments in accordance with the definition of “Pro Forma Basis”, the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by Holdings in good faith to result from, actions taken or with respect to which substantial steps have been taken or are expected to be taken by Holdings or any of its Subsidiaries within 24 months after (A) in the case of the Transactions, the Closing Date and (B) in the case of asset sales, investments, asset dispositions, operating improvements, mergers or other business combinations, acquisitions, divestitures, restructurings and cost savings initiatives, the date it is consummated, net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added back pursuant to this clause (13) (other than in connection with any mergers, business combinations, acquisitions or divestitures) and clause (14) and pursuant to any pro forma adjustments in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (13) and clause (14) and such adjustments); and

$

14.       Costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, stores or distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and postretirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses (other than in connection with any mergers, business combinations, acquisitions or divestures), together with any amounts added back pursuant to clause (13) and pursuant to any pro forma adjustment in accordance with the definition of Pro Forma Basis in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (14) and clause (13) and such adjustments)

$

15. Consolidated EBITDA (2+(3+4+5+6+7+8+9+10+11+12+13+14)	$

5

TOTAL LEVERAGE RATIO: The ratio of Item A.1. to Item A.15	:1.00

6

Exhibit 7.9

FORM OF

SUBSIDIARY GUARANTY

(see attached)

1

Exhibit 12.1(c)

FORM OF

JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT (“Subsidiary Borrower Joinder Agreement”), dated as of the date set forth below, entered into pursuant to that certain Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, O-I OPERATIONS (NZ) LTD., a limited liability company incorporated under the laws of New Zealand, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent. Terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, each of the undersigned Subsidiaries of the Company wish to (a) join the Credit Agreement as an Additional [Domestic][Foreign] Subsidiary Borrower, (b) be bound by all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Additional [Domestic][Foreign] Subsidiary Borrower in the Credit Agreement, and (c) perform all obligations required of it as an Additional [Domestic][Foreign] Subsidiary Borrower by the Credit Agreement.

WHEREAS, the parties to this Subsidiary Borrower Joinder Agreement wish to amend Schedule 1.1(c) [and Schedule 1.1(d)](1) to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Subsidiary Borrower Joinder Agreement is entered into pursuant to Section 12.1(c) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.     Each of the undersigned Subsidiaries of the Company hereby acknowledges that it has received and reviewed a copy (in execution form) of the Credit Agreement and the other Loan Documents.

(1)         Note: Schedule 1.1(d) to be amended, if applicable

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2.     Upon the execution and delivery of this Subsidiary Borrower Joinder Agreement and satisfaction of all requirements of Section 12.1(c)(i) of the Credit Agreement (the “Effective Date”), each undersigned Subsidiary of the Company shall (a) become an Additional [Domestic][Foreign] Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as an Additional [Domestic][Foreign] Subsidiary Borrower, (b) be bound by, and hereby confirms, all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Additional [Domestic][Foreign] Subsidiary Borrower in the Credit Agreement and (c) perform all obligations required of it as an Additional [Domestic][Foreign] Subsidiary Borrower by the Credit Agreement. Prior to or on the Effective Date, each undersigned Subsidiary shall deliver to Administrative Agent all documents and opinions required by Section 12.1(c)(i)(B) of the Credit Agreement.

3.     Pursuant to Section 12.1 of the Credit Agreement, upon the Effective Date, Schedule 1.1(c) [and Schedule 1.1(d)] to the Credit Agreement shall be amended and restated to read as set forth on Schedule 1.1(c) [and Schedule 1.1(d)] attached hereto. The address and jurisdiction of organization or incorporation of each undersigned Additional [Domestic][Foreign] Subsidiary Borrower of the Company is set forth in Annex I to this Subsidiary Borrower Joinder Agreement.

4.     The Company hereby agrees that its guarantees contained in Article XIV of the Credit Agreement shall remain in full force and effect after giving effect to this Subsidiary Borrower Joinder Agreement and reaffirms, ratifies and confirms its obligations under such Article XIV.

5.     THIS SUBSIDIARY BORROWER JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTES OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) WITH RESPECT HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.     GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS; MUTUAL WAIVER OF JURY TRIAL. The parties hereto agree that Section 12.9 of the Credit Agreement is incorporated herein, mutatis mutandis, as if fully set forth herein.

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IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Borrower Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],

as an Additional [Domestic][Foreign] Subsidiary Borrower

By:
Name:
Title:

OWENS-ILLINOIS GROUP, INC.

By:
Name:
Title:

Accepted and Acknowledged:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

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Exhibit 12.8(d)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

Date           ,

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [the respective] Assignee, and [the] [the respective] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) the interest in and to all of [the Assignor’s][the respective Assignor’s] rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of [the Assignor’s][the respective Assignor’s] outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a lender)][the respective Assignors (in their capacities as lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to collectively as [the][an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

3.                                      Credit Agreement:  Third Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of June 25, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, O-I OPERATIONS (AUSTRALIA) PTY LIMITED, ABN 94 004 230 326, a limited liability company incorporated under the laws of Australia, O-I OPERATIONS (NZ) LTD., a

1

limited liability company incorporated under the laws of New Zealand, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, GLASS INTERNATIONAL OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., a sociedad anónima promotora de inversión de capital variable, sociedad financiera de objeto múltiple, entidad no regulada, organized under the laws of Mexico and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent.

4.                                      Assigned Interest:

Assignor	Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders under such Facility	Amount of Commitment/Loans Assigned under such Facility
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

5.                                      [Assignee confirmation: the Assignee confirms that it [is]/[is not] a Qualifying Bank (as defined in the Credit Agreement).](1)

Effective Date                 , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OR RECORDATION OF TRANSFER IN THE REGISTER THEREOF]

(1)  Include only for assignments under the Multicurrency Revolving Facility.

2

ASSIGNOR INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

ASSIGNEE INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR[S]	ASSIGNEE[S]
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](2)

By:	By:
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]	[Additional Signature lines as necessary]

By:	By:
Name:	Name:
Title:	Title:

[Consented to and](3) Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

Owens-Illinois General Inc.(4):
as Borrowers’ Agent

By:
Name:
Title:

(2)         Add additional signature blocks, as needed.

(3)         Insert only if assignment is being made to an Assignee other than an Affiliate or another Lender, or, in the case of a Lender that is a Fund, any Related Fund of any Lender.

(4)         To be included if no Event of Default then exists and is continuing.

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ANNEX 1 FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX I

OWENS-ILLINOIS GROUP, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1.    Assignor. [Each] [The] Assignor (a) represents and warrants that (I) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (I) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

1.2.    Assignee. [Each] [The] Assignee (a) represents and warrants that (I) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.3 or 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][the relevant] Assigned Interest on the basis of which it has made such analysis and decision and (v) it has sent to Company if required to be delivered to Company or attached to this Assignment if required to be delivered to Administrative Agent any documentation required to be delivered by it to Company and/or Administrative Agent pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes each of Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement (including the Intercreditor Agreement) and the other Loan Documents as are delegated to or otherwise conferred upon Administrative Agent or Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iv) it is subject to and bound by the Re-Allocation Agreement.

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SECTION 3.6 OF THE RE-ALLOCATION AGREEMENT SETS FORTH RESTRICTIONS ON THE TRANSFER OF LOANS AND COMMITMENTS UNDER THE CREDIT AGREEMENT WHICH ARE IN ADDITION TO THOSE SET FORTH IN THE CREDIT AGREEMENT.

2.    Payment. Subject to the terms of the Credit Agreement, from and after the Effective Date, Administrative Agent shall make all payment in respect to [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT OR OTHER ELECTRONIC TRANSMISSION AND ANY CLAIMS, CONTROVERSY, DISPUTES OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) WITH RESPECT HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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SCHEDULES TO

2019 CREDIT AGREEMENT

SCHEDULE 1.1(c)

ADDITIONAL DOMESTIC SUBSIDIARY BORROWERS / ADDITIONAL FOREIGN SUBSIDIARY BORROWERS

None as of the Closing Date.

SCHEDULE 1.1(d)

SUBSIDIARY GUARANTORS

Owens-Brockway Packaging, Inc.

Owens-Illinois General Inc.

OI Australia Inc.

OI General FTS Inc.

O-I Packaging Solutions LLC

SCHEDULE 1.1(e)

OFFSHORE GUARANTORS

Owens-Illinois Holding (Australia) Pty. Ltd.

ACI Packaging Services Pty. Ltd.

O-I International Pty. Ltd.

ACI Glass Packaging Penrith Pty. Ltd.

OI Canada Holdings B.V.

O-I Operations (NZ) Limited

Glass International, S.A.P.I. de C.V., S.O.F.O.M., E.N.R.

SCHEDULE 8.1

INDEBTEDNESS

SUBSIDIARIES (as per Schedule 6.1)	AMOUNT SCHEDULED AT CLOSING (in thousands of U.S. Dollars) (certain amounts may have changed since 6/13/2019)
Part I 8.1 (v) — Domestic
OI Levis Park STS Inc	4,765
Owens-Brockway Glass Container Inc.	511,014
Total (Part I)	515,780

Part II 8.1 (xi) — Foreign
Foreign Loan Parties
O-I Operations (Australia) Pty. Ltd.	85,000
O-I Operations (NZ) Ltd.	—
OI European Group BV	—
O-I Canada Corp.	8,264
OI Europe Sarl	—
Glass International OISPV, S.A.P.I. de C.V., S.O.F.O.M., E.N.R.	—
Sub-Total Foreign Loan Parties	93,264

Other Foreign (excluding Loan Parties)
Owens-Illinois Argentina S.A. (Cristaleria Rosario)	746
Cristaleria Peldar S.A.	29,739
Cristaleria del Ecuador S.A.	3,500
O-I Tianjin Glass Co. Ltd.	1,448
Vidrieria Rovira SL (Total Spain)	393
O-I Manufacturing Italy SpA (Vetrerie, San Domenico, Asti Lease)	22,094
OI Manufacturing France SAS	5,381
OI Manufacturing Netherlands BV	3,505
United Glass Group UK	6,147
Vidro Lux S.A. (Bolivia)	7,410
OI Production Estonia AS	3,868
O-I Zhaoqing Glass Co LTD	6,514
Sub-Total Other Foreign (Excluding Loan Parties)	90,744
Total (Part II)	184,008

Total (Part I and Part II)	699,787

SCHEDULE 8.2

EXISTING LIENS

SEE ATTACHED

SCHEDULE 8.2

OWENS-ILLINOIS EXISTING LIENS

AS OF JUNE 2019

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
1.	OWENS-ILLINOIS GENERAL INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CANAL AIR, LLC	20093927222	12-08-09

Lessee/Lessor

Restated Collateral — True lease transaction.

All right, title and interest in and to the Aircraft…Model Gulfstream GIV-X (G450) Serial No.: 4183, bearing FAA Registration No.: N903G and Rolls Royce Engines, Model Tay 611-8C Serial Nos.: 85374 and 85373…etc.

2.	OWENS-ILLINOIS GENERAL INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	BANK OF UTAH, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE PURSUANT TO THAT CERTAIN TRUST AGREEMENT DATED APRIL 18, 2018 BETWEEN OWNER TRUSTEE AND CITIZENS ASSET FINANCE, INC. Assigned from: Wells Fargo Bank Northwest, National Association, as Owner	20144111902	10-03-14

Collateral Amendment:

All of the Debtor’s right. title and interest in, to and under all of the following: (i) the Aircraft Lease (S/N TBD) dated as of September 26, 2014… (ii) the Aircraft and all present and future parts, accessories, accessions, associated rights and attachments thereto, and all present and future replacements, substitutions and exchanges for such goods; and (iii) proceeds of the foregoing. including all related goods, accounts, associated rights, chattel paper. documents, instruments, general intangibles, letters of credit … etc.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
			Trustee pursuant to that certain Trust Agreement dated July 15, 2014

3.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20135079422	12-23-13

Lessee/Lessor — true lease transaction.

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions… Equipment: Two (2) 2013 Toyota Model 8FGU20 Forklifts s/n 49920, 50032, One (1) 2013 Cascade Corporation Model 40G-RRB-24A Rotator Attachment, One (1) 2013 Tennant Model 5700 Sweeper/Scrubber s/n 5700-10638386, one (1) 2013 Bobcat Model S630 Skid Steer Loader s/n A3NT16594

4.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141283209	04-01-14

Lessee/Lessor — true lease transaction.

Equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part hereof), plus existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2014

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Komatsu Model WA200-5L Wheel Loader s/n 72073, One (1) 2014 Caterpillar Model 924H Wheel Loader s/n HXC02558, Two (2) 2014 Cushman Model Haulster 840 Uitlity Vehicles 84071-0001711, 84071-0001710
5.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC. Assigned from: GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20141285238 This lien has been terminated but will not lapse until 4/01/2019	04-01-14

Lessee/Lessor:

Equipment and other assets described

below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part hereof), plus existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader s/n JRF01695

6.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141285246	04-01-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor. attachments. accessories. accessions and additions thereto. and insurance. lease. Sublease and other proceeds thereof Equipment: One (1) 2012 Shuttlewagon Model SWX315 Rail Car Mover s/n 31511074A

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						and Two (2) 2014 Shuttlewagon Model SWX315 Rail Car Movers s/n 31514011 and 31514012
7.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141285253	04-01-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Caterpillar Model 924H Wheel Loader s/n HXC02443

8.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141629948	04-25-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Trackmobile Rail Car Mover s/n 99475-0314

9.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141678796	04-29-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						and additions thereto, and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper s/n S30-6326
10.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142053478	05-27-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 JLG Model 2030ES Scissor Lifts s/n 200226912, 200227230 and One (1) 2014 Genie Model GS2032 Scissor Lift s/n GS3214A-118075

11.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142054153	05-27-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader s/n JRF01732 and One (1)

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						2014 Bobcat Model S530 Skid Steer Loader s/n ALR811647
12.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142070068	05-28-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Caterpillar Model 924K Wheel Loader s/n PWR02937

13.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142250348	06-10-14

Lessee/Lessor:

Equipment and other assets … plus all

existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

One (1) 2014 Tennant Model Sentinel Sanitation Sweeper s/n Sentinel-9732

14.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142279982	06-11-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof. Equipment: Two (2) 2014 Tennant Model 800 Outdoor Riding Sweepers s/n 800-8021 & 800-8020
15.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142479194	06-24-14

Lessee/Lessor:

Equipment and other assets … plus all  existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper s/n S30-6294

16.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142493567	06-24-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GS0050VX Forklifts s/n B910V01504M, B901V01505M

Equipment:

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						One (1) 2014 Tennant Model 800 Outdoor Riding Sweeper s/n 800-8022
17.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20142493575	06-24-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Bobcat Model S510 Skid Steer Loader s/n ALNW11371

18.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142495836	06-24-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges

and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model MRW-030 Walkie Reach Stacker s/n C821N02498M, One (1) 2014 Crown Model 12-85S-13 Battery sin 33427E4, One (1) 2014 Industrial Battery Charger s/n BK6614000 11, One (2) 2014 Yale Model GC050VX Cushion Tire Forklifts sin B91 OV01515M and B91 OV01516M

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
19.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142496537	06-24-14

Restated Collateral:

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments,  accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GCOOSOVX Forklifts s/n B910V01504M, B901V01505M

20.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142501021	06-25-14

Lessee/Lessor:

Equipment and other assets …  plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 JLG Model E400AJP Articulating Boom Lift s/n 300188679

21.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142501047	06-25-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						One (1) 2014 Yale Model GC050VX Forklift s/n B910V01503M Equipment: One (1) 2014 Yale Model GC050VX Forklift s/n B910V01503M
22.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143015393	07-29-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

One (1) 2014 Yale Cushion Tire Forklift Model GC050VX, S/N B9l0V0l5l4M

23.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143116738	08-05-14

Lessee/Lessor:

Equipment and other assets …  plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Toyota Model 8FGCU25 Cushion Tire Forklifts s/n 6Il5l, 61196

24.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE	WELLS FARGO EQUIPMENT FINANCE, INC.	20143117603	08-05-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP060VX Pneumatic Tire Forklift s/n cg1svo1aosM

25.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143124112	08-05-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders s/n OPWR03300, OPWR03309 and One (1) 2014 Bobcat Model S570 Skid Steer Loader s/n ALM412306

26.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143265345	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GC030VX Cushion Tire Forklift s/n

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

cgo9V037399M and One (1) 2014 Yale Model ESC030AC Forklift s/n B883N03452M to include One (1) 2014 Crown Model 18-125S-15 Battery s/n 31226E4 and One (1)

2014 Crown Model PHP18-865-B3 Charger s/n B0662600011

27.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143268281	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof. Equipment: Two (2) 2014 Yale Model GDPOSOVX Forklifts s/n J813V02553M, Jgl3V02555M, Two (2)2014 Cascade Model 80G-RRB SK Rotator Attachment s/n PTL1901638-1R3, PTL1901638-2R3, Two (2) 2014 Toyota Model 8FGC35U Forklifts s/n 10411, 10415, Two (2) 2014 Cascade Model 25G444~5 Single/Triple Collapsing Attachments s/n SPR18890462RO, SPR18870991RO, Four (4) 2014 Toyota Model 8FGC35U Forklifts s/n 10402, 10405, 10412, 10418 and Four (4) 2014 Loron Model L80A-SSJ-7660 Side Shifting Glass Handling

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Attachments s/n 201406008,201406007, 201406012, 201406009
28.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143271145	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Waldon Model 8500C Wheel Loader s/n 32735

29.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143272069	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Jungheinrich Model EMCB10-4622L Walkie Straddle

Stackers s/n 90444855, 90444862, One

(1) 2014 Yale Model NR035EB Narrow Aisle Forklift s/n E815N01769M, One (1) 2014 Crown Model 18-125S-13 Battery s/n 33745E4 and One (1) 2014 Crown Model PHP18-750-3 Charger s/n BK663800011

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
30.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143380235	08-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Taylor Dunn Model s/n 195550

31.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143380250	08-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n J813V02549M to

include One (1) 2014 Cascade Rotator Clamp s/n PTL1899780-1R3

32.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143380276	08-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Equipment: Two (2) 2014 Model GCOSOVX Cushion Tire Forklifts s/n F818V02276M, F8V02277M to include Two (2) Loron Model SOA-SSJ-7660 side Shifting Glass Handling Attachment s/n 201405030, 201405031
33.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143438413	08-27-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Toyota Model 8FGCU35 Cushion Tire Forklifts s/n 104ll, 10416 and Two (2) 2014 Cascade Model 25GFDS1036 Single Double Attachments s/n 2137200, 2137202

34.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143617487	09-10-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Four(4) 2014 Yale Model GC080VX Forklift s/n F818V02309M,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						F8l8V02310M, F818V02311M, F818V02313M and Four (4)2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201407019, 201407020, 201407021, 201407022
35.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143783677	09-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Toyota model 8FGC35U Forklifts, serial numbers 10422 and 10423 and two (2) 2014 Loron model LSOA-SSJ-7660 side shifting glass handling attachments, serial numbers 201406010 and 201406011 and One (1) 2014 Toyota model 8FGC35U Forklift, serial number 10407 and one (1) 2014 Cascade model 25G44445 single/triple collapsing attachment, serial number

SPR18890461RO.

36.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143783685	09-22-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.

attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Toyota Model 8FDU30 Forklift s/n 60303 and One (1) 2014 Model 55G-RRB-24B Cascade Rotator Attachment s/n PTL 1884775-lRS

37.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143783701	09-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Three (3) 2014 Yale Model GP080VX Forklifts s/n J813V02597M, J8l3V02599M, J813V02600M and Three (3) 2014 Model 80G-RRB-23B Cascade Rotator Attachments s/n PTL1899874-1R3, PTL1899874-2R3, PTL1899874-3R3

38.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143789120	09-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

Equipment: Eight (8) 2014 Yale Model GC080VX Forklifts s/n

F8l8V02326M,F818V02327M,F818V02331M, F818V02332M, F818V02333M,F818V02338M,

F818V02339M, F818V02340M

and Eight (8) 2014 Loron Model L80A-SSJ-7660 Side Shifting Glass Handling

Attachment s/n 201407008, 201407009, 201407010, 201407011, 201407012,

201407013, 201407014, 201407015

39.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143804564	09-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders s/n OPWR03301, OPWR03286

40.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143807856	09-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

Equipment: Four (4) 2014 Yale Model GC080VX Forklifts s/n F818V02328M,

F818V02329M, F818V02330M,

F818V02335M and four (4) 2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments s/n 201406017, 201406018, 201406019, 201406020

41.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143813110	09-24-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Five (5) 2014 Yale Model GC080VX Forklifts s/n F818V02278M, F818V02279M, F818V02280M, F818V02281 M, F818V02282M and five (5) 2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments s/n 201405005, 201405006, 201405007, 201405008, 201405009

42.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143881125	09-29-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Equipment: Two (2)2014 Yale model GCOSOVX Forklifts S/N F818V02307M and F818V02308M and two (2) 2014 Loron model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments S/N 201407023 and 201407024.
43.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143938164	10-01-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GP060VX Forklifts s/n C875V02051M C875V02052M and Two (2) 2014 Model 55G-RRB Cascade Rotator Attachments s/n PTL1917439-1R5, PTL1917439-2R5

44.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050589	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

Equipment: Two (2) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n

F8l8V02287M, F818V02285M and Two (2) 2014 Model L8OA-SSJ-7660 Loron Side Shifting Glass Handling Attachments s/n 201406013,201406014M

45.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050605	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Three (3) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n F818V02336M, F818V02337M, F818V02325M and Three (3) 2014 Model Loron Side Shifting Glass Handling Attachments s/n 201409003, 201409004, 201409005

46.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050613	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Equipment: One (1) 2014 Yale Model GP080 Forklift s/n J813V02751M
47.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050647	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n J813V02595M to include One (1) 2014 Model 80G-RRB Cascade Rotator Attachment s/n PTL1887884-1R3

48.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144213500	10-20-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GC080VX Forklift s/n F818V02314M to

include One (1) 2014 Model LSOA-SSJ-7660 Loron Side Shifting Glass Handling

Attachment s/n 201407025

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
49.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144252904	10-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Tiger Model TC-50 Tow Tractors s/n 195522, 195523

50.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20145231196	12-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Rail Car Movers model SWX315 Shuttlewagon s/n 31514113

51.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20145231220	12-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model Sentinel Street Sweeper s/n Sentinel-9805

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
52.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20145231238	12-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model 800 Sweeper s/n 800-8095

53.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666494	02-17-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing, S/N 0300200120

54.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666502	02-17-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 TAYLOR DUNN 2015 B2-10 Flat bed utility vehicle with 24001b capacity and GT drive S/N 197677 and

1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing S/N 300200122.

55.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666528	02-17-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Taylor Dunn Model C4-32 Utility Cart s/n 197755

56.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150840214	02-27-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Equipment: One (1) 2014 Genie Model Z30/20N RJ Boom Aerial Lift s/n Z30N15-16418
57.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151052777	03-12-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 Tiger 2015 TC-50 Tow Tractor With Steel Overhead Weather Guard and GM I4

LPG Engine, s/n 197756

58.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20151364784	03-31-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 CATERPILLAR 924K Wheel Loader w/Liner, serial number PWR04411.

59.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151545515	04-10-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 Toyota 6BWS20 Walkie Straddle Stacker serial 10232 to include CROWN Battery model 12-85S-13 s/n 45628C5 and CROWN Charger model 24-510-31 s/n 13BZ5848.

60.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20151545531	04-10-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: 2 YALE 2015 MPB-040 Walkie Pallet Trucks, serials B827N62495N & BS-27N62498N

61.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151573970	04-13-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 YALE ERP030 Pneumatic Tire Forklift, s/n G807N07558N with CROWN battery model 18-85S-17 s/n 47035B5 and CROWN charger

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						model PHP18-750-B3 s/n BN143400011
62.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151603801	04-15-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 WALDON 8500C Compact Loader with Cummins QSB4.5 Diesel Engine, serial 32767

63.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151952455	05-06-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 Yale 2015 GC050VX Cushion Tire LP Gas Forklift Serial C910V01763N

64.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152038551	05-12-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Yale Model GP080VX Forklift s/n J813V03277N, One (1) 2015 Cascade Model 80G-RRB-23B Rotator Attachment s/n PTL1982499-1R3

65.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152127586	05-18-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Three (3) 2015 Toyota Model 8FGC35U Forklift s/n 11040, 11039, 11038 and Three (3) Cascade 2015 Model 80G-RRB-24B Rotator Attachment s/n PTL1970347-3R3, PTL1970347-2R3, PTL1970347-1R3

66.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20152689353	06-23-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Eguipment: l YALE 2015 GC080VX LP Gas Cushion Tire

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Forklift s/n G818V01539N with (1) 2015 Loron L8OA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201505025
67.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818218	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: QTY (1) 2015 Toyota 8FDU30 with serial 60888 includes 6,000 lb.capacity pneumatic forklift with One (1) 2015 55G-RRB-23B Cascade Rotator attachment s/n PTL1989770-1R5.

QTY (1) 2015 Toyota 8FDU30 with s/n 60892 includes 6,000 lb. capacity pneumatic forklift with One (1) 2015 55G-RRB-23B Cascade Rotator attachment s/n

PTL1989770-2R5

68.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818234	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

QTY(l) 2015 Yale GC080VX Cushion Tire Forklift 8,000 lb capacity s/n

G818V01510N with 206 3 stage mast upgraded 4 way hydraulics; traction speed limiter windshield; OHG rain cap; Heater and extra Cascade forks model 32G serial SPR2007521-1… etc.

69.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818242	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l YALE 2015 GC080VX LP Fuel Cushion Tire Forklift s/n G818V01538N with One (1) LORON LSOA-SSJ-7660-XXA Side Shifting Glass Handling Attachment s/n 201505010.

70.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20152818259	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l YALE 2015 GP080VX LP FUEL

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						PNEUMATIC CUSHION TIRE FORKLIFT S/N Kgl3V01601N WITH l CASCADE 2015 80G-RRB-23B ROTATOR ATTACHMENT S/N PTL1981614-1R3
71.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20153226841	07-27-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: 2015 Toyota 8FGCU25 5,000 lb Capacity Cushion Tire Forklift s/n

#69016

72.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20153226858	07-27-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: 2015 Toyota 8FGCU35U 8,000 lb. Capacity Cushion Tire Forklift s/n #I1271 with Loron LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201505038

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
73.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153289914	07-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: QTY (1) 2015 Yale GP090VX 9,000 lb. Pneumatic Forklift s/n #K813V01637N with Bolzoni RC4512B Rotator attachment with serial number ME029023 Qty (1)2015 GP090VX 9,000 lb. Pneumatic Forklift s/n K813V01638N with Bolzoni RC4512B Rotator attachment with serial number ME029024. Qty (1) 2015

GP090VX 9,000 lb. Pneumatic Forklift s/n K813V01639N with Bolzoni RC4512B Rotator attachment with serial number ME029025.

74.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153823878	08-31-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Yale Model

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

GP060VX Forklift s/n PTL2008386-1 to include One (1) 2015 Cascade Model 55G-RRB-24B Clamp Attachment s/n PTL2008386-1

Collateral Change:  Filing to correct serial number Forklift s/n PTL2008386-1 should be D875V03236N

75.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153823894	08-31-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Yale Model GC080VX Forklift s/n D818V01607N to

include One (1) 2015 Loron Model LSOA-SSJ-7660-XXA Glass Handler Attachment s/n 201507028

76.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153845384	09-01-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Equipment: Two (2) 2015 Yale Model GClOOVX Forklifts s/n G818V01586N, G8l8V01585N to include Two (2) 2015 Cascade 100G-RRB-14C Clamp Attachments s/n PTL1999745-1R2, PTL1999745-2R2
77.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20160563567	01-29-16

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 CAT Model. 926M Wheel. Loader S/N OLTE:00422

78.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161018728	02-19-16

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Model S30 Sweeper s/n S30-7399

79.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161018744	02-19-16	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.					attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2016 CAT Model 908M Wheel Loader s/n H8800599
80.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161059466	02-22-16

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2016 Yale Model MSW025-F Straddle Stacker Lift Truck S/N B895N05838P

81.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161212370	02-29-16

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Ditch Witch Model SK350 Mini-Skid Steer Loader s/n CMWSK350PF0001262

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
82.	OWENS-ILLINOIS GENERAL INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CANAL AIR, LLC	20093927222	12-08-09

Lessee/Lessor:

Restated Collateral — True lease transaction.

All right, title and interest in and to the Aircraft…Model Gulfstream GIV-X (G450) Serial No.: 4183, bearing FAA Registration No.: N903G and Rolls Royce Engines, Model Tay 611-8C Serial Nos.: 85374 and 85373…etc.

83.	OWENS-ILLINOIS GENERAL INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	BANK OF UTAH, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE PURSUANT TO THAT CERTAIN TRUST AGREEMENT DATED APRIL 18, 2018 BETWEEN OWNER TRUSTEE AND CITIZENS ASSET FINANCE, INC. Assigned from: Wells Fargo Bank Northwest, National Association, as Owner Trustee pursuant to that certain Trust Agreement dated July 15, 2014	20144111902	10-03-14

Collateral Amendment:

All of the Debtor’s right. title and interest in, to and under all of the following: (i) the Aircraft Lease (S/N TBD) dated as of September 26, 2014… (ii) the Aircraft and all present and future parts, accessories, accessions, associated rights and attachments thereto, and all present and future replacements, substitutions and exchanges for such goods; and (iii) proceeds of the foregoing. including all related goods, accounts, associated rights, chattel paper. documents, instruments, general intangibles, letters of credit … etc.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
84.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20135079422	12-23-13

Lessee/Lessor  — true lease transaction.

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions… Equipment: Two (2) 2013 Toyota Model 8FGU20 Forklifts s/n 49920, 50032, One (1) 2013 Cascade Corporation Model 40G-RRB-24A Rotator Attachment, One (1) 2013 Tennant Model 5700 Sweeper/Scrubber s/n 5700-10638386, one (1) 2013 Bobcat

Model S630 Skid Steer Loader s/n A3NT16594

85.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141283209	04-01-14

Lessee/Lessor — true lease transaction. Equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part hereof), plus existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Komatsu Model WA200-5L Wheel Loader s/n 72073, One (1) 2014 Caterpillar Model 924H Wheel Loader s/n HXC02558, Two (2) 2014 Cushman Model

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Haulster 840 Uitlity Vehicles 84071-0001711, 84071-0001710
86.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141285246	04-01-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor. attachments. accessories. accessions and additions thereto. and insurance. lease. Sublease and other proceeds thereof Equipment: One (1) 2012 Shuttlewagon Model SWX315 Rail Car Mover s/n 31511074A and Two (2) 2014 Shuttlewagon Model SWX315 Rail Car Movers s/n 31514011 and 31514012

87.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141285253	04-01-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Caterpillar Model 924H Wheel Loader s/n HXC02443

88.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20141629948	04-25-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Trackmobile Rail Car Mover s/n 99475-0314

89.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20141678796	04-29-14

Lessee/Lessor:

Equipment and other assets …  plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper s/n S30-6326

90.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142053478	05-27-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 JLG Model 2030ES Scissor Lifts s/n

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						200226912, 200227230 and One (1) 2014 Genie Model GS2032 Scissor Lift s/n GS3214A-118075
91.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142054153	05-27-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader s/n JRF01732 and One (1) 2014 Bobcat Model S530 Skid Steer Loader s/n ALR811647

92.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142070068	05-28-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Caterpillar Model 924K Wheel Loader s/n PWR02937

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
93.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142250348	06-10-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model Sentinel Sanitation Sweeper s/n Sentinel-9732

94.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142279982	06-11-14

Lessee/Lessor:

Equipment and other assets …  plus all existing and future replacements,

exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Tennant Model 800 Outdoor Riding Sweepers s/n 800-8021 & 800-8020

95.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142479194	06-24-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper s/n S30-6294
96.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142493567	06-24-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GS0050VX Forklifts s/n B910V01504M, B901V01505M

Equipment:

One (1) 2014 Tennant Model 800 Outdoor Riding Sweeper s/n 800-8022

97.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20142493575	06-24-14

Lessee/Lessor:

Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Bobcat Model S510 Skid Steer Loader s/n ALNW11371

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
98.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142495836	06-24-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model MRW-030 Walkie Reach Stacker s/n C821N02498M, One (1) 2014 Crown Model 12-85S-13 Battery sin 33427E4, One (1) 2014 Industrial Battery Charger s/n BK6614000 11, One (2) 2014 Yale Model GC050VX Cushion Tire Forklifts sin B91 OV01515M and B91 OV01516M

99.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142496537	06-24-14

Restated Collateral:

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments,  accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GCOOSOVX Forklifts s/n B910V01504M, B901V01505M

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
100.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142501021	06-25-14

Lessee/Lessor:

Equipment and other assets …  plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 JLG Model E400AJP Articulating Boom Lift s/n 300188679

101.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	20142937258	20142501047	06-25-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GC050VX Forklift s/n B910V01503M Equipment:

One (1) 2014 Yale Model GC050VX Forklift s/n B910V01503M

102.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143015393	07-29-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2014 Yale Cushion Tire Forklift Model GC050VX, S/N B9l0V0l5l4M
103.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143116738	08-05-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Toyota Model 8FGCU25 Cushion Tire Forklifts s/n 6Il5l, 61196

104.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143117603	08-05-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP060VX Pneumatic Tire Forklift s/n cg1svo1aosM

105.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20143124112	08-05-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders s/n OPWR03300, OPWR03309 and One (1) 2014 Bobcat Model S570 Skid Steer Loader s/n ALM412306

106.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143265345	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GC030VX Cushion Tire Forklift s/n cgo9V037399M and One (1) 2014 Yale Model ESC030AC Forklift s/n B883N03452M to include One (1) 2014 Crown Model 18-125S-15 Battery s/n 31226E4 and One (1) 2014 Crown Model PHP18-865-B3 Charger s/n B0662600011

107.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143268281	08-14-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GDPOSOVX Forklifts s/n J813V02553M, Jgl3V02555M, Two (2)2014 Cascade Model 80G-RRB SK Rotator Attachment s/n PTL1901638-1R3, PTL1901638-2R3, Two (2) 2014 Toyota Model 8FGC35U Forklifts s/n 10411, 10415, Two (2) 2014 Cascade Model 25G444~5 Single/Triple Collapsing Attachments s/n SPR18890462RO, SPR18870991RO, Four (4) 2014 Toyota Model 8FGC35U Forklifts s/n 10402, 10405, 10412, 10418 and Four (4) 2014 Loron Model L80A-SSJ-7660 Side Shifting Glass Handling Attachments s/n 201406008,201406007, 201406012, 201406009

108.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143271145	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Waldon Model 8500C Wheel Loader s/n 32735

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
109.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143272069	08-14-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Jungheinrich Model EMCB10-4622L Walkie Straddle

Stackers s/n 90444855, 90444862, One (1) 2014 Yale Model NR035EB Narrow Aisle Forklift s/n E815N01769M, One (1) 2014 Crown Model 18-125S-13 Battery s/n 33745E4 and One (1) 2014 Crown Model PHP18-750-3 Charger s/n BK663800011

110.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143380235	08-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Taylor Dunn Model s/n 195550

111.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20143380250	08-22-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n J813V02549M to include One (1) 2014 Cascade Rotator Clamp s/n PTL1899780-1R3

112.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143380276	08-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Model GCOSOVX Cushion Tire Forklifts s/n F818V02276M, F8V02277M to include Two (2) Loron Model SOA-SSJ-7660 side Shifting Glass Handling Attachment s/n 201405030, 201405031

113.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143438413	08-27-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Toyota Model 8FGCU35 Cushion Tire Forklifts s/n 104ll, 10416 and Two (2) 2014 Cascade Model 25GFDS1036 Single Double Attachments s/n 2137200, 2137202

114.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143617487	09-10-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Four(4) 2014 Yale Model GC080VX Forklift s/n F818V02309M,

F8l8V02310M, F818V02311M, F818V02313M and Four (4)2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201407019, 201407020, 201407021, 201407022

115.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143783677	09-22-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Toyota model 8FGC35U Forklifts, serial numbers 10422 and 10423 and two (2) 2014 Loron model LSOA-SSJ-7660 side shifting glass handling attachments, serial numbers 201406010 and 201406011 and One (1) 2014 Toyota model 8FGC35U Forklift, serial number 10407 and one (1) 2014 Cascade model 25G44445 single/triple collapsing attachment, serial number

SPR18890461RO.

116.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143783685	09-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Toyota Model 8FDU30 Forklift s/n 60303 and One (1) 2014 Model 55G-RRB-24B Cascade Rotator Attachment s/n PTL 1884775-lRS

117.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143783701	09-22-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.

attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Three (3) 2014 Yale Model GP080VX Forklifts s/n J813V02597M,J8l3V02599M, J813V02600M and Three (3) 2014 Model 80G-RRB-23B Cascade Rotator Attachments s/n PTL1899874-1R3, PTL1899874-2R3, PTL1899874-3R3

118.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143789120	09-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Eight (8) 2014 Yale Model GC080VX Forklifts s/n

F8l8V02326M, F818V02327M, F818V02331M, F818V02332M, F818V02333M,F818V02338M,

F818V02339M, F818V02340M

and Eight (8) 2014 Loron Model L80A-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201407008, 201407009, 201407010, 201407011, 201407012,

201407013, 201407014, 201407015

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
119.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20143804564	09-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders s/n OPWR03301, OPWR03286

120.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143807856	09-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Four (4) 2014 Yale Model GC080VX Forklifts s/n F818V02328M,

F818V02329M, F818V02330M,

F818V02335M and four (4) 2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments s/n 201406017, 201406018, 201406019, 201406020

121.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20143813110	09-24-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Five (5) 2014 Yale Model GC080VX Forklifts s/n F818V02278M, F818V02279M, F818V02280M,

F818V02281 M, F818V02282M and five (5) 2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments s/n 201405005, 201405006, 201405007, 201405008, 201405009

122.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143881125	09-29-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2)2014 Yale model GCOSOVX Forklifts S/N F818V02307M and F818V02308M and two (2) 2014 Loron model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments S/N 201407023 and 201407024.

123.	OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20143938164	10-01-14	Lessee/Lessor: Equipment and other assets...

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Additional debtor: Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GP060VX Forklifts s/n C875V02051M C875V02052M and Two (2) 2014 Model 55G-RRB Cascade Rotator Attachments s/n PTL1917439-1R5, PTL1917439-2R5

124.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20144050589	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n F8l8V02287M, F818V02285M and Two (2) 2014 Model L8OA-SSJ-7660 Loron Side Shifting Glass Handling Attachments s/n 201406013,201406014M

125.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20144050605	10-08-14	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Three (3) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n F818V02336M, F818V02337M, F818V02325M and Three (3) 2014 Model Loron Side Shifting Glass Handling Attachments s/n 201409003, 201409004, 201409005

126.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20144050613	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP080 Forklift s/n J813V02751M

127.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20144050647	10-08-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						J813V02595M to include One (1) 2014 Model 80G-RRB Cascade Rotator Attachment s/n PTL1887884-1R3
128.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20144213500	10-20-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Yale Model GC080VX Forklift s/n F818V02314M to

include One (1) 2014 Model LSOA-SSJ-7660 Loron Side Shifting Glass Handling

Attachment s/n 201407025

129.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20144252904	10-22-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2014 Tiger Model TC-50 Tow Tractors s/n 195522, 195523

130.	OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20145231196	12-23-14	Lessee/Lessor: Equipment and other assets …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Additional debtor: Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Rail Car Movers model SWX315 Shuttlewagon s/n 31514113

131.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20145231220	12-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model Sentinel Street Sweeper s/n Sentinel-9805

132.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20145231238	12-23-14

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Tennant Model 800 Sweeper s/n 800-8095

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
133.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666494	02-17-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing, S/N 0300200120

134.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666502	02-17-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 TAYLOR DUNN 2015 B2-10 Flat bed utility vehicle with 24001b capacity and GT drive S/N 197677 and 1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing S/N 300200122.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
135.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666528	02-17-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Taylor Dunn Model C4-32 Utility Cart s/n 197755

136.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150840214	02-27-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2014 Genie Model Z30/20N RJ Boom Aerial Lift s/n Z30N15-16418

137.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151052777	03-12-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						1 Tiger 2015 TC-50 Tow Tractor With Steel Overhead Weather Guard and GM I4 LPG Engine, s/n 197756
138.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20151364784	03-31-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 CATERPILLAR 924K Wheel Loader w/Liner, serial number PWR04411.

139.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151545515	04-10-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 Toyota 6BWS20 Walkie Straddle Stacker serial 10232 to include CROWN Battery model 12-85S-13 s/n 45628C5 and CROWN Charger model 24-510-31 s/n 13BZ5848.

140.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20151545531	04-10-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.	UCC/FTL Search-Central

substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: 2 YALE 2015 MPB-040 Walkie Pallet Trucks, serials B827N62495N & BS-27N62498N

141.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151573970	04-13-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 YALE ERP030 Pneumatic Tire Forklift, s/n G807N07558N with CROWN battery model 18-85S-17 s/n 47035B5 and CROWN charger model PHP18-750-B3 s/n BN143400011

142.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151603801	04-15-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l 2015 WALDON 8500C Compact Loader with

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Cummins QSB4.5 Diesel Engine, serial 32767
143.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151952455	05-06-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment:

1 Yale 2015 GC050VX Cushion Tire LP Gas Forklift Serial C910V01763N

144.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152038551	05-12-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Yale Model GP080VX Forklift s/n J813V03277N, One (1) 2015 Cascade Model 80G-RRB-23B Rotator Attachment s/n PTL1982499-1R3

145.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152127586	05-18-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Three (3) 2015 Toyota Model 8FGC35U Forklift s/n 11040, 11039, 11038 and Three (3) Cascade 2015 Model 80G-RRB-24B Rotator Attachment s/n PTL1970347-3R3, PTL1970347-2R3, PTL1970347-1R3

146.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20152689353	06-23-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Eguipment: l YALE 2015 GC080VX LP Gas Cushion Tire Forklift s/n G818V01539N with (1) 2015 Loron L8OA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201505025

147.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818218	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

Equipment: QTY (1) 2015 Toyota 8FDU30 with serial 60888 includes 6,000 lb.capacity pneumatic forklift with One (1) 2015 55G-RRB-23B Cascade Rotator attachment s/n PTL1989770-1R5.

QTY (1) 2015 Toyota 8FDU30 with s/n 60892 includes 6,000 lb. capacity pneumatic forklift with One (1) 2015 55G-RRB-23B Cascade Rotator attachment s/n

PTL1989770-2R5

148.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818234	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

QTY(l) 2015 Yale GC080VX Cushion Tire Forklift 8,000 lb capacity s/n

G818V01510N with 206 3 stage mast upgraded 4 way hydraulics; traction speed limiter windshield; OHG rain cap; Heater and extra Cascade forks model 32G serial SPR2007521-1… etc.

149.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818242	06-30-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.

attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l YALE 2015 GC080VX LP Fuel Cushion Tire Forklift s/n G818V01538N with One (1) LORON LSOA-SSJ-7660-XXA Side Shifting Glass Handling Attachment s/n 201505010.

150.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20152818259	06-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: l YALE 2015 GP080VX LP FUEL PNEUMATIC CUSHION TIRE FORKLIFT S/N Kgl3V01601N WITH l CASCADE 2015 80G-RRB-23B ROTATOR ATTACHMENT S/N PTL1981614-1R3

151.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20153226841	07-27-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						and insurance, lease, sublease and other proceeds thereof. Equipment: 2015 Toyota 8FGCU25 5,000 lb Capacity Cushion Tire Forklift s/n #69016
152.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20153226858	07-27-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: 2015 Toyota 8FGCU35U 8,000 lb. Capacity Cushion Tire Forklift s/n #I1271 with Loron LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201505038

153.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153289914	07-30-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: QTY (1) 2015 Yale GP090VX 9,000 lb. Pneumatic Forklift s/n #K813V01637N with Bolzoni RC4512B Rotator attachment with serial number ME029023 Qty (1)2015

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral

GP090VX 9,000 lb. Pneumatic Forklift s/n K813V01638N with Bolzoni RC4512B Rotator attachment with serial number ME029024. Qty (1) 2015

GP090VX 9,000 lb. Pneumatic Forklift s/n K813V01639N with Bolzoni RC4512B Rotator attachment with serial number ME029025.

154.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153823878	08-31-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Yale Model

GP060VX Forklift s/n PTL2008386-1 to include One (1) 2015 Cascade Model 55G-RRB-24B Clamp Attachment s/n PTL2008386-1

Collateral Change:  Filing to correct serial number Forklift s/n PTL2008386-1 should be D875V03236N

155.	OWENS-ILLINOIS GROUP, INC. Additional debtor:	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153823894	08-31-15	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	Owens-Brockway Glass Container Inc.

attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Yale Model GC080VX Forklift s/n D818V01607N to include One (1) 2015 Loron Model LSOA-SSJ-7660-XXA Glass Handler Attachment s/n 201507028

156.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153845384	09-01-15

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: Two (2) 2015 Yale Model GClOOVX Forklifts s/n G818V01586N, G8l8V01585N to include Two (2) 2015 Cascade 100G-RRB-14C Clamp Attachments s/n PTL1999745-1R2, PTL1999745-2R2

157.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20160563567	01-29-16	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2015 CAT Model. 926M Wheel. Loader S/N OLTE:00422
158.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161018728	02-19-16

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Model S30 Sweeper s/n S30-7399

159.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161018744	02-19-16

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2016 CAT Model 908M Wheel Loader s/n H8800599

160.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161059466	02-22-16	Lessee/Lessor: Equipment and other assets … plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
and insurance, lease, sublease and other proceeds thereof. Equipment: One (1) 2016 Yale Model MSW025-F Straddle Stacker Lift Truck S/N B895N05838P
161.	OWENS-ILLINOIS GROUP, INC. Additional debtor: Owens-Brockway Glass Container Inc.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161212370	02-29-16

Lessee/Lessor:

Equipment and other assets …

plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: One (1) 2015 Ditch Witch Model SK350 Mini-Skid Steer Loader s/n

CMWSK350PF0001262

162.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST Capital Lease Group Ltd.	20160775468 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00986
163.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST Capital Lease Group Ltd.	20160775666 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00985
164.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160775864 This lien has been terminated but will	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00977

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
not lapse until 2/09/2021
165.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160776078 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00984
166.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160776219 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00988
167.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160776383 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00983
168.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160776722 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00981
169.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160776862 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00976
170.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE	COMMERCE BANK AND TRUST	20160777118 This lien has been terminated but will	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00980

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
		UCC/FTL Search-Central		not lapse until 2/09/2021
171.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160777340 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00987
172.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160777530 This lien has been terminated but will not lapse until 2/09/2021	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00979
173.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	COMMERCE BANK AND TRUST	20160777712	02-09-16	Lessee/Lessor: 2015 Caterpillar GP25N5-LE 5,000 lb Capacity Pneumatic Tire Lift Truck S/N AT35A00978
174.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	BNP PARIBAS	20167996703	12-23-16	All receivables, accounts, chattel paper, payment intangibles, instruments and other rights to payment… etc.
175.	O-I PACKAGING SOLUTIONS LLC	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	TOTAL FLEET SOLUTIONS, LTD. IEMFS, LTD. DBA GSG FINANCIAL BANKFINANCIAL, NATIONAL ASSOCIATION	20171434577	03-03-17

Collateral assignment:

All of the equipment and personal property and all modifications and additions…leased or be leased by IEMFS, Ltd dba GSG Financial as assignee of Total Fleet Solutions, Ltd…. Pursuant to Equipment Schedules No 001, 002 & 003 to Master Lease Agreement No. 32349 dated as of 1/18/2017 for the equipment on attachment A.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
176.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	NMHG FINANCIAL SERVICES, INC.	20052180645	07-15-05	Exhibit A - Equipment
177.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	HYG FINANCIAL SERVICES, INC Changed from: NMHG FINANCIAL SERVICES, INC.	20082377081	07-11-08	Exhibit A - Equipment
178.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MOTION INDUSTRIES INC	20091261046	04-21-09	Consignnee/Consignor: Maintenance, repair … equipment, supplies…held for resale, use or consumption… etc.
179.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	HYG FINANCIAL SERVICES, INC. Changed from: NMHG FINANCIAL SERVICES, INC.	20113394684	09-01-11	Exhibit A - Equipment
180.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	HYG FINANCIAL SERVICES, INC. Changed from: NMHG FINANCIAL SERVICES, INC.	20113395558	09-01-11	Exhibit A - Equipment
181.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	HYG FINANCIAL SERVICES, INC. Changed from: NMHG FINANCIAL SERVICES, INC.	20113396770	09-01-11	Exhibit A - Equipment

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
182.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	HYG FINANCIAL SERVICES, INC. Changed from: NMHG FINANCIAL SERVICES, INC.	20113398818	09-01-11	Exhibit A - Equipment
183.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	BANK OF AMERICA, NATIONAL ASSOCIATION	20132384452	06-21-13	All present and future accounts receivable … defined in the Master Receivables Purchase Agreement…etc.
184.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	SIGNATURE FINANCIAL LLC	20135076253	12-23-13	All equipment…pursuant to Equipment Schedule No. 001 to Master Lease Agreement No. 21960 dated as of December 18, 2013 for equipment listed on Attachment A.
185.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20135079422	12-23-13

True lease transaction…covers equipment and other assets … Equipment: Two (2) 2013 Toyota Model 8FGU20 Forklifts s/n 49920, 50032, One (1) 2013 Cascade Corporation Model 40G-RRB-24A Rotator Attachment, One (1) 2013 Tennant Model 5700 Sweeper/Scrubber s/n 5700-10638386, one (1) 2013 Bobcat Model S630 Skid Steer Loader s/n A3NT16594

186.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20141283209	04-01-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Komatsu Model WA200-5L Wheel Loader s/n 72073, One (1) 2014 Caterpillar Model 924H

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Wheel Loader s/n HXC02558, Two (2) 2014 Cushman Model Haulster 840 Utility Vehicles 84071-0001711, 84071-0001710
187.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC. Assigned from: GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20141285238 This lien has been terminated but will not lapse until 4/01/2019	04-01-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader s/n JRF01695
188.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20141285246	04-01-14

True lease transaction…covers equipment and other assets …

Equipment: One (1) 2012 Shuttlewagon Model SWX315 Rail Car Mover s/n 31511074A and Two (2) 2014 Shuttlewagon Model SWX315 Rail Car Movers s/n 31514011 and 31514012

189.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20141285253	04-01-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Caterpillar Model 924H Wheel Loader s/n HXC02443
190.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20141629948	04-25-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Trackmobile Rail Car Mover s/n 99475-0314

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
191.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20141678796	04-29-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper s/n S30-6326
192.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	BNP PARIBAS	20142005643	05-21-14	Entire right, title and interest in and to all present and future Receivables…certain Uncommitted Receivables Purchase Agreement, dated as of May 21 2014…etc.
193.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20142053478	05-27-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 JLG Model 2030ES Scissor Lifts s/n 200226912, 200227230 and One (1) 2014 Genie Model GS2032 Scissor Lift s/n GS3214A-118075

194.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20142054153	05-27-14

True lease transaction…covers equipment and other assets …

Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader s/n JRF01732 and One (1) 2014 Bobcat Model S530 Skid Steer Loader s/n ALR811647 Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader s/n JRF01732 and One (1) 2014 Bobcat Model S530 Skid Steer Loader s/n ALR811647

195.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20142070068	05-28-14	True lease transaction…covers equipment and other assets …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central				Equipment: One (1) 2014 Caterpillar Model 924K Wheel Loader s/n PWR02937
196.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20142250348	06-10-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Tennant Model Sentinel Sanitation Sweeper s/n Sentinel-9732
197.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20142279982	06-11-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) 2014 Tennant Model 800 Outdoor Riding Sweepers s/n 800-8021 & 800-8020
198.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20142479194	06-24-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper s/n S30-6294
199.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20142493567	06-24-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) 2014 Yale Model GS0050VX Forklifts s/n B910V01504M, B901V01505M
200.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20142493575	06-24-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Bobcat Model S510 Skid Steer Loader s/n ALNW11371
201.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20142495836	06-24-14	True lease transaction…covers equipment and other assets …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central

Equipment: One (1) 2014 Yale Model MRW-030 Walkie Reach Stacker s/n C821N02498M, One (1) 2014 Crown Model 12-85S-13 Battery s/n 33427E4, One (1) 2014 Industrial Battery Charger s/n BK6614000 11, One (2) 2014 Yale Model GC050VX Cushion Tire Forklifts sin B91 OV01515M and B91 OV01516M

202.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142496537	06-24-14	Restated Collateral Equipment: Two (2) 2014 Yale Model GC0050VX Forklifts s/n B910V01504M, B901V01505M
203.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142501021	06-25-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 JLG Model E400AJP Articulating Boom Lift s/n 300188679
204.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142501047	06-25-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Model GC050VX Forklift s/n B910V01503M One (1) 2014 Yale Model GC050VX Forklift s/n B910V01503M
205.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142937258	07-23-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) Taylor-Dunn 2014 Model SS5-36 Stepsaver 3 Wheel Utility Carts s/n 195416, 195~17

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
206.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20142937878	07-23-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Model GC050VX Cushion Tire Forklift s/n #B91-0V01507M
207.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143015393	07-29-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Cushion Tire Forklift Model GC050VX, S/N B9l0V0l5l4M
208.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143116738	08-05-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) 2014 Toyota Model 8FGCU25 Cushion Tire Forklifts s/n 6Il5l, 61196
209.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143117603	08-05-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Model GP060VX Pneumatic Tire Forklift s/n C875V01805M
210.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143124112	08-05-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders s/n OPWR03300, OPWR03309 and One (1) 2014 Bobcat Model S570 Skid Steer Loader s/n ALM412306

211.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	WELLS FARGO EQUIPMENT FINANCE, INC.	20143265345	08-14-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Model GC030VX Cushion Tire

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central

Forklift s/n C809V037399M and One (1) 2014 Yale Model ESC030AC Forklift s/n B883N03452M to include One (1) 2014 Crown Model 18-125S-15 Battery s/n 31226E4 and One (1)

2014 Crown Model PHP18-865-B3 Charger s/n B0662600011

212.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143268281	08-14-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Yale Model GDPOSOVX Forklifts s/n J813V02553M, J8l3V02555M, Two (2)2014 Cascade Model 80G-RRB SK Rotator Attachment s/n PTL1901638-1R3, PTL1901638-2R3, Two (2) 2014 Toyota Model 8FGC35U Forklifts s/n 10411, 10415, Two (2) 2014 Cascade Model 25G444~5 Single/Triple Collapsing

Attachments s/n SPR18890462RO, SPR18870991RO, Four (4) 2014 Toyota Model 8FGC35U Forklifts s/n 10402, 10405, 10412, 10418 and Four (4) 2014 Loron Model L80A-SSJ-7660 Side Shifting Glass Handling Attachments s/n

201406008,201406007, 201406012, 201406009

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
213.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143271145	08-14-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Waldon Model 8500C Wheel Loader s/n 32735
214.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143272069	08-14-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Jungheinrich Model EMCB10-4622L Walkie Straddle Stackers s/n 90444855, 90444862, One

(1) 2014 Yale Model NR035EB Narrow Aisle Forklift s/n E815N01769M, One (1) 2014

Crown Model 18-125S-13 Battery s/n 33745E4 and One (1) 2014 Crown Model PHP18-750-3 Charger s/n BK663800011

215.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143380235	08-22-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Taylor Dunn Model SCl00-36 Stockchaser Utility vehicle s/n 195550
216.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143380250	08-22-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n J813V02549M to include One (1) 2014 Cascade Rotator Clamp s/n PTL1899780-1R3
217.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	WELLS FARGO EQUIPMENT FINANCE, INC.	20143380276	08-22-14	True lease transaction…covers equipment and other assets …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central				Equipment: Two (2) 2014 Model GCOSOVX Cushion Tire Forklifts s/n F818V02276M, F8V02277M to include Two (2) Loron Model SOA-SSJ-7660 side Shifting Glass Handling Attachment s/n 201405030, 201405031
218.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143435385	08-27-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Yale Model GC050VX Cushion Tire Forklifts s/n B9l0V0l506M, B9l0V0l508M and One (1) 2014 Taylor Dunn Model B2-10 Utility Truck s/n 194944

219.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143438413	08-27-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Toyota Model 8FGCU35 Cushion Tire Forklifts s/n 104ll, 10416 and Two (2) 2014 Cascade Model 25GFDS1036 Single Double Attachments s/n 2137200, 2137202

220.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143617487	09-10-14

True lease transaction…covers equipment and other assets …

Equipment: Four(4) 2014 Yale Model GC080VX Forklift s/n F818V02309M, F8l8V02310M, F818V02311M, F818V02313M and Four (4)2014 Loron Model

LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201407019, 201407020, 201407021, 201407022

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
221.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143783677	09-22-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Toyota model 8FGC35U Forklifts, serial numbers 10422 and 10423 and two (2) 2014 Loron model LSOA-SSJ-7660 side shifting glass handling attachments, serial numbers 201406010 and 201406011 and One (1) 2014 Toyota model 8FGC35U Forklift, serial number 10407 and one (1) 2014 Cascade moael 25G44445 single/triple collapsing attachment, serial number SPR18890461RO.

222.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143783685	09-22-14

True lease transaction…covers equipment and other assets …

Equipment: One (1) 2014 Toyota Model 8FDU30 Forklift s/n 60303 and One (1) 2014 Model 55G-RRB-24B Cascade Rotator Attachment s/n PTL 1884775-lRS

223.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20143783701	09-22-14

True lease transaction…covers equipment and other assets …

Equipment: Three (3) 2014 Yale Model GP080VX Forklifts s/n J813V02597M, Jgl3V02599M, J813V02600M and Three (3) 2014 Model 80G-RRB-23B Cascade Rotator Attachments s/n PTL1899874-1R3, PTL1899874-2R3, PTL1899874-3R3

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
224.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143789120	09-22-14

True lease transaction…covers equipment and other assets …

Equipment: Eight (8) 2014 Yale Model GC080VX Forklifts s/n

F8l8V02326M, F818V02327M, F818V02331M, F818V02332M, F818V02333M,F818V02338M,

F818V02339M, F818V02340M

and Eight (8) 2014 Loron Model L80A-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201407008, 201407009, 201407010, 201407011, 201407012,201407013, 201407014, 201407015

225.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20143804564	09-23-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders s/n OPWR03301, OPWR03286
226.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143807856	09-23-14

True lease transaction…covers equipment and other assets …

Equipment: Four (4) 2014 Yale Model GC080VX Forklifts s/n F818V02328M, F818V02329M, F818V02330M, F818V02335M and four (4) 2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass

Handling Attachments s/n 201406017, 201406018, 201406019, 201406020

227.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	WELLS FARGO EQUIPMENT FINANCE, INC.	20143813110	09-24-14	True lease transaction…covers equipment and other assets …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central

Equipment: Five (5) 2014 Yale Model GC080VX Forklifts s/n F818V02278M, F818V02279M, F818V02280M, F818V02281 M, F818V02282M and five (5) 2014 Loron Model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments s/n 201405005, 201405006, 201405007, 201405008, 201405009

228.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143881125	09-29-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2)2014 Yale model GCOSOVX Forklifts S/N F818V02307M and F818V02308M and two (2) 2014 Loron model LSOA-SSJ-7660 Side Shifting Glass Handling Attachments S/N 201407023 and 201407024.

229.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20143938164	10-01-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) 2014 Yale Model GP060VX C875V02052M and Two (2) 2014 Model 55G-RRB PTL1917439-1R5, PTL1917439-2R5
230.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050589	10-08-14

True lease transaction…covers equipment and other assets …

Equipment: Two (2) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n F8l8V02287M, F818V02285M and Two (2) 2014 Model LSOA-SSJ-7660 Loron Side

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Shifting Glass Handling Attachments s/n 201406013,201406014M
231.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050613	10-08-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Yale Model GP080 Forklift s/n J813V02751M
232.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144050647	10-08-14

True lease transaction…covers equipment and other assets …

Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n J813V02595M to include One (1) 2014 Model 80G-RRB Cascade Rotator Attachment s/n PTL1887884-1R3

233.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144213500	10-20-14

True lease transaction…covers equipment and other assets …

Equipment: One (1) 2014 Yale Model GC080VX Forklift s/n F818V02314M to include One (1) 2014 Model LSOA-SSJ-7660 Loron Side Shifting Glass Handling Attachment s/n 201407025

234.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	WELLS FARGO EQUIPMENT FINANCE, INC.	20144252904	10-22-14	True lease transaction…covers equipment and other assets … Equipment: Two (2) 2014 Tiger Model TC-50 Tow Tractors s/n 195522, 195523
235.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20145231196	12-23-14	True lease transaction…covers equipment and other assets …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central				Equipment: One (1) 2014 Rail Car Movers model SWX315 Shuttlewagon s/n 31514113
236.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20145231220	12-23-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Tennant Model Sentinel Street Sweeper s/n Sentinel-9805
237.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20145231238	12-23-14	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Tennant Model 800 Sweeper s/n 800-8095
238.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666494	02-17-15

True lease transaction…covers equipment and other assets …

Equipment: 1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing, S/N 0300200120

239.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666502	02-17-15

True lease transaction…covers equipment and other assets …

Equipment: 1 TAYLOR DUNN 2015 B2-10 Flat bed utility vehicle with 24001b capacity and GT drive S/N 197677 and 1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing S/N 300200122.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
240.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150666528	02-17-15	True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 Taylor Dunn Model C4-32 Utility Cart s/n 197755
241.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20150840214	02-27-15	True lease transaction…covers equipment and other assets … Equipment: One (1) 2014 Genie Model Z30/20N RJ Boom Aerial Lift s/n Z30N15-16418
242.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151052777	03-12-15	True lease transaction…covers equipment and other assets … Equipment: 1 Tiger 2015 TC-50 Tow Tractor With Steel overhead Weather Guard and GM I4 LPG Engine, s/n 197756.
243.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20151364784	03-31-15	True lease transaction…covers equipment and other assets … Equipment: l 2015 CATERPILLAR 924K Wheel Loader w/Liner, serial number PWR04411.
244.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151545515	04-10-15

True lease transaction…covers equipment and other assets …

Equipment: l 2015 Toyota 6BWS20 Walkie Straddle Stacker serial 10232 to include CROWN Battery model 12-85S-13 s/n 45628C5 and CROWN Charger model 24-510-31 s/n 13BZ5848.

245.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20151545531	04-10-15	True lease transaction…covers equipment and other assets … Equipment: 2 YALE 2015 MPB-040 Walkie Pallet Trucks, serials

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central				B827N62495N & BS-27N62498N
246.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151573970	04-13-15

True lease transaction…covers equipment and other assets …

Equipment: l 2015 YALE ERP030 Pneumatic Tire Forklift, s/n G807N07558N with CROWN battery model 18-85S-17 s/n 47035B5 and CROWN charger model PHP18-750-B3 s/n BN143400011.

247.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151603801	04-15-15	True lease transaction…covers equipment and other assets … Equipment: l 2015 WALDON 8500C Compact Loader with Cummins QSB4.5 Diesel Engine, serial 32767
248.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20151952455	05-06-15	True lease transaction…covers equipment and other assets … Equipment: 1 YALE 2015 GC050VX CUSHION TIRE LP GAS FORKLIFT SERIAL C910V01763N
249.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152038551	05-12-15

True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 Yale Model GP080VX Forklift s/n J813V03277N, One (1) 2015 Cascade Model 80G-RRB-23B Rotator Attachment s/n PTL1982499-1R3

250.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20152127586	05-18-15	True lease transaction…covers equipment and other assets … Equipment: Three (3) 2015

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central				Toyota Model 8FGC35U Forklift s/n 11040, 11039, 11038 and Three (3) Cascade 2015 Model 80G-RRB-24B Rotator Attachment s/n PTL1970347-3R3, PTL1970347-2R3, PTL1970347-1R3
251.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20152689353	06-23-15

True lease transaction…covers equipment and other assets … Eguipment: l YALE 2015 GC080VX LP Gas Cushion Tire Forklift s/n G818V01539N with (1) 2015 Loron LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201505025

252.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818218	06-30-15

True lease transaction…covers equipment and other assets … Equipment: QTY (1) 2015 Toyota 8FDU30 with serial 60888 includes 6,000 lb. capacity pneumatic forklift with One (1) 2015 55G-RRB-23B Cascade Rotator attachment s/n PTL1989770-1R5. QTY (1) 2015 Toyota 8FDU30 with s/n 60892 includes 6,000 lb. capacity pneumatic forklift with One (1) 2015 55G-RRB-23B Cascade Rotator attachment s/n

PTL1989770-2R5

253.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20152818234	06-30-15	True lease transaction…covers equipment and other assets … QTY(l) 2015 Yale GC080VX

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central

Cushion Tire Forklift 8,000 lb capacity s/n G818V01510N with 206 3 stage mast upgraded 4 way hydraulics; traction speed limiter windshield; OHG rain cap; Heater and extra Cascade forks model 32G serial SPR2007521-1… etc.

254.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20152818242	06-30-15

True lease transaction…covers equipment and other assets … Equipment: l YALE 2015 GC080VX LP Fuel Cushion Tire Forklift s/n G818V01538N with One (1) LORON LSOA-SSJ-7660-XXA Side Shifting Glass Handling Attachment s/n 201505010.

255.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20152818259	06-30-15

True lease transaction…covers equipment and other assets … Equipment: l YALE 2015 GP080VX LP FUEL PNEUMATIC CUSHION TIRE FORKLIFT S/N

Kgl3V01601N WITH l CASCADE 2015 80G-RRB-23B ROTATOR ATTACHMENT S/N PTL1981614-1R3.

256.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GE CAPITAL COMMERCIAL INC.	20153226841	07-27-15	True lease transaction…covers equipment and other assets … Equipment: 2015 Toyota 8FGCU25 5,000 lb Capacity Cushion Tire Forklift s/n #69016
257.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	GE CAPITAL COMMERCIAL INC.	20153226858	07-27-15	True lease transaction…covers equipment and other assets … Equipment: 2015 Toyota

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
	OWENS-ILLINOIS GROUP, INC.	UCC/FTL Search-Central				8FGCU35U 8,000 lb. Capacity Cushion Tire Forklift s/n #I1271 with Loron LSOA-SSJ-7660 Side Shifting Glass Handling Attachment s/n 201505038.
258.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153289914	07-30-15

True lease transaction…covers equipment and other assets … Equipment: QTY (1) 2015 Yale GP090VX 9,000 lb. Pneumatic Forklift s/n #K813V01637N with Bolzoni RC4512B Rotator attachment with serial number ME029023. Qty (1)2015 GP090VX 9,000 lb. Pneumatic Forklift s/n K813V01638N with Bolzoni RC4512B Rotator attachment with serial number ME029024. Qty (1) 2015 GP090VX 9,000 lb. Pneumatic Forklift s/n K813V01639N with Bolzoni RC4512B Rotator attachment with serial number ME029025.

259.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153823878	08-31-15

True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 Yale Model

GP060VX Forklift s/n PTL2008386-1 to include One (1) 2015 Cascade Model 55G-RRB-24B Clamp Attachment s/n PTL2008386-1

Collateral Amendment:

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						correct serial number Forklift s/n P TL2008386-1 should be D875V03236N
260.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153823894	08-31-15

True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 Yale Model GC080VX Forklift s/n D818V01607N to

include One (1) 2015 Loron Model LSOA-SSJ-7660-XXA Glass Handler Attachment s/n 201507028

261.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE	20153845384	09-01-15

True lease transaction…covers equipment and other assets … Equipment: Two (2) 2015 Yale Model GClOOVX Forklifts s/n G818V01586N, G8l8V01585N to include Two (2) 2015 Cascade 100G-RRB-14C Clamp Attachments s/n PTL1999745-1R2, PTL1999745-2R2

262.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	BANK FINANCIAL F.S.B. SIGNATURE FINANCIAL, LLC	20155446678	11-18-15

Collateral Assignment

Equipment and personal property…pursuant to Equipment Schedule No. 002 dated 11/10/2015 to Master L:ease Agreement No. 21960 dated as of 12/18/13 for equipment detailed on Attachement A

263.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20160563567	01-29-16	True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 CAT Model 926M Wheel. Loader S/N 0LTE00422

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
264.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161018728	02-19-16	True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 Model S30 Sweeper s/n S30- 7399
265.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161018744	02-19-16	True lease transaction…covers equipment and other assets … Equipment: One (1) 2016 CAT Model 908M Wheel Loader s/n H8800599
266.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161059466	02-22-16	True lease transaction…covers equipment and other assets … Equipment: One (1) 2016 Yale Model MSW025-F Straddle Stacker Lift Truck S/N B895N05838P
267.	OWENS-BROCKWAY GLASS CONTAINER INC. OWENS-ILLINOIS GROUP, INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CF EQUIPMENT LEASES, LLC	20161212370	02-29-16	True lease transaction…covers equipment and other assets … Equipment: One (1) 2015 Ditch Witch Model SK350 Mini-Skid Steer Loader s/n CMWSK350PF0001262
268.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GREATAMERICA FINANCIAL SERVICES CORPORATION	20163755061	06-22-16	Lessee/Lessor: Various Wells ys Water Cooler Systems AND ALL PRODUCTS, PROCEEDS AND ATTACHMENTS
269.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	GREATAMERICA FINANCIAL SERVICES CORPORATION	20165098296	08-22-16	Lessee/Lessor: Power Breezers and all products, proceeds and attachments.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
270.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	SIGNATURE FINANCIAL, LLC	20166320921	10-14-16	All equipment and personal property… pursuant to Equipment Schedules No. 007, 008 & 009 dated to Master Lease Agreement No. 21960 dated as of 12/18/2013 for equipment on attachment A
271.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20167138595	11-17-16

Lessee/Lessor:

True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 001 dated as of November 1, 2017… Master Lease Agreement dated as of August 4, 2016…One  (1) 2016 Caterpillar 926M Loader with Cat 7 .1 Acert Diesel Engine and 4 CYD Bucket S/N LTE02678

272.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20167515172	12-05-16

Lessee/Lessor:

True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 001 dated as of August 4, 2016… Master Lease Agreement dated as of August 4, 2016… One (1) 2016 Caterpillar 926M Loader with Cat 7 .1 Acert Diesel Engine and 4 CYD Bucket S/N 0LTE01036.

273.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	MB EQUIPMENT FINANCE, LLC	20167684226	12-12-16	Lessee/Lessor: True lease transaction … Equipment leased pursuant to that

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
		UCC/FTL Search-Central				certain Equipment Schedule No. 003 dated as of December 12, 2016… Master Lease Agreement dated as of August 4, 2016… One (1) 2016 Caterpillar 914K Loader S/N 0CD201180
274.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20167823261	12-16-16

Lessee/Lessor:

True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 004 dated as of December 16, 2016… Master Lease Agreement dated as of August 4, 2016… One (1) 2016 Caterpillar 926M Loader S/N LTE02949

275.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20170498011	01-23-17

Lessee/Lessor:

True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 005 dated as of January 24, 2017 … Master Lease Agreement dated as of August 4, 2016… 2016 Caterpillar 910M Loader S/N H2200209

276.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20170696742	10-25-17	Lessee/Lessor: True lease transaction … Electric Boom Lift equipment… Equipment leased pursuant to that certain Equipment Schedule No. 014 dated as of October 25, 2017…etc.
277.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20171116075	02-17-17	Lessee/Lessor: True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 006 dated as of February 16, 2017

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						… Master Lease Agreement dated as of August 4, 2016… 2016 Caterpillar 910M Loader S/N H2200209
278.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20175960999	09-08-17

Lessee/Lessor:

True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 006 dated as of February 16, 2017 … Master Lease Agreement dated as of August 4, 2016… One (1) Shuttlewagon Model SWX420 Rail Car Mover S/N 42017031

279.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20176688862	10-06-17	Lessee/Lessor: True lease transaction … Equipment leased pursuant to that certain Equipment Schedule No. 009 dated as of October 6, 2017 … Master Lease Agreement dated as of August 4, 2016… etc.
280.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20176688896	10-06-17

Lessee/Lessor:

True lease transaction … Electric Boom Lift equipment… Equipment leased pursuant to that certain Equipment Schedule No. 010 dated as of October 6, 2017…Master Lease Agreement dated as of August 4, 2016…etc.

281.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20176688946	10-06-17	Lessee/Lessor: True lease transaction … Electric Boom Lift equipment… Equipment leased pursuant to that certain Equipment Schedule No. 011 dated as of October 6,

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						2017…Master Lease Agreement dated as of August 4, 2016…etc.
282.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20176689274	10-06-17

Lessee/Lessor:

True lease transaction … construction loader leased pursuant to that certain Equipment Schedule No. 008 dated as of October 6, 2017…Master Lease Agreement dated as of August 4, 2016…etc.

283.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20176913336	10-17-17

Lessee/Lessor:

True lease transaction … Electric Boom Lift equipment leased pursuant to that certain Equipment Schedule No. 012 dated as of October 17, 2017…Master Lease Agreement dated as of August 4, 2016…etc.

284.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20177012609	10-20-17

Lessee/Lessor:

True lease transaction … Electric Boom Lift equipment leased pursuant to that certain Equipment Schedule No. 013 dated as of October 20, 2017…Master Lease Agreement dated as of August 4, 2016…etc.

285.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20177338207	11-06-17

Lessee/Lessor:

True lease transaction … Utility Cart equipment leased pursuant to that certain Equipment Schedule No. 015 dated as of November 3, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

286.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	MB EQUIPMENT FINANCE, LLC	20177338348	11-06-17	Lessee/Lessor: True lease transaction … Utility Cart equipment leased pursuant to

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
		UCC/FTL Search-Central				that certain Equipment Schedule No. 016 dated as of November 3, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.
287.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20177338389	11-06-17

Lessee/Lessor:

True lease transaction … Genie Boom Lift  equipment leased pursuant to that certain Equipment Schedule No. 017 dated as of November 3, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

288.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20177521240	11-13-17

Lessee/Lessor:

True lease transaction … JLG Scissor Lift equipment leased pursuant to that certain Equipment Schedule No. 018 dated as of November 10, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

289.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20177733423	11-21-17

Lessee/Lessor:

True lease transaction … Caterpillar  equipment leased pursuant to that certain Equipment Schedule No. 019 dated as of November 20, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

290.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20177733431	11-21-17

Lessee/Lessor:

True lease transaction … Caterpillar  equipment leased pursuant to that certain Equipment Schedule No. 020 dated as of November 20, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
291.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178036123	12-05-17

Lessee/Lessor:

True lease transaction … sweeper   equipment leased pursuant to that certain Equipment Schedule No. 021 dated as of December 1, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

292.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178036263	12-05-17

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 022 dated as of December 1, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

293.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178036289	12-05-17

Lessee/Lessor:

True lease transaction … Caterpillar equipment leased pursuant to that certain Equipment Schedule No. 023 dated as of December 1, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

294.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178036388	12-05-17

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 024 dated as of December 1, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

295.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178036503	12-05-17	Lessee/Lessor: True lease transaction … sweeper equipment leased pursuant to that certain Equipment Schedule No. 025 dated as of December 1, 2017

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						… Master Lease Agreement dated as of August 4, 2016…etc.
296.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178228746	12-12-17	Lessee/Lessor: True lease transaction … Yale equipment leased pursuant to that certain Equipment Schedule No. 026 dated as of December 8, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.
297.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178306740	12-15-17

Lessee/Lessor:

True lease transaction … Caterpillar equipment leased pursuant to that certain Equipment Schedule No. 029 dated as of December 15, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

298.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178308035	12-15-17

Lessee/Lessor:

True lease transaction … Caterpillar equipment leased pursuant to that certain Equipment Schedule No. 030 dated as of December 15, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

299.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178638902	12-29-17

Lessee/Lessor:

True lease transaction … Caterpillar equipment leased pursuant to that certain Equipment Schedule No. 027 dated as of December 15, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

300.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE	MB EQUIPMENT FINANCE, LLC	20178639009	12-29-17	Lessee/Lessor: True lease transaction … material handling equipment leased

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
		UCC/FTL Search-Central				pursuant to that certain Equipment Schedule No. 028 dated as of December 15, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.
301.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178639173	12-29-17

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 031 dated as of December 15, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

302.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20178639215	12-29-17

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 032 dated as of December 15, 2017 … Master Lease Agreement dated as of August 4, 2016…etc.

303.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20180744124	02-01-18

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 033 dated as of January 31, 2018 … Master Lease Agreement dated as of August 4, 2016…etc.

304.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20180744223	02-01-18	Lessee/Lessor: True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 034 dated as of January 31, 2018 …

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						Master Lease Agreement dated as of August 4, 2016…etc.
305.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20181008669	02-12-18

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 035 dated as of February 12, 2018 … Master Lease Agreement dated as of August 4, 2016…etc.

306.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20182254494	04-03-18

Lessee/Lessor:

True lease transaction … material handling equipment leased pursuant to that certain Equipment Schedule No. 036 dated as of April 3, 2018 … Master Lease Agreement dated as of August 4, 2016…etc.

307.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	CIT BANK, N.A. Assignment from: IEMFS, LTD. DBA GSG FINANCIAL TO PRIME ALLIANCE BANK, INC. Partial assignment from: IEMFS, LTD. DBA GSG FINANCIAL TO CIT BANK, N.A.	20186723536	9-28-2018

Asset specific filing — not an all asset filing.  All items of equipment, machinery, furniture, fixtures . . . pursuant to or otherwise subject to a lease, loan, security, finance or other financing agreement between IEMFS, Ltd. Dba GSG Financial as assignee of Total Fleet Solutions, Ltd. . . . Collateral includes, but is not limited to the following:  All equipment schedules and collateral that are assigned to IEMFS, Ltd. Dba GSG Financial under Master Lease Agreement No. 21960

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
308.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	DE LAGE LANDEN FINANCIAL SERVICES, INC.	20187889575	11-14-2018	Equipment pursuant to Lease Agreement Number 100-10198283, etc.
309.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20190911110	02-08-2019

(a) The Yale Forklift equipment leased pursuant to that cerain Equipment Schedule No. 037 dated as of Feb. 8, 2019, executed pursuant to that certain Master Lease Agreement dated as of Aug. 4, 2016, each between Secured Party, as lessor, and Debtor, as lessee, together with all related software (embedded therein or otherwise), if any, and general intangibles . . . (b) all subleases, chattel paper, accounts . . . (c) any and all insurance and/or other proceeds thereof.  THIS FILING IS MADE FOR INFORMATION PURPOSES ONLY WITH RESPECT TO PARAGRAPH 2(a) AND IS INTENDED OT REPRESENT A TRUE LEASE.

310.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20191087506	02-15-2019

(a) The Yale Forklift equipment leased pursuant to that cerain Equipment Schedule No. 038 dated as of Feb. 15, 2019, executed pursuant to that certain Master Lease Agreement dated as of Aug. 4, 2016, each between Secured Party, as lessor, and Debtor, as lessee, together with all related software (embedded therein or otherwise), if any, and general intangibles . . . (b) all subleases, chattel paper, accounts . . . (c) any and all insurance and/or other proceeds thereof.  THIS FILING IS MADE FOR INFORMATION

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
						PURPOSES ONLY WITH RESPECT TO PARAGRAPH 2(a) AND IS INTENDED OT REPRESENT A TRUE LEASE.
311.	OWENS-BROCKWAY GLASS CONTAINER INC.	Department of State: Division Of Corporations, DE UCC/FTL Search-Central	MB EQUIPMENT FINANCE, LLC	20191602163	03-07-2019

(a) The Yale Forklift equipment leased pursuant to that cerain Equipment Schedule No. 039 dated as of March 7, 2019, executed pursuant to that certain Master Lease Agreement dated as of Aug. 4, 2016, each between Secured Party, as lessor, and Debtor, as lessee, together with all related software (embedded therein or otherwise), if any, and general intangibles . . . (b) all subleases, chattel paper, accounts . . . (c) any and all insurance and/or other proceeds thereof.  THIS FILING IS MADE FOR INFORMATION PURPOSES ONLY WITH RESPECT TO PARAGRAPH 2(a) AND IS INTENDED OT REPRESENT A TRUE LEASE.

Ontario PPSA Filings:

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
1.	751420827 PPSA	2	20190521 1911 5064 6418 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

	*** THIS REGISTRATION HAS BEEN DISCHARGED **

2018 TOYOTA 8FGCU35 (VIN: 8FGC35U-13750)

2018 TOYOTA 8FGCU35 (VIN: 8FGC35U-13751)

General Collateral Description:
TWO (2) 2018 TOYOTA FORKLIFTS, MODEL 8FGCU35, SN- 8FGC35U-13750, 8FGC35U-13751. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9415300001) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

1.	751420827	7	20190523 1656 5064 6457 C DISCHARGE	O-I CANADA CORP.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
2.	751420836 PPSA	8	20190521 1915 5064 6419 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X

General Collateral Description:

TWO (2) 2019 TOYOTA FORKLIFTS, MODEL 8FGC35U, SN- 8FGC35U-13750, 8FGC35U-13751. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9415300001) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
3.	750112803 PPSA	13	20190412 1631 2078 5764 Reg. 05 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X

2018 YALE GC050VX (VIN: C910V10022S)

2018 YALE GC050VX (VIN: C910V10023S)

General Collateral Description:

TWO (2) NEW 2018 YALE FORKLIFTS, MODEL GC050VX, SN C910V10022S AND C910V10023S. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9412223001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
4.	749484657 PPSA	18	20190327 1253 2078 5729 Reg. 05 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2018 YALE GC080VX (VIN: G818V03488S)

2018 YALE GC080VX (VIN: G818V03494T)

2018 YALE GC080VX (VIN: G818V03489S)

2018 YALE GC080VX (VIN: G818V03493T)

2018 YALE GC080VX (VIN: G818V03499T)

2018 YALE GC080VX (VIN: G818V03490S)

General Collateral Description:

SIX (6) NEW 2018 YALE LIFT TRUCKS, MODEL GC080VX, SN G818V03488S, G818V03494T, G818V03489S, G818V03493T, G818V03499T AND G818V03490S. INCLUDING BOLZONI MODEL 12PH55SB-1G, SN PC003862, PC003863, PC003864, PC003865, PC003866 AND PC003867. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9409023001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
5.	749484738 PPSA	24	20190327 1257 2078 5730 Reg. 05 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2018 YALE GC080VX (VIN: G818V03475S)

2018 YALE GC080VX (VIN: G818V03495T)

General Collateral Description:

TWO (2) NEW 2018 YALE LIFT TRUCKS, MODEL GC080VX, SN G818V03475S AND G818V03495T. INCLUDING BOLZONI MODEL 12PH55SB-1G, SN PC003868 AND PC003869. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9409721001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
6.	749484801 PPSA	29	20190327 1302 2078 5731 Reg. 05 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2018 YALE GC080VX (VIN: G818V03474T)

2018 YALE GC080VX (VIN: G818V03485S)

2018 YALE GC080VX (VIN: G818V03487S)

General Collateral Description:

THREE (3) NEW 2018 YALE LIFT TRUCKS, MODEL GC080VX, SN G818V03474T, G818V03485S AND G818V03487S. INCLUDING BOLZONI MODEL 12PH55SB-1G, SN PC003870, PC003871 AND PC003872. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9409722001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
7.	748905786 PPSA	34	20190307 1909 2078 5698 Reg. 04 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X

2019 TOYOTA 8FD35U (VIN: 8FD35U-12827)

2019 TOYOTA 8FD35U (VIN: 8FD35U-12832)

General Collateral Description:

TWO (2) NEW 2019 TOYOTA FORKLIFTS, MODEL 8FD35U, SN 8FD35U-12827 AND 8FD35U-12832. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9406700-001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
8.	746130906 PPSA	39	20181123 0917 2078 5504 Reg. 08 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X

2018 TAYLOR DUNN B2-10 (VIN: 210903)

General Collateral Description:

ONE (1) NEW 2018 TAYLOR DUNN BURDEN CARRIER, SN 210903. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9990187001) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
9.	745848072 PPSA	44	20181114 1335 2078 5490 Reg. 08 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2018 JLG 2632ES (VIN: M200026311)

General Collateral Description:

ONE (1) NEW 2018 JLG SCISSOR LIFT, MODEL 2632ES, SN M200026311. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9965150001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
10.	736872345 PPSA	49	20180301 1629 5064 4555 Reg. 04 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2017 YALE GP080VX (VIN: K813V03869R)

2017 YALE GP080VX (VIN: K813V03871R)

General Collateral Description:

TWO (2) 2017 YALE PNEUMATIC FORKLIFTS, 8,000 LBS, GP080VX, S/N- K813V03869R AND K813V03871R WITH CASCADE ROTATORS, MODEL 100G, S/N- PTL2286616-1R2, PTL2286616-2R2. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9956527001) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
11.	735803343 PPSA	54	20180119 1114 2078 4929 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2018 TOYOTA 8FGC35U (VIN: 8FGC35U-13017)

2018 TOYOTA 8FGC35U (VIN: 8FGC35U-13027)

2018 TOYOTA 8FGC35U (VIN: 8FGC35U-13032)

2018 TOYOTA 8FGC35U (VIN: 8FGC35U-13035)

General Collateral Description:

FOUR (4) 2018 TOYOTA CUSHION TIRE FORKLIFTS, MODEL 8FGC35U, SN 8FGC35U-13017, 8FGC35U-13027, 8FGC35U-13032 AND 8FGC35U-13035, 8,000 LBS. COMES WITH CASCADE SINGLE DOUBLE ATTACHMENT, MODEL 25G-FDS-1036, SN SPR2288725-1, SPR2288725-2, SPR2288725-3, SPR2288725-4. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE

		COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9953034001) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

11.	735803343	60	20180129 1150 2078 4934 A AMENDMENT	O-I CANADA CORP.

Reason for Amendment:

TO CORRECT EQUIPMENT YEAR TO 2017.

2017 TOYOTA 8FGC35U (VIN: 8FGC35U-13017)

2017 TOYOTA 8FGC35U (VIN: 8FGC35U-13027)

2017 TOYOTA 8FGC35U (VIN: 8FGC35U-13032)

2017 TOYOTA 8FGC35U (VIN: 8FGC35U-13035)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
12.	732149874 PPSA	62	20170921 1646 2078 4794 Reg. 08 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2012 YALE NR040 (VIN: A925N04872K)

General Collateral Description:

THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9938310001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
13.	729658314 PPSA	66	20170711 1028 2078 4705 Reg. 04 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2017 YALE GP080VX (VIN: K813V03109R)

General Collateral Description:

ONE (1) NEW YALE PNEUMATIC FORKLIFT, MODEL GP080VX, SN K813V03109R, WITH 8,000 LBS. NOMINAL CAPACITY? PNEUMATIC LP 2 STAGE MAST W/ ROTATOR, FULL CAB W/ HEATER, CUSTOMER LOWERED OHG. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
14.	726478785 PPSA	71	20170410 1552 2078 4575 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X

2017 YALE ERC030VA (VIN: A969N03734R)

2017 YALE ERC030VA (VIN: A969N03738R)

General Collateral Description:

TWO (2) 2017 YALE CUSHION TIRE FORKLIFTS, MODEL ERC030VA, SN A969N03734R & A969N03738R, WITH 3,000 LB. ELEC. CUSHION, 194” TRIPLE MAST WITH INTEGRAL SIDESHIFTER? COMES WITH 2017 HAWKER HIGH FREQUENCY CHARGERS, MODEL PTOM3-48C, SN PL102170329 THRU PL102170332? 2017 HAWKER POWERLINE BATTERIES, MODEL 18-85F-17, SN PC3010792 AND PC310793. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
15.	724523679 PPSA	77	20170201 1132 2078 4539 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2017 YALE GP050VX (VIN: D875V07884R)

2017 YALE GP050VX (VIN: D875V07886R)

General Collateral Description:

TWO (2) 2017 YALE PNEUMATIC FORKLIFTS, MODEL GP050VX, SN D875V07884R AND D875V07886R, 5000 LBS., NOMINAL CAPACITY, PNEUMATIC LP, 194” 3 STAGE MAST WITH SIDESHIFTER, FULL CAB /W HEATER. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
16.	724421439 PPSA	82	20170127 1817 2078 4535 Reg. 06 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2016 TOYOTA 8FGCU25 (VIN: 8FGCU25-82098)

General Collateral Description:

ONE (1) 2016 TOYOTA CUSHION TIRE FORKLIFT, MODEL 8FGCU25, SN 8FGCU25-82098? 5000 LB. CUSHION LP, 170.5’’ 3 STAGE MAST? SIDESHIFTER. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
17.	724421484 PPSA	87	20170127 1820 2078 4536 Reg. 06 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2016 TOYOTA 8FGU25 (VIN: 8FGU25-77573)

General Collateral Description:

ONE (1) 2016 TOYOTA PNEUMATIC TIRE FORKLIFT, MODEL 8FGU25, SN 8FGU25-77573? 5,000 LB, 189’’ 3 STAGE MAST? SIDESHIFTER? FULL STEEL CAB. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
18.	724226643 PPSA	92	20170120 1333 2078 4534 Reg. 08 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X

2016 TAYLOR DUNN B-248 (VIN: 203825)

2016 TAYLOR DUNN B-248 (VIN: 203826)

General Collateral Description:

TWO (2) TAYLOR-DUNN, MODEL B-248, SN 203825 AND 203826. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

18.	724226643	96	20170201 1654 2078 4540 A AMENDMENT	O-I CANADA CORP.

		Reason for Amendment: TO ADD “VEHICLE INCLUDED” TO THE COLLATERAL CLASSIFICATION.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
19.	723158883 PPSA	97	20161206 1641 5064 1042 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2017 CATERPILLAR 930M (VIN: KTG02275)

2017 CATERPILLAR 930M (VIN: KTG02277)

General Collateral Description:
TWO (2) 2017 CATERPILLAR LOADERS, MODEL 930M, SN KTG02275 AND KTG02277, COME WITH 7.1 ACERT DIESEL ENGINE AND 2.7 CYD BUCKET. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9895015001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
20.	722493252 PPSA	102	20161114 1841 5064 0124 Reg. 07 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

		2016 TENNANT S10 (VIN: S10-10688) 2016 TENNANT S10 (VIN: S10-10689)

General Collateral Description:
TWO (2) TENNANT ELECTRICAL INDUSTRIAL WALK BEHIND SWEEPERS, MODEL S10, SN S10-10688 AND S10-10689. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9891777001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
21.	722493333 PPSA	107	20161114 1848 5064 0127 Reg. 06 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY			X			X

2005 YALE NR040EA (VIN: C815N05642C)

General Collateral Description:
ONE (1) REFURBISHED 2005 YALE ELECTRIC FORKLIFT, 4,000LBS, MODEL NR040AE, SN C815N05642C, INCLUDING ALL ATTACHMENTS AND ACCESSORIES. THE GOODS DESCRIBED HEREIN TOGETHER WITH ALL ATTACHMENTS, ACCESSORIES, ACCESSIONS, REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS THERETO, AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH THE COLLATERAL OR PROCEEDS THEREOF, AND WITHOUT LIMITATION, MONEY, CHEQUES, DEPOSITS IN DEPOSIT-TAKING INSTITUTIONS, GOODS, ACCOUNTS RECEIVABLE, RENTS OR OTHER PAYMENTS ARISING FROM THE LEASE OF THE COLLATERAL, CHATTEL PAPER, INSTRUMENTS, INTANGIBLES, DOCUMENTS OF TITLE, SECURITIES, AND RIGHTS OF INSURANCE PAYMENTS OR ANY OTHER PAYMENTS AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL. (REFERENCE NO. 9891808001-KS) (FOR INTERNAL USE ONLY) (AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME)

21.	722493333	112	20161201 1722 5064 0898 A AMENDMENT	O-I CANADA CORP.

Reason for Amendment:
TO AMEND THE MODEL TO NR040EA IN THE GENERAL COLLATERAL DESCRIPTION ON PAGE 1 LINE 14 OF THE ORIGINAL REGISTRATION.

General Collateral Description:
NR040EA, SN C815N05642C, INCLUDING ALL ATTACHMENTS AND ACCESSORIES.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
22.	715962114 PPSA	113	20160425 1147 2078 4491 Reg. 08 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY		X	X	X	X	X

		2016 TOYOTA 8FGU25 (VIN: 73558)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
23.	715169916 PPSA	114	20160330 1430 2078 4471 Reg. 04 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY		X	X	X	X	X

		2016 TOYOTA 8FD35U (VIN: 11278)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
24.	715169952 PPSA	115	20160330 1433 2078 4472 Reg. 06 year(s)	O-I CANADA CORP.	WELLS FARGO EQUIPMENT FINANCE COMPANY		X	X	X	X	X

		2016 TOYOTA 8FGCU25 (VIN: 75910) 2016 TOYOTA 8FGCU25 (VIN: 75916)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
25.	712960146 PPSA	116	20151229 1617 2078 4352 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		2015 TENNANT S30 (VIN: S30-7420)

		2015 TENNANT 5700 (VIN: 5700-10776318)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
26.	712291122 PPSA	117	20151202 1102 2078 4284 Reg. 04 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		2015 TOYOTA 8FD35U (VIN: 11056) 2015 TOYOTA 8FD35U (VIN: 11057)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
27.	709717743 PPSA	118	20150908 1113 2078 4078 Reg. 04 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		2015 TOYOTA 8FG35U (VIN: 11172)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
28.	703727451 PPSA	119	20150220 0949 2078 3536 Reg. 07 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		2015 TENNANT S30 (VIN: S30-6875)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
29.	703580778 PPSA	120	20150211 1519 2078 3516 Reg. 05 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		2014 YALE GC050VX (VIN: B910V02664M)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
30.	702877797 PPSA	121	20150109 1406 2078 3434 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
31.	702037341 PPSA	122	20141203 1047 2078 3316 Reg. 05 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		2014 YALE GC080VX (VIN: F818V02306M)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
32.	700353792 PPSA	123	20141002 1103 2078 3136 Reg. 06 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		2014 RAYMOND RAS 2500 (VIN: RAS-14-06764)

32.	700353792	124	20141212 1142 2078 3363 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
33.	700372458 PPSA	125	20141002 1657 2078 3138 Reg. 05 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		2014 YALE GC080VX (VIN: F818V02320M) 2014 YALE GC080VX (VIN: F818V02321M)

33.	700372458	126	20141212 1144 2078 3364 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
34.	700159329 PPSA	127	20140926 0955 2078 3122 Reg. 06 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		2014 TOYOTA 8FGCU35 (VIN: 10534) 2014 TOYOTA 8FGCU35 (VIN: 10538) 2014 TOYOTA 8FGCU25 (VIN: 62671)

34.	700159329	129	20141212 1141 2078 3362 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
35.	700021485 PPSA	130	20140922 1603 2078 3100 Reg. 07 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		2014 TOYOTA 8FGCU25 (VIN: 61088)

35.	700021485	131	20141212 1134 2078 3358 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
36.	700022043 PPSA	132	20140922 1619 2078 3101 Reg. 06 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

2014 TOYOTA 8FGCU35 (VIN: 10512)

2014 TOYOTA 8FGCU35 (VIN: 10525)

2014 TOYOTA 8FGCU35 (VIN: 10527)

2014 TOYOTA 8FGCU35 (VIN: 10531)

2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-1)

2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-2)

2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-3)

2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-4)

36.	700022043	134	20141212 1138 2078 3360 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
37.	700023096 PPSA	135	20140922 1646 2078 3102 Reg. 05 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

2014 YALE GC080VX (VIN: F818V02322M)

2014 YALE GC080VX (VIN: F818V02323M)

2014 YALE GC080VX (VIN: F818V02315M)

2014 YALE GC080VX (VIN: F818V02317M)

2014 YALE GC080VX (VIN: F818V02318M)

2014 YALE GC080VX (VIN: F818V02316M)

2014 AURAMO KS25FKB-G-72E (VIN: ME021604)

2014 AURAMO KS25FKB-G-72E (VIN: ME020891)

2014 AURAMO KS25FKB-G-72E (VIN: ME020887)

2014 AURAMO KS25FKB-G-72E (VIN: ME020889)

2014 AURAMO KS25FKB-G-72E (VIN: ME020892)

2014 AURAMO KS25FKB-G-72E (VIN: ME020888)

37.	700023096	137	20141212 1136 2078 3359 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
38.	700023132 PPSA	138	20140922 1651 2078 3103 Reg. 05 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		2014 YALE GC080VX (VIN: F818V02319M) 2014 YALE GC080VX (VIN: F818V02324M) 2014 AURAMO KS25FKB-G-72E (VIN: ME020894) 2014 AURAMO KS25FKB-G-72E (VIN: ME021605)

38.	700023132	140	20141212 1139 2078 3361 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
39.	698782851 PPSA	141	20140811 1047 2078 2985 Reg. 07 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		2013 CATERPILLAR 924K (VIN: HJF00425)

39.	698782851	142	20140826 1526 2078 3039 A AMENDMENT	O-I CANADA CORP.			X	X	X	X	X

		Reason for Amendment: TO CORRECT THE EQUIPMENT YEAR OF THE MOTOR VEHICLE. 2014 CATERPILLAR 924K (VIN: HJF00425)

39.	698782851	143	20141212 1132 2078 3357 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
40.	698307057 PPSA	144	20140724 1415 5064 1956 Reg. 08 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

		No Fixed Maturity Date 2014 JLG ARTICULATINGBOOM AJ300P (VIN: 0300183817)

40.	698307057	145	20141212 1130 2078 3356 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY

		Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
41.	620892495 PPSA	146	20051130 1402 1462 6211 Reg. 25 year(s)	O-I CANADA CORP.	BP CANADA ENERGY COMPANY BP ENERGY COMPANY					X

					BP CANADA ENERGY MARKETING CORP.
		General Collateral Description: MONEY, ACCOUNTS, INTANGIBLES. PROCEEDS? GOODS, CHATTEL PAPER, SECURITIES, DOCUMENTS OF TITLE, INSTRUMENTS, MONEY AND INTANGIBLES.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
42.	892259343 PPSA	149	20030307 1033 9065 6546 Reg. 99 (PERPETUAL) year(s)	O-I CANADA CORP. (Corp. No.: 1493474)	SAMUEL MANU-TECH INC.		X

		No Fixed Maturity Date General Collateral Description: 2 PLY DUNNAGE BAGS

Quebec RPMRR Filings:

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
19-0413839-0001 April 24, 2019 - 10:30 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2024-04-12	See below.	Agreement entered into under private signature in Brampton, Ontario on April 12, 2019.

PROPERTY:

Two (2) 2018 Yale Forklifts, GC050VX, S/N: C910V10022S and C910V10023S.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

19-0361390-0001 April 11, 2019 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2024-03-26	See below.	Agreement entered into under private signature in Brampton, Ontario on March 26, 2019.

PROPERTY:

Three (3) 2018 Yale Lift Trucks, model GC080VX, SN G818V03474T, G818V03485S and G818V03487S. Including Bolzoni model 12PH55SB-1G, SN PC003870, PC003871 and PC003872.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
19-0343202-0001 April 8, 2019 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2024-03-29	See below.	Agreement entered into under private signature in Brampton, Ontario on March 29, 2019.

PROPERTY:

Two(2) 2018 Yale Lift Trucks, model GC080VX, SN G818V03475S and G818V03495T. Including Bolzoni model 12PH55SB-1G, SN PC003868 and PC003869.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

19-0306139-0001 March 29, 2019 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2024-03-26	See below.	Agreement entered into under private signature in Brampton, Ontario on March 26, 2019.

PROPERTY:

Six(6) 2018 Yale Lift Trucks, model GC080VX, SN G818V03488S, G818V03494T, G818V03489S, G818V03493T, G818V03499T and G818V03490S. Includes Bolzoni model 12PH55SB-1G, SN PC003862, PC003863, PC003864, PC003865, PC003866 and PC003867.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

18-0195002-0001	Rights of ownership of the	O-I Canada Corp. (L6T 2J5)	Société de financement	N/A	2022-02-23	See below.	Agreement entered into under private signature in

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
March 2, 2018 - 9:00 a.m.	lessor (under a leasing contract or crédit-bail)	(lessee or crédit-preneur)	d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)				Brampton on February 23, 2018.

PROPERTY:

Two (2) 2017 Yale Pneumatic Forklifts, 8,000 lbs, GP080VX, S/N: K813V03869R and K813V03871R with Cascade Rotators, model 100G, S/N: PTL2286616-1R2, PTL2286616-2R2.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

17-1022253-0001 September 27, 2017 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2025-09-27	See below.	Agreement entered into under private signature in Brampton on September 21, 2017.

PROPERTY:

One (1) 2012 Yale Forklift, model NR040, SN A925N04872K, with 4,000 lb. capacity; 181” 3 stage mast.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

17-0702253-0001 July 7, 2017 - 9:00 a.m.	Rights of ownership of the lessor (under a	O-I Canada Corp. (L6T 2J5)	Société de financement	N/A	2021-06-21	See below.	Agreement entered into under private signature in Brampton on June 21, 2017.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
	leasing contract or crédit-bail)	(lessee or crédit-preneur)	d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)				See NOTE below.

PROPERTY:

One (1) new 2017 Yale Pneumatic Forklift, model GP080VX, SN K813V03109R, with 8,000 lb. nominal capacity; pneumatic LP, 2 stage mast w/ rotator, full cab w/ heater, customer lowered OHG.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

NOTE :  This registration is subject to a rectification registered on July 21, 2017 under number 17-0761615-0001 in order to rectify the registration expiration date to 2021-07-20.

17-0327364-0001 April 11, 2017 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2024-04-10	See below.	Agreement entered into under private signature in Brampton on April 6, 2017.

PROPERTY:

Two (2) 2017 Yale Cushion Tire Forklifts, model ERC030VA, SN A969N03734R & A969N03738R, with 3,000 lb. elec. cushion, 194’’ Triple mast with integral sideshifter; Comes with 2017 Hawker High Frequency Chargers, model PTOM3-48C, SN PL102170329 thru PL102170332; 2017 Hawker Powerline Batteries, model 18-85F-17, SN PC3010792 and PC310793.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
17-0101812-0001 February 6, 2017 - 10:02 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2024-02-06	See below.	Agreement entered into under private signature in Brampton on January 31, 2017.

PROPERTY:

Two (2) 2017 Yale Pneumatic Forklifts, model GP050VX, SN D875V07884R and D875V07886R, 5000 lbs., Nominal Capacity, pneumatic LP, 194” 3 stage mast with Sideshifter, Full cab w/ heater.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

16-1178008-0001 December 1, 2016 - 11:24 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) (lessee or crédit-preneur)	Société de financement d’équipement Wells Fargo Wells Fargo Equipment Finance Company (lessors or crédit-bailleurs)	N/A	2022-11-25	See below.	Agreement entered into under private signature in Brampton on November 25, 2016.

PROPERTY:

Refurbished 2005 Yale Narrow Aisle Forklift, model NR040EA, SN C815N05642C. Cushion 4000# Tire Reach Truck, 3-Stage 203’’/91’’ Mast with Sideshift. Approx 5000 hours. New Battery & charger.

Les biens décrits aux présentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, présents et futurs.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
15-1067069-0001 November 2, 2015 - 11:07 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Capital Canada Equipment Financing & Leasing Company (lessor or crédit-bailleur)	N/A	2019-10-23	See below.	Agreement entered into under private signature in Brampton on October 23, 2015.

PROPERTY:

One (1) 2015 Toyota 8,000lb capacity pneumatic tire forklift with 120” 2 stage mast and 83” lowered height, model 8FG35U, SN 11172; Comes with Auramo rotator attachment, model RC4512B, SN ME022726.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

15-0110443-0001 February 12, 2015 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Capital Canada Equipment Financing & Leasing Company (lessor or crédit-bailleur)	N/A	2020-02-06	See below.	Agreement entered into under private signature in Brampton on February 6, 2015.

PROPERTY:

One (1) 2014 Yale forklifts, model GC050VX, s/n B910V02664M, with 5,000lb capacity, cushion tires, LP fuel, Mazda 2.2L engine, 194” 3 stage mast, 85” lowered height.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

14-1129853-0001 December 3, 2014 - 10:39 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Capital Canada Equipment Financing & Leasing Company (lessor or crédit-bailleur)	N/A	2019-11-26	See below.	Agreement entered into under private signature in Brampton on November 26, 2014.

PROPERTY:

One (1) 2014 Yale forklift, model GC080VX, s/n F818V02306M, with 8,000lb capacity, cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height; operator cab package; 4 way hydraulic package;

One (1) 2014 Auramo Single-Double attachment & connections, model KS25FKB-G-72E, s/n ME023583.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

14-0958487-0001 October 14, 2014 - 10:43 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE below)	N/A	2019-10-03	See below.	Agreement entered into under private signature in Brampton on October 3, 2014.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

PROPERTY:

Two (2) 2014 Yale forklifts, model GC080VX, s/n F818V02320M and F818V02321M, 8,000lb capacity, cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height;

Two (2) 2014 Auramo Single-Double attachment & connections, model KS25FKB-G-72E, s/n ME021602 and ME021603.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0930017-0001 October 6, 2014 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE below)	N/A	2020-09-29	See below.	Agreement entered into under private signature in Brampton on September 29, 2014.

PROPERTY:

One (1) 2014 Raymond Walkie Stacker, model RAS 2500, s/n RAS-14-066764, 2,500lb capacity, 104” mast, 72” collapsed height with battery pack, including all attachments and accessories.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0882882-0002 September 23, 2014 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE below)	N/A	2019-09-16	See below.	Agreement entered into under private signature in Brampton on September 16, 2014.

PROPERTY:

Two (2) 2014 Yale forklift, model GC080VX, 8,000lb capacity, cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height, s/n F818V02319M and F818V02324M;

Two (2) 2014 Auramo Single-Double attachment & connections, model KS25FKB-G-72E, s/n ME020894 and ME021605.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0882882-0001 September 23, 2014 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company	N/A	2019-09-16	See below.	Agreement entered into under private signature in Brampton on September 16, 2014.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
		(lessees or crédit-preneurs)	(lessors or crédit-bailleurs) (see NOTE below)

PROPERTY:

Six (6) 2014 Yale forklifts, model GC080VX, 8,000lb capacity, Cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height, s/n F818V02322M, F818V02323M, F818V02315M, F818V02317M, F818V02318M and F818V02316M;

Six (6) 2014 Auramo Single-Double Attachment & connections, model KS25FKB-G-72E, s/n ME021604, ME020891, ME020887, ME020889, ME020892 and ME020888.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0768573-0001 August 20, 2014 - 11:45 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE 1 below)	N/A	2021-08-18	See below. (see NOTE 2 below)	Agreement entered into under private signature in Brampton on August 18, 2014.

PROPERTY:

Un (1) Caterpillar Wheel Loader, année 2013, modèle 924K, n/s HJF00425.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE 1: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

NOTE 2: This registration is subject to a rectification registered on August 27, 2014 under number 14-0790661-0001 as follows:

À la section “Autres Biens” remplacer la descriptions par ce qui:

Un (1) Caterpillar Wheel Loader, année 2014, modèle 924K, n/s HJF00425.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

(Nova Scotia)

1. Registration Details for Registration Number: 23091770

Province or Territory: Nova Scotia Registration Type:  PPSA Financing Statement

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date	File Number
Original	23091770	2014-07-24 15:05	2022-07-24	296345
Amendment	23698236	2014-12-12 16:28	2022-07-24	312568

As listed in the Registration History section above, this registration has been the subject of an Amendment or Global Change to add or delete information. The following registration details provide the registration number for the Amendment that added or deleted information. If no “added by” or “deleted by” registration number is provided, the information was added by the original registration and has not been deleted.

Debtors

Type: Enterprise

O-I CANADA CORP.

1959 Upper Water Street, Suite 900 Halifax NS

B3J 3N2

Canada

Secured Parties

Type: Enterprise

GE Canada Leasing Services Company

2300 Meadowvale Blvd, Suite 200

Mississauga ON  L5N 5P9

Canada

The Secured Party below was added by registration number 23698236

Type: Enterprise

GE Capital Canada Equipment Financing & Leasing Company
1250, René-Lévesque O., bureau 1100

Montréal  QC  H3B 4W8

Canada

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and investment property.

Lease #9763875001-KS

Serial Numbered Collateral

Serial Number	Collateral Type	Description	Added By	Deleted By
0300183817	Motor Vehicle	2014 JLG Articulating Boom AJ300P	23091770

2. Registration Details for Registration Number: 10432565

Province or Territory: Nova Scotia

Registration Type:  PPSA Financing Statement

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date	File Number
Original	10432565	2005-12-02 10:31	2030-12-02	OWENS

This registration has not been the subject of an Amendment or Global Change. The following registration information was added by the original registration and has not been deleted.

Debtors

Type: Enterprise

O-I CANADA CORP

900-1959 UPPER WATER STREET HALIFAX NS  B3J3N2

Canada

Secured Parties

Type: Enterprise

BP CANADA ENERGY

COMPANY 240 - 4TH AVE SW,

12TH FLOOR CALGARY AB

T2P2H8

Canada

Type: Enterprise

BP CANADA ENERGY

COMPANY 240 - 4TH AVE SW,

12TH FLOOR CALGARY AB

T2P2H8

Canada

Type: Enterprise

BP CANADA ENERGY MARKETING

CORP. 240 - 4TH AVE SW, 12TH

FLOOR CALGARY AB  T2P2H8

Canada

General Collateral

MONEY, ACCOUTS, INTANGIBLES. PROCEEDS: GOODS, CHATTEL PAPER, SECURITIES, DOCUMENTS OF TITLE, INSTRUMENTS, MONEY AND INTANGIBLES.

Schedule 8.2

O-I Operations (NZ) Limited (#88358) (registered financing statements as at 18 June 2019)

Date of Registration	Financing Statement	Secured Party	Collateral Type

16–Nov–2002 10:05:18	F27FB7072TJ7620M/8	STEEL AND TUBE HOLDINGS LIMITED

Collateral Type: All Present and After Acquired Personal Property
Description:
All present and after acquired personal property being proceeds of collateral otherwise described in this financing statement.

Collateral Type: Goods — Other
Description: All goods supplied from time to time by the Secured Party(or any related company(as defined in the Companies Act 1993)), and any services related to such goods, together with all proceeds arising from those goods and services.

01–Feb–2007 11:08:22	FC07DP2V9942668F/58	CUSTOM FLEET NZ

Collateral Type: Goods – Motor Vehicles
Item Description: Holden CRUZE JH 1.8 Equipe Hatch Auto Front
Registration Number: JSM758
Make: HOLDEN
VIN: 6G1PD6EM9GL212935
Model: CRUZE
Chassis Number: 6G1PD6EM9GL212935
Year: 2016

Collateral Type: Goods – Motor Vehicles
Item Description: Holden Malibu CD Active Select

Registration Number: JEZ751
Make: HOL
VIN: KL3GA69U9FB039108
Model: MALSED

Date of Registration	Financing Statement	Secured Party	Collateral Type

Chassis Number: KL3GA69U9FB039108
Year: 2015

Collateral Type: Goods – Other
Description: All accessions and accessories to, spare parts for, and other goods that are in any way related to the use of any motor vehicle described in this financing statement.

Collateral Type: Intangibles
Description: Any accounts receivable or other chose in action that are proceeds of any motor vehicle described in this financing statement.

23–Jul–2010 11:33:57	FR7W4632C786AS27/4	AMCOR FLEXIBLES NZ LTD AMCOR FLEXIBLES NZ LTD

Collateral Type: Goods — Other

Description: ALL PRESENT AND ANY AFTER ACQUIRED GOODS AND THE PROCEEDS THEREOF SUPPLIED BY THE SECURED PARTY INCLUDING BUT NOT LIMITED TO ALL PACKAGING PRODUCTS, FEXIBLE PACKAGING AND RELATED PLASTIC PACKAGING PRODUCTS, PLASTIC ROLLS, BAGS AND COMPOUNDS ‘GOODS’) AND, FOR THE AVOIDANCE OF DOUBT, IN EACH CASE INCLUDES ALL SUCH GOODS AND PROPERTY SUPPLIED.All present and any after acquired GOODS being plastic packaging, flexible plastic packaging, rolls and bags and associated plastic products and compounds provided by the secured party to the debtor.(a) Flexible packaging and related goods and all and any other GOODS purchased by the debtor from AMCOR FLEXIBLES (NEW ZEALAND) LTD (AMCOR) or purchased by any related person of the debtor on behalf of the debtor from

Date of Registration	Financing Statement	Secured Party	Collateral Type

AMCOR from time to time (and at any time), including under the agreement between the debtor and AMCOR recording the Terms and conditions of Sale of AMCOR (and, in any particular case, as more fully described in the sale note, invoice or other document by whatever name it may be known) prepared by or on behalf of APERIO in relation to the purchase of such GOODS.(b) Any such plastic packaging and related products and any and all other GOODS that are held by the debtor as inventory.(c) All proceeds (as defined in the PPSA) of any or all the foregoing, including any replacement GOODS of any kind.(d) GOODS and Services supplied by AMCOR.

26–Jan–2011 16:35:24	FY1WA6196298C6Y7/2	GOUGH FINANCE LTD

Collateral Type: Goods – Motor Vehicles
Item Description: 2010 CATERPILLAR 924HZ WHEEL LOADER, SERIAL NUMBER CAT0924HAPED00788
Chassis Number: CAT0924HAPED00788
Make: CATERPILLAR
Model: 924HZ
Year: 2010

27–Apr–2011 14:03:20	F627ZH521Y92P530/2	ALLIED LUBRICANTS LIMITED

Collateral Type: Goods – Other
Description: All present and after acquired property including all fuel, associated products and accessories supplied to the Customer from the Company and their proceeds, plus equipment supplied to the Customer by the Company.

20–Jul–2011 12:02:11	F2265SG30JV0882F/4	VISY BOARD (NZ) LIMITED

Collateral Type: Goods – Other
Description: All goods, services, products and equipment supplied by Visy Board (NZ) Limited, acting through its trading divisions, together with the proceeds of sale generated by such supply.

Date of Registration	Financing Statement	Secured Party	Collateral Type

11–Jan–2012 13:49:56	FD04D9T550F299S0/1	HP FINANCIAL SERVICES (NEW ZEALAND)

Collateral Type: All Present And After Acquired Personal Property
Description: WHICH IS PROCEEDS OF THE COLLATERAL

Collateral Type: Goods – Other
Description: All present and after–acquired computer and ancillary equipment leased, supplied or financed by the Secured Party to the Debtor under Master Rental and Financing Agreement No. 28353/S/1 and all other lease or financing agreements entered into between the Secured Party and the Debtor.

01–Sep–2014 14:09:01	FR359TK0N6C54132/1	REDOX PTY LTD

Collateral Type: Goods – Other
Description: All present and after–acquired product or other goods supplied by Redox Pty Ltd, any goods or product into which they are commingled by the debtor and the proceeds of those products or goods in accordance with the retention of title provisions and all present and future rights in relation to any of those products or goods, supplied by Redox Pty Ltd per our Terms and Conditions of trade.

10–Sep–2014 16:15:01	FU7J2T1WF0939397/1	TIMPACK INDUSTRIES LTD

Collateral Type: Goods – Other
Description: All pallets, shipping crates, beer crates, picking bins, wood packaging, cable drums, collapsible and returnable bins, lumber components and other good supplied from time to time by Timpack Industries Limited to the debtor, together with all proceeds (including without limitation, goods, money, accounts receivable, chattel paper, intangibles, negotiable instruments, documents of title and investment securities) arising from those goods.

Date of Registration	Financing Statement	Secured Party	Collateral Type

31–Oct–2014 17:58:12	F38D6F2475P2M083	PB TECHNOLOGIES LTD

Collateral Type: Goods – Other
Description: All present and after acquired Inventory and Equipment supplied by PB Technologies Limited, including Computer Hardware, Software, and Accessories together with proceeds of all kinds.

13–Mar–2015 15:43:09	F91X9556E7YB748X/2	SKELLERUP RUBBER SERVICES LIMITED

Goods – Other
Description: ALL PRODUCTS AND COMPONENTS SUPPLIED BY THE SECURED PARTY MADE FROM RUBBER OR SIMILAR POLYMERS WHICH ARE USED FOR HOUSEHOLD, INDUSTRIAL AND COMMERCIAL APPLICATIONS. INCLUDES THE SUPPLY BY THE SECURED PARTY OF COMPOUNDS MADE OF RUBBER OR SIMILAR POLYMERS AND RAW MATERIALS SUPPLIED TO ANY THIRD PARTY FOR SALE AS A COMPOUND OR USED BY A THIRD PARTY FOR THE MANUFACTURE OF HOUSEHOLD, COMMERCIAL AND INDUSTRIAL PRODUCTS AND COMPONENTS.

09–Jun–2015 10:53:59	F2697JH2HM2B7596/2	CITIBANK NA

Collateral Type: Goods – Intangibles
Description: All accounts receivables or other commercial debts purchased by Citibank, N.A. (or its related bodies corporate) from O-I Operations (NZ) Limited from time to time.

06–Aug–2015 09:35:34	FP058YH18ZZ41892/2	ACCESS SOLUTIONS LIMITED	Collateral Type: Goods — Motor Vehicles Item Description: POWERLIFTER H-F00782 SERIAL NO S2216104 MAST 2W330; Vehicle Identification Number (VIN): S2216104 Make: POWERLIFTER Model: C1200CS Year:2014

Date of Registration	Financing Statement	Secured Party	Collateral Type

14–Oct–2015 13:02:10	FC997EG1783KY239/2	BUDGET BINS LIMITED; WASTE CARE LIMITED; WASTE MANAGEMENT NZ LIMITED

Collateral Type: Goods — All Present and After Acquired Personal Property
Description:
Which is proceeds (as defined in the PPSA) of the collateral described, or otherwise referred to, in this financing statement.

Collateral Type: Goods — Other
Description: Aqueous parts washer service which the debtor has the right to possession and use of for a period limited by contract. TW4 Gear Drive, Blue/Green
Item description: Aqueous parts washer service which the debtor has the right to possession and use of for a period limited by contract. TW4 Gear Drive, Blue/Green
Identifying Numbers: 235-00210
Model: TW4 GEAR DRIVE
Colour:Blue/Green

14–Oct–2015 13:12:43	FJ69MN53731J2T24/1	BUDGET BINS LIMITED; WASTE CARE LIMITED; WASTE MANAGEMENT NZ LIMITED

Collateral Type: All Present and After Acquired Personal Property
Description: Which is proceeds (as defined in the PPSA) of the collateral described, or otherwise referred to, in this financing statement.

Collateral Type: Goods — Other
Description: Aqueous parts washer service which the debtor has the right to possession and use of for a period limited by contract. TW3 Gear Drive, Blue/Green
Item Description: Aqueous parts washer service which the debtor has the right to possession and use of for a period limited by contract. TW3 Gear Drive, Blue/Green
Identifying Numbers: 226-00440

Date of Registration	Financing Statement	Secured Party	Collateral Type

Model: TW3 GEAR DRIVE Colour: Blue/Green

04–Dec–2015 16:27:29	FY0ZV0C7629444J4/1	FLEXIRENT CAPITAL (NEW ZEALAND) LIMITED

Collateral Type: Goods — Other
Description: All goods supplied by the Secured Party to the Debtor, including but not limited to those supplied pursuant to the contract number specified in the "Debtor Reference" field of this financing statement (Supply), together with all proceeds generated by such Supply.

11–Dec–2015 10:05:15	F64H26J1684DT82B/3	BNP PARIBAS

Collateral Type: All Present and After Acquired Personal Property
Description: All present and after acquired property being the proceeds of collateral referred to elsewhere in the financing statement.

Collateral Type: Goods — Intangibles
Description: All of the Debtor’s right, title and interest in all of the accounts receivable comprising Purchased Receivables (as that term is defined in a Receivables Purchase Agreement between the Debtor and the Secured Party dated on or about the date of the financing statement) acquired by the Secured Party pursuant to that Receivables Purchase Agreement.

04–Aug–2016 13:56:17	FS79E8C50F86E059/1	INTEGRATED PACKAGING LIMITED

Collateral Type: Goods — Other
Description: All goods supplied by the Secured Party; including, but not limited to, industrial and food packaging, agricultural and horticutural products, machinery or machine parts, together with the accounts

Date of Registration	Financing Statement	Secured Party	Collateral Type

receivable and/or any proceeds of sale owed to or received by the debtor as a result of sale of the goods.

Collateral Type: Goods — Intangibles
Description: Accounts receivable, being proceeds of collateral specified elsewhere in this financing statement.

05–Sep–2016 15:34:42	F27MV0T27J231M87/1	ACCESS SOLUTIONS LIMITED	Collateral Type: Goods — Other Description: MAKE CENTURY YUASA BATTERY 12VCF3 220 AMP HOUR TRACTION BATTERY INCLUDING TRAY & CABLES FLEET - H-BAT00782 SERIAL #16453 2016 yEAR

12–Oct–2016 23:34:31	FM4CX7FB08254937/3	FLEETPARTNERS NZ

Collateral Type: Goods — Motor Vehicles

Item Description: HOLDEN CRUZE EQUIPE 1.8L HATCH AUTOMATIC
Vehicle Identification Number (VIN): 6G1PD6EM2GL244819
Chassis Number: 6G1PD6EM2GL244819
Registration Number: KCM947
Make: HOLDEN
Model: CRUZE
Year:2016

11–Nov–2016 08:26:41	FC2J267492J046WU	CONNECT NZ LIMITED	Collateral Type: Goods – Other Description: AL PRESENT AND AFTER ACQUIRED GOODS AS SUPPLIED BY CONNECT NZ LTD AND THE ACCOUNTS RECEIVABLE GENERARED AS A RESULT OF THE SUPPLY OF THOSE GOODS

Date of Registration	Financing Statement	Secured Party	Collateral Type

24–Nov–2016 07:11:12	FW733AR128N99F02/1	FLEETPARTNERS NZ

Collateral Type: Goods — Motor Vehicles

Vehicle Identification Number (VIN): 6G1PD5EM9GL246139
Chassis Number: 6G1PD5EM9GL246139
Registration Number:KEK724
Make: HOLDEN
Model: HOLDEN CRUZE EQUIPE 1.8L AUTOM,
Year: 2015
Colour: PRUSSIAN STEELE GREY

23–Dec–2016 12:52:35	FK0J25395H40TR92/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: YSOFT YSQB0-012-1200 YS94003501, Identifying Numbers: YS94003501, Make: YSOFT, Model: YSQB0-012-1200,

02–Feb–2017 10:34:21	FA13DT35240V585K/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: YSOFT YSQB0-012-1200 YS94003501 Identifying Numbers: YS94003501 Make: YSOFT Model: YSQB0-012-1200

02–Feb–2017 10:35:22	FH0RF9TX96976622/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C368 C36803367 Identifying Numbers: C36803367 Make: KONICA MINOLTA Model: C368

Date of Registration	Financing Statement	Secured Party	Collateral Type

FINANCE NEW ZEALAND TRUST

02–Feb–2017 10:36:02	F71955UP1JA202N8/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C368 C36803360 Identifying Numbers: C36803360 Make: KONICA MINOLTA Model: C368,

02–Feb–2017 10:36:42	FP0H3H49307D7B17/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C368 C36803362 Identifying Numbers: C36803362 Make: KONICA MINOLTA Model: C368

02–Feb–2017 10:37:52	FT14Z56N20JT6547/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C368 C36804201 Identifying Numbers: C36804201 Make: KONICA MINOLTA Model: C368

02–Feb–2017 10:38:52	FA8Z5M227H5826N3/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ)	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C308 C30804265 Identifying Numbers: C30804265 Make: KONICA MINOLTA

Date of Registration	Financing Statement	Secured Party	Collateral Type

		LIMITED; CSG FINANCE NEW ZEALAND TRUST	Model:C308

02–Feb–2017 10:39:32	FP3957JJ52Y92R21/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C308 C30804199 Identifying Numbers: C30804199 Make: KONICA MINOLTA Model:C308

02–Feb–2017 10:40:23	FP0P5S2N8773R297/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C308 C30804195 Identifying Numbers: C30804195 Make: KONICA MINOLTA Model: C308

02–Feb–2017 10:41:03	F4792MM37KN8028T/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C308 H30804192 Identifying Numbers: H30804192 Make: KONICA MINOLTA Model: C308

02–Feb–2017 10:41:43	F923J8926J0D89C1/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C308 C30804190 Identifying Numbers: C30804190

Date of Registration	Financing Statement	Secured Party	Collateral Type

		FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Make: KONICA MINOLTA Model: C308

02–Feb–2017 10:42:23	F3055625E77U0XE0/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: KONICA MINOLTA C308 C30804183 Identifying Numbers: C30804183 Make: KONICA MINOLTA Model: C308

02–Feb–2017 10:43:03	FC0544GW04V6222D/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD M605DN CNDXJ89DFN Identifying Numbers: CNDXJ89DFN Make: HEWLETT PACKARD Model: M605DN

02–Feb–2017 10:43:44	F44JR8P98X84122V/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD M605DN CNDXJ89DJ6 Identifying Numbers: CNDXJ89DJ6 Make: HEWLETT PACKARD Model: M605DN

02–Feb–2017 10:44:24	F256976GJ2RW2A74/3	CSG FINANCE (NZ FACILITY 2)	Collateral Type: Goods — Other

Date of Registration	Financing Statement	Secured Party	Collateral Type

		LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Item Description: HEWLETT PACKARD J9V82D CN67UDY07G Identifying Numbers: CN67UDY07G Make: HEWLETT PACKARD Model: J9V82D

02–Feb–2017 10:44:54	FX1TR4564828MR28/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD J9V82D CN67UDY01F Identifying Numbers: CN67UDY01F Make: HEWLETT PACKARD Model: J9V82D

02–Feb–2017 10:45:44	FB08P24H38931F7R/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD J9V82D CN67UDY001 Identifying Numbers: CN67UDY001 Make: HEWLETT PACKARD Model: J9V82D

02–Feb–2017 10:46:24	FF2VM3808853H4N2/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD J9V82D CN677DY0DJ Identifying Numbers: CN677DY0DJ Make: HEWLETT PACKARD Model:J9V82D

Date of Registration	Financing Statement	Secured Party	Collateral Type

02–Feb–2017 10:46:54	FH1HN68029923B4R/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD J9V82D CN677DY0CV Identifying Numbers: CN677DY0CV Make: HEWLETT PACKARD Model: J9V82D

02–Feb–2017 10:47:24	FH5KP6632049J2J1/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD J9V82D CN67UDY010 Identifying Numbers: CN67UDY010 Make: HEWLETT PACKARD Model: J9V82D

02–Feb–2017 10:48:04	FF12VJ672629V2R1/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD M402DN PHCND14270 Identifying Numbers: PHCND14270 Make: HEWLETT PACKARD Model: M402DN

02–Feb–2017 10:48:55	FH07TA412JN79387/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD J9V82D CN67UDY00X Identifying Numbers: CN67UDY00X Make: HEWLETT PACKARD Model: J9V82D

Date of Registration	Financing Statement	Secured Party	Collateral Type

02–Feb–2017 10:49:18	F73S6J8860GR1P59/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD F6W14A PHB8J7X72J Identifying Numbers: PHB8J7X72J Make: HEWLETT PACKARD Model: F6W14A

02–Feb–2017 10:49:57	FR1CG999678EC221/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD F6W14A PHB8J7S718 Identifying Numbers: PHB8J7S718 Make: HEWLETT PACKARD Model: F6W14A

02–Feb–2017 10:50:25	FZ2N2649N7770TM9/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD F6W14A PHB8J7X71Y Identifying Numbers: PHB8J7X71Y Make: HEWLETT PACKARD Model: F6W14A

02–Feb–2017 10:53:16	F85ZG1VR702D2957/3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD M402DN PHCND14265 Identifying Numbers: PHCND14265 Make: HEWLETT PACKARD Model: M402DN

Date of Registration	Financing Statement	Secured Party	Collateral Type

FINANCE NEW ZEALAND TRUST

21–Feb–2017 15:59:02	FN8B22T23229VE26/1	COGENT COMMUNICATIONS LIMITED ONESOURCE GROUP LIMITED LEASING SOLUTIONS LIMITED KONICA MINOLTA BUSINESS SOLUTIONS NEW ZEALAND LIMITED

Collateral Type: Goods – Other
Description: All present and after acquired personal property being all phones, IT systems, photocopiers, accessories, printers, faxes, parts, materials and other office equipment owned or supplied by any of the other Secured Parties from time to time and all proceeds (including money, goods, chattel paper, intangibles, negotiable instruments, documents of title and investment securities) of those goods.

26–May–2017 12:06:08	F53A23489A2SY1G8/1	NHP ELECTRICAL ENGINEERING (NZ) LTD

Collateral Type: Goods – Other
Description: All goods, now and in the future, supplied by the Secured Party to the Grantor including but not limited to: electrical switches and controllers, cabling, enclosures, transformers, mechanical equipment, accessories, and other electrical engineering products

19–Jun–2017 09:41:49	FK7JB37282N2T138/1	SYNTECH DISTRIBUTORS LTD

Collateral Type: All Present And After Acquired Personal Property
Description: All present and after acquired personal property being proceeds of Goods specified in this financing statement.

Collateral Type: Goods – Other
Description: All goods supplied by Syntech Distributors Limited pursuant to a conditional sale, consignment, service contract, or otherwise made available to the debtor(s) and any related services, together with all

Date of Registration	Financing Statement	Secured Party	Collateral Type

proceeds in relation to the Goods (including without limitation, goods, money, accounts receivable, chattel paper, intangibles, negotiable instruments, documents of title and investment securities).

02–Nov–2017 08:24:18	FX276H22R9817J5P	SHARP CORPORATION OF NZ LTD joyce–

Collateral Type: Goods – Other
Description: TMX4101N
Make:SHARP COPIER
Model:TMX4101N
Year:0 Identification:05019341

Collateral Type: Goods – Other
Description: SETTL INT – L16534
Year:0

Collateral Type: Goods – Other
Description: TMXM363N
Make:SHARP COPIER
Model:TMXM363N
Year:0 Identification:95003908

08–Mar–2018 09:26:06	FN7K846H28H7T027/1	SYNTECH DISTRIBUTORS LTD

Collateral Type: All Present And After Acquired Personal Property
Description: All present and after acquired personal property being proceeds of Goods specified in this financing statement.

Collateral Type: Goods – Other
Description: All goods supplied by Syntech Distributors Limited pursuant to a conditional sale, consignment, service contract, or otherwise made available to the debtor(s) and any related services, together with all proceeds in relation to the Goods (including without

Date of Registration	Financing Statement	Secured Party	Collateral Type

limitation, goods, money, accounts receivable, chattel paper, intangibles, negotiable instruments, documents of title and investment securities).

30–May–2018 15:38:28	F31696U5N15MK092	SHINAGAWA REFRACTORIES AUSTRALASIA NZ LIMITED

Collateral Type: Goods – Other
Description: Refractories, refractory related products and associated goods, materials and equipment supplied by Shinagawa Refractories Australasia NZ Limited and proceeds.

27–Jun–2018 23:19:44	F80N25X1R923T421/1	DEUTSCHE BANK AG NEW YORK BRANCH	Collateral Type: Goods — All Present and After Acquired Property

17–Jul–2018 09:18:41	F729282GP03FK482	GOUGH FINANCE LTD

Collateral Type: Goods — Motor Vehicles

Item Description: 2018 Caterpillar 924KCL2 WHEEL LOADER SERIAL NO CAT0924KTKW401400
Vehicle Identification Number (VIN): CAT0924KTKW401400
Chassis Number: CAT0924KTKW401400
Make: CATERPILLAR
Model: 924KCL2
Year: 2018

14–Sep–2018 15:00:45	FY09MV994092M44F	NEGOCIANTS NZ

Collateral Type: Goods — Other
Description: All wines, beer, spirits and wine accessories and other products supplied by Negociants and in respect of each order of goods from the Customer accepted by Negociants, means the goods described in the invoice issued by Negociants in respect of the relevant order. Including goods, money, accounts receivable and documents of title.

Date of Registration	Financing Statement	Secured Party	Collateral Type

19–Oct–2018 11:29:10	FT4Z73S7Z4RY4S34	ON GAS LIMITED;VECTOR LIMITED

Collateral Type: Goods — All Present and After Acquired Personal Property
Description: All present and after acquired personal property (including any chattel paper, documents of title, goods, intangibles, investment securities, money and negotiable instruments) being the proceeds of any collateral specified in this financing statement.

Collateral Type: Goods — Other
Description: All goods supplied or otherwise provided by the secured party to the debtor at any time, including but not limited to: OnGas LPG cylinders (or the actual number of cylinders on the premises from time to time).
Item Description: All goods supplied or otherwise provided by the secured party to the debtor at any time, including but not limited to those listed.

16–Nov–2018 17:30:20	F62TKX3K95J2F6K3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST

Collateral Type: Goods — Motor Vehicles

Item Description: TOYOTA HIGHLANDER GX 3.5P AWD V6 SUV AUT;
Vehicle Identification Number (VIN): 5TDBK3FH30S253733
Chassis Number: 5TDBK3FH30S253733
Registration Number: JSQ746
Make: TOYOTA
Model: HIGHLANDER
Year: 2016

25–Jan–2019 09:36:15	F56EPM967CU68H89	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG	Collateral Type: Goods — Other

Date of Registration	Financing Statement	Secured Party	Collateral Type

		FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Item Description: HEWLETT PACKARD E60065DN CNM8L4L770 Identifying Numbers: CNM8L4L770 Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:38:36	F325CJN2P67J4C36	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4P0DT Identifying Numbers: CNM8L4P0DT Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:39:23	FJ6T9T89BMM566D3	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4P0DR Identifying Numbers: CNM8L4P0DR Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:39:54	F37C7JZW42PV28X5	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4P0DQ Identifying Numbers: CNM8L4P0DQ Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:40:33	FT38T7HDK7E4Y329	CSG FINANCE (NZ FACILITY 2)	Collateral Type: Goods — Other

Date of Registration	Financing Statement	Secured Party	Collateral Type

		LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Item Description: HEWLETT PACKARD E60065DN CNM8L4P0DP Identifying Numbers: CNM8L4P0DP Make: HEWLETT PACKARD Model:E60065DN

25–Jan–2019 09:41:14	FU2UPT8PC986S895	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4P0DS Identifying Numbers: CNM8L4P0DS Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:41:53	FJ5P3NH8CV65N889	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4763 Identifying Numbers: CNM8L4763C Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:42:33	FY2RF534B8T3C8X4	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4L75S Identifying Numbers: CNM8L4L75S Make: HEWLETT PACKARD Model: E60065DN

Date of Registration	Financing Statement	Secured Party	Collateral Type

25–Jan–2019 09:43:13	FW5E4EM796F4R7N5	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L475D Identifying Numbers: CNM8L475D Make: HEWLETT PACKARD Model: E60065DN

25–Jan–2019 09:43:44	F72D3386SDJ3C5W4	CSG FINANCE (NZ FACILITY 2) LIMITED; CSG FINANCE (NZ) LIMITED; CSG FINANCE NEW ZEALAND TRUST	Collateral Type: Goods — Other Item Description: HEWLETT PACKARD E60065DN CNM8L4763 Identifying Numbers: CNM8L4763 Make: HEWLETT PACKARD Model: E60065DN

29–Jan–2019 16:31:34	F63N378ES6UZA4N8	ROYALWOLF TRADING NEW ZEALAND LIMITED

Collateral Type: Goods — All Present and After Acquired Personal Property
Description: Being the proceeds of other collateral specified in this financing statement.

Collateral Type: Goods — Other
Item Description: All property, leased, hired, bailed, sold or otherwise made available by the Secured Party to the Debtor including but not limited to, Containers, Stairs, Access Platforms, Office Furniture, Concrete Counter weights, together with all proceeds arising from such supply.

05–Feb–2019 14:19:47	F87URH42CY74Y9K4	PORTACOM NEW ZEALAND LIMITED	Collateral Type: Goods — All Present and After Acquired Personal Property Description:

Date of Registration	Financing Statement	Secured Party	Collateral Type

(1)  Being all present and after acquired Goods referred to in this financing statement under the collateral type "Goods — Other".

(2)  Being proceeds (however received) of the Goods referred to in this financing statement under the collateral type "Goods — Other", all documents of title relating to the Goods and all present and future rights relating to any of those Goods, documents of title and proceeds.

Collateral Type: Goods — Other

Item Description: All present and after acquired portable modular buildings and equipment and all other products and equipment, including (but not limited to) all Portacom branded products and equipment, which are supplied (whether by sale, lease/hire or otherwise) by the secured party to the debtor from time to time (together the "Goods").

14-Jun-2019 16:48:54	FA7U5Z998D2WZ7G4	FLETCHER STEEL LIMITED

Collateral Type: All Present and After Acquired Personal Property
Description: All present and after acquired personal property being proceeds of other collateral described in this financing statement.

Collateral Type: Goods — Other
Description: All goods (including, but not limited to, all steel and steel products and all building supplies and building related products) supplied from time to time by

Date of Registration	Financing Statement	Secured Party	Collateral Type

the Secured Party (or any related company (as defined in the Companies Act 1993)) to the debtor and any related services, together with all proceeds arising from that property, including (but not limited to) goods, money, accounts receivable, chattel paper, intangibles, negotiable instruments, documents of title and investment securities.

Australian PPSR:

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
1.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201112202842729	30-01-2012	Other Goods
2.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201112202842803	30-01-2012	Other Goods
3.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201112202842890	30-01-2012	Other Goods
4.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201112202842992	30-01-2012	Other Goods
5.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201112202843070	30-01-2012	Other Goods
6.	O-I Operations (Australia) Pty Ltd	PPS Register	Clariant (Australia) Pty Limited	201112203219778	30-01-2012	Other Goods
7.	O-I Operations (Australia) Pty Ltd	PPS Register	Clariant (Australia) Pty Limited	201112203219853	30-01-2012	Other Goods
8.	O-I Operations (Australia) Pty Ltd	PPS Register	Macquarie Leasing Pty Ltd	201112290271327	30-01-2012	Motor Vehicle
9.	O-I Operations (Australia) Pty Ltd	PPS Register	Visy Board Proprietary Limited	201201050015519	30-01-2012	Other Goods
10.	O-I Operations (Australia) Pty Ltd	PPS Register	Visy Board Proprietary Limited	201201050016807	30-01-2012	Other Goods
11.	O-I Operations (Australia) Pty Ltd	PPS Register	Siemens Ltd.	201202100223071	10-02-2012	Other Goods
12.	O-I Operations (Australia) Pty Ltd	PPS Register	Bronson & Jacobs Pty Ltd Ixom Operations Pty Ltd	201202140229004	14-02-2012	Other Goods
13.	O-I Operations (Australia) Pty Ltd	PPS Register	Retracom Hire Pty Ltd	201202290117092	29-02-2012	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
14.	O-I Operations (Australia) Pty Ltd	PPS Register	Waco Kwikform Limited	201203060040053	06-03-2012	Other Goods
15.	O-I Operations (Australia) Pty Ltd	PPS Register	Ausco Modular Pty Limited	201203090003066	09-03-2012	Other Goods
16.	O-I Operations (Australia) Pty Ltd	PPS Register	Ausco Modular Pty Limited	201203230003728	23-03-2012	Other Goods
17.	O-I Operations (Australia) Pty Ltd	PPS Register	Skf Australia Pty. Ltd.	201204190040744	19-04-2012	Other Goods
18.	O-I Operations (Australia) Pty Ltd	PPS Register	Applied Industrial Technologies Pty Ltd	201204190062737	19-04-2012	Other Goods
19.	O-I Operations (Australia) Pty Ltd	PPS Register	Dotmar Epp Pty Ltd	201205210041122	21-05-2012	Other Goods
20.	O-I Operations (Australia) Pty Ltd	PPS Register	Cevol Industries Pty. Limited	201205240065640	24-05-2012	Other Goods
21.	O-I Operations (Australia) Pty Ltd	PPS Register	Sandvik Mining And Construction Australia Pty Ltd	201208230021045	23-08-2012	Other Goods
22.	O-I Operations (Australia) Pty Ltd	PPS Register	Sandvik Mining And Construction Australia Pty Ltd	201208230021549	23-08-2012	Other Goods
23.	O-I Operations (Australia) Pty Ltd	PPS Register	Triangle Cables (Aust) Pty Ltd	201209070008190	07-09-2012	Other Goods
24.	O-I Operations (Australia) Pty Ltd	PPS Register	Triangle Cables (Aust) Pty Ltd	201209070008306	07-09-2012	Other Goods
25.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201210050036704	05-10-2012	Other Goods
26.	O-I Operations (Australia) Pty Ltd	PPS Register	Neopost Finance Australia Pty Ltd	201210100086445	10-10-2012	Other Goods
27.	O-I Operations (Australia) Pty Ltd	PPS Register	Danfoss (Australia) Proprietary Limited	201210300050078	30-10-2012	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
28.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201211140020888	14-11-2012	Other Goods
29.	O-I Operations (Australia) Pty Ltd	PPS Register	Aggreko Generator Rentals Pty. Limited	201212280046794	28-12-2012	Other Goods
30.	O-I Operations (Australia) Pty Ltd	PPS Register	Henkel Australia Pty Ltd	201301170038904	17-01-2013	Other Goods
31.	O-I Operations (Australia) Pty Ltd	PPS Register	Redstar Equipment Pty Ltd Onsite Rental Group Operations Pty Ltd	201302210047724	21-02-2013	Other Goods
32.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201302280085264	28-02-2013	Other Goods
33.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201302280093989	28-02-2013	Other Goods
34.	O-I Operations (Australia) Pty Ltd	PPS Register	The Trustee For Redzed Trust	201303200062917	20-03-2013	Other Goods
35.	O-I Operations (Australia) Pty Ltd	PPS Register	Ramelec (Vic.) Pty. Ltd.	201307250015808	25-07-2013	Other Goods
36.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201307250017938	25-07-2013	Motor Vehicle
37.	O-I Operations (Australia) Pty Ltd	PPS Register	Ramelec (S.A.) Pty. Ltd.	201308010015499	01-08-2013	Other Goods
38.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201309170049084	17-09-2013	Motor Vehicle
39.	O-I Operations (Australia) Pty Ltd	PPS Register	Crown Equipment Pty. Limited	201310220032749	22-10-2013	Motor Vehicle
40.	O-I Operations (Australia) Pty Ltd	PPS Register	Better Springs Manufacturing Pty Ltd	201311060005284	06-11-2013	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
41.	O-I Operations (Australia) Pty Ltd	PPS Register	H-E Parts International Crushing Solutions Pty Ltd	201312040072916	04-12-2013	Other Goods
42.	O-I Operations (Australia) Pty Ltd	PPS Register	Go Electrical Pty Ltd	201312180032921	18-12-2013	Other Goods
43.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201312200095415	20-12-2013	Motor Vehicle
44.	O-I Operations (Australia) Pty Ltd	PPS Register	Prominent Fluid Controls Pty Limited	201401070005873	07-01-2014	Other Goods
45.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201401080004004	08-01-2014	Motor Vehicle
46.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201401080015937	08-01-2014	Motor Vehicle
47.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201401080034508	08-01-2014	Motor Vehicle
48.	O-I Operations (Australia) Pty Ltd	PPS Register	Xylem Water Solutions Australia Limited	201401200065230	20-01-2014	Other Goods
49.	O-I Operations (Australia) Pty Ltd	PPS Register	Xylem Water Solutions Australia Limited	201401200065662	20-01-2014	Other Goods
50.	O-I Operations (Australia) Pty Ltd	PPS Register	Neopost Australia Pty Ltd	201401240216968	24-01-2014	Other Goods
51.	O-I Operations (Australia) Pty Ltd	PPS Register	Elgas Limited	201401290233993	29-01-2014	Other Goods
52.	O-I Operations (Australia) Pty Ltd	PPS Register	Visy Board Proprietary Limited Acn_978309943 Visy Glama Pty Ltd...	201401300230196	30-01-2014	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
53.	O-I Operations (Australia) Pty Ltd	PPS Register	Visy Board Proprietary Limited Acn_978309943 Visy Glama Pty Ltd...	201401300230545	30-01-2014	Other Goods
54.	O-I Operations (Australia) Pty Ltd	PPS Register	BOC Limited	201401310150916	31-01-2014	Other Goods
55.	O-I Operations (Australia) Pty Ltd	PPS Register	Caps Australia Pty Ltd	201401310212901	31-01-2014	Other Goods
56.	O-I Operations (Australia) Pty Ltd	PPS Register	Redox Pty Ltd	201403260058640	26-03-2014	Other Goods
57.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201404100041476	10-04-2014	Other Goods
58.	O-I Operations (Australia) Pty Ltd	PPS Register	Linfox Australia Pty Ltd	201404240014296	24-04-2014	Other Goods
59.	O-I Operations (Australia) Pty Ltd	PPS Register	H-E Parts International Crushing Solutions Pty Ltd	201404280055234	28-04-2014	Other Goods
60.	O-I Operations (Australia) Pty Ltd	PPS Register	Air Liquide Australia Limited Air Liquide W.A. Pty Ltd Air Liquide Australia Solutions Pty Ltd	201407070040322	07-07-2014	Other Goods
61.	O-I Operations (Australia) Pty Ltd	PPS Register	Crown Equipment Pty. Limited	201407150019692	15-07-2014	Motor Vehicle
62.	O-I Operations (Australia) Pty Ltd	PPS Register	Fuchs Lubricants (Australasia) Pty Ltd	201408270048813	27-08-2014	Other Goods
63.	O-I Operations (Australia) Pty Ltd	PPS Register	Schutz Australia Pty Ltd	201409100005480	10-09-2014	Other Goods
64.	O-I Operations (Australia) Pty Ltd	PPS Register	Cyklop Packaging Systems Pty Ltd	201409120049686	12-09-2014	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
65.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201411180061263	18-11-2014	Motor Vehicle
66.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201411190073013	19-11-2014	Motor Vehicle
67.	O-I Operations (Australia) Pty Ltd	PPS Register	Labelmakers Group Pty. Ltd. Labelmakers Group Pty Ltd	201412020052768	02-12-2014	Other Goods
68.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201412030065591	03-12-2014	Motor Vehicle
69.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201501240003318	24-01-2015	Motor Vehicle
70.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201501310018517	31-01-2015	Motor Vehicle
71.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201501310018538	31-01-2015	Motor Vehicle
72.	O-I Operations (Australia) Pty Ltd	PPS Register	ERS Australia Pty Limited	201504200005110	20-04-2015	Other Goods
73.	O-I Operations (Australia) Pty Ltd	PPS Register	ERS Australia Pty Limited	201505110018055	11-05-2015	Other Goods
74.	O-I Operations (Australia) Pty Ltd	PPS Register	ERS Australia Pty Limited	201505120011081	12-05-2015	Other Goods
75.	O-I Operations (Australia) Pty Ltd	PPS Register	Remondis Australia Pty Ltd	201505140011626	14-05-2015	Other Goods
76.	O-I Operations (Australia) Pty Ltd	PPS Register	Southern Cross Oil Pty Ltd	201506020001182	02-06-2015	Other Goods
77.	O-I Operations (Australia) Pty Ltd	PPS Register	Hewlett-Packard Australia Pty Ltd	201508050042660	05-08-2015	Other Goods
78.	O-I Operations (Australia) Pty Ltd	PPS Register	Hewlett-Packard Australia Pty Ltd	201508050042687	05-08-2015	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
79.	O-I Operations (Australia) Pty Ltd	PPS Register	Hewlett-Packard Australia Pty Ltd	201508050042694	05-08-2015	Other Goods
80.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201508290000482	29-08-2015	Motor Vehicle
81.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201509050000292	05-09-2015	Motor Vehicle
82.	O-I Operations (Australia) Pty Ltd	PPS Register	Coventry Group Limited	201509220057485	22-09-2015	Other Goods
83.	O-I Operations (Australia) Pty Ltd	PPS Register	Specialised Force Pty Ltd	201509280048924	28-09-2015	Other Goods
84.	O-I Operations (Australia) Pty Ltd	PPS Register	Kaba Australia Pty Limited	201510220073621	22-10-2015	Other Goods
85.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201510300044284	30-10-2015	Other Goods
86.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201512210074703	21-12-2015	Motor Vehicle
87.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201603240102880	24-03-2016	Motor Vehicle
88.	O-I Operations (Australia) Pty Ltd	PPS Register	Cape Australia Onshore Pty Ltd	201604270068059	27-04-2016	Other Goods
89.	O-I Operations (Australia) Pty Ltd	PPS Register	Cape Australia Onshore Pty Ltd	201604270068085	27-04-2016	Motor Vehicle
90.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201604290015751	29-04-2016	Motor Vehicle
91.	O-I Operations (Australia) Pty Ltd	PPS Register	BOQ Asset Finance & Leasing Pty Ltd	201605120053844	12-05-2016	Other Goods
92.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201605200078458	20-05-2016	Other Goods
93.	O-I Operations (Australia) Pty Ltd	PPS Register	BOQ Asset Finance & Leasing Pty Ltd	201605250029061	25-05-2016	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
94.	O-I Operations (Australia) Pty Ltd	PPS Register	Shinagawa Refractories Australasia Pty Ltd	201606220039267	22-06-2016	Other Goods
95.	O-I Operations (Australia) Pty Ltd	PPS Register	Applied Industrial Technologies Pty Ltd	201608120000982	12-08-2016	Other Goods
96.	O-I Operations (Australia) Pty Ltd	PPS Register	National Sweepers Pty Ltd	201608120067214	12-08-2016	Other Goods
97.	O-I Operations (Australia) Pty Ltd	PPS Register	Capital Finance Australia Limited	201608190000873	19-08-2016	Other Goods
98.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001594	08-09-2016	Motor Vehicle
99.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001600	08-09-2016	Motor Vehicle
100.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001616	08-09-2016	Motor Vehicle
101.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001628	08-09-2016	Motor Vehicle
102.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001637	08-09-2016	Motor Vehicle
103.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001644	08-09-2016	Motor Vehicle
104.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001659	08-09-2016	Motor Vehicle
105.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001663	08-09-2016	Motor Vehicle
106.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001671	08-09-2016	Motor Vehicle
107.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001692	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
108.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001709	08-09-2016	Motor Vehicle
109.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001721	08-09-2016	Motor Vehicle
110.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001732	08-09-2016	Motor Vehicle
111.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001745	08-09-2016	Motor Vehicle
112.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001766	08-09-2016	Motor Vehicle
113.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001778	08-09-2016	Motor Vehicle
114.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001784	08-09-2016	Motor Vehicle
115.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001797	08-09-2016	Motor Vehicle
116.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001807	08-09-2016	Motor Vehicle
117.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001853	08-09-2016	Motor Vehicle
118.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001869	08-09-2016	Motor Vehicle
119.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001882	08-09-2016	Motor Vehicle
120.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001895	08-09-2016	Motor Vehicle
121.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001905	08-09-2016	Motor Vehicle
122.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001922	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
123.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001967	08-09-2016	Motor Vehicle
124.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001979	08-09-2016	Motor Vehicle
125.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080001980	08-09-2016	Motor Vehicle
126.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002008	08-09-2016	Motor Vehicle
127.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002031	08-09-2016	Motor Vehicle
128.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002049	08-09-2016	Motor Vehicle
129.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002110	08-09-2016	Motor Vehicle
130.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002147	08-09-2016	Motor Vehicle
131.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002168	08-09-2016	Motor Vehicle
132.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002199	08-09-2016	Motor Vehicle
133.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002217	08-09-2016	Motor Vehicle
134.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002286	08-09-2016	Motor Vehicle
135.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080002319	08-09-2016	Motor Vehicle
136.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080003159	08-09-2016	Motor Vehicle
137.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080003192	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
138.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080003383	08-09-2016	Motor Vehicle
139.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080003464	08-09-2016	Motor Vehicle
140.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080003527	08-09-2016	Motor Vehicle
141.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027556	08-09-2016	Motor Vehicle
142.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027616	08-09-2016	Motor Vehicle
143.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027628	08-09-2016	Motor Vehicle
144.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027659	08-09-2016	Motor Vehicle
145.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027692	08-09-2016	Motor Vehicle
146.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027709	08-09-2016	Motor Vehicle
147.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027713	08-09-2016	Motor Vehicle
148.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027721	08-09-2016	Motor Vehicle
149.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027745	08-09-2016	Motor Vehicle
150.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027750	08-09-2016	Motor Vehicle
151.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027784	08-09-2016	Motor Vehicle
152.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027807	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
153.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027811	08-09-2016	Motor Vehicle
154.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027824	08-09-2016	Motor Vehicle
155.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027830	08-09-2016	Motor Vehicle
156.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027848	08-09-2016	Motor Vehicle
157.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027853	08-09-2016	Motor Vehicle
158.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027869	08-09-2016	Motor Vehicle
159.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027876	08-09-2016	Motor Vehicle
160.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027882	08-09-2016	Motor Vehicle
161.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027895	08-09-2016	Motor Vehicle
162.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027905	08-09-2016	Motor Vehicle
163.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027914	08-09-2016	Motor Vehicle
164.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027922	08-09-2016	Motor Vehicle
165.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027933	08-09-2016	Motor Vehicle
166.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027946	08-09-2016	Motor Vehicle
167.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027951	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
168.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027979	08-09-2016	Motor Vehicle
169.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027980	08-09-2016	Motor Vehicle
170.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080027998	08-09-2016	Motor Vehicle
171.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028006	08-09-2016	Motor Vehicle
172.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028010	08-09-2016	Motor Vehicle
173.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028034	08-09-2016	Motor Vehicle
174.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028052	08-09-2016	Motor Vehicle
175.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028075	08-09-2016	Motor Vehicle
176.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028081	08-09-2016	Motor Vehicle
177.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028109	08-09-2016	Motor Vehicle
178.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028113	08-09-2016	Motor Vehicle
179.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028121	08-09-2016	Motor Vehicle
180.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028132	08-09-2016	Motor Vehicle
181.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028145	08-09-2016	Motor Vehicle
182.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028166	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
183.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028178	08-09-2016	Motor Vehicle
184.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028204	08-09-2016	Motor Vehicle
185.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028243	08-09-2016	Motor Vehicle
186.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028258	08-09-2016	Motor Vehicle
187.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028262	08-09-2016	Motor Vehicle
188.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028270	08-09-2016	Motor Vehicle
189.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028317	08-09-2016	Motor Vehicle
190.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028329	08-09-2016	Motor Vehicle
191.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028372	08-09-2016	Motor Vehicle
192.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028386	08-09-2016	Motor Vehicle
193.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028393	08-09-2016	Motor Vehicle
194.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028477	08-09-2016	Motor Vehicle
195.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028505	08-09-2016	Motor Vehicle
196.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028533	08-09-2016	Motor Vehicle
197.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028567	08-09-2016	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
198.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609080028742	08-09-2016	Motor Vehicle
199.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201609120003622	12-09-2016	Other Goods
200.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201610140077671	14-10-2016	Motor Vehicle
201.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201610240023603	24-10-2016	Motor Vehicle
202.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201610240023690	24-10-2016	Motor Vehicle
203.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201610240023851	24-10-2016	Motor Vehicle
204.	O-I Operations (Australia) Pty Ltd	PPS Register	Crown Equipment Pty. Limited	201611090026028	09-11-2016	Motor Vehicle
205.	O-I Operations (Australia) Pty Ltd	PPS Register	Crown Equipment Pty. Limited	201611090026037	09-11-2016	Other Goods
206.	O-I Operations (Australia) Pty Ltd	PPS Register	Hare & Forbes Pty Ltd	201611140007613	14-11-2016	Other Goods
207.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201611140025489	14-11-2016	Motor Vehicle
208.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201611240083184	24-11-2016	Motor Vehicle
209.	O-I Operations (Australia) Pty Ltd	PPS Register	Capital Finance Australia Limited	201612060001968	06-12-2016	Other Goods
210.	O-I Operations (Australia) Pty Ltd	PPS Register	Capital Finance Australia Limited	201612090000990	09-12-2016	Other Goods
211.	O-I Operations (Australia) Pty Ltd	PPS Register	Capital Finance Australia Limited	201612090001010	09-12-2016	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
212.	O-I Operations (Australia) Pty Ltd	PPS Register	Clariant Plastics & Coatings Australia Pty Ltd	201612140078117	14-12-2016	Other Goods
213.	O-I Operations (Australia) Pty Ltd	PPS Register	Clariant Plastics & Coatings Australia Pty Ltd	201612140078138	14-12-2016	Other Goods
214.	O-I Operations (Australia) Pty Ltd	PPS Register	Clariant Plastics & Coatings Australia Pty Ltd	201612140078140	14-12-2016	Other Goods
215.	O-I Operations (Australia) Pty Ltd	PPS Register	Clariant Plastics & Coatings Australia Pty Ltd	201612140078164	14-12-2016	Other Goods
216.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201612190039223	19-12-2016	Other Goods
217.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201612190039247	19-12-2016	Other Goods
218.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201612210028329	21-12-2016	Motor Vehicle
219.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201612210028340	21-12-2016	Motor Vehicle
220.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201612210030008	21-12-2016	Motor Vehicle
221.	O-I Operations (Australia) Pty Ltd	PPS Register	Maia Financial Pty Limited	201612210030020	21-12-2016	Motor Vehicle
222.	O-I Operations (Australia) Pty Ltd	PPS Register	HP Financial Services (Australia) Pty Limited	201701240071092	24-01-2017	Other Goods
223.	O-I Operations (Australia) Pty Ltd	PPS Register	HP Financial Services (Australia) Pty Limited	201701240071102	24-01-2017	Other Goods
224.	O-I Operations (Australia) Pty Ltd	PPS Register	Capital Finance Australia Limited	201702160003078	16-02-2017	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
225.	O-I Operations (Australia) Pty Ltd	PPS Register	BOQ Asset Finance & Leasing Pty Ltd	201704240037459	24-04-2017	Other Goods
226.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201705040039010	04-05-2017	Motor Vehicle
227.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201705040039150	04-05-2017	Motor Vehicle
228.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201705040040123	04-05-2017	Motor Vehicle
229.	O-I Operations (Australia) Pty Ltd	PPS Register	Schneider Electric (Australia) Pty Limited Schneider Electric It Australia Pty Ltd Schneider Electric Buildings Australia Pty Ltd...	201705050003837	05-05-2017	Other Goods
230.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201707030095053	03-07-2017	Motor Vehicle
231.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201707070058144	07-07-2017	Motor Vehicle
232.	O-I Operations (Australia) Pty Ltd	PPS Register	Atlas Copco Australia Pty Ltd	201708210031160	21-08-2017	Other Goods
233.	O-I Operations (Australia) Pty Ltd	PPS Register	L&H Group	201708310031544	31-08-2017	Other Goods
234.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201709050057960	05-09-2017	Motor Vehicle
235.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201709050069440	05-09-2017	Motor Vehicle
236.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201710300099714	30-10-2017	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
237.	O-I Operations (Australia) Pty Ltd	PPS Register	Total Oil Australia Pty Ltd	201710310076274	31-10-2017	Other Goods
238.	O-I Operations (Australia) Pty Ltd	PPS Register	Atlas Copco (Temp) Australia Pty Ltd	201711010003856	01-11-2017	Other Goods
239.	O-I Operations (Australia) Pty Ltd	PPS Register	Atlas Copco (Temp) Australia Pty Ltd	201711010004073	01-11-2017	Motor Vehicle
240.	O-I Operations (Australia) Pty Ltd	PPS Register	Skyreach (Vic) Pty Limited Skyreach (Nsw) Pty Limited Skyreach Group Holdings Pty Ltd...	201711230041697	23-11-2017	Motor Vehicle
241.	O-I Operations (Australia) Pty Ltd	PPS Register	Skyreach (Vic) Pty Limited Skyreach (Nsw) Pty Limited Skyreach Group Holdings Pty Ltd...	201711230042750	23-11-2017	Other Goods
242.	O-I Operations (Australia) Pty Ltd	PPS Register	Citibank, N.A.	201711300028032	30-11-2017	Account
243.	O-I Operations (Australia) Pty Ltd	PPS Register	Bnp Paribas	201712080032158	08-12-2017	All Pap With Except
244.	O-I Operations (Australia) Pty Ltd	PPS Register	Konica Minolta Business Solutions Australia Pty Ltd	201801100000959	10-01-2018	Other Goods
245.	O-I Operations (Australia) Pty Ltd	PPS Register	Royal Wolf Trading Australia Pty Limited	201802160056868	16-02-2018	Other Goods
246.	O-I Operations (Australia) Pty Ltd	PPS Register	Alfa Laval Australia Pty Ltd	201803090036010	09-03-2018	Other Goods
247.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201804110019705	11-04-2018	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
248.	O-I Operations (Australia) Pty Ltd	PPS Register	Leaseplan Australia Limited	201804200071214	20-04-2018	Motor Vehicle
249.	O-I Operations (Australia) Pty Ltd	PPS Register	Bearing Dynamics Pty Ltd Bearing Service Proprietary limited B.J. Bearings Pty Ltd...	201807040048399	04-07-2018	Other Goods
250.	O-I Operations (Australia) Pty Ltd	PPS Register	Avery Dennison Materials Pty Ltd	201807060042239	06-07-2018	Other Goods
251.	O-I Operations (Australia) Pty Ltd	PPS Register	DKSH Australia Pty. Ltd.	201807160023583	16-07-2018	Other Goods
252.	O-I Operations (Australia) Pty Ltd	PPS Register	Metal Manufactures Limited	201808100033768	10-08-2018	Other Goods
253.	O-I Operations (Australia) Pty Ltd	PPS Register	Coates Hire Operations Pty Limited	201809060085254	06-09-2018	Other Goods
254.	O-I Operations (Australia) Pty Ltd	PPS Register	Coates Hire Operations Pty Limited	201809060085399	06-09-2018	Motor Vehicle
255.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201811010018722	01-11-2018	Motor Vehicle
256.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201811190032022	19-11-2018	Motor Vehicle
257.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201812060064961	06-12-2018	Motor Vehicle
258.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201812060064974	06-12-2018	Other Goods
259.	O-I Operations (Australia) Pty Ltd	PPS Register	Dotmar EPP Pty Ltd	201812110073162	11-12-2018	Other Goods
260.	O-I Operations (Australia) Pty Ltd	PPS Register	Atlas Copco Australia Pty Ltd	201812210004507	21-12-2018	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
261.	O-I Operations (Australia) Pty Ltd	PPS Register	Castrol Australia Pty. Limited	201812210067500	21-12-2018	Other Goods
262.	O-I Operations (Australia) Pty Ltd	PPS Register	Sew-Eurodrive Pty. Ltd.	201902140061299	14-02-2019	Other Goods
263.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201904030014318	03-04-2019	Motor Vehicle
264.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201904030015422	03-04-2019	Motor Vehicle
265.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201904030015582	03-04-2019	Motor Vehicle
266.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201904030015684	03-04-2019	Motor Vehicle
267.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201904030015785	03-04-2019	Motor Vehicle
268.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201904030016078	03-04-2019	Motor Vehicle
269.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201904050074105	05-04-2019	Motor Vehicle
270.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201904050074114	05-04-2019	Motor Vehicle
271.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066748	01-05-2019	Motor Vehicle
272.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066753	01-05-2019	Motor Vehicle
273.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066769	01-05-2019	Motor Vehicle
274.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066776	01-05-2019	Motor Vehicle
275.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066782	01-05-2019	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
276.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066795	01-05-2019	Motor Vehicle
277.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066805	01-05-2019	Motor Vehicle
278.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201905010066814	01-05-2019	Motor Vehicle
279.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066822	01-05-2019	Motor Vehicle
280.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066833	01-05-2019	Motor Vehicle
281.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066846	01-05-2019	Motor Vehicle
282.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066851	01-05-2019	Motor Vehicle
283.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066867	01-05-2019	Motor Vehicle
284.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066879	01-05-2019	Motor Vehicle
285.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066880	01-05-2019	Motor Vehicle
286.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066898	01-05-2019	Motor Vehicle
287.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066908	01-05-2019	Motor Vehicle
288.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066912	01-05-2019	Motor Vehicle
289.	O-I Operations (Australia) Pty Ltd	PPS Register	Adapt-A-Lift Group Pty Ltd	201905010066920	01-05-2019	Motor Vehicle
290.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066931	01-05-2019	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
291.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066949	01-05-2019	Motor Vehicle
292.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066954	01-05-2019	Motor Vehicle
293.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066965	01-05-2019	Motor Vehicle
294.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066977	01-05-2019	Motor Vehicle
295.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066983	01-05-2019	Motor Vehicle
296.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010066996	01-05-2019	Motor Vehicle
297.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067008	01-05-2019	Motor Vehicle
298.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067012	01-05-2019	Motor Vehicle
299.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067020	01-05-2019	Motor Vehicle
300.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067031	01-05-2019	Motor Vehicle
301.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067049	01-05-2019	Motor Vehicle
302.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067054	01-05-2019	Motor Vehicle
303.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067065	01-05-2019	Motor Vehicle
304.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067077	01-05-2019	Motor Vehicle
305.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067083	01-05-2019	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
306.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067096	01-05-2019	Motor Vehicle
307.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067106	01-05-2019	Motor Vehicle
308.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067110	01-05-2019	Motor Vehicle
309.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067123	01-05-2019	Motor Vehicle
310.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067134	01-05-2019	Motor Vehicle
311.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067147	01-05-2019	Motor Vehicle
312.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067152	01-05-2019	Motor Vehicle
313.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905010067168	01-05-2019	Motor Vehicle
314.	O-I Operations (Australia) Pty Ltd	PPS Register	Visy Logistics No 2 Pty Ltd Regional Recyclers Pty Ltd Visy Automation International Pty Ltd...	201905070004463	07-05-2019	Other Goods
315.	O-I Operations (Australia) Pty Ltd	PPS Register	Furnace Engineering Pty. Ltd.	201905140020953	14-05-2019	Other Goods
316.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070502	23-05-2019	Motor Vehicle
317.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070518	23-05-2019	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
318.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070525	23-05-2019	Other Goods
319.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070539	23-05-2019	Other Goods
320.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070541	23-05-2019	Other Goods
321.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070556	23-05-2019	Other Goods
322.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070560	23-05-2019	Motor Vehicle
323.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070573	23-05-2019	Motor Vehicle
324.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070587	23-05-2019	Motor Vehicle
325.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070594	23-05-2019	Motor Vehicle
326.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070600	23-05-2019	Motor Vehicle
327.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070616	23-05-2019	Motor Vehicle
328.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070628	23-05-2019	Motor Vehicle
329.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070637	23-05-2019	Other Goods
330.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070644	23-05-2019	Motor Vehicle
331.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070659	23-05-2019	Motor Vehicle
332.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070663	23-05-2019	Motor Vehicle

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
333.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070671	23-05-2019	Motor Vehicle
334.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070685	23-05-2019	Motor Vehicle
335.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070692	23-05-2019	Motor Vehicle
336.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070709	23-05-2019	Motor Vehicle
337.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070713	23-05-2019	Motor Vehicle
338.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070721	23-05-2019	Motor Vehicle
339.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070732	23-05-2019	Motor Vehicle
340.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070745	23-05-2019	Motor Vehicle
341.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070750	23-05-2019	Other Goods
342.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070766	23-05-2019	Other Goods
343.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070778	23-05-2019	Motor Vehicle
344.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070784	23-05-2019	Motor Vehicle
345.	O-I Operations (Australia) Pty Ltd	PPS Register	De Lage Landen Pty Limited	201905230070797	23-05-2019	Motor Vehicle
346.	O-I International Pty. Ltd.	PPS Register	BOC Limited	201401290559575	29-01-2014	Other Goods
347.	ACI Glass Packaging Penrith Pty. Ltd.	PPS Register	Hanes Australia Pty Ltd	201210310145632	31-10-2012	Other Goods

	Debtor	Juris. / Lien Type Searched	Secured Party	Original File Number	Original File Date	Collateral
348.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	HP Financial Services (Australia) Pty Limited	201112203494904	30-01-2012	Other Goods
349.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	The trustee For General Pump Company Crutcher Investment Pty Ltd	201401260016210	26-01-2014	Other Goods
350.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	The trustee For General Pump Company Crutcher Investment Pty Ltd	201401260018401	26-01-2014	Other Goods
351.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	Epiroc Financial Solutions Australia Pty Ltd	201606060028851	06-06-2016	Other Goods
352.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	Epiroc Financial Solutions Australia Pty Ltd	201606060028867	06-06-2016	Chattel Paper
353.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	N.H.P. Electrical Engineering Products Proprietary Limited	201606300024293	30-06-2016	Other Goods
354.	Owens-Illinois Holding (Australia) Pty. Ltd.	PPS Register	DKSH Australia Pty. Ltd.	201807190035057	19-07-2018	Other Goods

SCHEDULE 8.4

CONTINGENT OBLIGATIONS

Affiliate	Guarantor	Beneficiary	Type	Equivalent $ U.S. (Millions)
O-I Canada Corp	Owens-Illinois Group, Inc.	Ontario Minister of Economic Development and Trade	Guarantee	4.64
—	Owens-Brockway Glass Container Inc.	First Commercial Bank & Fulton County	Guarantee	2.49
O-I Manufacturing Italy SPA	—	Intesa SanPaolo	Bank Guarantee	1.11
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	Anadarko Petroleum Corporation	Guarantee	0.90
Cristalerias Rosario (renamed to Owens-Illinois Argentina S.A. in 2012)	Owens-Illinois Group, Inc.	Citibank NA	Guarantee	24.00
OI Zhaoquing Glass Co. Ltd.	Owens-Illinois Group, Inc.	HSBC	Guarantee	14.48
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	Director of Development of the State of Ohio	Guarantee	0.41
O-I Canada Corp	Owens Illinois Group Inc	Investissement Quebec	Guarantee	1.97
OI Manufacturing UK Limited	Owens-Illinois Group, Inc.	Scotish Enterprise	Guarantee	4.92
O-I Canada Corp	Owens Illinois Group Inc	GE Canada Leasing Services Company and GE Capital Equipment Financing & Leasing Company	Guarantee	5.00
Owens-Illinois General Inc	Owens-Illinois Group, Inc.	Wells Fargo Bank Northwest, National Association	Guarantee	21.13
CO Vidriera SARL	Owens-Illinois Group, Inc.	Bank of America, N.A. and its subsidiaries or affiliates	Guarantee	6.00
Industria Vidriera de Coahuila, S. de R.L. de C.V.	Owens-Illinois Group, Inc.	Construction Manager, Gilbane Alberici Construcciones Mexico, S. de R.L. de C.V.	Guarantee	1.20

O-I (Tianjin) Glass Container Co., Ltd.	Owens-Illinois Group, Inc.	HSBC	Guarantee	8.69
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	General Electric Capital Corp.	Guarantee	2.62
OI Europe Sarl	OI European Group B.V.	Revenue Agency - Napoli Regional Revenue Office	Guarantee	11.24
O-I Packaging Solutions LLC	Owens-Brockway Glass Container Inc.	CAB-GAR, Ltd.	Guarantee	6.60
Industria Vidriera de Coahuila, S. de R.L. de C.V.	Owens-Illinois Group, Inc.	CHG - Meridian Mexico, S.A.P.I. de C.V.	Guarantee	0.08
O-I Manufacturing Poland	—	Intesa San Paolo Poland	Guarantee	1.73
O-I Operations (Australia) Pty Ltd.	Owens-Illinois Australia Pty. Ltd.	BHP/Esso	Guarantee	16.93
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	MB Equipment Finance, LLC	Guarantee	1.50
Owens America, S. de R.L. de C.V.	Owens-Illinois Group, Inc.	Citigroup Inc, its subsidiaries and affiliates	Guarantee	20.00
O-I Manufacturing Poland	—	Intesa San Paolo Poland	Guarantee	2.78
O-I Manufacturing Poland	—	Intesa San Paolo Poland	Guarantee	2.78
O-I Manufacturing Poland	—	Intesa San Paolo Poland	Guarantee	2.78
Vidrieria Rovira SL	O-I Europe SARL	Banco Santander, S.A. as backing for guarantee to ECOVIDRIO	Bank Guarantee	0.15
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DE DIREITO DA 10 V DA FAZENDA PUBLICA DE SP	Bank Guarantee	2.63
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DA 11 VARA DAS EXEC FISCAIS DA JUST FED SP	Bank Guarantee	0.81
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DE DIREITO DA 7 VARA FED DE EX FISC RJ	Bank Guarantee	0.27
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO FED DA 13 V DA JUST FED DA S JUD SAO PAULO S	Bank Guarantee	0.73

Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DE DIR DA 6 VAR FED EXEC FIS RIO DE JANEIRO	Bank Guarantee	1.94
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO D DIR D 11 VA D FAZ PUB ES D COM D CA DO RJ	Bank Guarantee	1.03
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZ DE DIR DO OFICIO DAS EX FISC MUN DA COM DE SP	Bank Guarantee	0.38
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZ DE DIR DO OFICIO DAS EX FISC MUN DA COM DE SP	Bank Guarantee	0.43
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DE DIREITO DA VARA DA FAZENDA PUBLICA DA COMARCA DA CAPITAL DO RJ	Bank Guarantee	0.03
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DE DIREITO DA VARA DA FAZENDA PUBLICA DA COMARCA DA CAPITAL DO RJ	Bank Guarantee	0.09
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	JUIZO DA 1 VARA FEDERAl DA SUBSECAO JUDICIARIA DE SÃO CARLOS SP	Bank Guarantee	0.52
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Itau/BBA	Governo do Estado de Pernambuco	Bank Guarantee	0.06
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Bradesco	5ª VARA FEDERAL DE EXECUÇÃO FISCAL	Bank Guarantee	0.72
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Bradesco	5ª VARA FEDERAL DE EXECUÇÃO FISCAL	Bank Guarantee	3.38
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Bradesco	VARA FEDERAL SEÇÃO JUDICIARIA S PAULO	Bank Guarantee	0.14
Owens-Illinois do Brasil Industria e Comercio S.A.	Bank Bradesco	VARA FEDERAL SEÇÃO JUDICIARIA	Bank Guarantee	2.91

Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	UNIÃO FEDERAL, REPRESENTADA PELA PROCURADORIA GERAL DA FAZENDA NACIONAL	Insurance Guarantee	0.38
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	UNIÃO FEDERAL, REPRESENTADA PELA PROCURADORIA GERAL DA FAZENDA NACIONAL	Insurance Guarantee	0.13
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	UNIÃO FEDERAL, REPRESENTADA PELA PROCURADORIA GERAL DA FAZENDA NACIONAL	Insurance Guarantee	0.01
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	UNIÃO FEDERAL, REPRESENTADA PELA PROCURADORIA GERAL DA FAZENDA NACIONAL	Insurance Guarantee	0.01
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	UNIÃO FEDERAL, REPRESENTADA PELA PROCURADORIA GERAL DA FAZENDA NACIONAL	Insurance Guarantee	1.82
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	Municipio de São Paulo	Insurance Guarantee	0.01
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	Municipio de São Paulo	Insurance Guarantee	0.02
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	Municipio de São Paulo	Insurance Guarantee	0.03
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	11ª VARA DA FAZENDA PÚBLICA DA CAPITAL/RIO DE JANEIRO	Insurance Guarantee	0.04

Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	11ª VARA DA FAZENDA PÚBLICA DA CAPITAL/RIO DE JANEIRO	Insurance Guarantee	0.01
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	MUNICÍPIO DO JABOATÃO DOS GUARARAPES	Insurance Guarantee	0.06
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	18ª VARA CÍVEL DO FORO CENTRAL DA COMARCA DO RIO DE JANEIRO/RJ	Insurance Guarantee	0.16
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	2ª VARA CÍVEL DA COMARCA DE VITÓRIA DE SANTO ANTÃO	Insurance Guarantee	0.03
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	DEPARTAMENTO NACIONAL DE PRODUÇÃO MINERAL	Insurance Guarantee	0.08
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	MUNICÍPIO DE VITÓRIOA DE SANTO ANTÃO	Insurance Guarantee	0.05
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	MUNICÍPIO DE SÃO PAULO	Insurance Guarantee	0.13
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	MUNICÍPIO DE SÃO PAULO	Insurance Guarantee	0.00
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	TRADENER LTDA	Insurance Guarantee	0.37
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	CGD EMPREENDIMENTOS S/A	Insurance Guarantee	0.36
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	ESTADO DE MINAS GERAIS	Insurance Guarantee	0.40
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	ESTADO DE MINAS GERAIS	Insurance Guarantee	1.13
Owens-Illinois do Brasil Industria e Comercio S.A.	J Malucelli	4ª VARA DO TRABALHO DE SÃO PAULO/SP	Insurance Guarantee	0.03
			TOTAL	187.46

SCHEDULE 12.8(j)

VOTING PARTICIPANTS

Voting Participant

AgChoice Farm Credit, ACA, on behalf of itself and its wholly-owned Subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA

Attn: Bill Frailey

300 Winding Creek Blvd.

Mechanicsburg, PA 17050

717-796-1080 ext. 6118

bfrailey@agchoice.com

American AgCredit PCA and American AgCredit, FLCA

Attn: Michael Balok

5560 South Broadway

Eureka, CA 95503

707-521-4122

mbalok@agloan.com

Compeer Financial, FLCA

Attn: Betty Janelle

1560 Wall Street Suite 221

Naperville, IL 60563

630-300-0600

betty.janelle@compeer.com

Farm Credit Bank of Texas

Attn: Eric Estey

4801 Plaza on the Lake Drive

Austin, TX  78746

512-483-9294

eric.estey@farmcreditbank.com

Farm Credit of New Mexico, FLCA a wholly owned subsidiary of Farm Credit of New Mexico, ACA

Attn: Jerry Briese

5651 Balloon Fiesta Parkway, NE

Albuquerque, NM  87113

505-379-4439

jerry.briese@farmcreditnm.com

AGCOUNTRY FARM CREDIT SERVICES, FLCA

Attn: Jamey Grafing

600 Highway 169 South, Suite 850

Minneapolis, MN 55426

952-428-7942

jamey.grafing@fcscfg.com

GreenStone Farm Credit Services, ACA and GreenStone Farm Credit Services, FLCA

Attn: Shane Prichard

3515 West Road

East Lansing, MI  48823

517-318-5357

shane.prichard@greenstonefcs.com